As filed with the Securities and Exchange Commission on April 6, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ST Assembly Test Services Ltd

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Republic of Singapore	3674	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5 Yishun Street 23

Singapore 768442

(65) 6824-7888

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ST Assembly Test Services, Inc.

1450 McCandless Drive

Milpitas, California 95035

(408) 941-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Coleman, Esq. Shearman & Sterling LLP 1080 Marsh Road Menlo Park, California 94025 (650) 838-3600	Lucien Wong, Esq. Tan Tze Gay, Esq. Allen & Gledhill 36 Robinson Road #18-01 City House Singapore 068877 (65) 6225-1611	Eva H. Davis, Esq. Juliette M. Harrhy, Esq. Kirkland & Ellis LLP 777 South Figueroa Street Los Angeles, California 90017 (213) 680-8400

Approximate date of commencement of proposed sale to the public:    As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein and consummation of the merger.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Ordinary Shares, par value S$0.25 per share, including Ordinary Shares represented by American Depositary Shares(1)	1,097,361,807	N/A	$1,000,869,648	$126,810

(1)	American Depositary Shares (“STATS ADSs”) of the Registrant, evidenced by American Depositary Receipts, issuable upon deposit of the Ordinary Shares, par value S$0.25 per share (the “STATS Ordinary Shares”), of the Registrant registered hereby are being registered pursuant to a separate registration statement on Form F-6. Each STATS ADS will represent ten STATS Ordinary Shares.
(2)	Based on the number of STATS Ordinary Shares underlying the maximum number of STATS ADSs that may be issued in connection with the merger described in the enclosed document, calculated as a product of (a) 126,133,541 (the sum of (i) 98,195,897 shares of Class A common stock, par value $0.01 per share (the “ChipPAC Common Stock”), of ChipPAC, Inc. outstanding on March 15, 2004, (ii) 9,331,839 shares of ChipPAC Common Stock reserved for issuance upon exercise of ChipPAC stock options outstanding as of March 15, 2004 and (iii) 18,605,805 shares of ChipPAC Common Stock reserved for issuance upon conversion of the $150 million principal amount of ChipPAC 2.5% convertible subordinated notes due June 1, 2008 outstanding as of March 15, 2004), multiplied by (b) 8.7 (ten times the exchange ratio in the merger).
(3)	Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended, and solely for purposes of calculating this registration fee, the proposed maximum aggregate offering price is equal to (i) the estimated number of shares of ChipPAC Common Stock to be exchanged in the merger (126,133,541), multiplied by (ii) $7.935, the average of the high and low per share prices of ChipPAC Common Stock as reported on the Nasdaq National Market on March 30, 2004.
(4)	Reflects the product of (a) 0.00012670 multiplied by (b) the proposed maximum aggregate offering price for STATS Ordinary Shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”) relating to (i) the solicitation of proxies in connection with the special meeting (the “ChipPAC Special Meeting”) of stockholders of ChipPAC, Inc., a Delaware corporation (“ChipPAC”), to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004 (the “Merger Agreement”), among ST Assembly Test Services Ltd, a Singapore public company limited by shares (“STATS”), Camelot Merger, Inc., a Delaware corporation and a wholly owned subsidiary of STATS (“Camelot Merger”), and ChipPAC, and the merger (the “Merger”) of Camelot Merger with and into ChipPAC, with ChipPAC continuing as the surviving corporation and a wholly owned subsidiary of STATS, and (ii) the offering and issuance of American Depositary Shares of STATS (the “STATS ADSs”), each representing ten ordinary shares, par value S$0.25 per share (the “STATS Ordinary Shares”), of STATS, in connection with the proposed Merger. The complete Proxy Statement/Prospectus in connection with the Merger follows immediately after this Explanatory Note, except that the Proxy Statement/Prospectus to be delivered to ChipPAC’s stockholders will not include the notice (the “STATS Notice”) of extraordinary general meeting of the shareholders of STATS (the “STATS EGM”) that is immediately following the letter to the shareholders of STATS and ChipPAC that is immediately following this Explanatory Note. The Shareholders Circular (the “Shareholders Circular”) to be delivered to STATS’ shareholders in connection with the STATS EGM will be identical to the Proxy Statement/Prospectus, except that the STATS Notice will replace the notice of the ChipPAC Special Meeting. At the STATS EGM, STATS shareholders will be asked to approve the issuance of STATS Ordinary Shares underlying the STATS ADSs in connection with the Merger and other matters related to the Merger.

The information in this document is not complete and may be changed. STATS may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and STATS is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED                          , 2004

PROXY STATEMENT/PROSPECTUS

To the shareholders of ST Assembly Test Services and stockholders of ChipPAC:

We are pleased to report that the boards of directors of ST Assembly Test Services Ltd and ChipPAC, Inc. each have approved a merger involving the two companies. Before STATS and ChipPAC can complete the merger, we must obtain the approval of the respective companies’ shareholders. We are sending you this document to ask you to vote in favor of the merger and the other matters related to the merger.

In the merger, a subsidiary of STATS will merge with and into ChipPAC and ChipPAC will become a wholly owned subsidiary of STATS. As a result of the merger, ChipPAC stockholders will be entitled to receive 0.87 American Depositary Shares of STATS (STATS ADSs) in exchange for each of their shares of ChipPAC Class A common stock. STATS ADSs are quoted on the Nasdaq National Market under the symbol “STTS”. Each STATS ADS represents the right to receive ten ordinary shares, par value S$0.25 per share (STATS ordinary shares), of STATS. STATS ordinary shares are listed on the Singapore Exchange Securities Trading Limited (the Singapore Exchange) under the symbol “ST Assembly”.

STATS will hold an extraordinary general meeting of its shareholders to consider and vote on certain matters related to the merger and ChipPAC will hold a special meeting of its stockholders to consider and vote on the merger and related matters. The merger is conditioned upon, among other things, the approval of STATS shareholders and ChipPAC stockholders.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the STATS or ChipPAC shareholders meeting, please take the time to vote by completing, signing, dating and returning the accompanying proxy card in the enclosed self-addressed stamped envelope. If you are a STATS shareholder, you must return the proxy card in accordance with the instructions printed thereon as soon as possible and in any event so as to arrive at STATS registered office no later than             , Singapore time on                     , 2004. If you are a ChipPAC stockholder, you must return the proxy card no later than                     , Pacific time on                     , 2004. Returning the proxy does NOT deprive you of your right to attend the shareholders meeting and to vote your shares in person.

This document provides detailed information concerning the merger, the STATS extraordinary general meeting and the ChipPAC special meeting. Additional information regarding STATS and ChipPAC has been filed with the U.S. Securities and Exchange Commission and are publicly available. We encourage you to read carefully this entire document, including all of its annexes, and we especially encourage you to read the section entitled “ Risk Factors” beginning on page 28.

We enthusiastically support the proposed merger of STATS and ChipPAC, and we join with the members of our board of directors in recommending that you vote FOR the merger and related matters.

Tan Lay Koon President and Chief Executive Officer ST Assembly Test Services Ltd	Dennis P. McKenna President and Chief Executive Officer ChipPAC, Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the STATS ADSs or STATS ordinary shares to be issued by STATS under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The Singapore Exchange assumes no responsibility for the correctness of any statements made, reports contained or opinions expressed in this document.

STATS shareholders who have sold all their STATS ordinary shares should forward this document and the attached proxy card immediately to the purchaser or to the stockbroker or agent through whom the shareholder effected the sale for onward transmission to the purchaser.

This document is dated                     , 2004 and is first being mailed

to ChipPAC stockholders and STATS shareholders on or about                     , 2004

ADDITIONAL INFORMATION

This document incorporates important business and financial information about ST Assembly Test Services Ltd (STATS) and ChipPAC, Inc. (ChipPAC) from documents filed with the U.S. Securities and Exchange Commission (the SEC) that are not included in or delivered with this document. STATS will provide copies of the information relating to STATS, without charge, upon written or oral request to:

In the United States:	In Singapore:
ST Assembly Test Services, Inc.	ST Assembly Test Services Ltd
1450 McCandless Drive	10 Ang Mo Kio Street 65
Milpitas, California 95035	#05-17/20 Techpoint
Attention: Investor Relations	Singapore 569059
Telephone Number: (408) 586-0608	Attention: Investor Relations
Telephone Number: (65) 6824-7705

ChipPAC will provide copies of the information relating to ChipPAC, without charge, upon written or oral request to:

ChipPAC, Inc.

47400 Kato Road

Fremont, California 94538

Attention: ChipPAC Investor Relations

Telephone Number: (646) 536-7007

In addition, ChipPAC stockholders who have questions about the merger may contact:

The Ruth Group

141 Fifth Avenue, 5th Floor

New York, New York 10010

Attention: David Pasquale

Telephone Number: (646) 536-7006

STATS shareholders who would like to request any document related to STATS should do so by                     , 2004 in order to receive them before the extraordinary general meeting of STATS shareholders. ChipPAC stockholders who would like to request any document related to ChipPAC should do so by                     , 2004 in order to receive them before the special meeting of ChipPAC stockholders.

For a more detailed description of the information incorporated by reference into this document and how it may be obtained, see “Documents Incorporated by Reference” on page     .

NOTICE OF EXTRAORDINARY GENERAL MEETING

ST ASSEMBLY TEST SERVICES LTD

(Incorporated in the Republic of Singapore)

NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting (the Extraordinary General Meeting) of ST Assembly Test Services Ltd (STATS or the Company) will be held at 10 Ang Mo Kio Street 65, #04-18/20 Techpoint, Singapore 569059 on                     , 2004 at         , Singapore time, for the purpose of considering and, if thought fit, passing, with or without modification, the following Resolutions, of which Resolutions 1 through 10 will be proposed as Ordinary Resolutions and Resolution 11 will be proposed as a Special Resolution:

Resolution 1: Ordinary Resolution

Issuance of Ordinary Shares

That, subject to and contingent upon the passing of Resolutions 2 through 11, the Directors of the Company be and are hereby authorised and empowered:

(a)	to allot and issue, free from all liens, charges and other encumbrances and ranking pari passu in all respects with the existing ordinary shares of par value S$0.25 each in the capital of the Company as at the date of their issue and on such other terms as may be determined by the Directors of the Company in their absolute discretion, new ordinary shares of par value S$0.25 each in the capital of the Company underlying the American Depositary Shares of the Company (the STATS ADSs) that will be issued to the holders of the shares of Class A common stock, par value $0.01 per share, of ChipPAC (the ChipPAC Shares) pursuant to the proposed merger (the Merger) with ChipPAC, Inc. (ChipPAC), on the terms and subject to the conditions set forth in the Agreement and Plan of Merger and Reorganization, dated February 10, 2004 (the Merger Agreement), among the Company, Camelot Merger, Inc. (Camelot Merger), a wholly owned U.S. subsidiary of the Company, and ChipPAC, pursuant to which Camelot Merger will be merged with and into ChipPAC and each outstanding ChipPAC Share will be converted into the right to receive 0.87 STATS ADSs; and

(b)	to complete and to do all such acts and things, and to approve, modify and execute all such documents and to approve any amendment, alteration or modification to any document, as they may consider necessary, desirable or expedient or in the interests of the Company to give effect to this Resolution and/or the Merger.

Resolution 2: Ordinary Resolution

Adoption of the New STATS ChipPAC Substitute Option Plans

That, subject to and contingent upon the passing of Resolutions 1 and 3 through 11:

(a)	the STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan and the STATS ChipPAC Ltd. Substitute Equity Incentive Plan (collectively, the STATS ChipPAC Substitute Option Plans) (a copy of each STATS ChipPAC Substitute Option Plan, signed by the Chairman of the Company for the purpose of identification, having been produced at the Extraordinary General Meeting) be and are hereby approved and adopted and shall take effect from the time the Merger becomes effective in accordance with the terms and conditions of the Merger Agreement (the Effective Time); and

(b)	the Directors of the Company be and are hereby authorised and empowered to:

(i)	establish and administer the STATS ChipPAC Substitute Option Plans in accordance with the provisions of such STATS ChipPAC Substitute Option Plans;

(ii)	modify and/or amend the STATS ChipPAC Substitute Option Plans from time to time, provided that such modification and/or amendment is effected in accordance with the provisions of the STATS ChipPAC Substitute Option Plans; and

(iii)	to do all such acts and to enter into all such transactions, arrangements and agreements as may be necessary or expedient in order to give full effect to the STATS ChipPAC Substitute Option Plans.

Resolution 3: Ordinary Resolution

Issuance of STATS Substitute Options

That, subject to and contingent upon the passing of Resolutions 1, 2 and 4 through 11, the Directors of the Company be and are hereby authorised and empowered:

(a)	to offer and grant, in connection with the Merger and in accordance with the terms of the Merger Agreement, substitute options granted pursuant to the STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan (the 1999 Substitute Options) to holders of the options granted pursuant to the ChipPAC, Inc. 1999 Stock Purchase and Option Plan;

(b)	to offer and grant, in connection with the Merger and in accordance with the terms of the Merger Agreement, substitute options granted pursuant to the STATS ChipPAC Ltd. Substitute Equity Incentive Plan (the 2000 Substitute Options and, together with the 1999 Substitute Options, the STATS Substitute Options) to holders of options granted pursuant to the ChipPAC, Inc. 2000 Equity Incentive Plan;

(c)	to allot and issue, from time to time, such number of new ordinary shares of par value S$0.25 each in the capital of the Company (either directly or in the form of STATS ADSs) as may be required to be issued pursuant to the exercise of the STATS Substitute Options; and

(d)	to complete and to do all such acts and things, and to approve, modify and execute all such documents and to approve any amendment, alteration or modification to any document, as they may consider necessary, desirable or expedient or in the interests of the Company to give effect to this Resolution.

Resolution 4: Ordinary Resolution

Supplemental Indentures with respect to the ChipPAC Convertible Subordinated Notes

That, subject to and contingent upon the passing of Resolutions 1 through 3 and 5 through 11, the Directors of the Company be and are hereby authorised and empowered:

(a)	to enter into any supplemental indenture or other agreement in connection with the assumption by the Company of certain obligations of ChipPAC pursuant to the US$150 million 2.5% Convertible Subordinated Notes due June 1, 2008 (ChipPAC 2.5% Convertible Subordinated Notes) and the US$50 million 8% Convertible Subordinated Notes due June 15, 2011 (ChipPAC 8% Convertible Subordinated Notes and, together with the ChipPAC 2.5% Convertible Subordinated Notes, the ChipPAC Convertible Subordinated Notes) as required by the respective indenture governing such ChipPAC Convertible Subordinated Notes;

(b)	to allot and issue, from time to time, such number of new ordinary shares of par value S$0.25 each in the capital of the Company underlying the STATS ADSs as may be required to be issued pursuant to the conversion of the ChipPAC Convertible Subordinated Notes into STATS ADSs following the Merger; and

(c)	to complete and to do all such acts and things, and to approve, modify and execute all such documents and to approve any amendment, alteration or modification to any document, as they may consider necessary, desirable or expedient or in the interests of the Company to give effect to this Resolution.

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Resolution 5: Ordinary Resolution

Appointment of Dr. Robert W. Conn to the Board of Directors

That, subject to and contingent upon the passing of Resolutions 1 through 4 and 6 through 11, Dr. Robert W. Conn be elected as a Director of the Company pursuant to Article 99 of the Articles of Association of the Company, with effect from the Effective Time.

Resolution 6: Ordinary Resolution

Appointment of Mr. Dennis P. McKenna to the Board of Directors

That, subject to and contingent upon the passing of Resolutions 1 through 5 and 7 through 11, Mr. Dennis P. McKenna be elected as a Director of the Company pursuant to Article 99 of the Articles of Association of the Company, with effect from the Effective Time.

Resolution 7: Ordinary Resolution

Appointment of Mr. R. Douglas Norby to the Board of Directors

That, subject to and contingent upon the passing of Resolutions 1 through 6 and 8 through 11, Mr. R. Douglas Norby be elected as a Director of the Company pursuant to Article 99 of the Articles of Association of the Company, with effect from the Effective Time.

Resolution 8: Ordinary Resolution

Appointment of Dr. Chong Sup Park to the Board of Directors

That, subject to and contingent upon the passing of Resolutions 1 through 7 and 9 through 11, Dr. Chong Sup Park be elected as a Director of the Company pursuant to Article 99 of the Articles of Association of the Company, with effect from the Effective Time.

Resolution 9: Ordinary Resolution

Amendment of the ST Assembly Test Services Ltd Share Option Plan 1999 (the STATS 1999 Option Plan)

That, subject to and contingent upon the passing of Resolutions 1 through 8, 10 and 11:

(a)	pursuant to Section 10(b) of the STATS 1999 Option Plan, approval be and is hereby given for the STATS 1999 Option Plan to be amended to increase the maximum number of ordinary shares of par value S$0.25 each in the capital of the Company that may be issued under the STATS 1999 Option Plan from 150 million ordinary shares of par value S$0.25 each to 245 million ordinary shares of par value S$0.25 each;

(b)	the Directors of the Company be and are hereby authorised and empowered to offer and grant options in accordance with the provisions of the STATS 1999 Option Plan and to allot and issue, from time to time, such number of new ordinary shares of par value S$0.25 each in the capital of the Company (either directly or in the form of STATS ADSs) as may be required to be issued pursuant to the exercise of any options offered or granted under the STATS 1999 Option Plan; and

(c)	the Directors of the Company be and are hereby authorised and empowered to complete and to do all such acts and things, and to approve, modify and execute all such documents and to approve any amendment, alteration or modification to any document, as they may consider necessary, desirable or expedient or in the interests of the Company to give effect to this Resolution.

3

Resolution 10: Ordinary Resolution

Adoption of the New STATS ChipPAC Ltd. Employee Share Purchase Plan 2004

That, subject to and contingent upon the passing of Resolutions 1 through 9 and 11:

(a)	the STATS ChipPAC Ltd. Employee Share Purchase Plan 2004 (the STATS ChipPAC ESPP) (a copy of which, signed by the Chairman of the Company for the purpose of identification, having been produced to the Extraordinary General Meeting) be and is hereby approved and adopted and shall take effect from the Effective Time; and

(b)	the Directors of the Company be and are hereby authorised and empowered to:

(i)	establish the STATS ChipPAC ESPP;

(ii)	establish a committee of Directors of the Company to administer the STATS ChipPAC ESPP in accordance with the provisions of the STATS ChipPAC ESPP;

(iii)	offer and grant in accordance with the provisions of the STATS ChipPAC ESPP rights to purchase new ordinary shares of par value S$0.25 each in the capital of the Company;

(iv)	allot and issue, from time to time, such number of new ordinary shares of par value S$0.25 each in the capital of the Company as may be required to be issued pursuant to the exercise of any rights to purchase under the STATS ChipPAC ESPP; and

(v)	modify and/or amend the STATS ChipPAC ESPP from time to time provided that such modification and/or amendment is effected in accordance with the provisions of the STATS ChipPAC ESPP and to do all such acts and to enter into all such transactions, arrangements and agreements as may be necessary or expedient in order to give full effect to the STATS ChipPAC ESPP.

Resolution 11: Special Resolution

Change of Name of the Company

That, subject to and contingent upon the passing of Resolutions 1 through 10, the name of the Company be and is hereby changed from “ST Assembly Test Services Ltd” to “STATS ChipPAC Ltd.” and that the name “STATS ChipPAC Ltd.” be substituted for “ST Assembly Test Services Ltd” wherever the latter name appears in the Memorandum of Association and Articles of Association of the Company, with effect from the Effective Time.

By Order of the Board

Chua Su Li (Mrs)

Company Secretary

Date:                     , 2004

Notes:

1.	A shareholder is a person whose name appears on the Depository Register of The Central Depository (Pte) Limited in Singapore or a person registered in the Company’s Register of Shareholders (Members).

2.	A shareholder entitled to attend and vote at the Extraordinary General Meeting is entitled to appoint a proxy to attend and vote on his behalf. A proxy need not be a shareholder of the Company. The instrument appointing a proxy must be deposited at the registered office of the Company at 5 Yishun Street 23, Singapore 768442 not less than 48 hours before the time appointed for holding the Extraordinary General Meeting or at any adjournment thereof. A proxy may be revoked at any time prior to the time it is voted.

3.	The Company is subject to the continuing listing rules of the Nasdaq National Market and applicable U.S. federal securities laws and is not subject to the continuing listing rules of the Singapore Exchange Securities Trading Limited.

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ChipPAC, Inc.

47400 Kato Road

Fremont, California 94538

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2004

To the ChipPAC stockholders:

A special meeting of stockholders of ChipPAC, Inc. will be held on                     , 2004, at                     , Pacific time, at                                         , for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004 (the merger agreement), among ST Assembly Test Services Ltd (STATS), ChipPAC, and Camelot Merger, Inc., a newly formed, wholly owned subsidiary of STATS, and to approve the proposed merger (the merger) of Camelot Merger, Inc. with and into ChipPAC, as contemplated by the merger agreement; and

2.	To transact such other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

The terms of the proposed merger and the related merger agreement are more fully described in this document. We encourage you to read this entire document carefully.

We have fixed the close of business on                     , 2004 as the record date for the determination of our stockholders entitled to vote at the meeting. Only holders of record of shares of ChipPAC Class A common stock on that date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. You may vote in person or by proxy. To grant your proxy to vote your shares, you must complete and return the enclosed proxy card or grant your proxy by telephone or Internet. Granting your completed proxy in advance of the special meeting will not prevent you from voting in person at the special meeting.

We encourage you to vote on this important matter.

By order of the board of directors of ChipPAC, Inc.

Patricia H. McCall

Senior Vice President, General Counsel

and Secretary

Fremont, California

                    , 2004

Whether or not you plan to attend the special meeting in person, you are urged to read this document carefully and then sign, date and return the enclosed proxy card in the enclosed postage-paid envelope by following the instructions on the accompanying proxy card. If you later desire to revoke your proxy for any reason, you may do so in the manner set forth in this document.

PLEASE DO NOT SEND ANY CHIPPAC STOCK CERTIFICATES AT THIS TIME

i

Annex A—	Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004, among ST Assembly Test Services Ltd, Camelot Merger, Inc. and ChipPAC, Inc.
Annex B—	Voting Agreement, dated as of February 10, 2004, among ChipPAC, Inc. and the shareholders of ST Assembly Test Services Ltd identified on the signature pages thereto
Annex C—	Voting Agreement, dated as of February 10, 2004, among ST Assembly Test Services Ltd and the stockholders of ChipPAC, Inc. identified on the signature pages thereto
Annex D—	Opinion of Morgan Stanley Dean Witter Asia (Singapore) Pte, dated as of February 10, 2004
Annex E—	Opinion of Credit Suisse First Boston LLC, dated February 9, 2004
Annex F—	STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan
Annex G—	STATS ChipPAC Ltd. Substitute Equity Incentive Plan
Annex H—	STATS ChipPAC Ltd. Share Option Plan
Annex I—	STATS ChipPAC Ltd. Employee Share Purchase Plan 2004

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this document?

A.	STATS and ChipPAC have agreed to a merger under the terms of the Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004 (the merger agreement), among STATS, ChipPAC and Camelot Merger, Inc., a wholly owned subsidiary of STATS, that is described in this document. Please see the section entitled “The Merger Agreement” beginning on page of this document. A copy of the merger agreement is attached to this document as Annex A. Under the terms of the merger agreement, Camelot Merger, Inc. will be merged with ChipPAC (the merger), with ChipPAC surviving as a wholly owned subsidiary of STATS. In order to complete the merger, STATS shareholders must approve certain matters related to the proposed merger, ChipPAC stockholders must approve and adopt the merger agreement and approve the merger and all other conditions to the merger must be satisfied or waived. STATS will hold an extraordinary general meeting of its shareholders (the STATS extraordinary general meeting) to obtain the required approval of STATS shareholders and ChipPAC will hold a special meeting of its stockholders (the ChipPAC special meeting) to obtain the required approval of ChipPAC stockholders.

This document contains important information about the merger agreement, the merger and the proposed shareholders meetings, and you should read it carefully.

Q:	What will happen in the proposed merger? (see page )

A.	In the proposed merger, Camelot Merger, Inc., a newly formed, wholly owned subsidiary of STATS, will merge with and into ChipPAC. ChipPAC will survive the merger as a wholly owned subsidiary of STATS. In addition, STATS will be renamed “STATS ChipPAC Ltd.” ChipPAC stockholders will become holders of American Depositary Shares of STATS (STATS ADSs), each of which represents the right to receive ten ordinary shares, par value S$0.25 per share (STATS ordinary shares), of STATS. STATS currently anticipates that existing STATS shareholders and ChipPAC stockholders will own approximately 54% and 46%, respectively, of the STATS ordinary shares outstanding after the merger, based on the number of STATS ordinary shares and ChipPAC Class A common stock outstanding as of February 10, 2004, and assuming that all of the convertible indebtedness of STATS and ChipPAC is converted into the underlying STATS ADSs or ChipPAC Class A common stock, as the case may be, prior to the consummation of the merger.

Q:	Why are STATS and ChipPAC proposing the merger?

A.	STATS and ChipPAC believe that the merger will be a very beneficial business combination for their customers, employees and shareholders. The merger will combine the testing excellence of STATS with the package development and manufacturing assembly excellence of ChipPAC, creating a leading independent semiconductor assembly and test solutions company with:

•	one of the broadest portfolios of assembly and test solutions in the industry;

•	a diversified global roster of major semiconductor company customers, with a balanced base of integrated device manufacturer (IDM) customers, fabless semiconductor company customers and wafer foundry customers;

•	a global manufacturing footprint spanning China, Korea, Malaysia, Singapore, Taiwan and the United States with close proximity to the major hubs of wafer fabrication; and

•	a strong balance sheet to invest in the future growth of the combined company’s customers.

To review STATS’ reasons for the merger in greater detail, see pages      through      of this document. To review ChipPAC’s reasons for the merger in greater detail, see pages      through      of this document.

Q:	What will ChipPAC stockholders receive in the merger? (see page )

A.	ChipPAC stockholders will receive 0.87 STATS ADSs in exchange for each share of ChipPAC Class A common stock that they own. The STATS ADSs to be received in the merger will be quoted on the Nasdaq National Market under the symbol “STTS”. Each STATS ADS represents the right to receive ten STATS ordinary shares. STATS ordinary shares are listed on the Singapore Exchange Securities Trading Limited (the Singapore Exchange) under the symbol “ST Assembly”. Based on the 98,195,897 shares of ChipPAC Class A common stock outstanding as of March 15, 2004, STATS expects that approximately 85,430,430 STATS ADSs (representing 854,304,304 STATS ordinary shares) will be issued to ChipPAC stockholders in connection with the merger.

Q:	What will happen to the outstanding options to acquire ChipPAC Class A common stock? (see page )

A.	When the merger is completed, stock options to acquire shares of ChipPAC Class A common stock granted to ChipPAC employees and directors under the ChipPAC stock option plans that are outstanding and not exercised immediately before the effective time of the merger will be substituted, subject to the consent of option holders in the case of options granted under the ChipPAC, Inc. 1999 Stock Purchase and Option Plan (the ChipPAC 1999 plan), with STATS options to purchase STATS ordinary shares (the STATS substitute options). The number of STATS ordinary shares subject to, and the exercise price of, STATS substitute options will be adjusted to account appropriately for the exchange ratio, subject to certain limitations. Upon exercise of a STATS substitute option, the holder of such STATS substitute option may elect to receive STATS ADSs in lieu of STATS ordinary shares. Based on the 9,331,839 shares of ChipPAC Class A common stock reserved for issuance upon exercise of ChipPAC stock options outstanding as of March 15, 2004, STATS expects that approximately 81,186,999 STATS ordinary shares will be reserved for issuance upon exercise of the STATS substitute options.

Q:	What will happen to the outstanding ChipPAC notes in the merger? (see page )

A.	As of December 31, 2003, ChipPAC had outstanding $150 million in principal amount of 2.5% convertible subordinated notes due June 1, 2008 (the ChipPAC 2.5% convertible subordinated notes), $50 million in principal amount of 8% convertible subordinated notes due June 15, 2011 (the ChipPAC 8% convertible subordinated notes and, together with the ChipPAC 2.5% convertible subordinated notes, the ChipPAC convertible subordinated notes) and had guaranteed $165 million aggregate principal amount of 12.75% senior subordinated notes due 2009 issued by a wholly owned subsidiary of ChipPAC (the ChipPAC senior subordinated notes).

The merger will constitute a “change of control” as defined in the indenture governing the ChipPAC senior subordinated notes and accordingly, the holders of the ChipPAC senior subordinated notes will have the right to require ChipPAC to repurchase such notes at a purchase price in cash equal to 101% of the principal amount plus any accrued and unpaid interest as of the date of repurchase.

The merger will not constitute a “change of control” as defined in the indenture governing the ChipPAC 2.5% convertible subordinated notes, but may constitute a “change of control” as defined in the indenture governing the ChipPAC 8% convertible subordinated notes. Accordingly, the holder of the ChipPAC 8% convertible subordinated notes may have the right to require ChipPAC to repurchase such notes. In addition, as a condition precedent to the merger, STATS and the trustee of the respective ChipPAC convertible subordinated notes will enter into a supplemental indenture to modify the conversion rights of the ChipPAC convertible subordinated notes such that the holders of ChipPAC convertible subordinated notes will be entitled to convert such notes into the number of STATS ADSs that such holders would have received in the merger if they had converted such notes into ChipPAC Class A common stock immediately prior to the merger.

Q:	What will happen to STATS securities in the merger?

A.	Nothing. Each STATS ordinary share and STATS ADS outstanding immediately prior to the merger will remain outstanding as a STATS ordinary share or STATS ADS, as the case may be, after the merger.

In addition, the STATS 1.75% convertible notes due 2007 (the STATS 1.75% convertible notes) and the STATS 4.25% convertible notes due 2008 (the STATS 4.25% convertible notes and, together with the STATS 1.75% convertible notes, the STATS convertible notes) outstanding immediately prior to the merger will remain outstanding as STATS 1.75% convertible notes or STATS 4.25% convertible notes, as the case may be, after the merger.

Q:	Are there risks involved in undertaking the merger? (see page )

A.	Yes. In evaluating the merger, STATS and ChipPAC shareholders should carefully consider the factors discussed in the section of this document entitled “Risk Factors” beginning on page .

Q:	What are the conditions to completion of the merger? (see page )

A.	The obligations of STATS and ChipPAC to complete the proposed merger are subject to the satisfaction or waiver of certain specified closing conditions, including receipt of a private letter ruling (the private letter ruling) from the U.S. Internal Revenue Service (the IRS) or an opinion from a nationally recognized law firm relating to the U.S. federal income tax treatment of the merger for ChipPAC stockholders and shareholder approvals.

Q:	What shareholder approvals are required to complete the merger? (see page )

A.	STATS and ChipPAC cannot complete the merger unless, among other things, STATS shareholders vote to approve the issuance of STATS ordinary shares in the merger and other matters related to the merger and ChipPAC stockholders vote to approve and adopt the merger agreement and approve the merger.

For STATS, the affirmative vote of a majority of the votes cast at the STATS extraordinary general meeting is required to approve the issuance of STATS ordinary shares in the merger and the other matters related to the merger, except the proposal to change the name of STATS. The affirmative vote of not less than three-fourths of the votes cast at the STATS extraordinary general meeting is required to approve the name change of STATS to

“STATS ChipPAC Ltd.”, which is a condition to the completion of the merger. See “STATS Proposals at the STATS Extraordinary General Meeting” beginning on page     .

For ChipPAC, the affirmative vote of a majority of the shares of ChipPAC Class A common stock outstanding and entitled to vote at the ChipPAC stockholders meeting is required to approve and adopt the merger agreement and to approve the merger.

Q:	When and where are the shareholders meetings? (see page )

A.	The STATS extraordinary general meeting will be held at on , 2004, starting at , Singapore time.

The ChipPAC special meeting will be held at                  on                     , 2004, starting at             , Pacific time.

Q:	What will happen at the shareholders meetings? (see page )

A.	At the STATS extraordinary general meeting, STATS will propose the following resolutions (the STATS resolutions):

Resolution 1: to approve the issuance of the new STATS ordinary shares underlying the STATS ADSs that will be issued to ChipPAC stockholders on the terms and subject to the conditions set out in the merger agreement;

Resolution 2: to approve and adopt two new STATS share option plans under which STATS substitute options will be issued in connection with the merger;

Resolution 3: to approve the offer and grant of the STATS substitute options and the issuance of the new STATS ordinary shares as may be required to be issued pursuant to the exercise of such STATS substitute options;

Resolution 4: to approve the entry into any supplemental indenture or other agreement in connection with the assumption by STATS of certain obligations under the ChipPAC convertible subordinated notes and the issuance of new STATS ordinary shares underlying the STATS ADSs as may be required to be issued pursuant to the conversion of the ChipPAC convertible subordinated notes into STATS ADSs after the merger;

Resolutions 5 through 8: to elect as directors of STATS, with effect from the effective date of the merger, the following persons: Dr. Robert W. Conn, Mr. Dennis P. McKenna, Mr. R. Douglas Norby and Dr. Chong Sup Park;

Resolution 9: to approve an amendment of the STATS Share Option Plan 1999 (the STATS 1999 option plan) to increase the maximum number of STATS ordinary shares issuable under the STATS 1999 option plan to 245 million STATS ordinary shares and the issuance of new STATS ordinary shares upon the exercise of options granted under the STATS 1999 option plan;

Resolution 10: to approve and adopt the STATS ChipPAC Ltd. Employee Share Option Plan (the STATS ChipPAC ESPP), pursuant to which employees of STATS will be offered rights to purchase STATS ordinary shares; and

Resolution 11: to change the name of STATS to “STATS ChipPAC Ltd.”

Each of the STATS resolutions will be voted on separately at the STATS extraordinary general meeting. If any of the STATS resolutions do not receive the requisite approval of the STATS shareholders, none of the STATS resolutions will be deemed approved by the STATS shareholders and the merger will not be consummated.

At the ChipPAC special meeting, ChipPAC stockholders will vote to approve and adopt the merger agreement and to approve the merger.

Q:	Are there any shareholders already committed to voting in favor of the merger, the share issuance and the other proposals related to the merger? (see page )

A.	Yes. STATS shareholders who collectively held approximately 59.2% of the outstanding STATS ordinary shares as of February 10, 2004 have entered into a voting agreement (the STATS voting agreement) requiring them to vote all of the STATS ordinary shares and STATS ADSs owned of record by such shareholders in favor of the issuance of STATS ordinary shares in the merger and certain other matters related to the merger. As a result, approval of STATS resolutions 1 through 8 at the STATS extraordinary general meeting is assured.

ChipPAC stockholders who collectively held approximately     % of the outstanding ChipPAC Class A common stock as of                     , 2004 (the ChipPAC record date) have entered into a voting agreement (the ChipPAC voting agreement) requiring them to vote all of the shares of ChipPAC Class A common stock owned of record by such stockholders in favor of the adoption and approval of the merger agreement and in favor of the approval of the merger.

Q:	When is the merger expected to be completed?

A.	STATS and ChipPAC expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the approvals of the shareholders at the shareholders meetings, are fulfilled. STATS and ChipPAC currently expect to complete the merger during the second calendar quarter of 2004.

Q:	Does the board of directors of STATS recommend voting in favor of issuing STATS ordinary shares in the merger and the other matters related to the merger? (see page )

A.	Yes. After careful consideration, the STATS board of directors recommends that STATS shareholders vote in favor of the issuance of the STATS ordinary shares in the merger and the other matters related to the merger.

Q:	Does the board of directors of ChipPAC recommend voting in favor of the merger agreement and the merger? (see page )

A.	Yes. After careful consideration, the ChipPAC board of directors recommends that ChipPAC stockholders vote in favor of adoption and approval of the merger agreement and the approval of the merger.

Q:	Do persons involved in the merger have interests that may conflict with mine? (see page )

A.	Yes. When considering the recommendations of the STATS and ChipPAC boards of directors, shareholders of STATS and ChipPAC should be aware that certain STATS and ChipPAC directors and officers have interests in the merger and the related transactions that are different from, or are in addition to, the interests of the shareholders of STATS and ChipPAC. These interests include:

•	the rights of certain employees of ChipPAC to receive payments under the ChipPAC, Inc. Employee Retention and Severance Plan (the ChipPAC employee retention plan);

•	the employment of certain ChipPAC executive officers by STATS after the merger;

•	the nomination of Dr. Conn, Mr. McKenna, Mr. Norby and Dr. Park for election to the STATS board of directors;

•	the payments and benefits that Mr. McKenna will be eligible to receive pursuant to his separation agreement; and

•	the indemnification of directors and officers of ChipPAC and STATS against certain liabilities both before and after the merger.

Q:	What do I need to do to vote? (see page )

A.	STATS shareholders should carefully read and consider the information in this document and then mail their signed proxy in the enclosed return envelope as soon as possible. Proxies from STATS shareholders must be deposited at STATS’ registered office at 5 Yishun Street 23, Singapore 768442 at least 48 hours before the time set for the STATS extraordinary general meeting. STATS shareholders should complete and mail a proxy as instructed, even if they currently plan to attend the STATS extraordinary general meeting in person, to ensure that their votes are counted.

After carefully reading and considering the information contained in this document, ChipPAC stockholders should complete and mail their signed proxy card in the enclosed return envelope or vote by Internet or by telephone, in each case as soon as possible so that their shares may be represented at the ChipPAC special meeting. ChipPAC stockholders should complete and mail a proxy as instructed, even if they currently plan to attend the ChipPAC special meeting in person, to ensure that their votes are counted.

Your vote is important regardless of the number of shares that you own.

Q:	How do I vote my STATS ordinary shares if my shares are registered through a nominee?

A.	Persons who hold their STATS ordinary shares through nominees should contact their nominees, who can provide directions on how to instruct their nominees to vote their STATS ordinary shares.

Q:	How do I vote my STATS ADSs?

A.	Holders of STATS ADSs should instruct Citibank, N.A., as the depositary for the STATS ADS facility (the STATS depositary), to exercise the voting rights for the STATS ordinary shares represented by their STATS ADSs.

Holders of STATS ADSs who hold their STATS ADSs in “street name” should contact their broker, who can provide directions on how to instruct the broker to exercise the voting rights of the STATS ordinary shares represented by the STATS ADSs. Brokers will not exercise the voting rights with respect to any STATS resolutions unless the broker receives appropriate instructions from the holder of the STATS ADSs.

Q:	How do I vote my ChipPAC Class A common stock if my shares are held in “street name” by my broker? (see page )

A.	ChipPAC stockholders should contact their broker, who can provide directions on how to instruct the broker to vote their ChipPAC Class A common stock. Brokers will not vote any ChipPAC Class A common stock on the merger proposal unless the broker receives appropriate instructions from the ChipPAC stockholder.

Q:	May I change my vote even after returning a proxy card? (see page )

A.	Yes. If you are a STATS shareholder, you may change your vote by sending in a proxy with a later date or delivering a written revocation, in each case not less than 48 hours before the time of the STATS extraordinary general meeting.

If you are a ChipPAC stockholder, you may change your vote at any time before the ChipPAC special meeting by sending to ChipPAC’s secretary a proxy with a later date. Alternatively, you may revoke your proxy by delivering to ChipPAC’s secretary a written revocation prior to the ChipPAC special meeting.

Both STATS shareholders and ChipPAC stockholders may change their vote by voting in person at their respective shareholders meeting.

Q:	What happens if a STATS shareholder does not vote?

A.	If a STATS shareholder does not submit a proxy or vote at the STATS extraordinary general meeting, such shareholder’s STATS ordinary shares will not be counted as present for purposes of determining the presence or absence of a quorum and will have no effect on the outcome of the proposal to approve the issuance of STATS ordinary shares in the merger and the other matters related to the merger.

If a STATS shareholder submits a proxy and does not indicate how such shareholder’s STATS ordinary shares should be voted, the proxy holder may vote or abstain from voting as the proxy holder sees fit.

Q:	What happens if a ChipPAC stockholder does not vote? (see page )

A.	If a ChipPAC stockholder fails to submit a proxy or vote at the ChipPAC special meeting, it will have the same effect as a vote against adoption and approval of the merger agreement and the approval of the merger.

If a ChipPAC stockholder returns a proxy and does not indicate how the ChipPAC Class A common stock is to be voted, the proxy will be counted as a vote to adopt and approve the merger agreement and to approve the merger.

Q:	Am I entitled to dissenters’ or appraisal rights in connection with the merger? (see page )

A.	No. Neither STATS shareholders nor ChipPAC stockholders are entitled to dissenters’ or appraisal rights in connection with the merger under Singapore law or Delaware law, respectively.

Q:	Should I send in my ChipPAC stock certificates now? (see page )

A.	No. After the merger is completed, STATS will send ChipPAC stockholders written instructions that will explain how to exchange ChipPAC stock certificates for the STATS ADSs to be issued in the merger.

Please do not send in any ChipPAC stock certificates until you receive these written instructions.

Q:	Where can I find more information about the companies? (see page )

A:	You can obtain more information about STATS and ChipPAC from the various sources described under “Where You Can Find More Information” on page .

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this document or the relevant proxy card, you should contact:

For STATS	For ChipPAC

In Singapore: ST Assembly Test Services Ltd 10 Ang Mo Kio Street 65 #05-17/20 Techpoint Singapore 569059 Attention: Investor Relations Telephone: (65) 6824-7705	The Ruth Group 141 Fifth Avenue, 5th Floor New York, New York 10010 Attention: David Pasquale Telephone Number: (646) 536-7006

In the United States: ST Assembly Test Services, Inc. 1450 McCandless Drive Milpitas, California 95035 Attention: Investor Relations Telephone: (408) 586-0608

SUMMARY

This summary highlights selected information from this document. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referenced in this document for a more complete understanding of the merger and the other matters being submitted to the STATS shareholders and the ChipPAC stockholders. In particular, you should read the merger agreement, the voting agreements and the exhibits thereto, which are attached as Annexes A, B and C to this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

THE COMPANIES

ST Assembly Test Services Ltd

5 Yishun Street 23

Singapore 768442

(65) 6824-7888

STATS is a leading semiconductor test and assembly service provider to fabless companies, integrated device manufacturers and wafer foundries. With its principal operations in Singapore and global operations in the United States, United Kingdom, Japan, China and Taiwan, STATS offers full back-end turnkey solutions to customers worldwide. STATS’ expertise is in testing mixed-signal semiconductors, which are extensively used in fast growing communications applications, such as data networking, broadband and mobile communications. STATS also offers advanced assembly services and has developed a wide array of traditional and advanced leadframe and laminate based products, including various ball grid array packages to serve some of the world’s technological leaders.

ChipPAC, Inc.

47400 Kato Road

Fremont California 94538

(510) 979-8000

ChipPAC is a full portfolio provider of semiconductor packaging, design, assembly, test and distribution services. ChipPAC is a leader in advanced packaging services that address the needs of semiconductors used in wireless communications, including flip-chip, chip-scale and stacked die technologies. ChipPAC combines a history of innovation and service with more than a decade of experience satisfying some of the largest customers in the industry. With advanced process technology capabilities and a global manufacturing presence spanning Korea, China and Malaysia, ChipPAC has a reputation for providing dependable, high quality packaging solutions.

Camelot Merger, Inc.

5 Yishun Street 23

Singapore 768442

(65) 6824-7888

Camelot Merger, Inc. is a wholly owned subsidiary of STATS, which was formed solely for the purpose of effecting the merger and has no assets, liabilities or historical results of operations.

THE MERGER (see page     )

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this document. Please carefully read the merger agreement in its entirety as it is the legal document that governs the merger.

General

In the merger, Camelot Merger, Inc., a newly formed, wholly owned subsidiary of STATS, will merge into ChipPAC. After the merger, ChipPAC will be a wholly owned subsidiary of STATS, and ChipPAC stockholders will become STATS shareholders. The STATS ADSs to be received in the merger will be quoted on the Nasdaq National Market under the symbol “STTS”. STATS ordinary shares are listed on the Singapore Exchange under the symbol “ST Assembly”.

Merger consideration (see page     )

ChipPAC stockholders

Each share of ChipPAC Class A common stock will automatically be converted into the right to receive 0.87 STATS ADSs and cash in place of any fractional STATS ADS. Each STATS ADS represents the right to receive ten STATS ordinary shares.

STATS shareholders

Each STATS ordinary share and STATS ADS outstanding prior to the merger will remain issued and outstanding as a STATS ordinary share or STATS ADS, as the case may be, after the merger.

ChipPAC stock options (see page     )

When the merger is completed, stock options to purchase shares of ChipPAC Class A common stock granted to ChipPAC employees and directors under the ChipPAC stock option plans that are outstanding and not exercised immediately before the effective time of the merger will be substituted, subject to the consent of the option holders, in certain cases, with STATS substitute options to purchase STATS ordinary shares. The number of STATS ordinary shares subject to STATS substitute options and the exercise price of STATS substitute options will be adjusted to account appropriately for the exchange ratio in the merger, subject to certain limitations. Upon exercise of a STATS substitute option, the holder of such STATS substitute option may elect to receive, in lieu of STATS ordinary shares, a number of STATS ADSs equal to the number of STATS ordinary shares subject to the relevant STATS substitute option divided by ten and rounded down to the nearest whole STATS ADS.

The STATS substitute options will be granted under the STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan (the STATS ChipPAC substitute share option plan) or the STATS ChipPAC Ltd. Substitute Equity Incentive Plan (the STATS ChipPAC substitute EIP and, together with the STATS ChipPAC substitute share option plan, the STATS ChipPAC substitute option plans), subject to approval by the STATS shareholders at the STATS extraordinary general meeting. For a description of the STATS ChipPAC substitute option plans, please see “STATS Proposals at the STATS Extraordinary General Meeting—Resolution 2” beginning on page     .

STATS extraordinary general meeting

The STATS extraordinary general meeting will be held at:

10 Ang Mo Kio Street 65

#04-18/20 Techpoint

Singapore 569059

                            , 2004

     a.m., Singapore time

Holders of STATS ordinary shares who are registered with The Central Depository (Pte) Limited (the CDP) or in STATS’ Register of Shareholders (Members) as of 48 hours before the time set for the STATS extraordinary general meeting will be entitled to vote at the STATS extraordinary general meeting.

ChipPAC special meeting

The ChipPAC special meeting will be held at:

47400 Kato Road

Fremont, California 94583

                        , 2004

     a.m., Pacific time

Only holders of record of ChipPAC Class A common stock as of the ChipPAC record date are entitled to notice of, and to vote at, the ChipPAC special meeting.

STATS and ChipPAC shareholder votes required

STATS and ChipPAC will only proceed with the merger if the merger and the related matters are approved at the STATS extraordinary general meeting and the ChipPAC special meeting by the requisite vote of STATS shareholders and ChipPAC stockholders, respectively, and the other conditions to the merger are satisfied or waived.

The affirmative vote of a majority of the votes cast at the STATS extraordinary general meeting is required to approve the issuance of STATS ordinary shares in the merger and the other matters related to the merger, except the proposal to change the name of STATS. The affirmative vote of not less than three-fourths of the votes cast at the STATS extraordinary general meeting is required to approve the name change of STATS to “STATS ChipPAC Ltd.”, which is a condition to the completion of the merger. The affirmative vote of a majority of the shares of ChipPAC Class A common stock outstanding and entitled to vote at the ChipPAC special meeting is required to approve and adopt the merger agreement and to approve the merger.

As of February 10, 2004, directors and executive officers of STATS and their affiliates owned, and were entitled to vote, approximately 637,677,050 STATS ordinary shares, or approximately 59.2% of the outstanding STATS ordinary shares. Certain shareholders, directors and officers of STATS and their affiliates, who as of February 10, 2004, together owned a total of approximately 59.2% of the outstanding STATS ordinary shares, have entered into the STATS voting agreement and have agreed to vote all STATS ordinary shares and STATS ADSs owned of record by such shareholders in favor of the issuance of STATS ordinary shares in the merger and certain other matters related to the merger. As a result, approval of STATS resolutions 1 through 8 at the STATS extraordinary general meeting is assured.

As of the ChipPAC record date, directors and executive officers of ChipPAC and their affiliates owned, and were entitled to vote, approximately              shares of ChipPAC Class A common stock, or approximately     % of the outstanding ChipPAC Class A common stock. Certain stockholders, directors and Mr. McKenna, the President, Chief Executive Officer and Chairman of the board of directors of ChipPAC, and their affiliates, who as of the ChipPAC record date together owned a total of approximately     % of the outstanding shares of ChipPAC Class A common stock, have entered into the ChipPAC voting agreement and have agreed to vote all shares of ChipPAC Class A common stock owned of record by such stockholders in favor of the adoption and approval of the merger agreement and the approval of the merger.

Recommendations to the shareholders (see page     )

STATS shareholders.

The STATS board of directors believes that the merger is fair to STATS shareholders and in their best interests, and it recommends that STATS shareholders vote FOR the STATS resolutions.

ChipPAC stockholders

The ChipPAC board of directors believes that the merger is fair to ChipPAC stockholders and in their best interests. The ChipPAC board of directors recommends that ChipPAC stockholders vote FOR the proposal to adopt and approve the merger agreement and to approve the merger.

Opinion of STATS’ financial advisor (see page     )

In connection with the merger, Morgan Stanley Dean Witter Asia (Singapore) Pte (Morgan Stanley), STATS’ financial advisor, delivered a written opinion to the STATS board of directors as to the fairness to STATS, from a financial point of view, of the exchange ratio under the merger agreement. The full text of Morgan Stanley’s opinion, dated as of February 10, 2004, is attached as Annex D to this document. STATS shareholders are encouraged to read this opinion carefully and in its entirety for a description of the procedures followed, the assumptions made, matters considered and the limitations on the review undertaken. Morgan Stanley’s opinion was provided to the STATS board of directors in connection with its evaluation of the fairness to STATS, from a financial point of view, of the exchange ratio under the merger agreement, and does not address any other aspect of the merger and does not constitute a recommendation to any STATS shareholder, STATS ADS holder or ChipPAC stockholder as to how any such holder should vote on any matter related to the merger.

Opinion of ChipPAC’s financial advisor (see page     )

In connection with the merger, Credit Suisse First Boston LLC, ChipPAC’s financial advisor, delivered a written opinion to the ChipPAC board of directors as to the fairness, from a financial point of view, to the holders of ChipPAC Class A common stock of the exchange ratio. The full text of Credit Suisse First Boston’s written opinion, dated February 9, 2004, is attached to this document as Annex E. ChipPAC stockholders are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston’s opinion was provided to the ChipPAC board of directors in connection with its evaluation of the exchange ratio, does not address any other aspect of the proposed merger and does not constitute a recommendation to any ChipPAC stockholder, STATS shareholder or STATS ADS holder as to any matters relating to the merger.

Non-solicitation (see page     )

STATS and ChipPAC have agreed that they will not solicit or encourage the initiation of any inquiries regarding any acquisition proposals by third parties. STATS and ChipPAC may respond to unsolicited competing transaction proposals if required to comply with their respective board of directors’ fiduciary duties. STATS and ChipPAC must promptly notify the other party if it receives any acquisition proposal.

STATS board composition following the merger (see page     )

At the effective time of the merger, four members of the STATS board of directors, who have not yet been identified, will resign and, subject to their election at the STATS extraordinary general meeting, four persons who have been designated by ChipPAC will serve as directors of STATS. ChipPAC has designated Dr. Conn, Mr. McKenna, Mr. Norby and Dr. Park to be nominated for election to the STATS board of directors. In addition, one of Dr. Conn, Mr. Norby and Dr. Park will be appointed to the audit committee of the STATS board of directors (the STATS audit committee). If Mr. McKenna is elected to the STATS board of directors, he will be appointed as Vice Chairman of the STATS board of directors and serve in that capacity and as a director until December 31, 2004.

Conditions to completion of the merger (see page     )

Each of STATS’ and ChipPAC’s obligation to consummate the merger is subject to the satisfaction or waiver of a number of conditions, including:

•	approval of the issuance of STATS ordinary shares in the merger and certain other matters related to the merger by STATS shareholders and approval and adoption of the merger agreement and approval of the merger by ChipPAC stockholders;

•	effectiveness of the registration statements filed with the SEC in connection with the merger;

•	authorization for quotation on the Nasdaq National Market of the STATS ADSs to be issued in the merger and the listing on the Singapore Exchange of the STATS ordinary shares underlying such STATS ADSs;

•	expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the Hart-Scott-Rodino Act);

•	the absence of any law, rule, regulation, judgment, decree, award or order which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

•	receipt by each of STATS and ChipPAC of (i) an opinion from its legal counsel that (determined without the application of Section 367 of the U.S. Internal Revenue Code of 1986, as amended (the Internal Revenue Code)) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of STATS, ChipPAC and Camelot Merger, Inc. will be a party to the reorganization, and (ii) either the private letter ruling that STATS and ChipPAC have requested from the IRS or an opinion from a nationally recognized law firm to the effect that the exchange of ChipPAC Class A common stock for STATS ADSs in the merger will not result in the recognition of gain under Section 367 of the Internal Revenue Code, which private letter ruling or opinion shall not have been withdrawn or modified in any material respect at the time of the merger;

•	receipt by the other company of specified consents, approvals and authorizations;

•	the other company’s representations and warranties in the merger agreement being true and correct to the extent set forth in the merger agreement;

•	the other company having complied with its respective covenants and agreements in the merger agreement to the extent set forth in the merger agreement; and

•	the absence of a material adverse effect on the other company.

In addition, STATS’ obligation to complete the merger is subject to the satisfaction or waiver of the condition that there not be any continuing default or event of default under the ChipPAC convertible subordinated notes or the ChipPAC senior subordinated notes.

As noted above, a condition to closing the merger is receipt by STATS and ChipPAC of the private letter ruling from the IRS or an opinion from a nationally recognized law firm that the exchange of ChipPAC Class A common stock for STATS ADSs in the merger will not result in the recognition of gain under Section 367 of the Internal Revenue Code. STATS and ChipPAC may, to the extent permitted by law, agree to waive this condition and, assuming the other conditions to closing are satisfied or waived, consummate the merger without any additional approval of their respective shareholders. Accordingly, if you are a ChipPAC stockholder, you should vote to approve and adopt the merger agreement and approve the merger only if you are in favor of the merger even if you would recognize gain in the exchange of ChipPAC Class A common stock for STATS ADSs for U.S. federal income tax purposes.

Termination of the merger agreement (see page     )

STATS and ChipPAC may jointly agree at any time to terminate the merger agreement without completing the merger, even if STATS shareholders have approved the issuance of STATS ordinary shares in the merger and the other matters related to the merger and ChipPAC stockholders have approved and adopted the merger agreement and approved the merger. In addition, either of STATS or ChipPAC may, without the consent of the other party, terminate the merger agreement in various circumstances, including the following:

•	if the merger has not been completed by September 30, 2004, subject to extension under certain circumstances relating to the receipt of the private letter ruling from the IRS;

•	if STATS shareholders do not approve the issuance of the STATS ordinary shares in the merger and certain other matters related to the merger or if ChipPAC stockholders do not approve and adopt the merger agreement and approve the merger;

•	if any governmental authority in the U.S. or Singapore has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling that has the effect of making the merger illegal or otherwise prohibiting completion of the merger and the order is final and nonappealable;

•	if the other party breaches the merger agreement such that the conditions to consummating the merger would not be satisfied, and, if permitted by the merger agreement, the breaching party does not promptly correct the breach;

•	if, prior to the approval by the other party’s shareholders of certain matters related to the merger, the other party’s board of directors withdraws or adversely modifies its recommendation that such party’s shareholders approve the proposals related to the merger agreement and the merger;

•	if the other party’s board of directors approves or recommends any other acquisition proposal or enters into any letter of intent or similar document, or any agreement, contract or commitment accepting any other acquisition proposal;

•	if either party fails to include in this document the recommendation of the board of directors of such party in favor of the proposals related to the merger agreement and the merger; or

•	if a tender offer or exchange offer is commenced for 20% or more of the outstanding STATS ordinary shares or ChipPAC Class A common stock, and such party’s board of directors fails to recommend against such tender offer or exchange offer.

Termination fees (see page     )

ChipPAC and STATS have agreed to pay a termination fee to the other party of $40 million if the merger agreement is terminated under certain circumstances.

No appraisal rights (see page     )

Neither STATS shareholders nor ChipPAC stockholders are entitled to appraisal or dissenters’ rights in connection with the merger under Singapore law or Delaware law, respectively.

Regulatory approvals (see page     )

Under the Hart-Scott-Rodino Act, the merger may not be consummated unless certain filings have been submitted to the U.S. Federal Trade Commission (the FTC) and the Antitrust Division of the U.S. Department of Justice (the Antitrust Division) and a required waiting period has expired or been terminated. STATS and ChipPAC filed the required materials on March 9, 2004. The FTC granted early termination of the waiting period effective March 19, 2004.

In addition, under the Korean Monopoly Regulation and Fair Trade Act, as amended, STATS will file a share acquisition notification with the Korean Fair Trade Commission (the Korean FTC) within 30 days after the consummation of the merger.

The FTC and the Antitrust Division have the authority to challenge the merger on antitrust grounds before or after the merger is completed. In addition, certain private parties, state attorneys general or other antitrust authorities may challenge the transactions under antitrust laws under certain circumstances. STATS and ChipPAC believe that they will obtain the necessary antitrust clearances. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

Material U.S. federal income tax consequences (see page     )

The merger has been structured to qualify as a reorganization, generally tax-free to ChipPAC, STATS and their respective shareholders for U.S. federal income tax purposes. Because the exchange of ChipPAC Class A common stock for STATS ADSs will represent an exchange of stock of a U.S. corporation for the stock of a non-U.S. corporation, Section 367 of the Internal Revenue Code and the Treasury regulations thereunder prescribe certain requirements that must be met in order for ChipPAC stockholders to avoid gain recognition as a result of the exchange. STATS and ChipPAC have submitted a ruling request to the IRS for the private letter ruling to the effect that, based on certain representations and assumptions, the exchange of ChipPAC Class A common stock for STATS ADSs in the merger will not result in the recognition of gain under Section 367 of the Internal Revenue Code.

STATS and ChipPAC will not be required to complete the merger unless (i) they have received legal opinions from their respective legal counsel that (determined without the application of Section 367 of the Internal Revenue Code) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that STATS, ChipPAC and Camelot Merger, Inc. will be a party to the reorganization and (ii) either the IRS has issued the private letter ruling or STATS and ChipPAC have each received an opinion from a nationally recognized law firm to the effect that the exchange of ChipPAC Class A common stock for STATS ADSs in the merger will not result in the recognition of gain under Section 367 of the Internal Revenue Code. The private letter ruling and the tax opinions must not have been withdrawn or modified in any material respect prior to the merger, and will be subject to certain assumptions, representations and qualifications and will be based on the truth and accuracy of certain assumptions and covenants made by STATS and ChipPAC in certificates delivered or to be delivered to the IRS and counsel by the respective managements of STATS and ChipPAC.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and the exchange of ChipPAC Class A common stock for STATS ADSs in the merger will not result in the recognition of gain under Section 367 of the Internal Revenue Code, a U.S. Holder (as defined below) of ChipPAC Class A common stock will not recognize any gain or loss as a result of the receipt of STATS ADSs in exchange for ChipPAC Class A common stock pursuant to the merger. A U.S. Holder will, however, recognize gain or loss in connection with any cash received by such U.S. Holder in lieu of a fractional STATS ADS.

If STATS and ChipPAC do not receive the private letter ruling or the opinions, they may agree, to the extent permitted by law, to waive the closing condition and complete the merger. In such case, if the merger nonetheless qualifies as a reorganization (determined without the application of Section 367 of the Internal Revenue Code) U.S. Holders of ChipPAC Class A common stock will recognize gain (but not loss) on the exchange of ChipPAC Class A common stock for STATS ADSs in the merger.

This U.S. federal income tax treatment may not apply to certain ChipPAC stockholders. ChipPAC stockholders are strongly urged to consult their own tax advisors for a full understanding of the merger’s tax consequences.

VOTING AGREEMENTS (see page     )

STATS voting agreement (see page     )

Certain STATS shareholders, executive officers and directors have entered into the STATS voting agreement with ChipPAC in which each has agreed, among other things, to vote all STATS ordinary shares and STATS ADSs owned of record by such shareholder in favor of the approval of the issuance of STATS ordinary shares in the merger and certain other matters related to the merger and against any action that would delay or prevent the merger. These persons have the right, as of February 10, 2004, to vote a total of 637,541,050 STATS ordinary shares, or approximately 59.2% of the outstanding STATS ordinary shares. As a result, approval of STATS resolutions 1 through 8 at the STATS extraordinary general meeting is assured.

ChipPAC voting agreement (see page     )

Certain ChipPAC stockholders and directors, and Mr. McKenna, the President, Chief Executive Officer and Chairman of the board of directors of ChipPAC, have entered into the ChipPAC voting agreement with STATS in which each has agreed, among other things, to vote all shares of ChipPAC Class A common stock owned of record by such stockholder in favor of the adoption and approval of the merger agreement and the approval of the merger and against any action that would delay or prevent the merger. These persons have the right, as of the ChipPAC record date, to vote a total of              shares of ChipPAC Class A common stock, or approximately     % of the outstanding ChipPAC Class A common stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND THE RELATED TRANSACTIONS (see page     )

STATS

When considering the recommendations of the STATS board of directors regarding the issuance of the STATS ordinary shares in the merger and the other matters related to the merger, STATS shareholders should be aware of the interests that certain of STATS’ executive officers and directors have in the merger and the related transactions that are different from the interests of STATS shareholders generally, including the employment agreements with STATS that each of the executive officers of STATS has with STATS.

The STATS board of directors was aware of these interests in approving the merger agreement and the merger.

ChipPAC

When considering the recommendations of the ChipPAC board of directors regarding the merger agreement and the merger, ChipPAC stockholders should be aware of the interests that certain of ChipPAC’s executive officers and directors have in the merger that are different from the interests of ChipPAC stockholders generally. These interests include, among other things:

•	executive officers and directors of ChipPAC will receive STATS substitute options exercisable to acquire an aggregate of approximately 23.4 million STATS ordinary shares based on the ChipPAC stock options held by such executive officers and directors as of March 15, 2004;

•	if the merger is completed, Mr. McKenna, the President and Chief Executive Officer of ChipPAC and Chairman of the board of directors of ChipPAC, will be eligible to receive a one-time payment equal to three times his base salary and target annual bonus, the vesting of his stock options will accelerate in full and all of his stock options will remain fully exercisable for a period of one year following the completion of the merger;

•	if Mr. Robert Krakauer’s employment with ChipPAC is terminated without cause, he will be entitled to receive a severance payment equal to eight months of his base salary and a prorated bonus;

•	if the merger is consummated, Ms. Patricia McCall will be entitled to accelerated vesting on an option to acquire 30,000 shares of ChipPAC Class A common stock and if she is subject to an involuntary or constructive termination within six months of the consummation of the merger, Ms. McCall will be eligible to receive a severance payment equal to eight months of her base salary and a prorated bonus;

•	ChipPAC currently is negotiating retention agreements with Mr. Krakauer and Ms. McCall under the ChipPAC employee retention plan, which, if entered into, will supersede such executive officer’s existing employment agreement;

•	at the consummation of the merger, assuming receipt of the requisite STATS shareholder approval, Dr. Conn, Mr. McKenna, Mr. Norby and Dr. Park will become members of the STATS board of directors; and

•	the merger agreement provides for continued director and officer indemnification and insurance.

The ChipPAC board of directors was aware of these interests in approving the merger agreement and the merger.

SUMMARY HISTORICAL FINANCIAL DATA OF STATS

The following summary consolidated financial data should be read in conjunction with STATS’ consolidated financial statements and related notes thereto audited by KPMG, independent accountants, included in STATS’ annual reports and other financial information included in STATS’ filings with the SEC. See “Where You Can Find More Information” on page     .

The consolidated statement of operations data for each of the years ended December 31, 2001, 2002 and 2003 and the consolidated balance sheet data at December 31, 2002 and 2003, which have been prepared in accordance with U.S. generally accepted accounting principles, are derived from STATS’ consolidated financial statements and related notes thereto incorporated by reference in this document. The consolidated statement of operations data for the years ended December 31, 1999 and 2000 and the consolidated balance sheet data as at December 31, 1999, 2000 and 2001, which have been prepared in accordance with U.S. generally accepted accounting principles, are derived from STATS’ audited consolidated financial statements and related notes thereto not incorporated by reference in this document. Except as otherwise noted in this document, all references to “$” shall mean U.S. dollars.

	Year ended December 31,
	1999	2000	2001	2002	2003
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenues	$201,098	$331,271	$145,866	$225,738	$380,691
Cost of revenues	(132,889)	(231,944)	(217,789)	(247,943)	(328,014)

Gross profit (loss)	68,209	99,327	(71,923)	(22,205)	52,677

Operating expenses:
Selling, general and administrative	28,437	40,798	36,041	36,633	36,378
Research and development	7,283	14,636	15,160	18,856	15,295
Asset impairments(1)	—	—	23,735	14,666	—
Prepaid leases written off(2)	—	—	3,145	764	—
Stock-based compensation	25,327	448	1,024	60	97
Other general expenses (income), net	37	(22)	101	548	374

Total operating expenses	61,084	55,860	79,206	71,527	52,144

Operating income (loss)	7,125	43,467	(151,129)	(93,732)	533
Other income (expense):
Interest income (expense), net	(5,534)	8,214	5,222	(5,143)	(9,209)
Foreign currency exchange gain (loss)	1,385	2,018	775	(512)	1,634
Other non-operating income, net	2,379	3,525	1,990	3,419	7,570

Total other income (expense), net	(1,770)	13,757	7,987	(2,236)	(5)

Income (loss) before income taxes	5,355	57,224	(143,142)	(95,968)	528
Income tax benefit (expense)	(500)	(2,865)	8,810	7,163	(705)

Net income (loss) before minority interest	4,855	54,359	(134,332)	(88,805)	(177)
Minority interest	—	—	313	(514)	(1,539)

Net income (loss)	$4,855	$54,359	$(134,019)	$(89,319)	$(1,716)

Other comprehensive income:
Unrealized gain (loss) on available-for-sale marketable securities	—	—	(303)	1,012	3,687
Realized gain on available-for-sale marketable securities included in net loss	—	—	—	(125)	(5,040)
Foreign currency translation adjustment	—	—	93	(212)	698

Comprehensive income (loss)	$4,855	$54,359	$(134,229)	$(88,644)	$(2,371)

	Year ended December 31,
	1999	2000	2001	2002	2003
	(in thousands, except per share data)

Net income (loss) per ordinary share:
Basic	$0.01	$0.06	$(0.14)	$(0.09)	$(0.00)
Diluted	$0.01	$0.06	$(0.14)	$(0.09)	$(0.00)
Net income (loss) per ADS:
Basic	$0.06	$0.56	$(1.36)	$(0.90)	$(0.02)
Diluted	$0.06	$0.56	$(1.36)	$(0.90)	$(0.02)
Ordinary shares (in thousands) used in per ordinary share calculation:
Basic	770,259	962,828	989,083	991,549	1,005,374
Diluted	786,725	970,631	989,083	991,549	1,005,374
ADSs (in thousands) used in per ADS calculation:
Basic	77,026	96,283	98,908	99,155	100,537
Diluted	78,672	97,063	98,908	99,155	100,537

Consolidated Balance Sheet Data:
Cash and cash equivalents	$16,568	$141,733	$115,214	$167,661	$313,163
Working capital (deficit)	(74,030)	188,521	109,447	165,851	328,583
Total assets	351,965	711,758	576,578	721,968	993,852
Current installments of obligations under capital leases	—	—	2,564	6,558	5,296
Short-term debt and current installments of long-term debt	67,420	14,799	14,045	21,588	6,841
Obligation under capital leases, excluding current installments	—	—	7,689	5,520	812
Long-term debt, excluding current installments	46,360	29,599	14,045	218,370	358,789
Shareholders’ equity	141,184	585,197	452,795	366,512	475,956
Share capital	$129,827	$159,461	$159,961	$160,295	$172,434
Ordinary shares outstanding	785,428	986,172	989,683	992,115	1,076,620

(1)	The impairment charges were recognized in 2001 in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” and in 2002 in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
(2)	STATS recorded impairment charges of $3,145,000 in 2001 and $764,000 in 2002 to write off prepaid leases for testers for which STATS had no expectation of future use.

SUMMARY HISTORICAL FINANCIAL DATA OF CHIPPAC

The following summary consolidated financial data should be read in conjunction with ChipPAC’s consolidated financial statements and related notes thereto included in ChipPAC’s annual reports and other financial information included in ChipPAC’s filings with the SEC. See “Where You Can Find More Information” on page     .

The consolidated statement of operations data for each of the years ended December 31, 2001, 2002 and 2003 and the consolidated balance sheet data at December 31, 2002 and 2003, which have been prepared in accordance with U.S. generally accepted accounting principles, are derived from ChipPAC’s consolidated financial statements and related notes thereto incorporated by reference in this document. The consolidated statement of operations data for the years ended December 31, 1999 and 2000 and the consolidated balance sheet data as at December 31, 1999, 2000 and 2001, which have been prepared in accordance with U.S. generally accepted accounting principles, are derived from ChipPAC’s consolidated financial statements and related notes thereto not incorporated by reference in this document.

	Year ended and at December 31,
	1999	2000	2001	2002	2003
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$375,530	$494,411	$328,701	$363,666	$429,189
Gross profit	58,042	109,144	31,113	55,601	63,890
Operating income (loss)	12,619	62,330	(55,229)	7,993	369
Net income (loss)	(7,308)	12,056	(93,736)	(28,855)	(28,781)
Net income (loss) available to common stockholders	$(11,528)	$2,869	$(93,736)	$(28,855)	$(28,781)
Net income (loss) per share available to common stockholders:
Basic	$(0.30)	$0.05	$(1.36)	$(0.33)	$(0.30)
Diluted	$(0.30)	$0.05	$(1.36)	$(0.33)	$(0.30)

Shares use in per share calculation:
Basic	38,935	57,067	68,878	87,430	95,554
Diluted	38,935	58,253	68,878	87,430	95,554

Consolidated Balance Sheet Data at period end:
Cash and short-term investments	$32,117	$18,850	$41,872	$44,173	$59,708
Accounts receivable, less allowance for doubtful accounts	30,003	45,904	32,034	38,793	56,728
Working capital	10,224	(16,296)	(17,981)	34,395	52,932
Total assets	343,429	469,245	430,715	470,204	579,331
Total long-term debt, including current portion	300,000	290,200	333,627	267,887	365,000
Mandatory redeemable preferred stock	82,970	—	—	—	—
Total stockholders’ equity (deficit)	$(122,886)	$65,697	$(23,226)	$115,544	$95,043

SUMMARY UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined consolidated financial information gives effect to the proposed merger between STATS and ChipPAC using the purchase method of accounting for the business combination. This data should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements and related notes thereto, which can be found beginning on page     .

The unaudited pro forma condensed combined consolidated financial statements have been presented assuming an exchange ratio of 0.87 STATS ADSs in exchange for each share of ChipPAC Class A common stock pursuant to the merger agreement.

There can be no assurance that STATS and ChipPAC will not incur charges in excess of those included in the pro forma total consideration related to the merger or that STATS management will be successful in its effort to integrate the operations of STATS and ChipPAC.

The unaudited pro forma condensed combined consolidated statement of operations information gives effect to the proposed merger as if it had been consummated on January 1, 2003 and combines the historical consolidated statement of operations of STATS for the year ended December 31, 2003 with the historical consolidated statement of operations of ChipPAC for the year ended December 31, 2003, after giving effect to adjustments arising from applying the purchase method of accounting.

The unaudited pro forma condensed combined consolidated balance sheet information gives effect to the proposed merger as if it had been consummated on December 31, 2003. The unaudited pro forma condensed combined consolidated balance sheet combines the historical consolidated balance sheet of STATS as of December 31, 2003 with the historical consolidated balance sheet of ChipPAC as of December 31, 2003, after giving effect to adjustments arising from applying the purchase method of accounting.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the proposed merger had been consummated on January 1, 2003 or December 31, 2003, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma condensed combined consolidated financial statements are based on STATS management’s preliminary estimates of, and good faith assumptions regarding, the adjustments arising from the proposed merger at the time of the filing of this document. The pro forma adjustments are based upon the limited information currently made available to STATS by ChipPAC for purposes of conducting a valuation of ChipPAC’s assets and liabilities. Not all information required to complete such valuation is currently available to STATS, due to, among other things, regulatory restrictions and other considerations regarding the sharing of certain information between possible competitors prior to the consummation of the merger, and as additional information becomes available to STATS, the actual allocation of the merger consideration to the ChipPAC assets acquired and liabilities assumed upon the consummation of the merger could differ materially from current estimates. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. The pro forma information should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements and accompanying notes thereto included in this document and with STATS’ and ChipPAC’s historical consolidated financial statements and related notes thereto incorporated by reference into this document.

The assumptions used in the following pro forma statements were determined as of March 26, 2004.

Fiscal Year ended December 31, 2003
(in thousands, except per share data)
Pro Forma Condensed Combined Consolidated Statement of Operations Data(1):
Net revenues	$809,880
Operating loss	(22,393)
Loss before income taxes	(44,853)
Income tax expense	(3,751)
Net loss	$(50,143)
Net loss per ordinary share:
Basic and diluted	$(0.03)
Net loss per ADS:
Basic and diluted	$(0.27)
Ordinary shares (in thousands) used in per ordinary share calculation:
Basic and diluted	1,851,336
ADSs (in thousands) used in per ADS calculation:
Basic and diluted	185,134
Pro Forma Condensed Combined Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$384,015
Working capital	369,124
Total assets	2,634,944
Shareholders’ equity	$1,597,370

(1)	See “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” beginning on page .

COMPARATIVE PER SHARE DATA

The following table presents certain comparative historical per share data regarding the net earnings (losses) and book values of each of STATS and ChipPAC and unaudited combined pro forma per share data after giving effect to the merger as a purchase of ChipPAC by STATS assuming the merger had been consummated at the beginning of the period presented below. The following data assumes 0.87 STATS ADSs will be issued in exchange for each share of ChipPAC Class A common stock in connection with the merger and the substitution of ChipPAC options based upon the same exchange ratio. This data has been derived from and should be read in conjunction with the summary historical financial data, summary unaudited pro forma condensed combined consolidated financial information and the separate audited financial statements and related notes thereto of STATS and ChipPAC, included or incorporated by reference into this document. The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of STATS that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of STATS. Neither STATS nor ChipPAC paid any dividends in the twelve months ended December 31, 2003.

	STATS Ordinary Shares	STATS ADSs	ChipPAC Class A Common Stock	Pro Forma Combined(3)	Pro Forma ChipPAC Class A Common Stock Equivalent(4)
	(in thousands, except per share data)
Twelve Months Ended December 31, 2003(1):
Basic and diluted loss from continuing operations	$(0.00)	$(0.02)	$(0.30)	$(0.27)	$(0.23)
Book value(2)	0.44	4.42	0.98	0.83	0.72

(1)	Information is presented for STATS’ fiscal year ended December 31, 2003 and ChipPAC’s fiscal year ended December 31, 2003.
(2)	Computed by dividing total shareholder’s equity by the number of STATS ordinary shares, STATS ADSs or shares of ChipPAC Class A common stock, as the case may be, outstanding at the end of the periods on a historical and pro forma combined basis, as applicable.
(3)	Basic and diluted pro forma combined loss per STATS ordinary share is calculated based on the conversion of 95,554,000 shares of ChipPAC Class A common stock outstanding on a weighted average basis during the twelve-month period ended December 31, 2003 into STATS ADSs. Diluted pro forma loss per share was the same as basic pro forma combined loss per STATS ordinary share due to the anti-dilutive effect of common stock equivalents. As of December 31, 2003, the number of potentially dilutive securities that are not considered due to the anti-dilutive effect are:

	STATS Ordinary Shares	ChipPAC Class A Common Stock
Convertible debt	172.5 million	23.6 million
Stock options	61.0 million	7.4 million
(4)	Computed by multiplying pro forma combined information by the exchange ratio of 0.87.

COMPARATIVE PER SHARE MARKET PRICE DATA

STATS ordinary shares are listed on the Singapore Exchange under the symbol “ST Assembly” and the STATS ADSs are quoted on the Nasdaq National Market under the symbol “STTS”. Shares of ChipPAC Class A common stock are quoted on the Nasdaq National Market under the symbol “CHPC”. The following table sets forth, for the calendar quarters indicated, based on published financial sources, the high and low closing prices per STATS ordinary share as reported by the Singapore Exchange and the high and low closing prices of STATS ADSs and ChipPAC Class A common stock as reported on the Nasdaq National Market. Neither STATS nor ChipPAC has paid any cash dividends on the STATS ordinary shares, STATS ADSs or ChipPAC Class A common stock, as the case may be, to date.

	STATS Ordinary Shares				STATS ADS		ChipPAC Class A Common Stock
	High		Low		High	Low	High	Low
2002
Quarter ended March 31	S$	3.08	S$	2.24	$16.90	$11.95	$9.82	$5.41
Quarter ended June 30	S$	3.12	S$	2.16	$17.09	$11.71	$11.51	$4.70
Quarter ended September 30	S$	2.51	S$	0.90	$13.86	$5.09	$6.40	$1.91
Quarter ended December 31	S$	1.57	S$	0.88	$9.09	$4.91	$5.00	$1.07

2003
Quarter ended March 31	S$	1.41	S$	1.10	$7.97	$6.20	$3.60	$2.32
Quarter ended June 30	S$	1.82	S$	1.19	$10.25	$6.80	$7.61	$3.49
Quarter ended September 30	S$	2.54	S$	1.72	$14.69	$9.65	$9.25	$5.06
Quarter ended December 31	S$	2.65	S$	1.96	$15.70	$11.41	$8.44	$6.06

2004
Quarter ending March 31 (through March 26, 2004)	S$	2.42	S$	1.67	$14.38	$9.63	$9.18	$6.90

Recent closing prices

The following table shows the high and low prices per STATS ordinary share as reported on the Singapore Exchange and the high and low prices per STATS ADS and per share of ChipPAC Class A common stock, each as reported on the Nasdaq National Market on (i) February 9, 2004, the last full trading day preceding public announcement that ChipPAC and STATS had entered into the merger agreement and (ii) March 26, 2004, the last full trading day for which high and low prices were available at the time of the printing of this document.

The table also includes the equivalent high and low price per share of ChipPAC Class A common stock on those dates. This equivalent high and low price per share reflects the fluctuating value of the STATS ADSs that ChipPAC stockholders would receive in exchange for each share of ChipPAC Class A common stock if the merger was completed on either of these dates, applying the exchange ratio of 0.87 STATS ADSs for each share of ChipPAC Class A common stock.

	STATS Ordinary Shares				STATS ADSs		ChipPAC Class A Common Stock		Equivalent Price per Share
	High		Low		High	Low	High	Low	High	Low
February 9, 2004	S$	2.31	S$	2.25	$13.34	$13.34	$8.05	$7.56	$11.61	$11.61
March 26, 2004	S$	1.80	S$	1.74	$10.09	$9.92	$7.85	$7.70	$8.78	$8.63

The above table shows only historical comparisons. These comparisons may not provide meaningful information to STATS shareholders in determining whether to approve the issuance of STATS ordinary shares in connection with the merger or the other matters related to the merger or to ChipPAC stockholders in determining whether to approve and adopt the merger agreement and approve the merger. STATS and ChipPAC shareholders are urged to obtain current market quotations for STATS ordinary shares, STATS ADSs and ChipPAC Class A common stock and to review carefully the other information contained in this document or incorporated by reference into this document in considering whether to approve the proposals contained in this document. See “Where You Can Find More Information” on page     .

ENFORCEMENT OF CIVIL LIABILITIES UNDER

UNITED STATES FEDERAL SECURITIES LAWS

STATS is a public limited company organized under the laws of the Republic of Singapore. Several of STATS’ directors and officers and experts named in this document are nonresidents of the United States, and a significant portion of the assets of STATS and these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or to enforce, in courts outside the United States, judgments against such persons obtained in United States courts or predicated upon the civil liability provisions of the laws of the United States, including the federal securities laws. Furthermore, since a substantial portion of the assets of STATS are located outside the United States, any judgment obtained in the United States against STATS may not be collectible within the United States. STATS has been advised that judgments of U.S. courts based on the civil liability provisions of the federal securities laws of the United States are not enforceable in Singapore courts. STATS has also been advised that there is doubt as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the U.S. securities laws.

FORWARD-LOOKING STATEMENTS

You should not rely on any forward-looking statements in this document. This document and the documents incorporated by reference into this document contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the financial conditions, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management, the outcome of litigation, the impact of regulatory initiatives, markets for STATS’ and ChipPAC’s securities and other matters relating to STATS and ChipPAC. Words such as “anticipates”, “believes”, “plans”, “expects”, “future”, “intends”, “may”, “will”, “should”, “estimates”, “predicts”, “potential”, “continue” and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements, wherever they occur in this document, are estimates reflecting the best judgment of the senior management of STATS and ChipPAC, respectively. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•	combining the businesses of STATS and ChipPAC may cost more or be more difficult than expected;

•	the completion of the proposed merger may be materially delayed or prohibited;

•	general economic conditions may be less favorable than currently anticipated resulting in, among other things, lower than expected revenues;

•	conditions in the securities markets may be less favorable than currently anticipated;

•	expected cost savings and revenue enhancements from the merger may not be fully realized or realized within the expected time frame;

•	retaining key personnel may be more difficult than expected;

•	contingencies may arise which were not expected or the significance of which were underestimated or overestimated;

•	the revenues of the combined company after the merger may be lower than expected;

•	the possible loss of more business or customers after the merger than expected, or the operating costs of the combined company may be higher than expected;

•	the amount (both in absolute dollars and as a percentage of net sales) of expenditures for research and development, selling, general and administrative and capital acquisitions and improvements may be materially greater or less than those expected;

•	development costs, anticipated completion, introduction and projected revenues from new and developing products and technologies may be materially different than anticipated;

•	changes in technology that may increase the number of competitors the combined company will face or require significant capital expenditures to provide competitive products and services;

•	the effects of vigorous competition in the markets in which the combined company will operate;

•	adverse changes may occur in the securities markets;

•	IDM customers may shift some or all of their outsourced test and assembly services, which STATS and ChipPAC have been dependent on, to internally sourced capacity;

•	the combined company’s operations and expansion plans are highly dependent on its ability to obtain a significant amount of capital equipment from a limited number of suppliers in a timely manner;

•	the combined company may be affected by significant fluctuations in foreign currency exchange rates; and

•	other factors described under “Risk Factors” beginning on page .

STATS and ChipPAC shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.

This document also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, achievements and prospects of STATS, ChipPAC, the combined company and/or the industries in which STATS, ChipPAC and/or the combined company operate or will operate to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, those identified under “Risk Factors”, beginning on page     , and elsewhere in this document.

These forward-looking statements apply only as of the date of this document. None of STATS, ChipPAC or the combined company undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this document might not occur.

ABOUT THIS DOCUMENT

This document constitutes (i) the proxy statement/prospectus relating to the solicitation of proxies in connection with the ChipPAC special meeting to approve and adopt the merger agreement and the offering and issuance of STATS ADSs in connection with the proposed merger and (ii) the shareholders circular to be delivered to STATS shareholders in connection with the STATS EGM. As used in this document, unless the context otherwise requires: the “combined company” refers to ST Assembly Test Services Ltd and its consolidated subsidiaries after the consummation of the merger, “STATS” refers to ST Assembly Test Services Ltd and its consolidated subsidiaries and “ChipPAC” refers to ChipPAC, Inc. and its consolidated subsidiaries. All information contained in or incorporated by reference into this document related to STATS was provided by STATS. All information contained in or incorporated by reference into this document relating to ChipPAC was provided by ChipPAC.

FOREIGN CURRENCY

References to “Singapore dollars” and “S$” in this document, mean Singapore dollars, the legal currency of the Republic of Singapore. References to “New Taiwan dollars” and “NT$” mean New Taiwan dollars, the legal currency of Taiwan. References to “Malaysian Ringgit” and “MYR” mean Malaysian Ringgit, the legal currency of Malaysia. References to “Korean Republic Won” and “KRW” mean Korean Republic Won, the legal currency of the Republic of Korea. References to “U.S. dollars,” “dollars,” “$” and “US$” mean United States dollars, the legal currency of the United States. The noon buying rate in The City of New York on March 15, 2004 was S$1.7080 per $1.00 for cable transfers in Singapore dollars, NT$33.4000 per $1.00 for cable transfers in New Taiwan dollars, MYR 3.8000 per $1.00 for cable transfers in Malaysian Ringgit, and KRW 1175.5000 per $1.00 for cable transfers in Korean Republic Won, as certified for customs purposes by the Federal Reserve Bank of New York.

No representation is made that the Singapore dollar, New Taiwan dollar, Malaysian Ringgit, Korean Republic Won or U.S. dollar amounts shown in this document could have been or could be converted at such rate or at any other rate.

RISK FACTORS

Shareholders of STATS and ChipPAC should consider the risks described below relating to the merger, the combined company and the ownership of STATS ADSs before deciding how to vote at their respective shareholders meetings. By voting in favor of the merger and related matters, current ChipPAC stockholders will be choosing to invest in STATS ADSs, and current STATS shareholders will be accepting dilution of their ownership interest in STATS and accepting that STATS will become subject to ChipPAC’s liabilities.

An investment in STATS ADSs involves a high degree of risk. In deciding whether to vote in favor of the merger, STATS and ChipPAC shareholders should consider all of the information that is included in this document and its annexes and all of the information that is included in the documents incorporated by reference, especially the other risks described on pages 5 through 23 of STATS’ report on Form 20-F filed with the SEC on March 19, 2004 and in Exhibit 99.1 to ChipPAC’s annual report on Form 10-K filed with the SEC on March 12, 2004. See “Where You Can Find More Information” beginning on page     .

Risks related to the proposed merger

The market value of STATS ADSs issued in the merger will depend upon their market price at the time of the merger, and no adjustment to the exchange ratio will be made as a result of changes in the market price of STATS ordinary shares or STATS ADSs.

Upon completion of the merger, each share of ChipPAC Class A common stock will be exchanged for 0.87 STATS ADSs. The exchange ratio is fixed and will not be adjusted for changes in the market price of either shares of ChipPAC Class A common stock, STATS ordinary shares or STATS ADSs. As a result, the specific dollar value of STATS ADSs that ChipPAC stockholders will receive and that STATS shareholders will retain upon completion of the merger will depend upon the market value of STATS ADSs when the merger is completed, and may increase or decrease from the date a STATS or ChipPAC shareholder submits a proxy or the time of the shareholders meetings of STATS and ChipPAC. The market prices of STATS ordinary shares, STATS ADSs and shares of ChipPAC Class A common stock fluctuate based on general market and economic conditions, STATS’ and ChipPAC’s business and other factors as discussed in this document, and have experienced significant volatility. No predictions or assurances can be made as to the market price of STATS ordinary shares or STATS ADSs at any time before or after the completion of the merger and, therefore, the STATS ADSs that ChipPAC stockholders will receive in the merger cannot be valued with any degree of certainty.

Failure to receive the private letter ruling from the IRS or opinions of counsel may delay or prevent the merger and, if the condition to the merger requiring receipt of the private letter ruling or opinion of counsel is waived, ChipPAC stockholders could suffer negative tax consequences.

A condition to closing the merger is receipt by STATS and ChipPAC of the private letter ruling from the IRS or opinions from nationally recognized law firms, which private letter ruling or opinions must not have been withdrawn or modified in any material respect prior to the merger, that the exchange of ChipPAC Class A common stock for STATS ADSs in the merger will not result in the recognition of gain under Section 367 of the Internal Revenue Code. STATS and ChipPAC have submitted their request to the IRS for the private letter ruling. In the event that neither the private letter ruling nor the opinions can be obtained, the merger agreement may be terminated by either of STATS or ChipPAC. There can be no assurance that the IRS will issue the private letter ruling prior to the STATS extraordinary general meeting and the ChipPAC special meeting, if at all. If the IRS does not issue the private letter ruling in a timely manner, or advises STATS and ChipPAC that it will not issue the private letter ruling, it is unlikely that nationally recognized law firms would be able to give STATS and ChipPAC opinions in a timely manner, if at all. Consequently, consummation of the merger may be materially delayed and/or the merger agreement may be terminated even if all other conditions to closing have been satisfied or waived, including the requisite STATS shareholder approvals and ChipPAC stockholder approvals.

Any delay of the consummation of the merger could prevent the combined company from realizing the expected benefits of the merger and could materially harm its business, financial results and prospects. In the event that neither the private letter ruling nor the opinion can be obtained, the merger agreement may be terminated.

If STATS and ChipPAC do not receive the private letter ruling or the opinions, they may agree, to the extent permitted by law, to waive this closing condition and complete the merger. In such case, if the merger nonetheless qualifies as a reorganization (determined without the application of Section 367 of the Internal Revenue Code) then U.S. Holders of ChipPAC Class A common stock will recognize gain (but not loss) on the exchange of ChipPAC Class A common stock for STATS ADSs in the merger.

STATS and ChipPAC may agree to waive this condition without any additional approvals from their respective shareholders. Accordingly, if you are a ChipPAC stockholder, you should vote to approve and adopt the merger agreement and approve the merger only if you are in favor of the merger even if you would recognize gain in the exchange of ChipPAC Class A common stock for STATS ADSs for U.S. federal income tax purposes.

The combined company may face challenges in integrating ChipPAC with STATS and, as a result, may not realize the expected benefits of the merger.

The combined company may not be successful in integrating the businesses of STATS and ChipPAC. Integrating the two companies’ operations and personnel will be a complex process. The integration may not be completed rapidly and may not achieve the anticipated benefits of the merger. The successful integration of the two companies’ businesses will require, among other things, the following:

•	integration of the two companies’ products and services, sales and marketing, information and software systems and other operations;

•	retention and integration of management and other employees;

•	achievement of the expected cost savings;

•	coordination of ongoing and future research and development efforts and marketing activities;

•	retention of existing customers of both companies and attraction of additional customers;

•	retention of strategic partners of each company and attraction of new strategic partners;

•	developing and maintaining uniform standards, controls, procedures and policies;

•	minimization of disruption of the combined company’s ongoing business and distraction of its management; and

•	limiting expenses related to integration.

The successful integration of the two companies will involve considerable risks and may not be successful. These risks include:

•	the impairment of relationships with employees, customers and business partners;

•	the potential disruption of the combined company’s ongoing business and distraction of its management;

•	the difficulty of incorporating acquired technology and rights into the products and service offerings of the combined company; and

•	unanticipated expenses and potential delays related to the integration of STATS and ChipPAC.

The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. The diversion of the attention of management and any difficulties encountered in the process of combining STATS and ChipPAC could cause the disruption of, or a loss of momentum in, the activities of the combined company’s business. Further, the process of combining ChipPAC’s business with STATS’ business could negatively affect employee morale and STATS’ ability to retain some key STATS and ChipPAC employees after the merger. If the anticipated benefits of the merger are not realized or the combined company is unsuccessful in addressing the risks related to the integration, the combined company’s business, financial condition and results of operations may be negatively impacted.

Some of the directors and officers of STATS and ChipPAC may have interests in the merger that may influence them to support the approval of the merger.

Some of the directors and officers of STATS and ChipPAC participate in arrangements that provide them with interests in the merger that are different from the other shareholders of STATS and/or ChipPAC. These interests, which may influence these individuals to support the merger and the other transactions contemplated by the merger agreement, include the following:

•	executive officers and directors of ChipPAC will receive STATS substitute options exercisable to acquire an aggregate of approximately 23.4 million STATS ordinary shares, based on the ChipPAC stock options held by such executive officers and directors as of March 15, 2004;

•	if the merger is completed, Mr. McKenna, the President and Chief Executive Officer of ChipPAC and Chairman of the board of directors of ChipPAC, will be eligible to receive a one-time payment equal to three times his base salary and target annual bonus, the vesting of his stock options will accelerate in full and all of his stock options will remain fully exercisable for a period of one year following the completion of the merger;

•	if Mr. Robert Krakauer’s employment with ChipPAC is terminated without cause, he will be entitled to receive a severance payment equal to eight months of his base salary and a prorated bonus;

•	if the merger is consummated, Ms. Patricia McCall will be entitled to accelerated vesting on an option to acquire 30,000 shares of ChipPAC Class A common stock and if she is subject to an involuntary or constructive termination within six months of the consummation of the merger, Ms. McCall will be eligible to receive a severance payment equal to eight months of her base salary and a prorated bonus;

•	ChipPAC currently is negotiating retention agreements with Mr. Krakauer and Ms. McCall under the ChipPAC employee retention plan, which, if entered into, will supersede such executive officer’s existing employment agreement;

•	at the consummation of the merger, assuming receipt of the requisite STATS shareholder approval, Dr. Conn, Mr. McKenna, Mr. Norby and Dr. Park will become members of the STATS board of directors; and

•	the merger agreement provides for continued director and officer indemnification and insurance.

In addition, the surviving corporation in the merger will indemnify each present and former ChipPAC officer and director against liabilities arising out of such person’s services as an officer or director of ChipPAC and will maintain directors and officers liability insurance to cover any such liabilities for the next six years.

The interests are more fully described in the section entitled “The Merger—Interests of certain persons in the merger and the related transactions” beginning on page     .

Neither the combined company nor ChipPAC may have the ability to raise the funds necessary to finance any change of control offer required to be made in connection with the merger.

The proposed merger will cause a change of control under the ChipPAC senior subordinated notes indenture. If the merger is consummated, the combined company or ChipPAC will be required to offer to buy back the ChipPAC senior subordinated notes for a price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest to the date of the repurchase. If the holders of the ChipPAC senior subordinated notes choose to exercise such repurchase rights, the combined company or ChipPAC would need to determine what additional financing or other arrangements would need to be made to finance such repurchase. In addition, the combined company or ChipPAC may be required to offer to buy back other indebtedness of ChipPAC in connection with the merger. Neither the combined company nor ChipPAC can assure you that there will be sufficient funds available for it to make any required repurchase of the ChipPAC senior subordinated notes or any other ChipPAC indebtedness upon the change of control. Even if such funds were available, any repurchase of the ChipPAC senior subordinated notes or other ChipPAC indebtedness would adversely affect the combined company’s liquidity and may adversely affect the combined company’s business, financial condition and results of operations.

Whether or not the merger is completed, the announcement of the proposed merger may cause disruptions in the business of STATS and ChipPAC which could have material adverse effects on each company’s business and operations.

Whether or not the merger is completed, the customers, suppliers or other strategic partners of STATS and ChipPAC, in response to the announcement of the merger, may terminate or cancel their existing relationships with STATS or ChipPAC, or delay or defer decisions to enter into or to renew those arrangements, which could have a material adverse effect on the business of each company and, if the merger is completed, the business of the combined company. Similarly, current and prospective STATS and ChipPAC employees may experience uncertainty about their future roles with the combined company, which may adversely affect the ability of the combined company to attract and retain key management, sales, marketing and technical personnel.

STATS and ChipPAC each expect to incur significant transaction costs in connection with the merger, which could adversely affect the financial results of the combined company.

STATS and ChipPAC expect to incur transaction costs of approximately $26.2 million in connection with the merger. If the benefits of the merger do not exceed the associated costs, including costs associated with integrating the two companies and the dilution to STATS shareholders resulting from the issuance of the STATS ADSs issued in connection with the merger, the combined company’s financial results, including earnings per ordinary share and per ADS, could be materially harmed.

The market price of STATS ordinary shares and STATS ADSs may decline as a result of the merger.

The market price of STATS ordinary shares and STATS ADSs may decline as a result of the merger for a number of reasons, including if:

•	the integration of STATS and ChipPAC is unsuccessful or not completed in a timely and efficient manner;

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts; and

•	significant shareholders of STATS following the merger decide to dispose of their STATS ordinary shares or STATS ADSs because the results of the merger are not consistent with their expectations.

Failure to complete the merger could negatively affect the market price of STATS and ChipPAC securities, as well as adversely affect their financial results.

The obligations of STATS and ChipPAC to consummate the proposed merger are subject to the satisfaction or waiver of a number of closing conditions, including receipt of the private letter ruling from the IRS or opinions from nationally recognized law firms relating to the U.S. federal income tax treatment of the merger for ChipPAC stockholders, governmental approvals and shareholder approvals. If the merger is not consummated for any reason, STATS and ChipPAC will be subject to a number of material risks, including:

•	either STATS or ChipPAC may be obligated to pay a termination fee of $40 million to the other party if the merger agreement is terminated in certain circumstances;

•	the market price of STATS ordinary shares, STATS ADSs and/or shares of ChipPAC Class A common stock may decline to the extent that the current market price of such securities reflects a market assumption that the merger will be completed;

•	costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees, must be paid even if the merger is not completed;

•	benefits that STATS and ChipPAC expect to realize from the merger would not be realized; and

•	the diversion of management attention from the day-to-day businesses of STATS and ChipPAC and the unavoidable disruption to their respective employees and relationships with customers and suppliers during the period before consummation of the merger may make it difficult for STATS and ChipPAC to regain their financial and market positions if the merger does not occur.

If STATS or ChipPAC is unsuccessful in addressing these risks, their respective business, financial condition and results of operations may be negatively impacted.

Neither STATS nor ChipPAC may be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

Provisions in the merger agreement prohibit each of STATS and ChipPAC, subject to certain exceptions, from soliciting, initiating, encouraging or entering into certain other transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any other third parties until the earlier of the consummation of the merger and the termination of the merger agreement. These provisions may discourage other companies from proposing transactions that may be favorable to STATS or ChipPAC and their respective shareholders. As a result, if the merger is not consummated, the parties may be at a disadvantage compared to their competitors.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of STATS ordinary shares and STATS ADSs following the merger.

In accordance with United States generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting, which may result in charges to earnings that could have a material adverse effect on the market value of STATS ordinary shares and STATS ADSs following completion of the merger. Under purchase accounting, STATS will record the market value of the STATS ADSs issued in connection with the merger, the fair market value of the options to purchase ChipPAC Class A common stock that will be substituted with options to purchase STATS ordinary shares and the amount of direct transaction costs, as the cost of acquiring the business of ChipPAC. The combined company will allocate these total costs to ChipPAC’s net tangible assets, amortizable intangible assets and, if any, intangible assets with indefinite lives and in-process research and development, based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development, if any, will be expensed by the combined company in the quarter in which the merger is completed. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and amortizable intangible assets acquired in connection with the merger. In addition, to the extent the value of these assets, including goodwill, becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization, in-process research and development and potential impairment charges will decrease the net income of the combined company in the foreseeable future, which could have a material impact on the combined company’s results of operations and the market value of STATS ordinary shares and STATS ADSs following the merger.

In addition, the unaudited pro forma condensed combined consolidated financial statements included in this document are based on STATS management’s preliminary estimates of, and good faith assumptions regarding, the adjustments arising from the proposed merger at the time of the filing of this document. The pro forma adjustments are based upon the limited information currently made available to STATS by ChipPAC for purposes of conducting a valuation of ChipPAC’s assets and liabilities. Not all information required to complete such a valuation is currently available to STATS, due to, among other things, regulatory restrictions and other considerations regarding the sharing of certain information between possible competitors prior to the consummation of the merger, and as additional information becomes available to STATS, the actual allocation of the merger consideration to the ChipPAC assets acquired and liabilities assumed upon the consummation of the merger could differ materially from current estimates. If the actual allocation results in charges that decrease the net income of the combined company, the market value of STATS ordinary shares and STATS ADSs following the merger may be negatively impacted.

Need for governmental consents and approvals may prevent or delay consummation of the merger.

The obligations of STATS and ChipPAC to consummate the proposed merger are subject to the satisfaction or waiver of a number of closing conditions including, among other things, receipt of all necessary governmental consents and approvals. In particular, the merger is subject to review by the Antitrust Division and the Federal Trade Commission under the Hart-Scott-Rodino Act. STATS and ChipPAC filed their respective Hart-Scott-Rodino forms on March 9, 2004 and received early termination of the waiting period effective March 19, 2004.

During or after the statutory waiting periods, and even after the completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. The governmental authorities also may impose restrictions or conditions on the merger that may seriously harm the combined company if the merger is completed. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. STATS, ChipPAC or the combined company may not prevail, or may incur significant costs, in defending or settling any action under such antitrust laws.

If the combined company is unable to take advantage of opportunities to market and sell STATS’ and ChipPAC’s products and services to the other’s traditional customers, the combined company may not realize some of the expected benefits of the merger.

Prior to the merger, STATS and ChipPAC have each maintained separate and distinct customer bases and business partners specific to their respective businesses. Following the merger, the combined company expects to take advantage of the customer bases of the formerly separate businesses in order to promote and sell the products and services of one company to the traditional customers and business partners of the other company. In the event that the traditional customers and business partners of either STATS or ChipPAC are not receptive to the products and services of the other, the combined company may not realize some of the expected benefits of the merger, and the business of the combined company may be harmed.

STATS and ChipPAC may lose key personnel, customers and business partners due to uncertainties associated with the merger.

Current and prospective employees, customers and business partners of STATS and ChipPAC may experience uncertainty about their future relationship with the combined company. Such uncertainty may adversely affect the combined company’s ability to attract and retain key management, sales, marketing and technical personnel. Current and prospective customers and business partners may, in response to the announcement or consummation of the merger, delay or cancel purchasing decisions. Any delay in, or cancellation of, purchasing decisions could adversely affect the business of the combined company.

Risk factors relating to STATS and the combined company

In determining whether to approve the merger agreement, the merger and the other matters related to the merger, shareholders of STATS and ChipPAC should read carefully the risks below which relate to STATS’ current business and which will also apply to the business of the combined company following the merger.

STATS and ChipPAC each have experienced substantial losses in the past and the combined company may continue to do so in the future.

STATS achieved operating income of $0.5 million in 2003, but suffered net losses of $1.7 million. Similarly, ChipPAC achieved operating income of $0.4 million in 2003, but suffered net losses of $28.8 million. Although the results of operations for both companies improved in 2003 compared to the prior year, no assurance can be made that the combined company will not continue to incur operating losses and net losses in the future due to a variety of factors, including if the semiconductor industry does not recover from the downturn as currently expected or makes only a partial recovery.

Downturns in the semiconductor industry have adversely affected STATS’ and ChipPAC’s operating results, and may continue to adversely affect the combined company’s operating results.

The results from operations of STATS and ChipPAC have been, and of the combined company’s will be, significantly affected by conditions in the semiconductor industry. The market for semiconductors is characterized by:

•	rapid technological change;

•	evolving industry standards;

•	intense competition; and

•	fluctuations in end-user demand.

In addition, the semiconductor industry is cyclical and, at various times, has experienced significant downturns because of production over-capacity and reduced unit demand causing rapid erosion of average selling prices and low capacity utilization. If demand for semiconductor capacity does not keep pace with the growth of supply, or further declines, the combined company’s business would be subject to more intense competition and its results of operations may suffer as a result of the resulting downward pricing pressure and capacity underutilization. The industry began experiencing such a downturn in the fourth quarter of 2000 which continued through 2001 and 2002, with a significant recovery only occurring in 2003, with 18.3% growth in 2003, according to data released by the Semiconductor Industry Association. No assurances can be made that the current recovery or uptrend will continue. If there is any future downturn in the semiconductor industry, the combined company’s business, financial condition and results of operations are likely to be materially adversely affected.

If the combined company is unable to increase its capacity utilization rates, the combined company’s profitability will be adversely affected.

As a result of the capital intensive nature of STATS’ and ChipPAC’s business, the combined company’s operations will be characterized by high fixed costs. Consequently, high capacity utilization will allow the combined company to maintain higher gross margins because it allows the combined company to allocate fixed costs over a greater number of units tested and assembled. Insufficient utilization of installed capacity can have a material adverse effect on the combined company’s profitability. In 2001, STATS’ and ChipPAC’s capacity utilization rates declined substantially from prior levels, primarily as a result of a decrease in demand for their test and assembly services resulting from a downturn in the overall semiconductor industry, particularly for communications applications. Due to the high level of fixed costs, STATS and ChipPAC suffered substantial net losses in 2001 and 2002. While capacity utilization rates increased in 2002 and 2003, net losses continued in 2003.

The combined company’s ability to restore or increase its profitability and enhance its gross margins will continue to be dependent, in large part, upon its ability to achieve high capacity utilization rates. Capacity utilization rates may be affected by a number of factors and circumstances, including:

•	overall industry conditions;

•	installation of new equipment in anticipation of future business;

•	the level of customer orders;

•	operating efficiencies;

•	mechanical failure;

•	disruption of operations due to expansion of operations, introduction of new packages or relocation of equipment;

•	disruption in supply of raw materials;

•	changes in product mix; and

•	fire or other natural disasters.

The combined company cannot make any assurances that its capacity utilization rates will return to the former high levels of STATS or ChipPAC or that the combined company will not be materially adversely affected by a continued decline or future declines in the semiconductor industry, declines in industries that purchase semiconductors or other factors. Any inability on the part of the combined company to increase its capacity utilization rates could have a material adverse effect on the combined company’s business, financial condition and results of operations.

A decrease in demand for communications equipment and personal computers would significantly decrease the demand for the combined company’s services.

Substantially all of STATS’ and ChipPAC’s net revenues were derived from customers who use STATS’ or ChipPAC’s test or assembly services for semiconductors used in communications equipment and personal computers. In 2002 and 2003, 84.6% and 88.2%, respectively, of STATS’ net revenues, and 57.5% and 61.0%, respectively, of ChipPAC’s net revenues, were derived from testing and assembly of semiconductors used in such applications. Any significant decrease in the demand for communications equipment or personal computers may decrease the demand for the combined company’s services and could seriously harm STATS and the combined company. In addition, the declining average selling price of communications equipment and personal computers places significant pressure on the prices of the components that are used in this equipment. If the average selling prices of communications equipment and personal computers continue to decrease, the pricing pressure on services provided by STATS, ChipPAC or the combined company may reduce our net revenues and therefore significantly reduce the combined company’s gross profit margin.

STATS’ and ChipPAC’s results fluctuate, and the combined company’s operating results may fluctuate, from quarter to quarter, which could cause volatility in the market price of STATS ordinary shares and STATS ADSs following the merger.

STATS’ and ChipPAC’s operating results have fluctuated, and the combined company’s operating results may continue to fluctuate, substantially from quarter to quarter due to a wide variety of factors, including:

•	general economic conditions in the semiconductor industry;

•	a shift by IDMs between internal and outsourced test and assembly services;

•	general economic conditions in the markets addressed by end-users of semiconductors;

•	the seasonality of the semiconductor industry;

•	the short-term nature of STATS and ChipPAC customers’ commitments;

•	the rescheduling or cancellation of large orders;

•	the timing and volume of demand relative to STATS’ or ChipPAC’s capacity;

•	changes in capacity utilization;

•	the erosion of the selling prices of packages;

•	changes in STATS’ or ChipPAC’s product mix;

•	the rescheduling, cancellation and timing of expenditures in anticipation of future orders;

•	possible disruptions caused by the installation of new equipment;

•	the ability to obtain adequate equipment and materials on a timely basis;

•	any exposure to currency and interest rate fluctuations that may not be adequately covered under STATS’ or ChipPAC’s hedging policy; and

•	weakness in the supply of wafers.

As a result of all of these factors, STATS and ChipPAC believe that period-to-period comparisons of their respective operating results may not be meaningful, and that such comparisons to predict the combined company’s future performance may not be meaningful. Unfavorable changes in any of the above factors may adversely affect the combined company’s business, financial condition and results of operations. In addition, such unfavorable changes could cause volatility in the price of STATS ordinary shares and STATS ADSs.

The combined company’s profitability will be affected by average selling prices that tend to decline.

Decreases in the average selling prices of test and assembly services can have a material adverse effect on the combined company’s profitability. The average selling prices of test and assembly services have declined historically, with assembly services in particular experiencing severe pricing pressure. This pricing pressure for test and assembly services is likely to continue. The combined company’s ability to maintain or increase its profitability will continue to be dependent, in large part, upon its ability to offset decreases in average selling prices by improving production efficiency, increasing unit volumes tested or assembled, or by shifting to higher margin test and assembly services. If the combined company is unable to do so, its business, financial condition and results of operations could be materially adversely affected.

The combined company will depend on a small number of customers for a significant portion of its revenues.

The combined company will be dependent on a small group of customers for substantially all of their respective net revenues. STATS’ ten largest customers accounted for 85.6%, 79.8% and 78.8% of STATS’ net revenues in 2001, 2002 and 2003, respectively. In the year ended December 31, 2003, STATS’ three largest customers, Analog Devices, Inc., Broadcom Corporation and Marvell Technology Group Ltd., each represented in excess of 10% of STATS’ net revenues and in the aggregate represented 57.2% of STATS’ net revenues. ChipPAC’s ten largest customers accounted for 85.1%, 88.6% and 79.1% of ChipPAC’s net revenues in 2001, 2002 and 2003, respectively. In the year ended December 31, 2003, ChipPAC’s four largest customers, Intel Corporation, Intersil, LSI Logic Corporation and nVidia Corporation, each represented in excess of 10% of ChipPAC’s net revenues and in the aggregate represented approximately 50% of ChipPAC’s net revenues.

Although no one customer is expected to account for more than 15% of the combined company’s revenue after the merger, the combined company anticipates that for the foreseeable future its ten largest customers will continue to account for a significant portion of its net revenues. The ability of the combined company to retain these customers, as well as other customers and to add new customers is important to the ongoing success of the combined company. The loss of one or more key customers, or reduced demand from any key customers, could have a material adverse effect on the combined company’s business, financial condition and results of operations.

Decisions by IDM customers to curtail outsourcing may adversely affect the combined company.

Historically, STATS and ChipPAC have been dependent on the trend in outsourcing of test and assembly services by IDMs. IDM customers continually evaluate the outsourced services against their own in-house test and assembly services. As a result, at any time, IDMs may decide to shift some or all of their outsourced test and assembly services to internally sourced capacity. Any such shift or a slowdown in this trend of outsourcing test and assembly services is likely to adversely affect the combined company’s business, financial condition and results of operations.

In a downturn in the semiconductor industry, IDMs may respond by shifting some outsourced test and assembly services to internally serviced capacity on a short term basis. This would have a material adverse effect on the combined company’s business, financial condition and results of operations, especially during a prolonged industry downturn.

The combined company may not be able to develop or access leading technology that may affect its ability to compete effectively.

The semiconductor test and assembly markets are characterized by rapid technological change and increasing complexity. The combined company must be able to offer its customers test and assembly services based upon the most advanced technology. This requirement could result in significant research and development expenditures and capital expenditures in the future. The combined company will periodically review its equipment for obsolescence and impairment. If it is determined that, due to technology advances, reduced demand in certain end markets or otherwise, the anticipated future usage of any equipment has been diminished, the combined company will write down such equipment. In 2001 and 2002, STATS wrote down $26.9 million and $15.4 million of equipment, respectively, and made no write downs in 2003. In 2003, ChipPAC wrote down $11.7 million of impaired assets.

If the combined company fails to develop advanced test and assembly services or to access those developed by others in a timely manner, it could lose customers or miss potential customers demanding these advanced services. Developing new technology may result in longer sales cycles and product implementations, which may cause revenue and operating income to fluctuate and fail to meet expectations. Also, the combined company would miss the opportunity to benefit from the higher average selling prices that are derived from newer and emerging test and assembly services. In addition, the choice of test equipment will be important to the combined company because obtaining the wrong test equipment or failing to understand market requirements will make the combined company less competitive and will lower its asset utilization. In order to remain competitive, the combined company must be able to upgrade or migrate its test equipment to respond to changing technological requirements.

The testing and assembly process is complex and the combined company’s production yields and customer relationships may suffer from defects or malfunctions in its testing equipment or defective packages and the introduction of new packages.

Semiconductor testing and assembly are complex processes that require significant technological and process expertise. Semiconductor testing involves sophisticated testing equipment and computer software. STATS and ChipPAC develop computer software that is used to test their respective customers’ semiconductors. STATS and ChipPAC also develop conversion software programs which enable the companies to test semiconductors on different types of testers. Similar to most software programs, these software programs are complex and may contain programming errors or “bugs”. In addition, the testing process is subject to operator error by employees who operate testing equipment and related software. Any significant defect in the testing or conversion software, malfunction in the testing equipment or operator error could reduce the combined company’s production yields, damage customer relationships and materially harm the combined company’s business.

The assembly process is complex and involves a number of precise steps. Defective packages primarily result from:

•	contaminants in the manufacturing environment;

•	human error;

•	equipment malfunction;

•	defective raw materials; or

•	defective plating services.

These and other factors have, from time to time, contributed to lower production yields. They may do so in the future, particularly as the combined company expands its capacity or changes its processing steps. In addition, to be competitive, the combined company must continue to expand its offering of packages. The production yields on new packages typically are significantly lower than production yields on more established packages.

The failure to maintain high standards or acceptable production yields, if significant and prolonged, could result in lost customers, increased costs of production, delays, substantial amounts of returned goods and claims by customers relating thereto. Any of these problems could have a material adverse effect on the combined company’s business, financial condition and results of operations.

If the combined company is unable to obtain testing or assembly equipment in a timely manner and on reasonably favorable terms and prices, the combined company may be unable to meet customer demands and its revenue may decline.

The semiconductor test and assembly business is capital intensive and requires investment in expensive capital equipment manufactured by a limited number of suppliers, which are located principally in the United States, Singapore, Europe, Korea, and Japan. The market for capital equipment used in semiconductor testing is characterized, from time to time, by intense demand, limited supply and long delivery cycles. The combined company’s operations and expansion plans are highly dependent upon its ability to obtain a significant amount of capital equipment from a limited number of suppliers. If the combined company is unable to obtain certain equipment, such as testers and wire bonders, in a timely manner, it may be unable to fulfill its customers’ demand, which would negatively impact the combined company’s business, financial condition and results of operations.

Generally, neither STATS nor ChipPAC have binding supply agreements with any of their respective suppliers and the companies acquire equipment on a purchase order basis, which may expose the combined company to substantial risks. For example, increased levels of demand for the type of capital equipment required in their respective businesses may cause an increase in the price of such equipment and may lengthen delivery cycles, which could have a material adverse effect on the combined company’s business, financial condition and results of operations. In addition, adverse fluctuations in foreign currency exchange rates, particularly the Japanese yen, could result in increased prices for certain equipment purchased by the combined company, which could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The combined company is expected to incur significant capital expenditures in the future and therefore may require additional financing in the future.

The combined company’s capital expenditures will be largely driven by the demand for its services. The combined company will not be able to accurately estimate its capital expenditure beyond the upcoming quarter. The combined company’s pro forma capital expenditures increased from $213.6 million in 2002 to $362.6 million in 2003, primarily as a result of an increase in demand for services. In 2004, the combined company expects that its capital expenditures will be between $300 million and $390 million. To grow its business, the combined company will need to increase its test and assembly capacity, as well as replace existing equipment from time to time. This will require substantial capital expenditures for additional equipment and further expenditures to recruit and train new employees. These expenditures will likely be made in advance of increased sales. No assurances can be made that the combined company’s net revenues will increase after these expenditures. The combined company’s failure to increase its net revenues after these expenditures could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The combined company may need to obtain additional debt or equity financing to fund its capital expenditures. Additional equity financing may result in dilution to the holders of STATS ordinary shares and STATS ADSs. Additional debt financing may be required which, if obtained, may:

•	limit the combined company’s ability to pay dividends or require it to seek consents for the payment of dividends;

•	increase the combined company’s vulnerability to general adverse economic and industry conditions;

•	limit the combined company’s ability to pursue its growth plan;

•	require the combined company to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing the availability of cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit the combined company’s flexibility in planning for, or reacting to, changes in its business and industry.

No assurances can be made that the combined company will be able to obtain the additional financing on terms that are acceptable to it or at all.

STATS and ChipPAC have entered into a number of financial arrangements that will impose limitations on the combined company’s actions.

The terms of the STATS convertible notes, the STATS Medium Term Notes program (the STATS MTN program), the ChipPAC convertible subordinated notes and the ChipPAC senior subordinated notes contain restrictions on the respective companies’ ability to, among other things:

•	consolidate or merge with another entity;

•	create liens;

•	pay dividends;

•	enter into sale and leaseback transactions;

•	sell assets; and

•	enter into transactions with affiliates.

These limitations will be applicable to the combined company after the merger. As a result of these limitations, the combined company may encounter difficulties obtaining the required consents from existing lenders to conduct its business, in particular, to obtain the necessary financing to maintain or grow its business, on a timely basis or at all. This could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The combined company will be dependent on raw materials suppliers and generally will not have any long-term supply contracts with its raw materials suppliers.

STATS and ChipPAC obtain the materials they need for their assembly services from outside suppliers. The companies purchase all of their materials on a purchase order basis. Neither STATS nor ChipPAC generally have entered into long-term contracts with their suppliers. If the combined company cannot obtain sufficient quantities of materials at reasonable prices or if it is not able to pass on higher materials costs to its customers, this could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The combined company may not be successful in its acquisitions of and investments in other companies and businesses.

As part of its growth strategy, from time to time, STATS and ChipPAC made, and the combined company may make, acquisitions of or investments in other companies or businesses. The merger described in this document is part of this growth strategy.

The success of the merger and any future acquisitions and investments depends on a number of factors, including:

•	the combined company’s ability to identify suitable opportunities for investment or acquisition;

•	the combined company’s ability to finance any future acquisition or investment on terms acceptable to the combined company or at all;

•	whether the combined company is able to reach an acquisition or investment agreement on terms that are satisfactory to the combined company or at all;

•	the extent to which the combined company is able to exercise control over the acquired company;

•	the economic, business or other strategic objectives and goals of the acquired company compared to those of the combined company; and

•	the combined company’s ability to successfully integrate the acquired company or business with the combined company.

If the combined company is unsuccessful in its acquisitions and investments, its financial condition may be materially adversely affected.

The combined company may not be able to compete successfully in its industry.

The independent semiconductor test and assembly service industry is very competitive and diverse and will require that the combined company be capable of testing increasingly complex semiconductors, as well as bringing the most technologically advanced packages to market as quickly as its competitors. The industry comprises both large multi-national companies and small niche market competitors. STATS and ChipPAC face, and the combined company will face, substantial competition from a number of competitors that are much larger in size. These competitors include, among others, Advanced Semiconductor Engineering, Inc., Amkor Technology, Inc., ASE Test Limited, ASAT Holdings Limited and Siliconware Precision Industries Co., Ltd. Their facilities are primarily located in Asia.

Each of these companies has significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities and has been in operation for some time. Such companies have also established relationships with many of STATS’ and ChipPAC’s current or the combined company’s potential customers. Some of these competitors have established testing facilities in North America and may commence independent testing operations in Asia. These activities would compete directly with the combined company’s activities.

STATS and ChipPAC also face, and the combined company will face, competition from the internal capabilities and capacity of many of their current and potential IDM customers. Many IDMs have greater financial, technical and other resources than STATS, ChipPAC or the combined company and may rely on internal sources for test and assembly services for a number of reasons, including due to:

•	their desire to realize higher utilization of their existing test and assembly capacity;

•	their unwillingness to disclose proprietary technology;

•	their possession of more advanced testing or assembly technologies; and

•	the guaranteed availability of their own test and assembly capacity.

No assurance can be made that the combined company will be able to compete successfully in the future against its existing or potential competitors or that its customers will not rely on internal sources for test and assembly services, or that the combined company’s business, financial condition and results of operations will not be adversely affected by such increased competition.

STATS’ and ChipPAC’s intellectual property will be important to the ability of the combined company to succeed in its business, but may be difficult to obtain and protect.

The combined company’s ability to compete successfully and achieve future growth in net revenues will depend, in part, on its ability to develop and to protect STATS’, ChipPAC’s and its intellectual property and the intellectual property of its customers. The companies seek, and the combined company will seek, to protect proprietary information and know-how through patents, the use of confidentiality and non-disclosure agreements and limited access to and distribution of proprietary information. As of February 15, 2004, STATS had six issued patents in Singapore, over 35 issued patents in the United States, over 65 pending patent applications in Singapore and over 35 pending patent applications in the United States. As of March 8, 2004, ChipPAC had 14 issued patents in Korea, 3 issued patents in the United States, 47 pending patent applications in Korea and 31 pending patent applications in the United States.

No assurance can be made that any of STATS’ or ChipPAC’s filed applications for patents will be granted, or, if granted, will not be challenged, invalidated or circumvented or will offer the combined company any meaningful protection. Further, no assurance can be made that the Asian countries in which the combined company will market its products and services will protect the combined company’s intellectual property rights to the same extent as the United States. Additionally, no assurance can be made that the competitors of STATS, ChipPAC or the combined company will not develop, patent or gain access to similar know-how and technology, or reverse engineer the assembly services of STATS, ChipPAC or the combined company, or that any confidentiality and non-disclosure agreements upon which STATS, ChipPAC or the combined company relies to protect their trade secrets and other proprietary information will be adequate protection. The occurrence of any such events could have a material adverse effect on the combined company’s business, financial condition and results of operations.

STATS and ChipPAC have licenses to use third-party patents, patent applications and other technology rights, as well as trademark rights, in the operation of their respective businesses. To the extent these licenses are not perpetual and irrevocable, STATS and ChipPAC believe that these licenses are renewable under normal commercial terms upon their expiration. However, the combined company may be unable to utilize the technologies under these licenses if they are not extended or otherwise renewed or if any of these licenses are terminated by the licensor due to STATS’, ChipPAC’s or the combined company’s uncured breach or bankruptcy, as the case may be. Alternatively, if the combined company is able to renew these license arrangements, no assurances can be made that they will be on the same terms as currently exist. Any failure to extend or renew these license arrangements could cause the combined company to incur substantial liabilities and to suspend the packaging services and processes that utilize these technologies.

The combined company may be subject to intellectual property rights disputes.

The combined company’s ability to compete successfully will depend, in part, on its ability to operate without infringing the proprietary rights of others. When STATS, ChipPAC or the combined company becomes aware of the valid intellectual property of others that may pertain to or affect its business, the companies will attempt to either design around such intellectual property, or license, cross-license or otherwise obtain the intellectual property rights that they feel are required. However, the companies have no means of ascertaining what patent applications have been filed in the United States until they are granted or, for certain patent applications, until they are published. In addition, the companies may not be aware of the intellectual property rights of others or be familiar with the laws governing such rights in certain countries in which their products and services are or may be sold. As the number of patents, copyrights and other intellectual property rights in their industry increases, and as the coverage of these rights increases, the combined company may face more frequent patent infringement claims and other intellectual property claims brought by third parties.

In the event that any valid claim is made against STATS, ChipPAC or the combined company, such party could be required to:

•	stop using certain processes;

•	cease manufacturing, using, importing or selling infringing packages;

•	pay substantial damages;

•	develop non-infringing technologies; or

•	attempt to acquire licenses to use the infringed technology.

It is the nature of the semiconductor industry that, from time to time, STATS, ChipPAC or the combined company may receive communications alleging that such party has infringed the intellectual property rights of others. STATS, ChipPAC or the combined company may also, from time to time, receive from customers requests for indemnification against pending or threatened infringement claims brought against such customers. No assurances can be made that the resolution of any future allegation or request for indemnification will not have a material adverse effect on the combined company’s business or financial condition.

Although the combined company may seek licenses from or enter into agreements with third parties covering the intellectual property that STATS, ChipPAC or the combined company are allegedly infringing, no assurance can be made that any such licenses could be obtained on acceptable terms, if at all. The combined company may also have to commence lawsuits against companies who infringe its intellectual property rights. Such claims could result in substantial costs and diversion of the combined company’s resources.

Should any of the disputes described above occur, the combined company’s business, financial condition and results of operations could be materially adversely affected.

Singapore Technologies Semiconductors Pte Ltd controls STATS and will be a significant shareholder of the combined company, and therefore will have the ability to exercise significant influence over matters requiring the approval of the combined company’s shareholders.

On February 15, 2004, Singapore Technologies Semiconductors Pte Ltd (STS), an indirectly owned subsidiary of Temasek Holdings (Private) Limited (Temasek Holdings), the principal holding company through which the corporate investments of the Government of Singapore are held, beneficially owned approximately 66.15% of the outstanding STATS ordinary shares. As a result of its holdings of STATS ordinary shares, prior to the merger, STS is able to exercise direct control over matters requiring STATS shareholder approval. After the merger, STS will beneficially own approximately 37% of the outstanding STATS ordinary shares and STS will have significant influence over matters requiring the approval of the combined company’s shareholders.

Matters that typically will require the approval of the shareholders of the combined company include, among other things:

•	the election of directors;

•	the merger or consolidation of the combined company with any other entity;

•	any sale of all or substantially all of the assets of the combined company; and

•	the timing and payment of dividends.

This concentration of ownership may delay, deter or prevent acts that could result in a change of control of the combined company, which may be against the interests of the other holders of STATS ordinary shares and STATS ADSs.

A change in control of the combined company could result in a breach of certain of its agreements.

The STATS convertible notes and the STATS MTN program provide that noteholders may require STATS to redeem the notes if any person, other than STPL or its affiliates, holds, directly or indirectly, more than 50% of STATS’ issued share capital. Similarly, the ChipPAC convertible subordinated notes and the ChipPAC senior subordinated notes provide that noteholders may require ChipPAC to repurchase the notes upon a change of control, as defined in the respective indentures. See “The Merger—Effect of the merger on the ChipPAC notes” beginning on page     . After the merger, the combined company will be subject to these covenants.

From time to time, the combined company may agree to similar terms in its financing or other arrangements. If this were to occur, the financial condition of the combined company may be materially adversely affected. This restriction may also limit the ability of the combined company to raise funds through the issuance of equity or equity-linked securities.

The combined company may have conflicts of interest with its affiliates.

In the past, a substantial portion of STATS’ financing, as well as certain amounts of STATS’ net revenues, have come from its affiliates, and STATS has paid a management fee to STPL for certain services. The combined company will continue to have certain contractual and other business relationships and may engage in material transactions with the Government of Singapore, companies within the Singapore Technologies Group (including Chartered Semiconductor Manufacturing Ltd, which is a customer) and EDB Investments Pte Ltd (EDBI). Although all new material related party transactions generally will require the approval of the audit committee of the combined company’s board of directors and in certain circumstances may also require separate approval of a majority of the combined company’s board of directors, circumstances may arise in which the interests of the combined company’s affiliates may conflict with the interests of its other shareholders. In addition, EDBI, STPL and their affiliates make investments in various companies. They have invested in the past, and may invest in the future, in entities that compete with the combined company. For example, affiliates of STPL have investments in United Test & Assembly Center Ltd, a Singapore-based provider of semiconductor assembly and testing services for semiconductor logic/ASIC and memory products. In the context of negotiating commercial arrangements with affiliates, conflicts of interest have arisen in the past and may arise, in this or other contexts, in the future. No assurance can be made that any conflicts of interest will be resolved in favor of the combined company.

The combined company will have a substantial amount of outstanding indebtedness and may require financing to fulfill its obligations under its indebtedness.

As of December 31, 2003, STATS had $358.8 million of long-term debt outstanding, excluding current installments, of which $327.4 million was comprised of STATS convertible notes, compared to $218.4 million of long-term debt outstanding as of December 31, 2002. As of December 31, 2003, ChipPAC had $365.0 million of long-term debt outstanding, of which $200 million was comprised of ChipPAC convertible subordinated notes and $165 million was a guarantee of the ChipPAC senior subordinated notes, compared to $267.8 million of long-term debt outstanding as of December 31, 2002.

This increased indebtedness may impact the combined company by:

•	increasing the combined company’s vulnerability to general adverse economic and industry conditions by limiting its flexibility in planning for, or reacting to, changes in the business and the industry in which its operates;

•	requiring the combined company to dedicate a substantial portion of its cash flow from operations to payments on this indebtedness, thus reducing the availability of cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	placing the combined company at a competitive disadvantage relative to its competitors that have less debt; and

•	limiting, along with the financial and other restrictive covenants in the indebtedness, the combined company’s ability to borrow additional funds.

In addition, the holders of STATS convertible notes may, in certain circumstances, including a change in control of STATS, as defined in the respective indenture relating to the STATS 1.75% convertible notes and the STATS 4.25% convertible notes, or on March 18, 2005 in respect of the STATS 1.75% convertible notes and on November 7, 2007 in respect of the STATS 4.25% convertible notes, require the combined company to redeem all or a portion of the holders’ STATS convertible notes. Similarly, the holders of the ChipPAC 2.5% convertible subordinated notes due, the ChipPAC 8% convertible subordinated notes and the ChipPAC senior subordinated notes may, in certain circumstances, including a change in control of ChipPAC, as defined in the respective indenture relating to the ChipPAC 2.5% convertible subordinated notes and the ChipPAC 8% convertible subordinated notes, require the combined company to redeem all or a portion of the holders’ notes. The combined company may be required to refinance its debt in order to make such payments. If such an event were to occur, or at maturity of the notes, no assurance can be made that the combined company will have sufficient funds or would be able to arrange financing to make the required purchase or redemption. The combined company may not be able to obtain such financing on terms that are acceptable to it or at all. If the combined company is unable to obtain adequate financing to repurchase or redeem the notes, the combined company will be in default under the terms of the notes.

The combined company will depend on certain key employees and the loss of certain of them could adversely affect its business.

The combined company’s future performance will largely depend on its ability to attract and retain key technical, customer support, sales and management personnel. The loss of certain of such persons could have a material adverse effect on the combined company’s business, financial condition and results of operations. The combined company will not maintain “key man” life insurance.

The combined company needs clean room environments for its operations.

STATS’ and ChipPAC’s testing and assembly operations take place in areas where air purity, temperature and humidity are controlled. If the combined company is unable to control its testing or assembly environment, its test or assembly equipment may become nonfunctional or the tested and assembled semiconductors may be defective. If the combined company experiences prolonged interruption in its operations due to problems in the clean room environment, this could have a material adverse effect on the combined company’s business, financial condition and results of operations.

Liabilities and obligations under certain environmental laws and regulations could require the combined company to spend additional funds and could adversely affect the combined company’s financial condition and results of operations.

STATS and ChipPAC are, and the combined company will be, subject to a variety of environmental laws and regulations in the countries in which they have operations, including laws and regulations relating to the use, storage, discharge and disposal of hazardous materials and the chemical by-products of, and waste water discharges from, their testing and assembly processes. STATS and ChipPAC may also be subject to liability under such laws and regulations for the investigation or cleanup of contamination caused by, or other damages associated with, the release of hazardous materials in connection with current or historical operations at their facilities or off-site locations. While STATS and ChipPAC believe that they are currently in material compliance with such laws and regulations, failure to comply with such laws and regulations in the future could subject the combined company to liabilities that may have an adverse effect on the combined company’s financial condition and results of operations. While STATS and ChipPAC believe that they do not face material liabilities associated with contamination conditions and that in some cases ChipPAC has contractual indemnification agreements with predecessors relating to such conditions, should these predecessors become unable or unwilling to address these conditions, or should other yet unknown conditions be identified in the future that are not subject to such indemnification agreements, the combined company could face environmental liabilities that may have an adverse effect on the combined company’s financial condition and results of operations.

A fire or other calamity at one of its facilities could adversely affect the combined company.

STATS and ChipPAC conduct, and the combined company will conduct, their testing and assembly operations at a limited number of facilities. A fire or other calamity resulting in significant damage at any of these facilities would have a material adverse effect on the combined company’s business, financial conditions and results of operations. While the combined company will maintain insurance policies covering losses, including losses due to fire, which the combined company considers to be adequate, no assurance can be made that it would be sufficient to cover all of its potential losses. The combined company’s insurance policies cover its buildings, machinery and equipment.

Research and development investments may not yield profitable and commercially viable packages or test services and thus will not necessarily result in increases in revenues for the combined company.

STATS and ChipPAC invest significant resources in their research and development. However, research and development efforts may not yield commercially viable packages or test services. The qualification process for new packages and test services is conducted in various stages which may take one or more years to complete, and during each stage there is a substantial risk that the combined company will have to abandon a potential package or test service which is no longer marketable and in which STATS, ChipPAC or the combined company have invested significant resources. In the event the combined company is able to qualify new packages or test services, a significant amount of time will have elapsed between its investment in new packages or test services and the receipt of any related revenues.

The combined company may be affected by significant fluctuations in exchange rates.

STATS’ financial statements are prepared in U.S. dollars. STATS’ net revenues are generally denominated in U.S. dollars and operating expenses are generally incurred in U.S. dollars and Singapore dollars. STATS’ capital expenditures are generally denominated in U.S. dollars, Japanese yen, Singapore dollars and other currencies. In addition, a portion of ChipPAC’s costs are denominated in foreign currencies, including the South Korean Won, the Chinese Renminbi (RMB), the Malaysian Ringgit and the Japanese Yen. As a result, the combined company will be affected by significant fluctuations in foreign currency exchange rates among the U.S. dollar, the Japanese yen, the Singapore dollar and other currencies and the combined company will be affected by fluctuations in foreign currency exchange rates among the foregoing currencies, as well as the South Korean Won, the Chinese RMB and the Malaysian Ringgit.

The ability of the combined company to make further investments in its subsidiaries may be dependent on regulatory approvals.

The combined company’s subsidiaries may require future equity-related financing, and any capital contributions to its subsidiaries may require the approval of the relevant authorities in the jurisdiction in which the subsidiary is incorporated. The combined company may not be able to obtain any such approval in the future in a timely manner or at all.

If the combined company encounters future labor problems, it may fail to deliver its products in a timely manner, which could adversely affect its revenues and profitability.

ChipPAC’s employees at its Ichon, South Korea facility are represented by the ChipPAC Korea Labor Union and are covered by collective bargaining and wage agreements. The wage agreement is renewed every year, and the collective bargaining agreement, which covers basic union activities, working conditions and welfare programs, among other things, is renewed every other year. ChipPAC entered into new wage and collective bargaining agreements with the union in June 2003, which were retroactive to May 1, 2003. As of December 31, 2003, approximately 64% of ChipPAC’s South Korean employees were represented by the ChipPAC Korea Labor Union. In addition, one of ChipPAC’s Chinese subsidiaries experienced labor protests and a two-day work stoppage in July 1998 in connection with proposed workforce reductions. No assurances can be made that issues with the labor union or other employees will be resolved favorably for it in the future, that it will not experience significant work stoppages in future years or that it will not record significant charges related to those work stoppages. In addition, potential efficiency enhancement efforts, including personnel reductions, following ChipPAC’s acquisition of the Malaysian business may create the risk of labor problems in Malaysia or at other facilities.

Because a significant portion of Winstek’s business and operations are located in Taiwan, a severe earthquake could severely disrupt the normal operation of Winstek’s business and adversely affect the combined company’s earnings.

Taiwan is susceptible to earthquakes. For example, on March 31, 2002, Taiwan experienced a severe earthquake that caused significant property damage and loss of life, particularly in central Taiwan. This earthquake damaged production facilities and adversely affected the operations of many companies involved in the semiconductor and other industries. STATS’ 55% owned subsidiary, Winstek, experienced no structural damage to its facilities and no damage to its machinery and equipment as a result of this earthquake. There were, however, interruptions to STATS’ production schedule primarily as a result of power outage caused by the earthquake. The production facilities of many of STATS’ suppliers and customers and providers of complementary semiconductor manufacturing services, including foundries, are located in Taiwan. If STATS’ customers are affected, it could result in a decline in the demand for the combined company’s testing and packaging services. If suppliers and providers of complementary semiconductor manufacturing services are affected, the combined company’s production schedule could be interrupted or delayed. As a result, a major earthquake in Taiwan could severely disrupt the normal operation of business, in particular Winstek’s business, and may have a material adverse effect on the combined company’s financial condition and results of operations.

Terrorist attacks, other acts of violence or war and political and economic instability may affect the markets on which the combined company’s securities trade, the markets in which it operates, its operations and its profitability.

The combined company’s headquarters will be located in Singapore and a significant portion of its manufacturing facilities will be located in China, Malaysia, Singapore, South Korea and Taiwan. In addition, a substantial portion of the combined company’s suppliers are located in Asia.

Terrorist attacks or war may negatively affect the combined company’s operations. These attacks or armed conflicts may directly impact the combined company’s physical facilities or those of its suppliers or customers. Furthermore, these attacks or acts of war may make travel and the transportation of supplies and products more difficult and expensive. Political and economic instability in some regions of the world may also result, and could negatively impact, the combined company’s business. The consequences of any of these armed conflicts are unpredictable, and the combined company may not be able to foresee events that could have an adverse effect on its business.

Another outbreak of severe acute respiratory syndrome (SARS) or any other disease epidemic may adversely affect the combined company’s business, financial condition and results of operations.

Another outbreak of SARS or any other disease epidemic in Asia could have a negative impact on commerce, travel, and general economic and industry conditions. Given the importance of sales and manufacturing facilities in Asia, the combined company’s business may be more exposed to this risk than the global economy generally. For example, an outbreak could result in quarantines or closures of the combined company’s or its customers’ or suppliers’ facilities in Asia. The outbreak may also adversely impact the combined company’s ability to purchase goods from suppliers in Asia. As a result of any disease epidemic, the combined company’s business, financial condition and results of operations could be materially adversely affected.

New laws and regulations, currency devaluation and political instability in foreign countries, particularly in China, Malaysia, South Korea and Taiwan could make it more difficult for the combined company to operate successfully.

For the years ended December 31, 2003, 2002 and 2001, approximately 18.6%, 19.2% and 21.6%, respectively, of the combined company’s pro forma total revenues were generated from markets outside the United States, primarily from customers in Southeast Asia and Europe. In addition, substantially all of the combined company’s test and assembly facilities will be located in China, Malaysia, Singapore, South Korea and Taiwan. The combined company cannot determine if its future operations and earnings will be affected by new laws, new regulations, a volatile political climate, changes in or new interpretations of existing laws or regulations or other consequences of doing business outside the United States, particularly in China, Malaysia, South Korea and Taiwan. If future operations are negatively affected by these changes, the combined company’s sales or profits may suffer.

The combined company could suffer adverse tax and other financial consequences if U.S. or foreign taxing authorities do not agree with its interpretation of applicable tax laws.

ChipPAC’s corporate structure and operations are based, in part, on interpretations of various tax laws, including withholding tax, and other relevant laws of applicable non-U.S. jurisdictions. In the merger, ChipPAC will become a wholly owned subsidiary of STATS. No assurances can be made that non-U.S. taxing authorities will agree with ChipPAC’s or the combined company’s interpretations or that they will reach the same conclusions. For example, the Korean National Tax Administration (the Korean Tax Administration) has informed ChipPAC that the Korean Tax Administration has made an assessment of approximately $13.4 million against ChipPAC relating to withholding tax that the Korean Tax Administration asserts should have been collected on a loan from ChipPAC’s Hungarian subsidiary to its Korean subsidiary. ChipPAC believes that no withholding on the transaction in question is required under the prevailing tax treaty. ChipPAC has appealed this assessment and believes that such assessment should be overturned. However, ChipPAC’s interpretations are not, and the combined company’s interpretations will not be, binding on any taxing authority and, if these foreign jurisdictions were to change or to modify the relevant laws, ChipPAC or the combined company could suffer adverse tax and other financial consequences or the anticipated benefits of ChipPAC’s corporate structure could be materially impaired.

Risks Related to Ownership of STATS Ordinary Shares or ADSs

Judgments of U.S. courts against STATS or the combined company may not be enforceable outside of the United States.

STATS is, and the combined company will be, a public limited company organized under the laws of the Republic of Singapore. Several of STATS’ and the combined company’s directors and officers and experts named in this document are nonresidents of the United States, and a significant portion of the assets of STATS, the combined company and these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or to enforce, in courts outside the United States, judgments against such persons obtained in U.S. courts or predicated upon the civil liability provisions of the laws of the United States, including the U.S. securities laws. Furthermore, since a substantial portion of the assets of STATS and the combined company are located outside the United States, any judgment obtained in the United States against STATS or the combined company may not be collectible within the United States. STATS has been advised that judgments of U.S. courts based on the civil liability provisions of the U.S. securities laws of the United States are not enforceable in Singapore courts. STATS has also been advised that there is doubt as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States.

As a foreign private issuer, the combined company will be subject to different U.S. securities laws and rules than ChipPAC, which may, among other things, limit the information available to holders of STATS ordinary shares and STATS ADSs.

As a foreign private issuer, STATS is, and the combined company will be, subject to requirements under the Securities Act of 1933, as amended (the Securities Act), and the Securities Exchange Act of 1934, as amended (the Exchange Act), which are different from the requirements applicable to ChipPAC prior to the merger. For example, the combined company will not be required to comply with the notice and disclosure requirements under the Exchange Act relating to the solicitation of proxies for shareholder meetings. In addition, STATS’ officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of STATS ordinary shares and/or STATS ADSs. The periodic disclosure required of foreign private issuers is more limited than the periodic disclosure required of U.S. issuers and therefore there may be less publicly available information about the combined company than is regularly published by or about U.S. public companies in the United States.

The trading volume for STATS ADSs on the Nasdaq National Market has historically been more limited than the trading market for STATS ordinary shares on the Singapore Exchange.

The STATS ADSs to be issued to ChipPAC stockholders will be quoted on the Nasdaq National Market under the symbol “STTS” and the STATS ordinary shares are listed on the Singapore Exchange under the symbol “ST Assembly”. The average weekly trading volume for the STATS ADSs over the past three months ending on March 26, 2004 has been approximately 134,801 STATS ADSs. This trading volume is substantially lower than then average weekly trading volume for the STATS ordinary shares on the Singapore Exchange, which was approximately 38,408,385 STATS ordinary shares, over the same three-month period. While a holder of STATS ADSs is entitled to cancel such holder’s STATS ADSs and receive the underlying STATS ordinary shares, such holder will need to pay certain fees, charges and taxes. See “Description of STATS American Depositary Shares” beginning on page     . No assurances can be made that a more active trading market for the STATS ADSs on the Nasdaq National Market will develop after the consummation of the merger.

THE STATS EXTRAORDINARY GENERAL MEETING

Date, time and place of the STATS extraordinary general meeting

The date, time and place of the STATS extraordinary general meeting are as follows:

                        , 2004,

                        , Singapore time

at

10 Ang Mo Kio Street 65

#04-18/20 Techpoint

Singapore 569059

Purpose of the STATS extraordinary general meeting

In connection with the proposed merger between STATS and ChipPAC, the STATS board of directors has convened the STATS extraordinary general meeting for                     , 2004. At the meeting, STATS will propose the following STATS resolutions:

Resolution 1:	to approve the issuance of the new STATS ordinary shares underlying the STATS ADSs that will be issued to ChipPAC stockholders on the terms and subject to the conditions set out in the merger agreement;

Resolution 2:	to approve and adopt the STATS ChipPAC substitute option plans under which the STATS substitute options will be issued in connection with the merger;

Resolution 3:	to approve the offer and grant of the STATS substitute options to replace the outstanding options to acquire ChipPAC Class A common stock and the issuance of new STATS ordinary shares as may be required to be issued pursuant to the exercise of such STATS substitute options;

Resolution 4:	to approve the entry into any supplemental indenture or other agreement in connection with the assumption by STATS of certain obligations under the ChipPAC convertible subordinated notes and the issuance of new STATS ordinary shares underlying the STATS ADSs as may be required to be issued pursuant to the conversion of the ChipPAC convertible subordinated notes into STATS ADSs after the merger;

Resolutions 5 through 8:	to elect as directors of STATS, with effect from the effective date of the merger, the following persons: Dr. Conn, Mr. McKenna, Mr. Norby and Dr. Park;

Resolution 9:	to approve an amendment of the STATS 1999 option plan to increase the maximum number of STATS ordinary shares issuable under the STATS 1999 option plan to 245 million STATS ordinary shares and the issuance of new STATS ordinary shares upon the exercise of options granted under the STATS 1999 option plan;

Resolution 10:	to approve and adopt the STATS ChipPAC ESPP, pursuant to which employees of STATS will be offered rights to purchase STATS ordinary shares; and

Resolution 11:	to change the name of STATS to “STATS ChipPAC Ltd.”

Each of the STATS resolutions will be voted on separately at the STATS extraordinary general meeting. If any STATS resolution does not receive the requisite approval of the STATS shareholders, none of the STATS resolutions will be deemed approved by the STATS shareholders and the merger will not be consummated. For additional information regarding the STATS proposals, see “STATS Proposals at the STATS Extraordinary General Meeting” beginning on page     .

Quorum

Any two or more shareholders of STATS holding or representing in the aggregate not less than one third of the outstanding STATS ordinary shares present in person or by proxy at the STATS extraordinary general meeting will constitute a quorum.

Shareholders entitled to vote

Holders of STATS ordinary shares who are registered with the CDP as of 48 hours before the time set for the STATS extraordinary general meeting shall be entitled to vote at the STATS extraordinary general meeting.

At the close of business on                     , 2004, there were             STATS ordinary shares issued and outstanding held by              owners.

Proxies

To be effective, a proxy must be deposited at STATS’ registered office located at 5 Yishun Street 23, Singapore 768442, at least 48 hours before the time set for the STATS extraordinary general meeting or at any adjournment thereof. A proxy need not be a STATS shareholder. STATS shareholders may appoint any member of the STATS board of directors or any other person as their proxy.

Any STATS shareholder signing a proxy in the form accompanying this document has the power to revoke it either prior to the STATS extraordinary general meeting at which the matter voted by the proxy is acted upon, or at the STATS extraordinary general meeting prior to the vote on the matter. A proxy may be revoked, at any time not less than 48 hours before the time set for the STATS extraordinary general meeting, by submitting a subsequently dated instrument appointing a proxy or, at the STATS extraordinary general meeting prior to the vote on the STATS resolutions, by such shareholder attending the STATS extraordinary general meeting and voting in person.

Voting

On a show of hands, every holder of STATS ordinary shares present in person or by proxy shall have one vote. On a poll, every holder of STATS ordinary shares present in person or by proxy shall have one vote for each STATS ordinary share held. A resolution put to a vote of STATS shareholders at the STATS extraordinary general meeting will be decided on a show of hands unless a poll is demanded. A poll may be demanded in certain circumstances, including by (i) the chairman of the STATS extraordinary general meeting, (ii) not less than five STATS shareholders present in person or by proxy and entitled to vote at the STATS extraordinary general meeting and (iii) a STATS shareholder present in person or by proxy and representing not less than one-tenth of the total voting rights of all the STATS shareholders having the right to vote at the STATS extraordinary general meeting, provided always that no poll shall be demanded on the choice of a chairman or on a question of adjournment.

STATS ordinary shares represented by duly elected proxies deposited with STATS will be voted at the STATS extraordinary general meeting in accordance with the instructions of the STATS shareholder’s instructions contained in the proxy. In the absence of specific instructions in the proxy, the proxy of a STATS shareholder may vote or abstain as such proxy sees fit.

On a show of hands, each of STATS resolutions 1 through 10 will be duly passed by the affirmative vote of a simple majority of STATS shareholders present in person or by proxy and voting at the extraordinary general meeting, and STATS resolution 11 will be duly passed by an affirmative vote of not less than three-fourths of STATS shareholders present in person or by proxy and voting at the STATS extraordinary general meeting. If a poll is demanded, each of STATS resolutions 1 through 10 will be duly passed by the affirmative vote of a simple majority of votes cast at the STATS extraordinary general meeting for each STATS ordinary share held, and STATS resolution 11 will be duly passed by an affirmative vote of not less than three-fourths of votes cast at the STATS extraordinary general meeting for each STATS ordinary share held.

Certain shareholders, directors and officers of STATS and their affiliates, who as of February 10, 2004 together owned a total of approximately 59.2% of the outstanding STATS ordinary shares, have entered into the STATS voting agreement and have agreed to vote all STATS ordinary shares and STATS ADSs owned of record by such shareholder in favor of the issuance of STATS ordinary shares in the merger and certain other matters related to the merger.

As a result, approval of STATS resolutions 1 through 8 at the STATS extraordinary general meeting is assured.

General information on solicitation of proxies

The STATS board of directors is soliciting proxies from STATS shareholders for use at the STATS extraordinary general meeting, and any adjournment or postponement of the STATS extraordinary general meeting.

STATS will pay the costs of soliciting proxies to be voted at the STATS extraordinary general meeting, except that the expense of printing and mailing proxy materials will be divided equally by STATS and ChipPAC. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of STATS by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. STATS will request brokers and nominees who hold STATS ordinary shares in their names and the STATS depositary to furnish proxy materials to the beneficial owners of the STATS ordinary shares and STATS ADSs and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Recommendation of the board of directors

The STATS board of directors has, by unanimous vote of the directors voting at the meeting of the STATS board of directors to consider the merger, determined that the merger is consistent with and in furtherance of the long-term business strategy of STATS and fair to and in the best interests of the holders of the STATS ordinary shares and STATS ADSs. Accordingly, after careful consideration, the STATS board of directors has approved and declared advisable the merger and the merger agreement and recommends that STATS shareholders vote FOR the approval of all of the STATS resolutions.

Do not send in any certificates representing STATS ordinary shares or STATS ADSs with your proxy.

To assure that your STATS ordinary shares are represented at the STATS extraordinary general meeting, please complete, date and sign the enclosed proxy in accordance with the instructions printed thereon and mail it in the postage-paid envelope provided as soon as possible and in any event so as to arrive at 5 Yishun Street 23, Singapore 768442 no later than                     , Singapore time, on                         , 2004, whether or not you plan to attend the STATS extraordinary general meeting. STATS shareholders may revoke their proxy at any time not less than 48 hours before the time set for the STATS extraordinary general meeting by submitting a subsequently dated instrument appointing a proxy or, at the STATS extraordinary general meeting prior to the vote on the STATS resolutions, by such shareholder attending the STATS extraordinary general meeting and voting in person.

THE CHIPPAC SPECIAL MEETING

ChipPAC is furnishing this document to holders of ChipPAC Class A common stock in connection with the solicitation of proxies by the ChipPAC board of directors for use at the special meeting of ChipPAC stockholders to be held on                  , 2004, and any adjournment or postponement of the special meeting.

Date, time and place of the ChipPAC special meeting

The date, time and place of the special meeting of ChipPAC stockholders are as follows:

                 , 2004,

         Pacific time

at

ChipPAC, Inc.

47400 Kato Road

Fremont, California 94583

Purposes of the ChipPAC special meeting

The purposes of the ChipPAC special meeting are:

1.	To consider and vote upon a proposal to adopt and approve the agreement and to approve the proposed merger of Camelot Merger, Inc. with and into ChipPAC, as contemplated by the merger agreement, under which each outstanding share of ChipPAC Class A common stock will be converted into the right to receive 0.87 STATS ADSs; and

2.	To transact such other business as may properly be brought before the ChipPAC special meeting or any adjournments or postponements of the ChipPAC special meeting.

Recommendation of the ChipPAC board of directors

The ChipPAC board of directors has, by unanimous vote of the directors voting at the meeting of the ChipPAC board of directors to consider the merger, concluded that the merger is fair to, and in the best interests of, ChipPAC and its stockholders and has approved the merger, the merger agreement and the associated transactions. Accordingly, the ChipPAC board of directors has declared advisable, and recommends, that ChipPAC stockholders vote FOR adoption and approval of the merger agreement and approval of the merger.

Record date and outstanding shares

The ChipPAC board of directors has fixed the close of business on                 , 2004 as the record date for the ChipPAC special meeting. Only holders of record of ChipPAC Class A common stock on the ChipPAC record date are entitled to notice of, and to vote at, the ChipPAC special meeting. At the close of business on the ChipPAC record date, ChipPAC had outstanding and entitled to vote              shares of Class A common stock, held by approximately              stockholders of record.

Vote and quorum required

Holders of ChipPAC Class A common stock are entitled to one vote for each share held as of the record date. Adoption and approval of the merger agreement and approval of the merger will require the affirmative vote of the holders of a majority of the outstanding shares of ChipPAC Class A common stock. A quorum of ChipPAC stockholders is required to hold a valid special meeting. Attendance at the meeting in person or by proxy of holders of a majority of the shares of ChipPAC Class A common stock outstanding and entitled to vote on the record date is required for a quorum.

Certain stockholders, directors and Mr. McKenna, the President, Chief Executive Officer and Chairman of the board of directors of ChipPAC, who, as of the ChipPAC record date, together owned a total of approximately

    % of the outstanding ChipPAC Class A common stock, have entered into the ChipPAC voting agreement and have agreed to vote all of the shares of ChipPAC Class A common stock owned of record by such stockholder in favor of the adoption and approval of the merger agreement and the approval of the merger.

Shares owned and voted by ChipPAC directors and executive officers

On the record date, directors and executive officers of ChipPAC and their affiliates owned, and were entitled to vote, approximately              shares of ChipPAC Class A common stock, or approximately     % of the outstanding voting shares. Certain directors and one of the executive officers of ChipPAC, who, as of the ChipPAC record date, together owned a total of approximately     % of the outstanding ChipPAC Class A common stock, have entered into the ChipPAC voting agreement and have agreed to vote all of the shares of ChipPAC Class A common stock owned by such stockholder of record in favor of the adoption and approval of the merger agreement and the approval of the merger. In addition, such directors and officers have granted STATS an irrevocable proxy to vote their shares of ChipPAC Class A common stock in favor of adoption and approval of the merger agreement and approval of the merger. See “Agreements Related to the Merger—ChipPAC voting agreement” on page     .

Abstentions and broker non-votes

Abstentions and broker non-votes each will be included in determining the number of shares of ChipPAC Class A common stock present and voting at the ChipPAC special meeting for the purpose of determining the presence of a quorum. Because adoption and approval of the merger agreement and approval of the merger require the affirmative vote of a majority of the outstanding shares of ChipPAC Class A common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the adoption and approval of the merger agreement and approval of the merger. In addition, the failure of a ChipPAC stockholder to return a proxy or vote in person will have the effect of a vote against the adoption and approval of the merger agreement and approval of the merger. Brokers holding shares of ChipPAC Class A common stock for beneficial owners cannot vote on the actions proposed in this document without the beneficial owners’ specific instructions.

Expenses of proxy solicitation

ChipPAC will pay the costs of soliciting proxies to be voted at the ChipPAC special meeting, except that STATS will share equally the expenses incurred in connection with filing and printing this document. Arrangements will also be made with brokerage firms and custodians, nominees and fiduciaries who are record holders of ChipPAC Class A common stock for the forwarding of proxy solicitation materials to the beneficial owners of ChipPAC Class A common stock. ChipPAC will reimburse these brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in connection with the forwarding of proxy solicitation materials.

ChipPAC has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for a customary fee, plus expenses relating to the solicitation.

In addition to solicitation by mail, directors, officers, employees and agents of ChipPAC may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.

Voting of proxies

The proxy accompanying this document is solicited on behalf of the ChipPAC board of directors for use at the ChipPAC special meeting. Please complete, date, sign and return the accompanying proxy as soon as possible.

All properly signed proxies that are not revoked will be voted at the ChipPAC special meeting, and at any adjournments or postponements of the ChipPAC special meeting, according to the instructions indicated on the proxies. If a holder of ChipPAC Class A common stock properly executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted FOR the proposal to adopt and approve the merger agreement and to approve the merger at the ChipPAC special meeting. If any other matters are properly brought before the ChipPAC special meeting, the persons named in the proxies will have discretion to vote on such matters.

ChipPAC stockholders whose broker holds such stockholder’s shares of ChipPAC Class A common stock in “street name” should instruct their broker to vote their shares of ChipPAC Class A common stock, following the broker’s directions. Most brokers have procedures for telephone or Internet voting. ChipPAC stockholders should review the material sent to them by their broker or call their account representative for more information. In the event that a ChipPAC stockholder does not instruct their broker as to how their shares of ChipPAC Class A common stock held in “street name” should be voted, such shares will not be voted for the adoption and approval of the merger agreement and the approval of the merger or for any other proposal with respect to which the broker does not have discretionary authority.

ChipPAC stockholders may revoke their proxy at any time before it is exercised at the ChipPAC special meeting by taking any of the following actions:

•	prior to the time of the vote at the ChipPAC special meeting, delivering a written notice to the corporate secretary of ChipPAC by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	prior to the time of the vote at the ChipPAC special meeting, signing and delivering a proxy relating to the same shares of ChipPAC Class A common stock and bearing a later date; and

•	attending the ChipPAC special meeting and voting in person, although attendance at the ChipPAC special meeting will not, by itself, revoke a proxy.

Please note, however, that if shares of ChipPAC Class A common stock are held of record by a broker, bank or other nominee and the beneficial owner of such shares wishes to vote at the ChipPAC special meeting, such owner must bring to the meeting a letter from the broker, bank or other nominee confirming such owner’s beneficial ownership of the shares of ChipPAC Class A common stock.

Do not send in any stock certificates with the proxy. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for ChipPAC Class A common stock to former ChipPAC stockholders as soon as practicable after the completion of the merger.

To assure that your shares of ChipPAC Class A common stock are represented at the ChipPAC special meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the ChipPAC special meeting. ChipPAC stockholders may revoke their proxy at any time before it is voted at the ChipPAC special meeting.

THE MERGER

This section of this document describes the material aspects of the proposed merger. While STATS and ChipPAC believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents STATS and ChipPAC refer to in this document for a more complete understanding of the merger.

The merger

In accordance with the merger agreement and Delaware law, Camelot Merger, Inc., which is a newly formed, wholly owned subsidiary of STATS, will be merged with and into ChipPAC. As a result of the merger, the separate corporate existence of Camelot Merger, Inc. will cease and ChipPAC will survive the merger as a wholly owned subsidiary of STATS.

Merger consideration

In the merger, holders of ChipPAC Class A common stock will receive 0.87 STATS ADSs for each share of ChipPAC Class A common stock they hold. The number of STATS ADSs that holders of ChipPAC Class A common stock will receive in the merger will be appropriately adjusted for any stock splits, combinations and other similar events that occur between the date of the merger agreement and the completion of the merger. STATS will not issue fractional STATS ADSs in the merger. Instead, each holder of shares of ChipPAC Class A common stock exchanged in the merger who would otherwise have received a fraction of a STATS ADS will receive cash, without interest, in an amount equal to the holder’s proportionate interest in the gross proceeds of the sale on the Nasdaq National Market by the exchange agent of the aggregated fractional STATS ADSs that otherwise would be issued in the merger. STATS will pay all commissions, transfer taxes and out-of-pocket costs, including the expenses and compensation of the exchange agent, incurred in connection with the sale by the exchange agent of the STATS ADSs.

Treatment of ChipPAC stock options; Adoption of STATS ChipPAC substitute share option plans

At the effective time of the merger, each outstanding ChipPAC stock option will be cancelled and substituted, subject to the consent of option holders in the case of options granted under the ChipPAC 1999 plan, with a STATS substitute option to purchase a number of STATS ordinary shares equal to the number of shares of ChipPAC Class A common stock subject to such ChipPAC option multiplied by 8.7 (ten times the exchange ratio), at a per STATS ordinary share exercise price equal to the exercise price per share of the substituted ChipPAC option divided by 8.7 (ten times the exchange ratio), subject to certain limitations. Upon exercise of a STATS substitute option, the holder of the STATS substitute option may elect to receive, in lieu of STATS ordinary shares, a number of STATS ADSs equal to the number of STATS ordinary shares subject to the STATS substitute option divided by ten and rounded down to the nearest whole STATS ADS.

The STATS substitute options will be granted under the STATS ChipPAC substitute share option plan or the STATS ChipPAC substitute EIP, subject to receipt of the requisite approval of the STATS shareholders at the STATS extraordinary general meeting. For a description of the STATS ChipPAC substitute share option plan and the STATS ChipPAC substitute EIP, please see “STATS Proposals at the STATS Extraordinary General Meeting—Resolution 2” beginning on page     .

STATS will file registration statements with the SEC that registers the resale of STATS ordinary shares and the STATS ADSs that will be issuable upon the exercise of the STATS substitute options following the merger. STATS will use its reasonable best efforts to have these registration statements declared effective as soon as practicable after the consummation of the merger.

Effect of the merger on the ChipPAC notes

As of December 31, 2003, ChipPAC had outstanding $150 million aggregate principal amount of ChipPAC 2.5% convertible subordinated notes and $50 million aggregate principal amount of ChipPAC 8% convertible subordinated notes and had guaranteed $165 million aggregate principal amount of ChipPAC senior subordinated notes. The ChipPAC 2.5% convertible subordinated notes were issued under an indenture, dated as of May 28, 2003 (the ChipPAC 2.5% notes indenture), between ChipPAC and U.S. Bank National Association, as trustee. The ChipPAC 2.5% notes indenture provides that after the consummation of the merger, the holders of the ChipPAC 2.5% convertible subordinated notes will be entitled to convert such notes into the number of STATS ADSs that they would have received in the merger if they had converted such notes into ChipPAC Class A common stock immediately prior to the merger. If the ChipPAC 2.5% convertible subordinated notes are outstanding at the time the merger is consummated, as a condition precedent to the merger, STATS and the trustee must enter into a supplemental indenture to implement this modification in the conversion rights of the ChipPAC 2.5% convertible subordinated notes. The merger will not constitute a “change of control”, as defined in the ChipPAC 2.5% notes indenture, and accordingly the holders of the ChipPAC 2.5% convertible subordinated notes will not have the right to require ChipPAC to repurchase such notes.

The ChipPAC 8% convertible subordinated notes were issued under an indenture, dated as of June 15, 2001 (the ChipPAC 8% notes indenture), between ChipPAC and Firstar Bank, N.A., as trustee. The ChipPAC 8% notes indenture provides that after the consummation of the merger, the holder of the ChipPAC 8% convertible subordinated notes will be entitled to convert such notes into the number of STATS ADSs that it would have received in the merger if it had converted such notes into ChipPAC Class A common stock immediately prior to the merger. If the ChipPAC 8% convertible subordinated notes are outstanding at the time the merger is consummated, as a condition precedent to the merger, STATS and the trustee must enter into a supplemental indenture to implement this modification in the conversion rights of the ChipPAC 8% convertible subordinated notes. The merger may not constitute a “change of control”, as defined in the ChipPAC 8% notes indenture, and accordingly the holder of the ChipPAC 8% convertible subordinated notes may have the right to require ChipPAC to repurchase such notes.

Under the indenture, dated as of July 29, 1999 (the ChipPAC senior subordinated notes indenture), between ChipPAC and Firstar Bank of Minnesota, N.A., as trustee, governing the ChipPAC senior subordinated notes, the merger will constitute a “change of control”, as defined in such indenture, and accordingly the holders of the ChipPAC senior subordinated notes will have the right to require ChipPAC to repurchase such senior subordinated notes at a purchase price in cash equal to 101% of the principal amount plus any accrued and unpaid interest to the date of repurchase.

STATS will file registration statements with the SEC that registers the resale of STATS ADSs that will be issuable upon the conversion of the ChipPAC 2.5% convertible subordinated notes or the ChipPAC 8% convertible subordinated notes following the merger and STATS will use its reasonable best efforts to have these registration statements declared effective as soon as practicable after the effective time of the merger.

Appointment to the STATS board of directors

At the consummation of the merger, four members of the STATS board of directors will resign and, subject to their election at the STATS extraordinary general meeting, four persons who have been designated by ChipPAC will serve as directors of STATS. ChipPAC has designated Dr. Conn, Mr. McKenna, Mr. Norby and Dr. Park to be nominated for election to the STATS board of directors. In addition, one of Dr. Conn, Mr. Norby or Dr. Park will be appointed to the STATS audit committee. If Mr. McKenna is elected to the STATS board of directors, he will be appointed as Vice Chairman of the STATS board of directors and will serve in that capacity until December 31, 2004.

For additional information regarding the ChipPAC designees to be nominated for election to the STATS board of directors, see “Directors and Executive Officers of STATS” beginning on page     .

STATS name change

At the effective time of the merger, STATS’ name will be changed to “STATS ChipPAC Ltd.”

For additional information regarding the proposed STATS name change, see “STATS Proposals at the STATS Extraordinary General Meeting—Resolution 11” beginning on page     .

Background of the merger

STATS and ChipPAC have been familiar with each other’s businesses for several years. In the early part of 2001, Mr. McKenna, Chairman, President and Chief Executive Officer of ChipPAC, met with then-Chairman of the STATS board of directors and Chief Executive Officer, Mr. Tan Bock Seng, to discuss a possible transaction between the companies. Although preliminary discussions took place over several months, no agreement was reached at that time.

In the beginning of November 2001, ChipPAC and STATS again engaged in preliminary discussions regarding a possible combination of the companies. During the first two weeks of November 2001, ChipPAC and STATS exchanged diligence materials, and on November 9, 2001, the Company and STATS conducted management presentations and had preliminary due diligence meetings in Pebble Beach, California. Again, no agreement was reached.

In December 2002, Mr. McKenna met in Singapore with STATS’ newly-appointed Chief Executive Officer, Mr. Tan Lay Koon, to discuss the possibility of reviving discussions regarding a possible business combination. Mr. Tan requested that Mr. McKenna make a preliminary proposal regarding such a transaction. Mr. McKenna sent a proposal letter to STATS as requested on December 20, 2002. After consultation with the STATS board of directors, Mr. Tan informed Mr. McKenna that the STATS board of directors considers various strategic alternatives from time to time and took note of ChipPAC’s interest in STATS, but STATS did not otherwise respond to ChipPAC’s proposal.

In the first half of November 2003, Mr. McKenna contacted Mr. Tan in an effort to re-initiate discussions regarding a possible business combination. On November 14, 2003, the ChipPAC board of directors met to consider a possible transaction with STATS. Following this discussion, the ChipPAC board of directors authorized Mr. McKenna to make a written proposal to STATS. Later that day, Mr. McKenna delivered a written proposal to STATS that contemplated a transaction in which ChipPAC stock would be exchanged for STATS shares at an exchange ratio to be fixed prior to the announcement of the transaction. The proposed exchange ratio would reflect a significant premium over the trailing 30-day average ratio of the market prices of the STATS ADSs and ChipPAC Class A common stock with the measurement period ending five business days prior to the announcement of the proposed transaction, subject to certain limits.

Mr. Tan discussed ChipPAC’s proposal with the executive committee of the STATS board of directors on November 27, 2003 and was authorized to respond to ChipPAC’s proposal. On December 3, 2003, Mr. Tan delivered a letter to Mr. McKenna containing a revised proposal for economic terms of a possible business combination. This proposal also outlined certain principal conditions for a proposed transaction, including satisfactory completion of due diligence investigations, negotiation of mutually satisfactory agreements, board approval and other conditions.

On December 5, 2003, the ChipPAC board of directors met to consider the counterproposal received from STATS, and authorized Mr. McKenna and Credit Suisse First Boston, ChipPAC’s financial advisor, to continue discussions with STATS and STATS’ financial advisor, Morgan Stanley, regarding the terms of a possible transaction. After this meeting, Mr. McKenna telephoned Mr. Tan to discuss the proposal and the two agreed to proceed with preliminary discussions with respect to a possible transaction.

Between December 6 and December 12, 2003, discussions regarding the proposed transaction between representatives of STATS and ChipPAC continued. Following these discussions, on December 13, 2003, Mr. Tan sent a revised proposal to Mr. McKenna. Following review by the ChipPAC board of directors, Mr. McKenna communicated to Mr. Tan ChipPAC’s willingness to attempt to negotiate a definitive agreement having the basic terms reflected in Mr. Tan’s December 13th letter and he suggested that the parties proceed with the next step of due diligence.

Throughout the last half of December 2003 and early January 2004, representatives of STATS and ChipPAC, and their respective legal and financial advisors, participated in telephone conference calls to discuss, among other things, structural alternatives for a possible business combination between STATS and ChipPAC. Throughout January 2004, STATS, ChipPAC, and their respective legal and financial advisors, discussed and evaluated the potential tax treatment of the proposed merger.

On January 6, 2004, STATS and ChipPAC signed a mutual non-disclosure agreement providing for the safeguarding of the confidentiality of information that the parties might share with each other during their discussions relating to a potential business combination.

In early January 2004, Mr. Tan and Mr. McKenna held a telephone conversation and agreed that a logical next step in the initial review processes of both parties was to conduct a joint meeting during which each party would describe their business and organization. Mr. Tan and Mr. McKenna agreed that the parties should meet in Tokyo from January 10 through January 12.

From January 10 through January 12, 2004, a team from STATS consisting of Mr. Tan and senior executives of STATS, met at the offices of Morgan Stanley in Tokyo with Mr. McKenna and members of ChipPAC’s senior management team. Representatives of Shearman & Sterling LLP, STATS’ U.S. legal counsel, Kirkland & Ellis LLP, ChipPAC’s U.S. legal counsel, and STATS’ and ChipPAC’s respective financial advisors, also attended these meetings. During these meetings, each company’s management team made a series of presentations to representatives of the other company regarding their company’s business, financial condition and results of operations and held a number of one-on-one meetings to further their understanding of each company’s operations. Following these meetings, Mr. Tan and Mr. McKenna conducted a follow-up call and reviewed the preliminary discussions that occurred between the parties.

Starting on January 13, 2004, ChipPAC permitted STATS and its legal, financial and accounting advisors to access data rooms of due diligence documents that ChipPAC had established at the offices of Kirkland & Ellis LLP in San Francisco and at the offices of Rajah & Tann, ChipPAC’s Singapore legal counsel, in Singapore. From January 13, 2004 until the announcement of the proposed merger, representatives of STATS and its legal and financial advisors reviewed information regarding ChipPAC and conducted interviews of a number of members of ChipPAC senior management. During that same period, representatives of ChipPAC and its legal and financial advisors reviewed information regarding STATS at data rooms of due diligence documents that STATS had established at the offices of Shearman & Sterling LLP in San Francisco and Singapore and conducted a series of interviews of a number of members of STATS senior management.

On January 16, 2004, Shearman & Sterling LLP provided an initial draft of a merger agreement for the proposed transaction to Kirkland & Ellis LLP. From January 16, 2004 until the announcement of the proposed merger on February 10, 2004, the parties exchanged comments on the draft agreement and negotiated its terms.

On January 21, 2004, the ChipPAC board of directors met to discuss the proposed merger agreement and the discussions that took place between ChipPAC and STATS in Tokyo the preceding week. At that meeting, Mr. McKenna reviewed discussions regarding the transaction to date. Kirkland & Ellis LLP reviewed the fiduciary duties of the ChipPAC directors in the context of a proposed transaction of this type. Credit Suisse First Boston reviewed with the ChipPAC board of directors financial aspects of the proposed merger.

On January 26, 2004, the ChipPAC board of directors met again to continue their discussions and their review of the progress of negotiations between the parties. ChipPAC’s legal and financial advisors reported on the progress of negotiations with STATS.

On January 28, 2004, at a regularly scheduled meeting of the STATS board of directors, the STATS board of directors reviewed STATS’ results of operations for the quarter and year ended December 31, 2003 and discussed, among other things, the status of the negotiations with ChipPAC. After the Nasdaq National Market closed that day, STATS issued a press release announcing its results of operations for the quarter and year ended December 31, 2003.

On January 29, 2004, ChipPAC issued a press release announcing its results of operations for the quarter and year ended December 31, 2003.

On February 2, 2004, the ChipPAC board of directors met again to continue their review of the progress of negotiations between the parties. On that same day, the parties also submitted an initial ruling request letter to the IRS, requesting, subject to the completion of negotiations and execution of a definitive merger agreement, a private letter ruling relating to the tax treatment of the proposed merger to ChipPAC’s stockholders.

On February 5, 2004, the ChipPAC board of directors held a regularly scheduled meeting during which they reviewed and discussed the terms of the merger agreement and the progress of negotiations between the parties. Credit Suisse First Boston updated the ChipPAC board of directors as to financial aspects of the proposed merger. Kirkland & Ellis LLP updated the ChipPAC board of directors on the status of their respective due diligence investigations.

On February 6, 2004, the ChipPAC board of directors met to discuss, among other things, the proposed employee retention and severance plans and agreements to be entered into with certain members of ChipPAC management.

From February 3 through February 6, 2004, STATS sent a team comprised of Mr. Suh Tae Suk and Mr. Han Byung Joon to visit ChipPAC’s facilities in Korea, China and Malaysia. On February 7, 2004, ChipPAC sent Mr. Jeffrey Braden to visit STATS’ facility in Singapore.

On February 9, 2004, the STATS board of directors met to discuss the proposed merger. At the meeting, Mr. Tan updated the STATS board of directors on the status of the negotiations with ChipPAC. Representatives of Morgan Stanley also reviewed with the STATS board of directors its financial analyses of the proposed exchange ratio for the merger. Representatives of STATS’ legal advisors also reviewed with the STATS board of directors their fiduciary duties in considering the proposed transaction and reviewed the structure and terms of the proposed merger and merger agreement with the STATS board of directors. Members of STATS management and STATS’ financial, accounting and legal advisors also reviewed due diligence findings with the STATS board of directors. Following these presentations, the STATS board of directors discussed the proposed transaction and the matters presented to it and authorized STATS management to continue its negotiations with ChipPAC.

Also on February 9, 2004, the ChipPAC board of directors met to discuss the terms of the proposed merger and consider its advisability. ChipPAC management and ChipPAC’s legal and financial advisors also attended this meeting. Kirkland & Ellis LLP reviewed the outcome of negotiations with STATS and responded to questions from the ChipPAC directors. Credit Suisse First Boston reviewed with the ChipPAC board of directors its financial analysis of the exchange ratio provided for in the proposed merger and rendered to the ChipPAC board its oral opinion, which opinion was confirmed by delivery of a written opinion dated February 9, 2004, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair to the holders of ChipPAC Class A common stock, from a financial point of view. Following the presentations and after discussion, the ChipPAC board of directors approved the merger agreement and the transactions contemplated by the merger agreement.

Following the meetings, representatives of STATS and ChipPAC, and their respective legal and financial advisors, participated in several telephone conference calls to finalize the merger agreement and related documentation.

On February 10, 2004, STATS contacted the Singapore Exchange while trading was closed during the lunch hour in Singapore to suspend trading in STATS ordinary shares during the afternoon session. The STATS board of directors met at 1:30 pm, Singapore time on Tuesday, February 10, at which meeting Mr. Tan updated the STATS board of directors on the final terms of the merger. A representative of Morgan Stanley rendered to the STATS board of directors the oral opinion of Morgan Stanley, which was subsequently confirmed by delivery of a written opinion dated February 10, 2004, to the effect that, as of the date of the written opinion and based upon and subject to the various considerations contained in the written opinion, the exchange ratio under the merger agreement was fair from a financial point of view to STATS. Representatives of Allen & Gledhill, STATS’ Singapore legal counsel, reviewed with the STATS board of directors the proposed form of board resolutions to approve the proposed transaction and the merger agreement and related documents. After consideration, the STATS board of directors adopted the proposed resolutions by unanimous vote of the directors attending the meeting.

Following this meeting, STATS and ChipPAC executed the merger agreement. In addition, certain ChipPAC stockholders and directors, and Mr. McKenna, the President, Chief Executive Officer and Chairman of the ChipPAC board of directors, signed the ChipPAC voting agreement with STATS agreeing to vote in favor of the proposed merger, and the principal shareholder of STATS and certain executive officers and directors signed the STATS voting agreement with ChipPAC agreeing to vote in favor of certain matters related to the proposed merger. In addition, Mr. McKenna signed a separation agreement with ChipPAC and STATS and certain employees of ChipPAC signed employment agreements with STATS. At approximately 3:00 pm, Singapore time, on Tuesday, February 10, 2004, STATS and ChipPAC issued a joint press release announcing the execution of the merger agreement. Trading in STATS ordinary shares on the Singapore Exchange resumed at approximately 4:30 pm, Singapore time, on Tuesday, February 10, 2004.

Recommendation of the STATS board of directors and STATS’ reasons for the merger

At a meeting held on February 10, 2004, the STATS board of directors concluded that the merger is consistent with and in furtherance of the long-term business strategy of STATS and is fair to, and in the best interests of, STATS and the STATS shareholders. Accordingly, the STATS board of directors determined to recommend that the STATS shareholders approve the issuance of STATS ordinary shares in the merger and the other matters related to the merger. The summary set forth below briefly describes certain of the reasons, factors and information taken into account by the STATS board of directors in reaching its conclusion. The STATS board of directors did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors.

In reaching its determination, the STATS board of directors consulted with STATS management and financial, accounting and legal advisors, and carefully considered a number of factors, including:

•	the potential strategic benefits of the merger, including, without limitation, the expanded global presence of the combined company and the ability of the combined company to provide a full range of assembly and test services in major wafer fabrication centers throughout Asia;

•	the expected strength of the combined company as a global assembly and test business;

•	historical information concerning STATS’ and ChipPAC’s respective businesses, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during recent fiscal periods for each company filed with the SEC;

•	STATS management’s view of the financial condition, results of operations and businesses of STATS and ChipPAC before and after giving effect to the merger and the potential effect of the merger on shareholder value;

•	current financial market conditions and historical market prices, volatility and trading information with respect to the STATS ordinary shares, STATS ADSs and ChipPAC Class A common stock;

•	the consideration to be received by ChipPAC stockholders in the merger and the relationship between the current and historical market values of STATS ordinary shares and STATS ADSs, on one hand, and the ChipPAC Class A common stock, on the other hand, and a comparison of comparable merger transactions;

•	the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, and the conditions to their respective obligations;

•	the prospects of STATS independent of ChipPAC;

•	the potential for other parties to enter into strategic relationships with or to acquire STATS or ChipPAC and the available acquisition candidates for STATS to pursue in furtherance of its strategic objectives;

•	the ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes in which ChipPAC stockholders generally will not recognize any gain or loss;

•	the financial presentation of Morgan Stanley to the STATS board of directors, including its written opinion dated February 10, 2004, as to the fairness to STATS, from a financial point of view, and as of the date of such opinion, of the exchange ratio under the merger, as more fully described under “—Opinion of STATS’ financial advisor” beginning on page ;

•	the impact of the merger on STATS’ and ChipPAC’s customers and employees; and

•	reports from STATS management and financial, accounting and legal advisors as to the results of due diligence investigations of ChipPAC.

In its decision to recommend and approve the issuance of the STATS ordinary shares in the merger and other matters related to the proposed merger, the STATS board of directors believed that the proposed merger would offer the combined company opportunities to realize several potential strategic benefits, including the following:

•	the merger will increase the scale of STATS operations by combining the testing excellence of STATS with the package development and manufacturing assembly excellence of ChipPAC, and thereby creating a leading independent semiconductor assembly and test solutions company;

•	the combined company will have one of the broadest portfolios of assembly and test solutions in the industry, providing comprehensive end-to-end solutions for its customers;

•	the combined company will have a diversified global roster of major semiconductor company customers, with a balanced base of IDM customers, fabless semiconductor company customers and wafer foundry customers;

•	the combined company will have a global manufacturing footprint spanning China, Korea, Malaysia, Singapore, Taiwan and the United States with close proximity to the major hubs of wafer fabrication;

•	the combined company will be a leading service provider to manufacturers of semiconductors used in the fast-growing communications, consumer and multi-applications markets; and

•	the combined company will have a strong balance sheet to invest in its customers’ future growth and will be better able to withstand industry cycles.

Potential risks or other negative factors identified by the STATS board of directors include the following:

•	the risk that the potential benefits of the merger may not be realized;

•	the challenges of integrating the businesses, management teams, strategies, cultures and organizations of the two companies, particularly given the geographic separation of their facilities;

•	the risk that ChipPAC’s financial results will not meet expectations given the current semiconductor assembly market environment;

•	the risk of disruption of sales momentum as a result of uncertainties created by the announcement of the merger or customers’ concerns regarding integration of the combined company’s operations and the ability of the combined company to continue to provide a high level of service;

•	the risk that the merger might not be consummated on a timely basis, if at all, despite the parties’ efforts, even if approved by each company’s shareholders;

•	the substantial costs and financial statement charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•	the effect of the public announcement of the merger on STATS’ sales and operating results and STATS’ ability to attract and retain key management, marketing and technical personnel; and

•	other applicable risks described in the section of this document entitled “Risk Factors” beginning on page .

The foregoing discussion of the information and factors considered by the STATS board of directors is not intended to be exhaustive, but includes the material factors considered by the STATS board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the STATS board of directors, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the STATS board of directors did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the STATS board of directors conducted an overall analysis of the factors described above, including discussions with STATS management and legal, financial and accounting advisors. In considering the factors described above, individual members of the STATS board of directors may have given different weight to different factors.

The STATS board of directors considered all these factors as a whole and believed the factors supported its determination to approve the merger.

After taking into consideration all of the factors set forth above, the STATS board of directors concluded that the merger is consistent with and in furtherance of the long-term business strategy of STATS, and that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, STATS and the STATS shareholders and that STATS should proceed with the merger. Accordingly, the STATS board of directors approved the merger and the associated transactions and recommended that the STATS shareholders vote FOR:

Resolution 1:	to approve the issuance of the new STATS ordinary shares underlying the STATS ADSs that will be issued to ChipPAC stockholders on the terms and subject to the conditions set out in the merger agreement;

Resolution 2:	to approve and adopt the STATS ChipPAC substitute option plans under which the STATS substitute options will be issued in connection with the merger;

Resolution 3:	to approve the offer and grant of the STATS substitute options to replace the outstanding options to acquire ChipPAC Class A common stock and the issuance of new STATS ordinary shares as may be required to be issued pursuant to the exercise of such STATS substitute options;

Resolution 4:	to approve the entry into any supplemental indenture or other agreement in connection with the assumption by STATS of certain obligations under the ChipPAC convertible subordinated notes and the issuance of new STATS ordinary shares underlying the STATS ADSs as may be required to be issued pursuant to the conversion of the ChipPAC convertible subordinated notes into STATS ADSs after the merger;

Resolutions 5 through 8:	to elect as directors of STATS, with effect from the effective date of the merger, the following persons: Dr. Conn, Mr. McKenna, Mr. Norby and Dr. Park;

Resolution 9:	to approve an amendment of the STATS 1999 option plan to increase the maximum number of STATS ordinary shares issuable under the STATS 1999 option plan to 245 million STATS ordinary shares and the issuance of new STATS ordinary shares upon the exercise of options granted under the STATS 1999 option plan;

Resolution 10:	to approve and adopt the STATS ChipPAC ESPP, under which employees of STATS will be offered rights to purchase STATS ordinary shares; and

Resolution 11:	to change the name of STATS to “STATS ChipPAC Ltd.”

Recommendation of the ChipPAC board of directors and ChipPAC’s reasons for the merger

At a meeting held on February 9, 2004, the ChipPAC board of directors concluded that the merger agreement and the merger was fair to, and in the best interests of, ChipPAC and its stockholders. The ChipPAC board of directors determined to recommend that ChipPAC stockholders approve and adopt the merger agreement and approve the merger.

In reaching its determination, the ChipPAC board of directors consulted with ChipPAC management and ChipPAC’s legal and financial advisors, and carefully considered a number of factors, including:

•	the potential strategic benefits of the merger, including, without limitation: expanded scale; increased product, industry, consumer and geographical diversification; and exposure to a broad range of industry leading customers in key markets with limited overlap;

•	historical information concerning STATS’ and ChipPAC’s respective businesses, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during recent fiscal periods for each company filed with the SEC;

•	ChipPAC management’s view of the financial condition, results of operations and businesses of STATS and ChipPAC before and after giving effect to the merger and the potential effect of the merger on stockholder value;

•	current financial market conditions and historical market prices, volatility and trading information with respect to the STATS ordinary shares, STATS ADSs and ChipPAC Class A common stock;

•	the consideration to be received by ChipPAC stockholders in the merger and the relationship between the current and historical market values of STATS ordinary shares and STATS ADSs, on one hand, and the ChipPAC Class A common stock, on the other hand, and a comparison of comparable merger transactions;

•	the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, and the conditions to their respective obligations;

•	the prospects of ChipPAC independent of STATS;

•	the potential for other parties to enter into strategic relationships with or to acquire ChipPAC and the available acquisition candidates for ChipPAC to pursue in furtherance of its strategic objectives;

•	the financial presentation of Credit Suisse First Boston to the ChipPAC board of directors, including its opinion dated February 9, 2004, as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger, as more fully described below under the caption “—Opinion of ChipPAC’s financial advisor” beginning on page ;

•	the impact of the merger on ChipPAC’s and STATS’ customers and employees; and

•	the results of the due diligence investigation of STATS conducted by ChipPAC management and legal and financial advisors.

In its decision to adopt the merger agreement and approve the merger, the ChipPAC board of directors believed that the proposed merger would offer the combined company opportunities to realize several potential strategic benefits, including the following:

•	the merger will create a leading industry player with scale and increased product, industry and geographical diversification;

•	the combined company will have significantly increased scale, enabling the combined company to target significant new customers and increase penetration of existing customers;

•	the combined company will become a new leader in semiconductor testing services, with the ability to offer comprehensive turnkey solutions as increasingly required by customers, and the ability to test a greater percentage of packages assembled, which the ChipPAC board of directors believes will be a major contributor to profitability;

•	the combined company will benefit from a flexible manufacturing model with increased ability to deal with periodic, product-specific capacity constraints that negatively affect smaller players;

•	the combined company will have a significant presence in each of the world’s semiconductor and electronic manufacturing hubs in Asia Pacific and the United States, with strategic proximity to customers and suppliers of equipment and raw materials;

•	the combined company will have substantial research and development resources, almost double to maintain technology leadership;

•	the combined company will have an improved balance sheet, providing increased financial resources to capitalize on opportunities created by its technology leadership; and

•	the combined company’s increased financial resources will enable the combined company to invest in its customers’ growth as its customers outsource more of their assembly and test business.

Potential risks or other negative factors identified by the ChipPAC board of directors include the following:

•	the risk that STATS’ limited experience in managing complex, multi-site global operations could limit the utilization of ChipPAC’s existing operations in China, Malaysia, Korea and the United States;

•	the challenges of integrating the businesses, management teams, strategies, cultures and organizations of the two companies, particularly given the geographic separation of their facilities;

•	the risk that STATS’ financial results will not meet expectations given the current semiconductor assembly market environment;

•	the risk of disruption of sales momentum as a result of uncertainties created by the announcement of the merger or customers’ concerns regarding integration of the combined company’s operations and the ability of the combined company to continue to provide a high level of service;

•	the risk that the merger might not be consummated on a timely basis, if at all, despite the parties’ efforts, even if approved by each company’s shareholders;

•	the substantial costs and financial statement charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•	the effect of public announcement of the merger on (a) ChipPAC’s sales and operating results and (b) the combined company’s ability to attract and retain key management, marketing and technical personnel;

•	the risk that the transaction may not qualify as a reorganization or may be subject to Section 367 of the Internal Revenue Code and therefore result in the recognition of gain by ChipPAC stockholders;

•	the limited amount of liquidity of trading in STATS ADSs on the Nasdaq National Market; and

•	other applicable risks described in the section of this document entitled “Risk Factors” beginning on page .

The foregoing discussion of the information and factors considered by the ChipPAC board of directors is not intended to be exhaustive, but includes material factors considered by the ChipPAC board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the ChipPAC board of directors, the ChipPAC board of directors did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the ChipPAC board of directors did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the ChipPAC board of directors conducted an overall analysis of the factors described above, including discussions with ChipPAC management and legal, financial and accounting advisors. In considering the factors described above, individual members of the ChipPAC board of directors may have given different weight to different factors.

The ChipPAC board of directors considered all these factors as a whole and believed the factors supported its determination to approve and adopt the merger agreement and approve the merger.

After taking into consideration all of the factors set forth above, the ChipPAC board of directors concluded that the merger was fair to, and in the best interests of, ChipPAC and its stockholders (other than STATS and its affiliates) and that ChipPAC should proceed with the merger. Accordingly, the ChipPAC board of directors adopted the merger agreement and approved the merger and the associated transactions and recommended that ChipPAC stockholders vote FOR the adoption and approval of the merger agreement and approval of the merger.

Opinion of STATS’ financial advisor

STATS retained Morgan Stanley to provide the STATS board of directors with financial advisory services and an opinion as to the fairness to STATS, from a financial point of view, of the exchange ratio under the merger agreement. Morgan Stanley was selected based on its qualifications, expertise and reputation and its knowledge of the business and affairs of STATS. At a meeting of the STATS board of directors on February 10, 2004, Morgan Stanley rendered its oral opinion to the STATS board of directors, confirmed by delivery of a written opinion dated February 10, 2004, that, as of the date of the written opinion and based upon and subject to the various considerations contained in the written opinion, the exchange ratio under the merger agreement was fair from a financial point of view to STATS.

The full text of Morgan Stanley’s written opinion dated February 10, 2004, which contains, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex D to this document. Morgan Stanley’s written opinion is addressed to the STATS board of directors and covers only the fairness of the exchange ratio from a financial point of view to STATS as of the date of the opinion. Morgan Stanley’s written opinion expresses no opinion at all as to ChipPAC’s or STATS’ underlying decision to effect the merger, or as to any other aspect of the merger. The Morgan Stanley opinion does not constitute a recommendation to any STATS ADS holder, STATS shareholder or ChipPAC stockholder as to how they should vote on the issuance of STATS ADSs in the merger or the other matters related to the merger. The summary of the Morgan Stanley opinion contained in this prospectus/proxy statement is qualified by reference to the full text of the Morgan Stanley opinion attached as Annex D, which should be read carefully and in its entirety.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of ChipPAC and STATS;

•	reviewed certain financial forecasts prepared by the managements of ChipPAC and STATS;

•	discussed the past and current operations and financial condition and prospects of ChipPAC and STATS with senior executives of ChipPAC and STATS, respectively;

•	reviewed the pro forma impact of the merger on STATS’ earnings per share, cash flow, consolidated capitalization and financial ratios;

•	performed valuation analyses on ChipPAC and STATS (including, but not limited to, contribution analysis, accretion and dilution analysis, precedent transaction analysis and comparable companies analysis);

•	reviewed the reported market prices and trading activity for the ChipPAC Class A common stock and the STATS ADSs;

•	compared the financial performance of ChipPAC and the prices and trading activity of ChipPAC Class A common stock with that of certain other publicly-traded companies comparable with ChipPAC and their securities;

•	compared the financial performance of STATS and the prices and trading activity of STATS ADSs with that of certain other publicly-traded companies comparable with STATS and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of ChipPAC and STATS and their financial and legal advisors in connection with the merger;

•	reviewed the merger agreement and certain related documents; and

•	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate or necessary.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of all information supplied or otherwise made available to it by ChipPAC and/or STATS for the purposes of its opinion. With respect to financial forecasts, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of ChipPAC and STATS by their respective managements. Morgan Stanley did not make any independent valuation or appraisal of the assets and liabilities of ChipPAC or STATS, nor was Morgan Stanley furnished with any independent valuation or appraisal of those assets or liabilities.

Morgan Stanley also relied, without independent verification, upon the assessment of the management of ChipPAC and the management of STATS of:

•	their respective technology and products;

•	the integration of ChipPAC’s technology with STATS’ technology and the timing of introduction of future products incorporating that technology;

•	the strategic, financial and other benefits expected to result from the merger;

•	the timing and risks associated with the integration of ChipPAC and STATS;

•	the ability of ChipPAC and STATS to retain key employees; and

•	the validity of, and risks associated with, ChipPAC’s and STATS’ existing and future technologies, intellectual property, products, services and business models.

Morgan Stanley also assumed that in the course of obtaining any necessary approvals and consents required for the merger, no restrictions would be imposed that would have a material adverse effect on the benefits expected by ChipPAC and STATS to be derived from the proposed merger. In addition, Morgan Stanley assumed that the merger would be completed in accordance with the merger agreement, including, among other things, that the merger would be treated as a tax-free reorganization under the Internal Revenue Code.

Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on the date of the opinion, and the information made available to Morgan Stanley as of the date of the opinion. Morgan Stanley’s opinion does not address the relative merits of the transactions contemplated by the merger agreement as compared to any other alternative transactions, whether or not any of those alternative transactions could be achieved. In addition, Morgan Stanley is not an expert in accounting, legal or tax matters, and its opinion does not address any advice rendered by ChipPAC’s or STATS’ respective accountants, legal counsel or tax advisors with respect to the merger. Morgan Stanley’s opinion does not address the prices at which the ChipPAC Class A common stock, STATS ordinary shares or STATS ADSs will trade following the announcement or completion of the merger, or as to the financial performance of ChipPAC or STATS following completion of the merger.

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with giving its opinion. Some of these summaries include information presented in tables. In order to fully understand the financial analyses used by Morgan Stanley, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Contribution Analysis.

Based on financial data and estimates provided by the management of STATS and ChipPAC, Morgan Stanley analyzed the respective contributions by STATS and ChipPAC to the combined company by comparing their respective percentage contributions to the revenues, EBITDA and net income of the combined company on a pro forma basis. This analysis assumed the completion of the merger and included certain interest cost savings associated with the assumed conversion of the ChipPAC convertible subordinated notes into ChipPAC Class A common stock. This analysis showed the following:

	Percentage Contribution to the Combined Company by
	STATS	ChipPAC
Revenue
2003	47.0%	53.0%
2004 Estimated	47.1%	52.9%
EBITDA
2003	60.9%	39.1%
2004 Estimated	57.9%	42.1%
Net Income
2004 Estimated	53.4%	46.6%

Precedent Transaction Analysis.

Using publicly available information, Morgan Stanley reviewed the terms of the following eight selected transactions announced between October 1, 2000 and January 23, 2004 involving companies in the semiconductor industry where the acquiror and/or target was a public company domiciled in the United States, the acquiror obtained control of the target, and the purchase consideration involved some form of stock component:

Target	Acquiror
Oak Technology, Inc.	Zoran Corporation
SpeedFam-IPEC, Inc.	Novellus Systems, Inc.
Spectrian Corporation	REMEC, Inc.
Elantec Semiconductor, Inc.	Intersil Corporation
General Semiconductor, Inc.	Vishay Intertechnology, Inc.
Sawtek Inc.	TriQuint Semiconductor, Inc.
Dallas Semiconductor Corporation	Maxim Integrated Products, Inc.
Galileo Technology, Ltd.	Marvell Semiconductor, Inc.

For each of these transactions, Morgan Stanley reviewed the ratios of the closing prices of the target’s shares divided by the corresponding closing prices of the acquiror’s shares over a 30-day period ending on the day prior to announcement of the acquisition. These ratios are referred to as the average exchange ratios. Morgan Stanley then analyzed the premiums implied by the transaction exchange ratios in such transactions over the 30-day average exchange ratio prior to announcement and the premium of the implied target share price in such transactions as of announcement over the closing target share prices one month prior to announcement and one day prior to announcement of the acquisition. The following table presents the range of premiums in these selected precedent transactions:

	High	Low	Average
Premium to 30-day average exchange ratio	89.0%	NM *	41.8%
Premium to closing price one month prior to announcement	105.0%	5.6%	46.4%
Premium to closing price one day prior to announcement	79.1%	15.0%	39.4%

*	NM means not meaningful.

Morgan Stanley applied reference ranges of the premiums paid in these selected precedent transactions to the 30-day average exchange ratio and the closing prices of ChipPAC Class A common stock and STATS ADSs on January 7, 2004 and February 6, 2004, which resulted in the following implied ranges of prices for shares of ChipPAC Class A common stock:

	Premium Implied in the Merger	Reference Range of Premiums	Price Per Share of ChipPAC Class A Common Stock
Premium to 30-day average exchange ratio	46.1%	30%-50%	$10.32-$11.90
Premium to closing price on January 7, 2004	30.2%	35%-55%	$12.03-$13.81
Premium to closing price on February 6, 2004	52.7%	30%-50%	$9.88-$11.39

Morgan Stanley then compared these implied price ranges with the implied per share price of $11.60 for ChipPAC Class A common stock based on the exchange ratio of 0.87 under the merger agreement and the closing price of the ChipPAC Class A common stock as of February 6, 2004.

No company or transaction utilized in the precedent transaction analysis is identical to ChipPAC, STATS or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other factors, many of which are beyond the control of ChipPAC or STATS. These factors include the impact of competition on the business of ChipPAC or STATS and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of ChipPAC, STATS or the industry in general or the financial markets in general, all of which could affect the public trading value of the companies. Mathematical analyses, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

Comparable Company Analysis.

Comparable company analysis examines a company’s trading performance relative to a group of publicly traded peer companies. Using publicly available information and estimates for ChipPAC, STATS and the peer companies, Morgan Stanley performed a comparable public company trading analysis by calculating and comparing (i) the multiple of share prices to 2004 estimated earnings, (ii) the multiple of aggregate value as of February 6, 2004 to estimated EBITDA for 2004, and (iii) the multiple of aggregate value as of February 6, 2004 to estimated sales for 2004. The group of selected peer companies consisted of the following:

•	Amkor Technology, Inc.

•	ASAT Holdings Limited

•	Advanced Semiconductor Engineering, Inc.

•	ASE Test Limited

•	Siliconware Precision Industries Co., Ltd.

In conducting its analysis, Morgan Stanley excluded certain outlier multiples. This analysis showed the following multiples:

	Price/2004E Earnings	Aggregate Value/2004E EBITDA	Aggregate Value/2004E Sales
Low	19.6x	6.5x	1.9x
High	35.2x	14.3x	3.0x
Median*	20.5x	8.3x	2.5x

*	Median figures exclude STATS and ChipPAC.

Based on an analysis of the comparable public companies and the corresponding information for ChipPAC, Morgan Stanley applied the following reference multiples (which included a 40% control premium) for ChipPAC, which resulted in the following range of implied per share prices for the ChipPAC Class A common stock:

	Price/2004E Earnings	Aggregate Value/2004E EBITDA	Aggregate Value/ 2004E Sales
Reference Multiple Range	31.0x-36.0x	9.0x-11.0x	2.5x-4.1x
Implied Share Price	$10.60-$12.31	$11.17-$14.37	$12.24-$21.54

No company utilized in the comparable company analysis is identical to ChipPAC. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other factors, many of which are beyond the control of ChipPAC or STATS. These factors include the impact of competition on the business of ChipPAC or STATS and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of ChipPAC, STATS or the industry in general or the financial markets in general, all of which could affect the public trading value of the companies. Mathematical analyses, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

Relative Trading Performance Analysis.

Based on the combined market value of ChipPAC Class A common stock, STATS ordinary shares and STATS ADSs, Morgan Stanley analyzed the range of the ChipPAC stockholders’ implied percentage ownership of the combined company during the period from October 1, 2001 through February 4, 2004. For purposes of the analysis, Morgan Stanley assumed that the $200 million in aggregate principal amount of ChipPAC convertible subordinated notes issued during this period were converted into ChipPAC Class A common stock and added to the equity value of ChipPAC. The analysis showed a range of implied ownership by ChipPAC stockholders ranging from a low of 17.0% to a high of 49.1%, and a trailing 12-month average of 38.8% through February 4, 2004.

Accretion and Dilution Analysis.

Using financial information and estimates provided by the management of ChipPAC and STATS, Morgan Stanley analyzed the pro forma effect of the merger on STATS’ estimated financial performance for 2004. Based on the exchange ratio of 0.87 under the merger agreement, and implied multiples of aggregate value to estimated 2004 sales, aggregate value to estimated 2004 EBITDA and price to estimated 2004 earnings derived by Morgan Stanley using projections provided by the management of STATS and ChipPAC, the analysis showed that the merger would be accretive to STATS’ earnings per share before amortization and certain other charges, even if no synergies result from the merger. The analysis was based on the closing price of ChipPAC Class A common stock as of February 6, 2004, and assumed completion of the merger and the conversion of $50 million in aggregate principal amount of the ChipPAC 8% convertible subordinated notes.

Other Analyses.

Morgan Stanley also performed certain other reviews and analyses, including historical share price performance analysis. Morgan Stanley noted that due to the cyclical nature of the semiconductor industry and the difficulty in predicting medium-term to long-term cash flows of ChipPAC and STATS, discounted cash flow analysis would be of limited value in evaluating the exchange ratio under the merger agreement.

The preparation of a fairness opinion is a complex process that involves various determinations as to the most relevant methods of financial analyses and the application of these methods to the particular circumstances, and is not susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley’s analyses without considering all of its analyses would create an incomplete view of the process underlying its analyses and the opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be its view of the actual value of ChipPAC, STATS or the combined company.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of STATS, ChipPAC or the combined company. Any estimates contained in the analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as a part of Morgan Stanley’s analysis of the fairness from a financial point of view of the exchange ratio under the merger agreement and were provided to the STATS board of directors in connection with the delivery of Morgan Stanley’s opinion to STATS. The analyses do not purport to be appraisals of value or to reflect the prices at which STATS or ChipPAC securities might actually be sold. In addition, as described above, Morgan Stanley’s opinion was one of the many factors taken into consideration by the STATS board of directors in its evaluation of the proposed merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the STATS board of directors with respect to the value of STATS or ChipPAC or of whether the STATS board of directors would have been willing to agree to different consideration.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Morgan Stanley has provided and may continue to provide investment banking services to STATS or ChipPAC in the future. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley and its affiliates may, at any time, have a long or short position in, and buy and sell the debt or equity securities and senior loans of STATS or ChipPAC for its account or the account of its customers.

STATS agreed to pay Morgan Stanley fees that are customary for this type of investment banking services in connection with the merger, a substantial portion of which is contingent upon the completion of the merger. STATS also agreed to reimburse Morgan Stanley for expenses incurred by Morgan Stanley in performing its services. In addition, STATS has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses related to, arising out of or in connection with Morgan Stanley’s engagement. In the past, Morgan Stanley and its affiliates have provided financing services for STATS and have received fees for the rendering of these services. These services included STATS’ engagement of Morgan Stanley as a joint lead manager of certain financing arrangements of STATS.

Opinion of ChipPAC’s financial advisor

In connection with Credit Suisse First Boston’s engagement, ChipPAC requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of ChipPAC Class A common stock of the exchange ratio provided for in the merger. On February 9, 2004, at a meeting of the ChipPAC board of directors held to evaluate the merger, Credit Suisse First Boston rendered to the ChipPAC board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated February 9, 2004, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair to the holders of ChipPAC Class A common stock, from a financial point of view.

The full text of Credit Suisse First Boston’s written opinion, dated February 9, 2004, to the ChipPAC board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex E and is incorporated into this document by reference. Holders of ChipPAC Class A common stock are encouraged to read this opinion carefully and in its entirety. Credit Suisse First Boston’s opinion was provided to the ChipPAC board of directors in connection with its evaluation of the exchange ratio and relates only to the fairness, from a financial point of view, of the exchange ratio, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to any matters relating to the merger. The summary of Credit Suisse First Boston’s opinion in this document is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Credit Suisse First Boston, among other things:

•	reviewed a draft dated February 9, 2004 of the merger agreement;

•	reviewed publicly available business and financial information relating to ChipPAC and STATS;

•	reviewed other information relating to ChipPAC and STATS, including financial forecasts, provided to or discussed with Credit Suisse First Boston by the managements of ChipPAC and STATS;

•	met with the managements of ChipPAC and STATS to discuss the businesses and prospects of ChipPAC and STATS, respectively;

•	considered financial and stock market data of ChipPAC and STATS and compared that data with similar data for other publicly held companies in businesses which Credit Suisse First Boston deemed similar to those of ChipPAC and STATS;

•	considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have been effected; and

•	considered other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any such information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for ChipPAC provided to or discussed with Credit Suisse First Boston by ChipPAC management, Credit Suisse First Boston was advised, and Credit Suisse First Boston assumed, that the forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of ChipPAC management as to the future financial performance of ChipPAC. As the ChipPAC board of directors was aware, STATS did not provide Credit Suisse First Boston with financial forecasts relating to STATS beyond calendar year 2004 and Credit Suisse First Boston therefore relied, at ChipPAC’s direction, upon the assessments of ChipPAC management as to those matters. Credit Suisse First Boston was advised, and assumed, that the financial forecasts relating to STATS with respect to calendar year 2004 provided to or discussed with Credit Suisse First Boston by STATS management and the financial forecasts relating to STATS beyond calendar year 2004 provided to or discussed with Credit Suisse First Boston by ChipPAC management were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of STATS and ChipPAC, as the case may be, as to the future financial performance of STATS. In addition, Credit Suisse First Boston relied, with ChipPAC’s consent and without independent verification, on the assessments of the managements of ChipPAC and STATS as to:

•	the existing and future technology and products of ChipPAC and STATS;

•	the risks associated with the technology and products;

•	the ability of the managements of ChipPAC and STATS to integrate the businesses of ChipPAC and STATS; and

•	the ability of the managements of ChipPAC and STATS to retain key employees and customers of ChipPAC and STATS.

Credit Suisse First Boston also assumed, with ChipPAC’s consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no limitations, restrictions or conditions would be imposed that would have an adverse effect on ChipPAC, STATS or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement and other relevant documents without waiver, modification or amendment of any material term, condition or agreement contained in the merger agreement. Representatives of ChipPAC advised Credit Suisse First Boston, and Credit Suisse First Boston therefore assumed, that the merger agreement, when executed, would conform to the draft reviewed by Credit Suisse First Boston in all respects material to its analyses.

Credit Suisse First Boston was not requested to make, and has not made, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of ChipPAC or STATS, and Credit Suisse First Boston was not furnished with any such evaluations or appraisals. Credit Suisse First Boston’s opinion was necessarily based on information made available to it as of the date of the opinion, and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse First Boston did not express any opinion as to the actual value of STATS ADSs when issued to holders of ChipPAC Class A common stock in the merger or the prices at which STATS ADSs or STATS ordinary shares would trade at any time. In connection with its engagement, Credit Suisse First Boston was not requested to, and it did not, solicit third party indications of interest in acquiring all or any part of ChipPAC. Credit Suisse First Boston’s opinion did not address the relative merits of the merger as compared to other business strategies that may be available to ChipPAC, and it did not address the underlying business decision of ChipPAC to engage in the merger. Except as described above, ChipPAC imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering the opinion.

In preparing its opinion to the ChipPAC board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston’s opinion. The preparation of a financial opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse First Boston arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ChipPAC and STATS. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to ChipPAC or STATS or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston’s analyses and estimates are inherently subject to substantial uncertainty.

Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the ChipPAC board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the ChipPAC board of directors or management with respect to the merger or the exchange ratio.

The following is a summary of the material financial analyses underlying Credit Suisse First Boston’s opinion dated February 9, 2004 delivered to the ChipPAC board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

Selected Companies Analysis.

Credit Suisse First Boston compared financial, operating and stock market data of ChipPAC, STATS and the following five publicly traded companies in the semiconductor assembly and test industry:

•	Advanced Semiconductor Engineering, Inc.
•	Amkor Technology, Inc.
•	Siliconware Precision Industries Co., Ltd.
•	ASE Test Limited
•	ASAT Holdings Limited

Credit Suisse First Boston reviewed enterprise values, calculated as equity value plus net debt and minority interests, as multiples of revenue and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for calendar years 2003 and 2004. Credit Suisse First Boston also reviewed per share equity values of the selected companies as a multiple of earnings per share, commonly referred to as EPS, for calendar years 2003 and 2004. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. Estimated financial data for ChipPAC were based on internal estimates of ChipPAC management and estimated financial data for STATS were based on internal estimates of STATS management. All multiples were based on closing stock prices on February 6, 2004. Credit Suisse First Boston applied ranges of selected revenue, EBITDA and EPS multiples derived from the financial data observed for the selected companies, respectively, to calendar year 2003 and estimated calendar year 2004 revenue and EBITDA and calendar year 2004 estimated unlevered net income, defined as operating income less taxes, for ChipPAC and STATS. Calendar year 2003 EPS multiples of the selected companies were not considered meaningful given that both ChipPAC and STATS had negative net income in that calendar year. This analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Exchange Ratio in the Merger
0.497x to 1.027x	0.870x

Selected Transactions Analysis. Credit Suisse First Boston reviewed the purchase prices and implied transaction values of the following 11 selected transactions involving companies in the semiconductor assembly and test industry:

Acquiror	Target
• ChipMOS Technologies Inc.	• ThaiLin Semiconductor Corp.
• ChipMOS Technologies Inc.	• Chantek Electronic Co., Ltd.
• STATS	• Winstek Semiconductor Corporation
• Amkor Technology, Inc.	• Sampo Semiconductor Corporation and Taiwan Semiconductor Technology Company
• ChipPAC	• Intersil Technology Sdn. Bhd.
• Chase Asia Equity Partners, L.P.	• ASAT Holdings Limited
• Advanced Semiconductor Engineering, Inc. and ASE Test Ltd.	• Semiconductor assembly and testing facilities of Motorola, Inc.
• Bain Capital and Citicorp Venture Capital	• ChipPAC unit of Hyundai Electronics Industries Co., Ltd. and Hyundai Electronics America
• Newbridge Capital Group	• PT Astra Microtronics Technology
• ASE Test Limited	• ASE Malaysia (unit of Advanced Semiconductor Engineering, Inc.)
• Hana Microelectronics Public Company Limited	• Swire Technology Limited

Credit Suisse First Boston compared transaction values in the selected transactions as multiples of latest 12 months revenue and EBITDA. All multiples for the selected transactions were based on information available at the time of announcement of the relevant transaction. Credit Suisse First Boston applied ranges of selected multiples derived from the financial data observed for the selected transactions to corresponding financial data for ChipPAC for calendar year 2003. Utilizing the closing per ADS price of STATS on February 6, 2004, this analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Exchange Ratio in the Merger
0.089x to 0.569x	0.870x

Discounted Cash Flow Analysis.

Credit Suisse First Boston calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that each of ChipPAC and STATS could generate for calendar years 2004 through 2008. Estimated financial data for ChipPAC were based on internal estimates of ChipPAC management. Estimated financial data for STATS were based on internal estimates of STATS management for calendar year 2004 and extrapolated by ChipPAC management for calendar years 2005 through 2008. Credit Suisse First Boston applied a range of EBITDA terminal value multiples of 7.0x to 10.0x to ChipPAC’s and STATS’ estimated EBITDA for calendar year 2008. The present value of the cash flows and terminal values were calculated using discount rates ranging from 13.0% to 16.0%. This analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Exchange Ratio in the Merger
0.433x to 1.089x	0.870x

Contribution Analysis.

Credit Suisse First Boston compared the relative contributions of ChipPAC and STATS to the combined company’s pro forma revenue, gross profit and EBITDA for calendar years 2003 and 2004 and estimated net income for calendar year 2004. Estimated financial data for ChipPAC were based on internal estimates of ChipPAC management and estimated financial data for STATS were based on internal estimates of STATS management. Credit Suisse First Boston computed the fully diluted equity ownership percentages of ChipPAC’s stockholders in the combined company implied by ChipPAC’s relative contribution for each operating metric observed, in each case adjusted to reflect net debt and minority interests of ChipPAC and STATS, and the exchange ratios implied by those ownership percentages. This analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Exchange Ratio in the Merger
0.491x to 1.040x	0.870x

Accretion/Dilution Analysis.

Credit Suisse First Boston reviewed the potential pro forma effect of the merger on STATS’ calendar year 2004 estimated cash earnings per ADS without giving effect to potential cost savings and other synergies that could result from the merger. Estimated financial data for ChipPAC were based on internal estimates of ChipPAC management and estimated financial data for STATS were based on internal estimates of STATS management. Based on the exchange ratio of 0.870x, this analysis indicated that the merger could be accretive to STATS’ calendar year 2004 estimated cash earnings per ADS. The actual results achieved by the combined company may vary from these projected results and the variations may be material.

Other Factors.

In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

•	historical price performance and trading characteristics of ChipPAC Class A common stock and STATS ADSs;

•	the ownership percentage of ChipPAC stockholders in the combined company immediately upon consummation of the merger;

•	the exchange ratios implied by the high, low and average daily closing prices of ChipPAC Class A common stock and STATS ADSs during the 12-month period ended February 6, 2004 and the average daily closing prices of ChipPAC Class A common stock and STATS ADSs during the ten-day, 30-day, 60-day, 90-day and 180-day periods ended February 6, 2004 and during the period from February 5, 2002 to February 6, 2004; and

•	the premiums paid in publicly disclosed semiconductor stock-for-stock acquisitions, and stock-for-stock acquisitions valued at over $50 million, from January 1, 2000 through January 21, 2004.

Miscellaneous.

Credit Suisse First Boston has acted as ChipPAC’s exclusive financial advisor in connection with the merger. ChipPAC selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience and reputation, and its familiarity with ChipPAC and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Credit Suisse First Boston and its affiliates in the past have provided and may in the future provide investment banking and financial services to ChipPAC and STATS unrelated to the merger, for which services Credit Suisse First Boston has received, and would expect to receive, compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of ChipPAC and STATS for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

ChipPAC has agreed to pay Credit Suisse First Boston customary fees for its financial advisory services in connection with the merger, a significant portion of which is contingent upon the consummation of the merger. Credit Suisse First Boston also will receive a fee for rendering its opinion. ChipPAC also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Interests of certain persons in the merger and the related transactions

STATS.

When considering the recommendations of the STATS board of directors, STATS shareholders should be aware that the directors and officers of STATS have interests in the merger and have arrangements that are different from, or are in addition to, those of STATS shareholders generally. The STATS board of directors and the ChipPAC board of directors were aware of these interests, to the extent they existed at the time, and considered them, among other matters, in approving the merger, the merger agreement and the transactions contemplated by the merger agreement.

Employment agreements.

STATS has employment agreements with each of the following executive officers of STATS: Mr. Tan Lay Koon, President and Chief Executive Officer, Mr. Suh Tae Suk, Chief Operating Officer, Ms. Pearlyne Wang, Acting Chief Financial Officer, Mr. Han Byung Joon, Chief Technology Officer, Mr. Jeff Osmun, Vice-President, Worldwide-Sales and Marketing/President, US, and Mr. Ng Tiong Gee, Chief Information Officer, dated, respectively, as of March 24, 2003, June 28, 2002, March 31, 2000, November 17, 1999, August 29, 2002 and February 23, 2001.

Compensation. Mr. Tan’s employment agreement provides for a minimum monthly base salary and an option to purchase STATS ordinary shares. Mr. Tan also receives under his employment agreement a 13th month annual wage supplement, which is prorated to his period of service in each calendar year, and is eligible for an annual performance based increase review of his salary. Mr. Tan is also entitled to earn an annual performance based target bonus, up to a maximum of 2.5 months of his monthly base salary and is also eligible to participate in the STATS Economic Value Added (EVA) based incentive plan. Mr. Tan will receive 150,000 STATS ordinary shares upon STATS’ achievement of annual revenue of $500 million with 20% net profit and will receive another 250,000 STATS ordinary shares if STATS achieves annual revenue of $1,000 million with 25% net profit.

The employment agreements with Messrs. Suh, Han, Osmun and Ng and Ms. Wang provide for a minimum base salary and options to purchase STATS ordinary shares and participation in the STATS EVA based incentive plan. In addition, under the agreements with Messrs. Suh, Han and Ng and Ms. Wang, the executives are entitled to an annual salary increase based on performance reviews.

The agreements with Ms. Wang and Mr. Ng provide for a 13th month annual wage supplement, which is prorated to their respective periods of service in each calendar year.

Mr. Han’s agreement provides for the payment of a performance bonus equal to $300,000 upon achieving incremental annual revenue of $50 million with a 15% net profit of the Ball Grid Array (BGA) business. Mr. Han will also receive another $500,000 if the BGA business achieves incremental annual revenue of $100 million.

Benefits. Pursuant to Mr. Tan’s employment agreement, Mr. Tan is entitled to fringe benefits, including a car allowance, as well as the reimbursement for club membership and monthly club subscription expenses. Messrs. Suh, Han, Osmun and Ng and Ms. Wang are also entitled to fringe benefits, including a car benefit provided in the form of a car allowance or the use of a car under STATS’ Hold-in-Trust arrangement. The executive officers are also otherwise eligible to participate in employee benefit plans in a manner consistent with similarly situated executives of STATS.

Covenants of the executives. The executive officers are subject to a confidentiality provision under the employment agreements precluding them from using or disclosing confidential information of STATS.

Termination. STATS may terminate the employment agreements with its executive officers without cause upon three months’ notice or payment in lieu of notice.

ChipPAC.

When considering the recommendation of the ChipPAC board of directors, ChipPAC stockholders should be aware that the directors and officers of ChipPAC have interests in the merger and have arrangements that are different from, or in addition to, those of ChipPAC stockholders generally. The STATS board of directors and the ChipPAC board of directors were aware of these interests, to the extent they existed at the time, and considered them, among other matters, in approving the merger, the merger agreement and the transactions contemplated by the merger agreement.

ChipPAC stock beneficially owned by ChipPAC executive officers and directors. At the close of business on March 15, 2004, the executive officers and directors of ChipPAC beneficially owned approximately 17,832,359 of the outstanding shares of ChipPAC Class A common stock, collectively representing 18.2% of the total outstanding voting power of ChipPAC on that date. Certain directors and Mr. McKenna, the President, Chief Executive Officer and Chairman of the ChipPAC board of directors, have agreed to vote all of the shares of ChipPAC Class A common stock owned of record by them at the ChipPAC special meeting in favor of the approval and adoption of the merger agreement and approval of the merger.

ChipPAC stock options. Pursuant to the merger agreement and the terms of ChipPAC’s various stock plans, each ChipPAC option holder, including executive officers and directors of ChipPAC, will be entitled to receive STATS substitute options to purchase 8.7 STATS ordinary shares for each share of ChipPAC Class A common stock subject to a ChipPAC option held by the option holder on substantially the same terms and conditions as were applicable to the ChipPAC stock option. Upon exercise of a STATS substitute option, the holder of the STATS substitute option may elect to receive, in lieu of STATS ordinary shares, a number of STATS ADSs equal to the number of STATS ordinary shares subject to such STATS substitute option, divided by ten and rounded down to the nearest whole STATS ADS. Based on ChipPAC stock options held as of March 15, 2004:

•	Dr. Conn, Mr. Norby and Dr. Park, the only members of the ChipPAC board of directors who hold ChipPAC stock options other than Mr. McKenna, would each receive options to purchase 435,000 STATS ordinary shares;

•	Messrs. McKenna and Krakauer and Ms. McCall, who are executive officers of ChipPAC, would receive options to purchase 13,703,126, 5,352,649 and 3,088,500 STATS ordinary shares, respectively; and

•	Based on the foregoing, all executive officers and directors of ChipPAC as a group would receive options to purchase approximately 23.4 million STATS ordinary shares in the aggregate.

Separation agreement with Mr. McKenna. STATS, ChipPAC and Mr. McKenna entered into a separation agreement, which will not become effective until the consummation of the merger, pursuant to which Mr. McKenna has agreed to resign from his position as President and Chief Executive Officer of ChipPAC and to relinquish his position as a member of the ChipPAC board of directors. The separation agreement with Mr. McKenna will, upon its effectiveness, supersede his existing employment agreement with ChipPAC. STATS has agreed to nominate Mr. McKenna to serve, effective as of the consummation of the merger, as Vice Chairman of the STATS board of directors for a term to continue until December 31, 2004. Mr. McKenna is required to resign as a member, and from his position as Vice Chairman, of the STATS board of directors on and effective as of December 31, 2004.

In consideration of covenants agreed to by Mr. McKenna under his separation agreement, including his resignation from his position as President and Chief Executive Officer of ChipPAC and his execution and delivery of a general release against ChipPAC, STATS and their affiliates, Mr. McKenna will be eligible to receive the following payments and benefits from ChipPAC, subject to the terms and conditions of the separation agreement:

•	a lump sum payment in an amount equal to three times his annual salary and target bonus;

•	full vesting and immediate exercisability of his outstanding options and exercisability of these vested options for one year following the effective date of the merger; and

•	funding in full of his current term life insurance policy and payment of the cost of his medical and dental insurance premiums for a maximum period of three years, with a maximum payment to him of these insurance policies and premiums of $150,000.

Under his separation agreement, Mr. McKenna has agreed not to compete with STATS or ChipPAC, not to solicit any employees of ChipPAC and not to interfere with any business relations of STATS or ChipPAC for a period of 24 months immediately following the completion of the merger.

Existing employment agreements with ChipPAC executive officers. ChipPAC has existing employment agreements with Ms. McCall and Mr. Krakauer dated October 9, 2000, as amended, and November 15, 1999, as amended, respectively, pursuant to which Ms. McCall serves as Senior Vice President, General Counsel of

ChipPAC and Secretary to the ChipPAC board of directors and Mr. Krakauer serves as Executive Vice President, Corporate Operations of ChipPAC.

Compensation. The employment agreements provide for minimum base salaries, for the grant of options to purchase shares of ChipPAC Class A common stock, and for their participation in the ChipPAC short-term incentive plan, among other benefits.

Termination. Under their employment agreements, if the employment of Mr. Krakauer or Ms. McCall is terminated without cause, Mr. Krakauer and Ms. McCall, as applicable, will be eligible to receive severance in an amount equal to eight months of base salary and a prorated bonus for the fiscal year in which the termination occurs, provided that ChipPAC achieved its targets such that a bonus is paid out to other eligible participants for the applicable performance period.

Change in control. Pursuant to Ms. McCall’s agreement, if there is a change in control, the provisions of her employment agreement will continue in full force and effect during the period that she continues to provide service, unless (i) her employment is terminated within six months following the change in control, (ii) her position is changed to be materially less responsible without her written consent, including if she no longer serves as Senior Vice President or General Counsel of ChipPAC, (iii) her level of base salary target annual short-term incentive opportunity is reduced, without her written consent, by more than 10% as compared to that of the previous year, or (iv) ChipPAC’s office, without her written consent, is relocated by more than 50 miles. If any of the foregoing events occur, Ms. McCall will be eligible to receive the same severance that she is entitled to in the event of a termination of her employment without cause.

Covenants of the executives. The employment agreements contain a confidentiality provision precluding the executive officer from disclosing confidential information of ChipPAC.

Current negotiations. ChipPAC currently is negotiating retention agreements with each of Mr. Krakauer and Ms. McCall under the terms of the ChipPAC employee retention plan, which agreements, if entered into, will supersede the employment agreement with the respective executive officers.

ChipPAC, Inc. Employee Retention and Severance Plan. ChipPAC has established the ChipPAC employee retention plan in connection with and conditioned upon the consummation of the merger, under which all active and full-time employees, including executive officers, of ChipPAC are eligible to be selected to receive a retention or severance payment or both, based upon the participant’s continuing employment, in the case of a participant receiving a retention payment, or the participant’s termination in connection with the consummation of the merger, in the case of a participant receiving a severance payment. The maximum aggregate amount payable under the ChipPAC employee retention plan may in no event exceed $5 million. The terms and conditions to which the retention and severance payments are subject, including the amounts payable under the plan, will be determined by the plan administrator, in consultation with senior management of ChipPAC. Certain retention payments are payable over a two-year period following the completion of the merger based on the participant’s continued employment through the payment dates. The retention and severance payments vary in amount, ranging from the amount of severance payable under the participant’s original employment offer letter, to a specific number of weeks of base pay not to exceed 78 weeks of base pay, to two weeks’ base pay for each full year of employment completed with ChipPAC as of the termination date, to a percentage of a participant’s base salary not to exceed an amount equal to two times base salary.

Under the ChipPAC employee retention plan, ChipPAC stock options held by participants whose employment is expected to be terminated at or shortly after closing, other than options granted on or after January 1, 2004, become fully exercisable upon the consummation of the merger. All ChipPAC stock options will be substituted with STATS substitute options on substantially the same terms and conditions as were applicable to the ChipPAC stock options replaced. In addition, certain participants under the ChipPAC employee retention plan whose employment is terminated without cause or by the participant for good reason will be entitled during a specified period to reimbursement for medical and dental continuation coverage.

The executive officers of ChipPAC are eligible to participate in the ChipPAC employee retention plan to the extent that they have not entered into separate arrangements of a similar nature in connection with the merger. ChipPAC currently is negotiating retention agreements with Mr. Krakauer and Ms. McCall under the terms and conditions of the ChipPAC employee retention plan, which new arrangements, if entered into, will supersede the respective executive officer’s existing employment agreement.

Completion and effectiveness of the merger

The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval by the shareholders of STATS of the issuance of STATS ordinary shares in the merger and the other matters related to the merger and the adoption and approval of the merger agreement and approval of the merger by the stockholders of ChipPAC. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

Exchange of ChipPAC stock certificates for STATS ADSs

When the merger is completed, STATS’ exchange agent will mail to former ChipPAC stockholders a letter of transmittal and instructions for use in surrendering ChipPAC stock certificates in exchange for STATS ADSs. When former ChipPAC stockholders deliver their ChipPAC stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, the ChipPAC stock certificates will be canceled and former ChipPAC stockholders will be entitled to receive the number of full STATS ADSs to which they are entitled under the merger agreement. They will also receive payment in cash, without interest, in lieu of any fractional STATS ADS that would have been otherwise issuable to them in the merger.

STATS will only issue to ChipPAC stockholders the STATS ADSs or a check in lieu of a fractional STATS ADS in the name in which the surrendered ChipPAC stock certificate is registered. If ChipPAC stockholders wish to have their certificates issued in another name they must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that they paid any applicable stock transfer taxes.

ChipPAC stockholders should not submit their ChipPAC stock certificates for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

No dividends

ChipPAC stockholders are not entitled to receive any dividends or other distributions on STATS ADSs until the merger is completed and they have surrendered their ChipPAC stock certificates in exchange for STATS ADSs.

Subject to the effect of applicable laws, promptly following surrender of ChipPAC stock certificates and the issuance of the corresponding STATS ADSs, ChipPAC stockholders will be paid the amount of dividends or other distributions, without interest, with a record date after the completion of the merger which were previously paid with respect to their whole STATS ADSs.

Material U.S. federal income tax consequences

The following discussion constitutes the opinion of Shearman & Sterling LLP regarding the material U.S. federal income tax consequences of the merger to U.S. Holders of ChipPAC Class A common stock who will exchange their ChipPAC Class A common stock for STATS ADSs and the material U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of STATS ADSs. The discussion under the subsection herein entitled “—The merger” below also constitutes the opinion of Kirkland & Ellis LLP regarding the U.S. federal income tax consequences of the merger to U.S. Holders of ChipPAC Class A common stock who will exchange their ChipPAC Class A common stock for STATS ADSs. The discussion is based on the Internal Revenue Code, Treasury regulations under the Internal Revenue Code, administrative rulings and judicial decisions, all as in effect as of the date of this document and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any change in the foregoing could affect the continuing validity of the U.S. federal income tax consequences described in this document. This discussion is not binding on the IRS, and there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

This discussion applies only to holders of ChipPAC Class A common stock and holders of STATS ADSs after the merger who are U.S. Holders. For purposes of this discussion, the term “U.S. Holder” means:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or an entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its worldwide income from all sources; or

•	a trust where (i) a U.S. court is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership holds ChipPAC Class A common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships that hold ChipPAC Class A common stock should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger.

This discussion is not a comprehensive description of all the tax consequences that may be relevant to holders of ChipPAC Class A common stock. It applies only to holders of ChipPAC Class A common stock that hold their ChipPAC Class A common stock, and will hold the STATS ADSs that they receive in the merger, as capital assets within the meaning of Section 1221 of the Internal Revenue Code. No attempt has been made to address all aspects of U.S. federal income taxation that may be relevant to a particular holder of ChipPAC Class A common stock in light of its particular circumstances or to holders of ChipPAC Class A common stock subject to special treatment under the U.S. federal income tax laws, including:

•	banks, insurance companies, trusts and financial institutions;

•	tax-exempt organizations;

•	mutual funds;

•	persons that have a functional currency other than the U.S. dollar;

•	pass-through entities and investors in pass-through entities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	dealers in securities or foreign currency;

•	holders of ChipPAC Class A common stock who acquired their shares in connection with ChipPAC’s stock option plans or in other compensatory transactions;

•	holders of ChipPAC options;

•	holders of ChipPAC Class A common stock who hold their stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment; and

•	holders who will hold 5% or more of STATS equity, either directly, as represented by STATS ADSs, indirectly through one or more entities, or as a result of certain constructive ownership rules contained in the Internal Revenue Code, following the merger.

In addition, this discussion does not address any alternative minimum tax, U.S. federal estate and gift tax, or any state, local or foreign tax consequences of the merger. It does not address the tax consequences of any transaction other than the merger, including transactions completed prior to or after the merger (whether or not such transactions are in connection with the merger).

STATS ADSs or STATS ordinary shares.

In general, for U.S. federal income tax purposes, ownership of STATS ADSs will be treated as ownership of the underlying STATS ordinary shares. Deposits and withdrawals of ordinary shares in exchange for STATS ADSs will not be subject to U.S. federal income taxation.

EACH HOLDER OF CHIPPAC CLASS A COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

The merger.

For U.S. federal income tax purposes, the merger has been structured to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. Because the exchange of ChipPAC Class A common stock for STATS ADSs will represent an exchange of stock of a U.S. corporation for the stock of a non-U.S. corporation, the additional requirements of Section 367 of the Internal Revenue Code and the Treasury regulations thereunder must be met in order for ChipPAC stockholders to avoid recognizing gain in the merger. STATS and ChipPAC have submitted a ruling request to the IRS for the private letter ruling to the effect that the exchange of ChipPAC Class A common stock for STATS ADSs in the merger will not result in the recognition of gain under Section 367 of the Internal Revenue Code.

STATS and ChipPAC will not be required to complete the merger unless (i) STATS has received an opinion from Shearman & Sterling LLP and ChipPAC has received an opinion from Kirkland & Ellis LLP, in each case dated the closing date, to the effect that (determined without the application of Section 367 of the Internal Revenue Code) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of STATS, ChipPAC, and Camelot Merger, Inc., will be a party to the reorganization, and (ii) either (a) the IRS has issued the private letter ruling or (b) STATS and ChipPAC have each received an opinion from a nationally recognized law firm to the effect that for U.S. federal income tax purposes the exchange of ChipPAC Class A common stock for STATS ADSs in the merger will not result in the recognition of gain under Section 367 of the Internal Revenue Code, which private letter ruling or opinion shall not have been withdrawn or modified in any material respect at the time of the merger. Such tax opinions will neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the tax opinions and the private letter ruling are subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain assumptions, representations and covenants made by STATS and ChipPAC in certificates delivered or to be delivered to the IRS and counsel by the respective managements of STATS and ChipPAC prior to the effective time of the merger.

Exchange of ChipPAC Class A common stock for STATS ADSs. Assuming the merger qualifies as a reorganization and the exchange of ChipPAC Class A common stock for STATS ADSs in the merger will not result in the recognition of gain under Section 367 of the Internal Revenue Code, a U.S. Holder will not recognize any gain or loss upon receipt of STATS ADSs in exchange for such holder’s ChipPAC Class A common stock, except in respect of cash received instead of a fractional STATS ADS. The aggregate adjusted tax basis of the STATS ADSs (including fractional STATS ADSs deemed received and redeemed as described below) received in the merger will be equal to the aggregate adjusted tax basis of the shares of ChipPAC Class A common stock surrendered for the STATS ADSs. The holding period of the STATS ADSs (including fractional STATS ADSs deemed received and redeemed as described below) will include the period during which the shares of ChipPAC Class A common stock were held.

Fractional shares. No fractional STATS ADSs will be issued in the merger. A U.S. Holder who receives cash instead of a fractional STATS ADS generally will be treated as having received a fractional STATS ADS and then as having sold the fractional STATS ADS for cash in the market. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the shares of ChipPAC Class A common stock surrendered which is allocable to the fractional STATS ADS. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of ChipPAC Class A common stock is more than one year at the effective time of the merger.

Reporting requirements and backup withholding. Each holder of ChipPAC Class A common stock that receives STATS ADSs in the merger will be required to file a statement with its U.S. federal income tax return providing its basis in the ChipPAC Class A common stock surrendered and the fair market value of the STATS ADSs and any cash received in the merger, and to retain permanent records of this information relating to the merger. Certain non-corporate holders of ChipPAC Class A common stock may be subject to backup withholding at a 28% rate on cash payments received instead of fractional STATS ADSs. Backup withholding generally will not apply, however, to a holder of ChipPAC Class A common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Waiver of certain closing conditions. As described above, completion of the merger is conditioned on receipt of either the private letter ruling or opinions from nationally recognized law firms to the effect that the exchange of ChipPAC Class A common stock for STATS ADSs in the merger will not result in the recognition of gain under Section 367 of the Internal Revenue Code. If STATS and ChipPAC are not able to satisfy this closing condition, they may agree, to the extent permitted by law, to waive it and complete the merger. In such case, if the merger nonetheless qualifies as a reorganization (determined without the application of Section 367 of the Internal Revenue Code), U.S. Holders of ChipPAC Class A common stock will recognize gain (but not loss) on the exchange of ChipPAC Class A common stock for STATS ADSs. A U.S. Holder’s capital gain will generally equal the difference between (i) the sum of the fair market value of the STATS ADSs received and any cash received instead of a fractional STATS ADS and (ii) such holder’s basis in the ChipPAC Class A common stock surrendered. Any recognized capital gain will be long-term capital gain if the U.S. Holder’s holding period for the ChipPAC Class A common stock is more than one year at the time of the exchange. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to a maximum rate of tax of 15%.

Ownership of STATS ADSs.

This section describes the material U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of STATS ADSs.

Distributions on the ADSs. Subject to the passive foreign investment company (PFIC) rules discussed below, distributions, if any, made with respect to the STATS ADSs will be included in the gross income of a U.S. Holder as dividend income to the extent of STATS’ current and accumulated earnings and profits, calculated pursuant to U.S. federal income tax principles. U.S. Holders must include such distributions in income on the date that distributions with respect to the underlying STATS ordinary shares are actually or constructively received by the STATS depositary. Subject to certain limitations, dividends paid to noncorporate U.S. Holders, including individuals, may be eligible for a reduced rate of taxation if STATS is a “qualified foreign corporation” for U.S. federal income tax purposes. A qualified foreign corporation includes (i) a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program, and (ii) a foreign corporation if both (a) its stock with respect to which a dividend is paid or its ADSs backed by such stock are readily tradable on an established securities market within the United States and (b) the otherwise qualified corporation is not a PFIC. STATS believes that the STATS ordinary shares or the STATS ADSs are considered to be readily tradable on an established securities market within the United States and it is not a PFIC. No assurances can be made that distributions made with respect to the STATS ADSs are or will continue to be eligible for a reduced rate of taxation.

A corporate U.S. Holder will not be entitled to a dividends received deduction generally available upon the receipt of dividends distributed by U.S. corporations. Distributions in excess of STATS’ current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s basis in the STATS ADSs and thereafter as capital gain. Such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the STATS ADSs is more than one year at the time of the sale or exchange.

Dividends received with respect to the STATS ADSs will constitute “passive income”, or, in the case of certain U.S. Holders, “financial services income”, and generally will be treated as income from sources without the United States for U.S. foreign tax credit limitation purposes. Under Section 904(g) of the Internal Revenue Code, dividends paid by a foreign corporation 50% or more of which is owned by U.S. persons may be treated as income from sources within the United States to the extent that the foreign corporation has more than a small amount of income from sources within the United States. STATS does not expect that it will be more than 50% owned by U.S. persons following the merger. Singapore taxes are paid by STATS and deemed to have been distributed to and paid by its shareholders. A U.S. Holder will not be subject to U.S. federal income tax on such amounts, and the U.S. Holder will not be eligible for foreign tax credits for such amounts against their U.S. federal income tax.

If a taxable dividend is paid in a currency other than the U.S. dollar, the amount includible in gross income will be the U.S. dollar value of such dividend, calculated by reference to the exchange rate in effect on the date of actual or constructive receipt of the dividend on the underlying ordinary shares by the STATS depositary, regardless of whether the payment is actually converted into U.S. dollars. Gain or loss, if any, realized as a result of the currency exchange fluctuations during the period from the date of distribution of the dividend to the date of conversion of the payment into U.S. dollars will be treated as ordinary income or loss. This gain or loss generally will be from sources within the United States for U.S. foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors concerning the possibility of foreign currency gain or loss if any such currency is not converted into U.S. dollars on the date of receipt.

Sale or exchange of the ADSs. Subject to the PFIC rules discussed below, upon the sale or exchange of STATS ADSs, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale or exchange and (ii) such holder’s adjusted tax basis in the STATS ADSs sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the STATS ADSs is more than one year at the time of sale or exchange. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to a maximum rate of tax of 15%. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be treated as income or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

PFIC. Special U.S. federal income tax rules apply to U.S. persons owning shares of a PFIC. A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either at least 75% of its gross income is “passive income”, or on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), annuities and gains from assets that produce passive income.

STATS does not believe that it is currently a PFIC, nor does it anticipate becoming a PFIC in the foreseeable future. However, there can be no assurance that STATS will not become a PFIC at some future time as a result of changes in its assets, income or business operations.

If STATS is classified as a PFIC for any taxable year during which a U.S. Holder holds STATS ADSs, such U.S. Holder generally will be taxed at ordinary income tax rates on any gain realized on the sale or exchange of the STATS ADSs and also will be subject to a special interest charge with respect to any such gain and certain dividends received. Rather than being subject to this tax regime, a U.S. Holder of STATS ADSs may:

•	make a “qualified electing fund” election, as defined in the Internal Revenue Code, to be taxed currently on its pro rata portion of STATS income and gain, whether or not such income or gain is distributed in the form of dividends or otherwise, or

•	make a “mark-to-market” election and thereby agree, for the year of the election and each subsequent tax year, to recognize ordinary gain or, to the extent of any prior ordinary gain, ordinary loss based on the increase or decrease in market value for such taxable year. A U.S. Holder’s basis in its STATS ADSs would be adjusted to reflect any such income or loss amounts.

A “qualified electing fund” election generally should be made for the first taxable year in which a company is a PFIC. U.S. Holders of STATS ADSs should consult their own tax advisors regarding the U.S. federal income tax consequences that will arise if STATS is treated as a PFIC.

Information reporting and backup withholding. In general, unless a U.S. Holder belongs to a category of certain exempt recipients (such as corporations), information reporting requirements will apply to dividends as well as proceeds of sales of STATS ADSs that are effected through the U.S. office of a broker or the non-U.S. office of a broker that has certain connections with the United States. Backup withholding may apply to these payments if a U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status, fails to report in full dividend and interest income or, in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax, provided the U.S. Holder furnishes the required information to the IRS in a timely manner.

Singapore tax consequences

The statements made herein regarding taxation are general in nature and based on certain aspects of the tax laws of Singapore and administrative guidelines issued by the relevant authorities in force as of the date hereof and are subject to any changes in such laws or administrative guidelines, or in the interpretation of these laws or guidelines, occurring after such date, which changes could be made on a retroactive basis. The following is a summary of the material Singapore tax, stamp duty and estate duty consequences of the purchase, ownership and disposal of STATS ordinary shares or STATS ADSs (collectively, the STATS securities), to a holder of the STATS securities who is not tax resident in Singapore. The statements below are not to be regarded as advice on the tax position of any holder of the STATS securities or of any person acquiring, disposing of or otherwise dealing with the STATS securities or on any tax implications arising from the acquisition, disposal or other dealings in respect of the STATS securities. The statements made herein do not purport to be a comprehensive description of all of the tax considerations that may be relevant to all ChipPAC stockholders, some of which (such as dealers in securities) may be subject to special rules. ChipPAC stockholders are advised to consult their own tax advisors as to the Singapore or other tax consequences of the ownership of or disposition of the STATS securities, including, in particular, the effect of any foreign, state or local tax laws to which they are subject.

Income tax.

General. Nonresident corporate taxpayers are subject to income tax on income that is accruing in or derived from Singapore, and on foreign income received or deemed received in Singapore, subject to certain exceptions. A nonresident individual is subject to income tax on the income accruing in or derived from Singapore.

Subject to the provisions of any applicable double taxation treaty, nonresident taxpayers who derive certain types of income from Singapore are subject to a withholding tax on that income at a rate of 22% for the year of assessment 2004 or 20% for the year of assessment 2005 (assuming that the 2004 budget proposals announced by the Singapore Minister for Finance on February 27, 2004 are duly enacted), or 15% in the case of interest, royalty and rental of moveable equipment, subject to certain exceptions. STATS is obligated by law to withhold tax at the source.

A corporation will be regarded as being tax resident in Singapore if the control and management of its business is exercised in Singapore (for example, if the corporation’s board of directors meets and conducts the business of the corporation in Singapore). An individual is tax resident in Singapore in a year of assessment if, in the preceding year, he or she was physically present in Singapore or exercised an employment in Singapore (other than as a director of a company) for 183 days or more, or if he or she resides in Singapore.

No comprehensive tax treaty currently exists between Singapore and the United States.

Dividend distributions. Dividends received in respect of STATS securities by either a resident or nonresident of Singapore are not subject to Singapore withholding tax.

Dividends paid out of tax-exempt income or income subject to concessionary tax rate. If STATS pays dividends on STATS securities out of income received that is exempt from tax because of STATS’ pioneer status or out of STATS’ income received that is subject to tax at a concessionary rate, if any, such dividends will be free from Singapore tax in the hands of the holders of STATS securities.

The above is not a comprehensive statement of all circumstances under which STATS may be able to pay tax exempt dividends.

Dividends paid out of income subject to normal corporate taxation—Impution system. Prior to January 1, 2003, Singapore was on the imputation system of corporate taxation. Under this system, the tax STATS paid on income subject to tax at the prevailing corporate income tax rate (which was 22% for the year of assessment 2004 and (assuming that the 2004 budget proposals announced by the Singapore Minister of Finance on February 27, 2004 are duly enacted) 20% for the year of assessment 2005) would be imputed to, and deemed to be paid on behalf of, STATS shareholders. Upon distribution of such income as dividends, STATS shareholders would have received dividends (franked dividends) net of such tax. The gross amount of dividends (that is, on the amount of net dividends plus an amount equal to the amount of gross dividends multiplied by the prevailing corporate tax rate) would be subject to Singapore tax. In this way, the tax STATS paid would be available to STATS shareholders as a tax credit to offset their tax liability on their overall income subject to Singapore income tax (including the gross amount of dividends).

A nonresident shareholder is effectively taxed on Franked Dividends at the corporate income tax rate. Thus, because tax deducted from the dividend and paid by STATS at the corporate income tax rate is in effect imputed to, and deemed paid on behalf of, STATS shareholders (as discussed in the preceding paragraph), no further Singapore income tax will be imposed on net dividends received by a nonresident holder of STATS ordinary shares or STATS ADSs. Further, the nonresident shareholder who does not have a permanent establishment in Singapore and deductible expenses attributed to such dividend income would normally not receive any tax refund from the Inland Revenue Authority of Singapore.

Dividends paid out of income subject to normal corporate taxation—New one-tier corporate tax system. A new one-tier corporate tax system became effective from January 1, 2003 (subject to certain transitional rules).

Under this new system, the tax on corporate profits is final and dividends paid by a Singapore resident company will be tax exempt in the hands of the shareholder, regardless of whether the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident. Accordingly, under the one-tier corporate tax system, no further Singapore income tax will be imposed on the net dividends received by a nonresident holder of STATS securities.

However, to enable companies to make use of their unutilized dividend franking credits as at December 31, 2002, there will be a five-year transitional period from January 1, 2003 to December 31, 2007, during which a company may remain on the imputation system for the purposes of paying franked dividends out of its unutilized dividend franking credits as at December 31, 2002. Accordingly, as long as STATS remains on the imputation system, STATS shareholders may continue to receive dividends with credits attached as described above under “Imputation System.”

For the transitional period from January 1, 2003 up to December 31, 2007, when the imputation system will co-exist with the one-tier corporate tax system, if STATS has not moved to the one-tier system, tax vouchers issued by STATS will distinguish between franked dividends and normal tax exempt dividends not being exempt dividends under the one-tier system, such as dividends paid out of tax exempt income, or amounts not taxed because of approved deduction, further deduction of expenses or foreign tax credit allowed. If STATS has fully utilized its dividend franking credits (that is, STATS is required to move to the one-tier system) or if STATS elects to move to the one-tier system at an earlier date, tax vouchers issued by STATS will distinguish between normal tax exempt dividends and exempt dividends under the one-tier system.

Capital gains on disposal of STATS securities. Singapore does not impose tax on capital gains. However, there are currently no specific laws or regulations which address the characterization of capital gains; hence gains or profits may be construed to be of an income nature and subject to tax, especially if they arise from activities which the Inland Revenue Authority of Singapore regards as the carrying on of a trade or business in Singapore.

Stamp duty.

There is no stamp duty payable in respect of the issuance and holding of STATS securities. Where securities evidenced in certificated form are acquired in Singapore, stamp duty is payable on the instrument of transfer of STATS securities at the rate of S$0.20 for every S$100 or part thereof of the consideration for, or market value of, STATS securities, whichever is higher. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where an instrument of transfer is executed outside Singapore or no instrument of transfer is executed, no stamp duty is payable on the acquisition of STATS ordinary shares or STATS ADSs. However, stamp duty may be payable if the instrument of transfer is executed outside Singapore and received in Singapore.

Estate Duty.

In the case of an individual who is not domiciled in Singapore, Singapore estate duty is imposed on the value of immovable properties of the individual situated in Singapore. Estate duty is not imposed on the movable properties in Singapore owned by a non-domiciled person. Thus, an individual holder of STATS securities who is not domiciled in Singapore at the time of his or her death will not be subject to Singapore estate duty on the value of STATS securities held by the individual upon the individual’s death.

Prospective purchasers of STATS securities who are individuals, whether or not domiciled in Singapore, should consult their own tax advisers regarding the Singapore estate duty consequences of their investment and ownership of STATS securities.

Accounting treatment for the merger

In accordance with United States generally accepted accounting principles, STATS will account for the merger using the purchase method of accounting. Under the purchase method of accounting, STATS will record the market value of the STATS ADSs issued in connection with the merger, the fair value of the options to purchase shares of ChipPAC Class A common stock that are substituted with STATS substitute options to purchase STATS ordinary shares and the amount of direct transaction costs as the cost of acquiring the business of ChipPAC. STATS will allocate that cost to the individual assets acquired and liabilities assumed, including various identifiable intangible assets (such as acquired technology and acquired trade names) based on their respective fair values at the date of the completion of the merger. Any excess of the purchase price over those fair values will be accounted for as goodwill.

Intangible assets with finite useful lives will generally be amortized over a specified period, resulting in an estimated accounting charge attributable to these items. In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, intangible assets with indefinite useful lives, including goodwill resulting from a business combination completed subsequent to June 30, 2001, will not be amortized but instead will be tested for impairment at least annually. The results of operations and cash flows of ChipPAC will be included in STATS’ financial statements prospectively as of the completion of the merger.

Regulatory filings and approvals required to complete the merger

Under the provisions of the Hart-Scott-Rodino Act, the merger may not be consummated until the specified waiting period requirements of the Hart-Scott-Rodino Act have been satisfied. STATS and ChipPAC filed notification reports with the Antitrust Division and the FTC under the Hart-Scott-Rodino Act on March 9, 2004 and received early termination of the Hart-Scott-Rodino waiting period effective March 19, 2004.

In addition, under the Korean Monopoly Regulation and Fair Trade Act, as amended, STATS will file a share acquisition notification with the Korean FTC within 30 days after the consummation of the merger.

At any time before or after the completion of the merger, the Antitrust Division or the FTC could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of STATS or ChipPAC. In addition, certain private parties, state attorneys general or other antitrust authorities may challenge the transactions under antitrust laws under certain circumstances.

STATS and ChipPAC believe that the completion of the merger will not violate any antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

In addition, the completion of this merger is subject to the effectiveness of the registration statement of which this document is a part and compliance with applicable corporate laws of the State of Delaware.

Certain securities laws considerations

The issuance of the STATS ADSs to be issued in the merger and the STATS ordinary shares underlying such STATS ADSs will be registered under the Securities Act. These STATS ADSs will be freely transferable under the Securities Act, except for STATS ADSs issued to any person who is deemed to be an affiliate of ChipPAC. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with ChipPAC and may include some of ChipPAC’s officers and directors, as well as its principal stockholders. ChipPAC’s affiliates may not sell their STATS ADSs acquired in the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

The merger agreement requires that ChipPAC use its reasonable best efforts to deliver or cause to be delivered to STATS, not later than the effective time of the merger, a written agreement to the effect that these affiliated persons will not sell, transfer or otherwise dispose of any of the STATS ADSs issued to them in the merger in violation of the Securities Act or the related rules.

No appraisal or dissenters’ rights

Under Delaware law, ChipPAC stockholders are not entitled to appraisal or dissenters’ rights in connection with the merger because, on the ChipPAC record date, ChipPAC Class A common stock was designated and quoted for trading on the Nasdaq National Market and will be converted into STATS ADSs, which, at the effective time of the merger, will be listed on the Nasdaq National Market.

Under Singapore law, holders of STATS ADSs are not entitled to appraisal or dissenters’ rights in connection with the merger or the other matters to be considered at the STATS extraordinary general meeting.

Quotation of STATS ADSs to be issued in the merger and the listing of the STATS ordinary shares

STATS has agreed to cause the STATS ADSs to be issued and to be reserved for issuance in connection with the merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance. STATS also has agreed to cause the STATS ordinary shares underlying such STATS ADSs to be approved for listing on the Singapore Exchange, subject to official notification of issuance.

Delisting and deregistration of the ChipPAC Class A common stock after the merger

If the merger is completed, the ChipPAC Class A common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

This section of the document describes the merger agreement. While STATS and ChipPAC believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing this merger.

General

Following the adoption and approval of the merger agreement and approval of the merger by ChipPAC stockholders and the approval of the issuance of STATS ordinary shares in the merger and the other matters related to the merger by STATS shareholders, and the satisfaction or waiver of the other conditions to the merger, Camelot Merger, Inc., a wholly owned subsidiary of STATS, will merge with and into ChipPAC. ChipPAC will survive the merger as a wholly owned subsidiary of STATS. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing of a certificate of merger with the Secretary of State of the State of Delaware.

The exchange ratio and treatment of ChipPAC Class A common stock

At the effective time of the merger, each issued and outstanding share of ChipPAC Class A common stock will be converted into the right to receive 0.87 STATS ADSs. However, any shares of ChipPAC Class A common stock owned by ChipPAC, STATS, or any of their direct or indirect wholly owned subsidiaries will be cancelled without conversion. The exchange ratio will be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to STATS ordinary shares, STATS ADSs or ChipPAC Class A common stock occurring prior to the effective time of the merger.

Based on the exchange ratio of 0.87 and based on the number of shares of ChipPAC Class A common stock and options to purchase ChipPAC Class A common stock outstanding as of March 15, 2004, a total of approximately 85,430,430 STATS ADSs and options to purchase 81,186,999 STATS ordinary shares will be issued or granted in the merger.

Treatment of ChipPAC stock options

At the effective time of the merger, STATS will substitute, subject to the consent of option holders in the case of options granted under the ChipPAC 1999 plan, all outstanding options to purchase shares of ChipPAC Class A common stock, whether vested or unvested, with options to purchase STATS ordinary shares, subject to substantially similar terms and conditions as were applicable prior to the effective time of the merger, including, without limitation, any antidilution provisions, except where such terms and conditions must be changed to comply with Singapore law. ChipPAC will use reasonable efforts to take all necessary action, including obtaining the consent of any holder of options to purchase shares of ChipPAC Class A common stock, to implement such substitution. The number of STATS ordinary shares issuable upon the exercise of these STATS substitute options will be equal to the number of shares of ChipPAC Class A common stock subject to the substituted ChipPAC option multiplied by 8.7 (ten times the exchange ratio). Any fractional STATS ordinary shares resulting from such adjustment will be rounded down to the nearest whole number. The STATS substitute options issuable in the merger will have an exercise price per STATS ordinary shares equal to the exercise price per share of the substituted ChipPAC option divided by 8.7 (ten times the exchange ratio), subject to certain limitations. The exercise price will be rounded up to the nearest whole cent. Upon exercise of a STATS substitute option, the holder of such STATS substitute option may elect to receive, in lieu of STATS ordinary shares, a number of STATS ADSs equal to the number of STATS ordinary shares subject to the relevant STATS substitute option divided by ten and rounded down to the nearest whole STATS ADS.

STATS is required to reserve for issuance a sufficient number of STATS ordinary shares for delivery upon the exercise of the STATS substitute options. STATS is required to file a registration statement covering the STATS ordinary shares issuable with respect to the STATS substitute options and is required to use its reasonable efforts to maintain the effectiveness of such registration statements for so long as the STATS substitute options remain outstanding.

Exchange of certificates

Exchange agent; exchange procedures; no further ownership rights.

After the effective time of the merger, STATS’ exchange agent will mail to each record holder of ChipPAC Class A common stock a letter of transmittal and instructions for surrendering their certificates. Only those holders who properly surrender their certificates representing ChipPAC Class A common stock in accordance with the instructions will receive the STATS ADSs to which the record holder is entitled, any cash (without interest) which may be payable in lieu of a fractional interest in a STATS ADS and any dividends or other distributions with respect to STATS ADSs declared or made after the effective time. The surrendered certificates representing shares of ChipPAC Class A common stock will be cancelled.

After the effective time of the merger, each certificate representing shares of ChipPAC Class A common stock that have not been surrendered will only represent (i) the number of STATS ADSs which the record holder is entitled to receive in the merger, (ii) the right to receive cash (without interest) in lieu of any fractional interest in a STATS ADS and (iii) any dividends or distributions that may be applicable. Following the effective time of the merger, ChipPAC will not register any transfers of ChipPAC Class A common stock on its stock transfer books.

No fractional STATS ADSs.

STATS will not issue any fractional interests in STATS ADSs in the merger. Instead, each holder of shares of ChipPAC Class A common stock exchanged in the merger who would otherwise have received a fraction of a STATS ADS will receive cash, without interest, in an amount equal to the holder’s proportionate interest in the gross proceeds of the sale on the Nasdaq National Market by the exchange agent of the aggregated fractional STATS ADSs that otherwise would be issued in the merger. STATS will pay all commissions, transfer taxes and out-of-pocket costs, including the expenses and compensation of the exchange agent, incurred in connection with the sale by the exchange agent of the STATS ADSs.

Distributions with respect to unexchanged shares.

After the effective date of the merger, no dividends or other distributions declared or made after the closing of the merger with respect to STATS ordinary shares will be paid to the holder of any unsurrendered ChipPAC certificate until the holder surrenders its ChipPAC certificate in accordance with the letter of transmittal.

Lost certificates.

If any ChipPAC Class A common stock certificate is lost, stolen or destroyed, a ChipPAC stockholder must provide an appropriate affidavit certifying that fact. STATS may require a ChipPAC stockholder to deliver a bond as indemnity against any claim that may be made against STATS with respect to any lost, stolen or destroyed certificate.

Holders of ChipPAC Class A common stock should not send in their certificates until they receive a letter of transmittal from the exchange agent.

Representations and warranties

STATS and ChipPAC each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

Each of the companies made representations and warranties as to:

•	corporate organization and qualification to do business;

•	certificate of incorporation and by-laws;

•	capitalization;

•	authorization of the merger agreement by the respective companies;

•	the effect of the merger on obligations of the respective companies under applicable laws;

•	regulatory approvals required to complete the merger;

•	permits required to conduct business and compliance with those permits;

•	filings and reports with applicable securities regulators;

•	financial statements;

•	changes in the respective companies’ business since September 30, 2003;

•	litigation;

•	employee benefit plans;

•	labor relations;

•	properties it owns and leases;

•	intellectual property;

•	taxes;

•	applicable environmental laws;

•	agreements, contracts and commitments;

•	insurance;

•	customers and suppliers;

•	approval by the respective company’s board of directors;

•	qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (determined without application of Section 367 of the Internal Revenue Code);

•	the vote of stockholders required to approve the merger or the share issuance (as applicable);

•	certain unlawful business practices;

•	interested party transactions;

•	ownership of the other company’s ordinary shares or capital stock, respectively;

•	the opinion of its financial advisor; and

•	payments, if any, required to be made to brokers and agents on account of the merger.

In addition, STATS made representations and warranties as to:

•	the STATS ordinary shares to be issued in the merger; and

•	the operations of Camelot Merger, Inc.

All representations and warranties of ChipPAC and STATS expire at the effective time of the merger.

The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled “Representations and Warranties of the Company”, relating to ChipPAC and “Representations and Warranties of Parent”, relating to STATS.

Conduct of business before completion of the merger

The companies have agreed that unless the merger agreement states otherwise, until the earlier of the completion of the merger or unless the other company consents in writing, each company will use its reasonable best efforts:

•	to conduct its business in the ordinary course of business and in a matter consistent with past practice;

•	to preserve substantially intact its present business organization;

•	to keep available the services of its present officers, employees and consultants; and

•	to preserve its relationships with customers, suppliers and others with which it has significant business relations.

The companies have also agreed that unless the merger agreement states otherwise, until the earlier of the completion of the merger or unless the other company consents in writing, each company will conduct its business in compliance with certain specific restrictions relating to the following:

•	amendment to its organizational documents;

•	the issuance, encumbrance, reclassification, purchase and redemption of its securities;

•	the issuance of dividends or other distributions;

•	the acquisition of assets or other entities;

•	the adoption, amendment or increase of director or employee compensation, benefit plans, policies or arrangements;

•	changing of accounting policies and procedures;

•	making of tax elections;

•	making capital expenditures in excess of 125% of aggregate budgeted expenditures on a quarterly basis;

•	making investments in excess of $25 million on any entity other than a subsidiary;

•	the incurrence of indebtedness;

•	payment or settlement of liabilities;

•	commencement or settlement of a litigation or similar proceeding;

•	maintenance of intellectual property;

•	filing of reports with the SEC;

•	modification, amendment or termination of material contracts; and

•	qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (determined without application of Section 367 of the Internal Revenue Code).

The agreements related to the conduct of ChipPAC’s and STATS’ businesses in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled “Conduct of Business by the Company Pending the Merger” relating to ChipPAC and “Conduct of Business By Parent Pending the Merger” relating to STATS.

No solicitation by STATS and ChipPAC

STATS and ChipPAC have further agreed to cease, as of the date of the merger agreement, any and all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any Competing Transactions, as defined in the merger agreement. The term “Competing Transaction” has a special meaning under the merger agreement, which is summarized after the next paragraph.

Until the merger is completed or the merger agreement is terminated, the companies and their subsidiaries have agreed not to, directly or indirectly, take any of the following actions:

•	solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of a proposal that constitutes or may reasonably be expected to lead to a Competing Transaction;

•	participate in any discussions or negotiations with a third party regarding, or furnish to any person any information with respect to, any Competing Transaction; or

•	agree to or endorse a Competing Transaction.

A “Competing Transaction” is any transaction, other than the merger, involving any of the following:

•	any transaction, whether a merger, purchase of assets, tender offer or otherwise, which, if consummated, would result in a third party’s acquiring more than 20% of the equity securities of either company;

•	any transaction, whether a merger, purchase of assets, tender offer or otherwise, which, if consummated would result in a third party’s acquiring all or substantially all of the assets of either company;

•	any transaction, whether a merger, purchase of assets, tender offer or otherwise which is conditioned upon the non-consummation of the transactions contemplated by the merger agreement;

•	in the case of ChipPAC, any solicitation to oppose the approval and adoption of the merger agreement by ChipPAC stockholders; or

•	in the case of STATS, any solicitation to oppose the approval of the various actions required for the consummation of the merger by STATS shareholders.

STATS and ChipPAC have agreed to promptly inform each other if any proposal or offer regarding a Competing Transaction is made or, if any inquiry or contact with the party making the proposal regarding a Competing Transaction is made.

Either company’s board of directors may, without breaching the merger agreement, respond to an unsolicited, bona fide, written proposal or offer regarding a Competing Transaction by discussing the proposal with the party making the proposal, and furnishing information to the party making the proposal if all of the following conditions are met:

•	The company’s board of directors determines in good faith, after having consulted with an internationally recognized financial advisor, that the proposal constitutes a Superior Proposal (as defined below);

•	The company’s board of directors determines in good faith, after having consulted with independent legal counsel, that its fiduciary obligations require it to do so;

•	The company receives from the party making the proposal an executed confidentiality agreement; and

•	The company gives prior written notice to the other company at least 24 hours before entering into discussions with, or furnishing information to, the party making the proposal.

A “Superior Proposal” is an unsolicited, bona fide offer made by a third party to consummate any of the following transactions:

•	a merger, consolidation, share exchange, business combination or similar transaction involving either company pursuant to which the stockholders of such company immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity; and

•	the acquisition by any person or group (including by means of a tender offer or and exchange offer) of ownership of 100% of the outstanding shares of stock of either company;

and where the transaction is on terms that such company’s board of directors determines in good faith, after having consulted with an internationally recognized financial advisor, is reasonably likely to be more favorable to such company’s shareholders from a financial point of view than the merger and reasonably capable of being completed on the proposed terms.

ChipPAC special meeting

ChipPAC is obligated under the merger agreement to hold and convene the ChipPAC special meeting of stockholders for purposes of voting for the approval and adoption of the merger agreement. Unless the ChipPAC board of directors withdraws or modifies its recommendation to its stockholders in favor of the approval and adoption of the merger agreement, ChipPAC agrees to use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the merger agreement. ChipPAC also agrees to take all other necessary or advisable action to secure the required vote or consent of its stockholders.

STATS extraordinary general meeting

STATS is obligated under the merger agreement to hold and convene the STATS extraordinary general meeting of shareholders for purposes of voting on the issuance of STATS ordinary shares underlying the STATS ADSs that will be issued to holders of ChipPAC Class A common stock in the merger and the other matters related to the merger. Unless the STATS board of directors withdraws or modifies its recommendation to its shareholders in favor of the issuance of STATS ordinary shares in the merger or the other matters related to the merger, STATS agrees to use its reasonable best efforts to solicit from its shareholders proxies in favor of the STATS resolutions. STATS also agrees to take all other necessary or advisable action to secure the required vote or consent of its shareholders.

Corporate governance matters

From the date of the merger agreement through the effective time of the merger, STATS has agreed, subject to the fiduciary duties of the STATS board of directors, not to increase the number of STATS directors who are nominees of STS and to maintain the size of the STATS board of directors at 11 members.

In addition, STATS has agreed to cause, subject to the fiduciary duties of the STATS board of directors, certain changes to the STATS board of directors at the effective time of the merger, including:

•	the resignation of four members of the STATS board of directors;

•	the nomination for election as a director of STATS each of Dr. Conn, Mr. McKenna, Mr. Norby and Dr. Park;

•	the appointment of Mr. McKenna as Vice Chairman of the STATS board of directors;

•	the appointment of one of Dr. Conn, Mr. Norby or Dr. Park to the STATS audit committee; and

•	the amendment of terms of reference of the STATS audit committee to provide, in accordance with NASD Rule 4350(h), that STATS will review all related party transactions for potential conflicts of interest and require such transactions to be approved by the audit committee.

If any of Dr. Conn, Mr. McKenna, Mr. Norby or Dr. Park determine not to, or are unable to, serve on the STATS board of directors, ChipPAC may designate an alternate person to be nominated for election to the STATS board of directors who qualifies as an independent director under the rules of the Nasdaq National Market, subject to approval by STATS, which approval may not be unreasonably withheld.

Employee benefits matters

For one year following the completion of the merger, STATS is required to, or required to cause the surviving corporation of the merger to, provide to ChipPAC employees compensation and employee benefit plans, programs and policies and fringe benefits (other than equity based compensation arrangements) that, in the aggregate, are substantially similar to those that were provided to the ChipPAC employees immediately prior to the execution of the merger agreement.

After the completion of the merger, STATS is required to, or required to cause the surviving corporation of the merger to, recognize the service of each ChipPAC employee determined as of the completion of the merger for purposes of eligibility and vesting under any employee benefit plans, programs or arrangements maintained by STATS, the surviving corporation, or any of their affiliates that employs any continuing ChipPAC employee, except that such crediting of service will not operate to duplicate any benefit or the funding of such benefit. Pre-existing condition limitations will be waived for continuing ChipPAC employees under each such employee benefit plan, program or arrangement that provides health benefits to these employees to the same extent waived under the applicable group health plan of STATS maintained prior to the completion of the merger, and each continuing ChipPAC employee will be given credit for amounts paid under the corresponding group health plan of STATS during the plan year in which the completion of the merger occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums for such plan year.

STATS is required to cause the surviving corporation to honor for the one-year period following the consummation of the merger certain employment and severance agreements existing as of the date of the merger agreement between ChipPAC and any current or former director, officer or employee of ChipPAC. In addition, STATS is required to cause the surviving corporation of the merger to perform ChipPAC’s obligations under the ChipPAC employee retention plan, which provides for payments at specified times of severance and retention payments to selected employees of ChipPAC contingent upon the consummation of the merger in an aggregate cash amount of $5.0 million, and the individual award agreements to be entered into thereunder with participating employees of ChipPAC. For additional information regarding the ChipPAC employee retention plan, please see “The Merger — ChipPAC, Inc. Employee Retention and Severance Plan” beginning on page     .

Company affiliates

ChipPAC has agreed to provide to STATS, no later than 30 days after the signing of the merger agreement, a list of names and addresses of all persons who were, in the judgment of ChipPAC, affiliates of ChipPAC for purposes of Rule 145 under the Securities Act. ChipPAC has further agreed to use its reasonable best efforts to deliver to STATS, prior to the effective time, a letter from each such person agreeing, among other things, to abide by certain transfer restrictions pursuant to Rule 145.

Supplemental indentures

STATS has agreed, at the effective time of the merger, to provide to each of the trustee under the ChipPAC 2.5% notes indenture and the trustee under the ChipPAC 8% notes indenture a supplemental indenture providing that the respective convertible subordinated notes are convertible into 0.87 STATS ADS for each share of ChipPAC Class A common stock into which the convertible subordinated notes were convertible immediately prior to the merger. In addition, prior to the effective time of the merger, ChipPAC will provide, and after the effective time of the merger the surviving corporation of the merger will provide, all notices to holders of ChipPAC convertible subordinated notes and ChipPAC senior subordinated notes and opinions and other documentation reasonably requested by the trustee under the indentures governing the ChipPAC convertible subordinated notes or the ChipPAC senior subordinated notes.

Conditions to completion of the merger

The obligations of STATS and ChipPAC to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver, to the extent legally permissible, of each of the following conditions before completion of the merger:

•	STATS’ registration statement on Form F-4 and the registration statement of the STATS depositary on Form F-6 must be effective, no stop order suspending either registration statement’s effectiveness can be in effect and no proceedings for suspension of either registration statement’s effectiveness can have been initiated by the SEC;

•	the STATS shareholders circular must have been filed with the Singapore Exchange, and STATS must have received all approvals and confirmations from the Singapore Exchange necessary to mail the shareholders circular to its shareholders in connection with the STATS shareholders meeting;

•	the merger agreement must be approved and adopted by the requisite vote of holders of ChipPAC stock under applicable laws;

•	each of (i) the issuance of STATS ordinary shares underlying the STATS ADSs that will be issued to holders of ChipPAC Class A common stock in the merger, (ii) the issuance of the STATS substitute options in substitution of the outstanding options to acquire ChipPAC Class A common stock and the issuance of STATS ordinary shares that may be issued upon exercise of the STATS substitute options, (iii) the assumption of certain obligations under the ChipPAC convertible subordinated notes, the entry into any agreements in connection with the assumption and the issuance of STATS ordinary shares underlying the STATS ADSs that may be issued upon conversion of the ChipPAC convertible subordinated notes, (iv) the adoption of the STATS ChipPAC share option plans, (v) the appointment of certain persons designated by ChipPAC to the STATS board of directors, and (vi) the change of the corporate name of STATS to “STATS ChipPAC Ltd.”, must be approved by the requisite vote of STATS shareholders under applicable laws;

•	no law, rule, regulation, judgment, decree, executive order or award has been enacted, issued, enforced or entered into which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

•	any waiting periods applicable to the consummation of the merger under the Hart-Scott-Rodino Act must have expired or been terminated; and

•	the STATS ADSs to be issued in connection with the merger will have been authorized for quotation on the Nasdaq National Market and the STATS ordinary shares underlying such STATS ADSs shall have been authorized for listing on the Singapore Exchange.

ChipPAC’s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	(i) the representations and warranties of STATS in regard to its capitalization must be true and correct in all material respects as of February 10, 2004, and as of the closing of the merger, and (ii) the representations and warranties of STATS otherwise contained in the merger agreement must be true and correct as of February 10, 2004 (without giving effect to any qualification or limitation as to materiality or Material Adverse Effect set forth therein) and as of the closing of the merger (without giving effect to any qualification or limitation as to materiality or Material Adverse Effect set forth therein), as though made on and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except that, where the failure of such other representations of ChipPAC to be true and correct (without giving effect to any qualification or limitation as to materiality or Material Adverse Effect set forth therein) would not reasonably be expected, individually or in the aggregate, to have a STATS Material Adverse Effect.

•	Each of STATS and Camelot Merger, Inc. must in all material respects perform or comply with all of its respective agreements and covenants required by the merger agreement to be performed or complied with by each of them on or before completion of the merger.

•	ChipPAC must have received a certificate signed by the President or any Senior Vice President of STATS certifying as to the representations and warranties being true and correct and compliance with the agreements and covenants.

•	STATS must have obtained all consents, approvals and authorizations agreed to in the merger agreement.

•	No STATS Material Adverse Effect can have occurred since the signing of the merger agreement and be continuing.

•	ChipPAC must have received the opinion of Kirkland & Ellis LLP, counsel to ChipPAC, that, based upon representations of STATS, Camelot Merger, Inc. and ChipPAC, and normal assumptions, for U.S. federal income tax purposes (determined without the application of Section 367 of the Internal Revenue Code), the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and STATS, Camelot Merger, Inc. and ChipPAC will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code and the private letter ruling or an opinion from a nationally recognized law firm to the effect that, for U.S. federal income tax purposes, the exchange of ChipPAC Class A common stock for STATS ADSs will not result in the recognition of gain under Section 367 of the Internal Revenue Code, which opinion or private letter ruling shall not have been withdrawn or modified in any material respect.

STATS’ obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	(i) the representations and warranties of ChipPAC in regard to its capitalization must be true and correct in all material respects as of February 10, 2004, and as of the closing of the merger, and (ii) the representations and warranties of ChipPAC otherwise contained in the merger agreement must be true and correct as of February 10, 2004 (without giving effect to any qualification or limitation as to materiality or Material Adverse Effect set forth therein) and as of the closing of the merger (without giving effect to any qualification or limitation as to materiality or Material Adverse Effect set forth therein), as though made on and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except that, where the failure of such other representations of STATS to be true and correct (without giving effect to any qualification or limitation as to materiality or Material Adverse Effect set forth therein) would not reasonably be expected, individually or in the aggregate, to have a ChipPAC Material Adverse Effect.

•	ChipPAC must in all material respects perform or comply with all of its agreements and covenants required by the merger agreement to be performed or complied with by ChipPAC on or before completion of the merger.

•	STATS must have received a certificate signed by the President or any Senior Vice President of ChipPAC certifying as to the representations and warranties being true and correct and compliance with the agreements and covenants.

•	STATS must have obtained all consents, approvals and authorizations agreed to in the merger agreement.

•	No ChipPAC Material Adverse Effect shall have occurred since the signing of the merger agreement and be continuing.

•	STATS must have received the opinion of Shearman & Sterling LLP, counsel to STATS, that, based upon representations of STATS, Camelot Merger, Inc. and ChipPAC, and normal assumptions, for U.S. federal income tax purposes (determined without the application of Section 367 of the Internal Revenue Code), the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and STATS, Camelot Merger, Inc. and ChipPAC will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code and the private letter ruling or an opinion from a nationally recognized law firm to the effect that the exchange of ChipPAC Class A common stock for STATS ADSs will not result in the recognition of gain under Section 367 of the Internal Revenue Code, which opinion or private letter ruling shall not have been withdrawn or modified in any material respect.

•	No default or event of default shall have occurred or be continuing under any of ChipPAC’s indentures and no default or event of default shall occur and be continuing after giving effect to the merger.

Definition of Material Adverse Effect

Under the terms of the merger agreement, a Material Adverse Effect on either STATS or ChipPAC is defined to mean any change, event, violation, inaccuracy, circumstance or effect that, individually or when taken together with all other changes, events, violations, inaccuracies, circumstances and effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of such entity and its subsidiaries taken as a whole.

However, under the terms of the merger agreement, none of the following, alone or in combination, will be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on any entity:

•	the public announcement or pendency of the merger;

•	changes in the industries in which such entity operates, except changes that have a materially disproportionate effect on the entity and its subsidiaries taken as a whole;

•	changes in general economic conditions or changes in securities markets in general, except changes that have a materially disproportionate effect on the entity and its subsidiaries taken as a whole;

•	compliance with the terms and conditions of the merger agreement, including actions or omissions of the entity or any of its subsidiaries taken with the written consent of the other company;

•	a change in laws or GAAP, except changes that have a materially disproportionate effect on the entity and its subsidiaries taken as a whole; or

•	any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against, China, Korea, Malaysia, Singapore, Taiwan or the United States, which does not have a materially disproportionate effect on such entity and its subsidiaries, taken as a whole.

Further, in the case of ChipPAC, any attrition of U.S.-based employees of ChipPAC or its subsidiaries will not be deemed to constitute, nor will it be taken into account in determining whether there has been or will be a Material Adverse Effect.

Termination of the merger agreement

The merger agreement may be terminated by action taken or authorized by the terminating party’s board of directors, at any time prior to completion of the merger, whether before or after the approval and adoption of the merger agreement by ChipPAC stockholders as follows:

•	by mutual written consent of STATS and ChipPAC duly authorized by the boards of directors of STATS and ChipPAC;

•	by either STATS or ChipPAC if the merger is not completed on or before September 30, 2004, (which date can be extended by STATS or ChipPAC to the earliest of (i) 30 days following receipt of the private letter ruling (or such longer period after such receipt as may be necessary to satisfy the conditions pertaining to U.S. antitrust approvals and removal or dismissal of any governmental law or order making the merger illegal or otherwise prohibiting the merger), (ii) the date of receipt of notice from the IRS that no private letter ruling will be issued and (iii) December 31, 2004, except that this right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before September 30, 2004, unless extended as described above;

•	by either STATS or ChipPAC if any governmental authority in the United States or Singapore shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which becomes final and nonappealable and has the effect of making the consummation of the merger illegal or otherwise preventing or prohibiting the consummation of the merger;

•	by either STATS or ChipPAC if any of the following shall have occurred:

•	the other party’s board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to the other party;

•	the other party’s board of directors recommends any Competing Transaction or enters into any letter of intent or similar document, or any agreement, contract or commitment accepting any Competing Transaction;

•	the other party’s board of directors resolves to take either of the foregoing actions;

•	the other party failed to include in its proxy statement or shareholders circular, as the case may be, the recommendation of the board of directors of such party in favor of the merger agreement and any related matters; or

•	a tender offer or exchange offer is commenced for 20% or more of the outstanding STATS ordinary shares or of the outstanding shares of ChipPAC Class A common stock, and such party’s board of directors fails to recommend against such tender offer or exchange offer;

•	by STATS or ChipPAC, if the stockholders of ChipPAC fail to approve and adopt the merger agreement at the ChipPAC stockholders’ meeting, or if the shareholders of STATS fail to approve the issuance of STATS ordinary shares in the merger or the change of the name of STATS to “STATS ChipPAC Ltd.”;

•	by ChipPAC, upon STATS’ or Camelot Merger, Inc.’s breach of any representation, warranty, covenant or agreement in the merger agreement, or if any of STATS’ representations or warranties become untrue, in either case such that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by STATS, ChipPAC may not terminate the merger agreement for 20 days after it notifies STATS of the breach so long as STATS exercises its reasonable best efforts to cure the breach;

•	by STATS, upon ChipPAC’s breach of any representation, warranty, covenant or agreement in the merger agreement, or if any of ChipPAC’s representations or warranties become untrue, in either case such that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by ChipPAC, STATS may not terminate the merger agreement for 20 days after it notifies ChipPAC of the breach so long as ChipPAC exercises its reasonable best efforts to cure the breach;

•	by either STATS or ChipPAC (at any time prior to the STATS extraordinary general meeting or ChipPAC stockholders’ meeting, respectively) in order to enter into a definitive agreement with respect to a Superior Proposal in compliance with the merger agreement; provided that such party has made full payment of all fees and expenses required under the merger agreement, including the termination fee described below; or

•	by either STATS or ChipPAC if (i) despite both parties’ reasonable best efforts, the IRS advises the parties that it will not issue the private letter ruling and the parties have exhausted all reasonable opportunities to convince the IRS to reconsider its decision and to issue the private letter ruling and (ii) after consulting with at least two nationally recognized law firms, no such law firm is able to deliver an opinion that the exchange of ChipPAC Class A common stock for STATS ADSs will not result in the recognition of gain under Section 367(a) of the Internal Revenue Code. However, this right to terminate is not available to the party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the IRS to issue the private letter ruling. Further, STATS may not terminate for this reason without giving ChipPAC 20 days notice of these events, and during such 20 day period, ChipPAC and its stockholders are permitted to prevent such termination if ChipPAC waives the related conditions to closing and the parties to the ChipPAC voting agreement agree that such waiver shall not affect the continued effect of the ChipPAC voting agreement.

Payment of termination fee and expenses by STATS or ChipPAC

Termination fee.

Either STATS or ChipPAC will pay the nonterminating party a termination fee of $40 million if any of the following conditions occur:

•	Either STATS or ChipPAC terminates the merger agreement because any of the following occurs prior to the ChipPAC special meeting or STATS extraordinary general meeting, respectively:

—	the other party’s board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to the terminating party;

—	the other party’s board of directors recommends any Competing Transaction or enters into any letter of intent or similar document, or any agreement, contract or commitment accepting any Competing Transaction;

—	the other party’s board of directors resolves to take either of the foregoing actions;

—	the other party shall have failed to include in its proxy statement or shareholders circular, as the case may be, the recommendation of the board of directors of such party in favor of the merger agreement and any related matters; or

—	a tender offer or exchange offer is commenced for 20% or more of the outstanding STATS ordinary shares or of the outstanding shares of ChipPAC Class A common stock, as the case may be, and the other party’s board of directors fails to recommend against such tender offer or exchange offer.

•	Either STATS or ChipPAC terminates the merger agreement because such party’s shareholders do not adopt certain proposals before them related to the merger at such party’s shareholder meeting, and,

prior to that shareholder meeting, a Competing Transaction involving the terminating party has been publicly announced and, within 12 months after the termination, such party enters into an agreement with respect to a Third Party Acquisition (defined below) and such party subsequently completes such Third Party Acquisition.

•	Either STATS or ChipPAC terminates the merger agreement because the merger is not consummated by September 30, 2004, unless extended as described above to no later than December 31, 2004, and, at or prior to that termination, there shall exist or have been proposed a Competing Transaction involving the terminating party which has been publicly announced and, within 12 months after the termination, such party enters into an agreement with respect to a Third Party Acquisition and such party subsequently completes such Third Party Acquisition.

•	Either STATS or ChipPAC terminates the merger agreement in order to enter into a definitive agreement with respect to a Superior Proposal, provided that such termination is not effective unless such party’s board of directors has made a change in its recommendation that is in compliance with the merger agreement and such party has made full payment of all fees and expenses required under the merger agreement.

A “Third Party Acquisition” means any of the following transactions:

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving either STATS or ChipPAC pursuant to which the shareholders of such party immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity;

•	a sale or other disposition by either STATS or ChipPAC of assets representing in excess of 50% of the aggregate fair market value of such party’s business immediately prior to such sale or other disposition;

•	an acquisition by any person or group (including by means of a tender offer or an exchange offer) of ownership of 50% or more of the outstanding voting shares of either party’s capital stock; or

•	STATS or ChipPAC or any of their respective subsidiaries repurchases 50% or more of the outstanding shares of such company’s capital stock.

Expenses.

All fees and expenses incurred in connection with the merger and the merger agreement and any related transactions, including fees and expenses of advisors, will be paid by the party incurring such expenses whether or not the merger is consummated. STATS and ChipPAC will share equally in the payment of the filing fees under the Hart-Scott-Rodino Act and fees directly associated with the printing, filing and mailing of the registration statement on Form F-4, proxy statement and the STATS shareholder circular, but will not pay for the fees and expenses of advisors in relation to these actions.

Operations after the merger

Following the merger, it is expected that ChipPAC will continue its operations as a wholly owned subsidiary of STATS. The stockholders of ChipPAC will become holders of STATS ADSs, and their rights as holders of STATS ADSs will be governed by the STATS deposit agreement, the STATS memorandum of association and the STATS articles of association, each as currently in effect, and Singapore law. See “Comparison of Shareholder Rights” beginning on page     , “Description of STATS Ordinary Shares” beginning on page      and “Description of STATS American Depositary Shares” beginning on page     .

Amendment, extension and waiver of the merger agreement

STATS and ChipPAC may amend the merger agreement before completion of the merger by mutual written consent approved by their respective boards of directors. However, after the approval and adoption of the merger agreement by the stockholders of ChipPAC, the merger agreement cannot be amended to reduce or change the type of consideration into which each share of ChipPAC Class A common stock will be converted upon completion of the merger. In addition, either STATS or ChipPAC may extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

AGREEMENTS RELATED TO THE MERGER

This section of the document describes agreements related to the merger agreement, including the STATS voting agreement, the ChipPAC voting agreement, the ChipPAC affiliate letter and the separation and employment arrangements with certain employees of ChipPAC. While STATS and ChipPAC believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. Forms of these agreements are attached as annexes to this document, as exhibits to Annex A of this document or as exhibits to the registration statement, of which this document forms a part, filed with the SEC on Form F-4.

STATS voting agreement

The following holders of STATS ordinary shares and STATS ADSs and directors and officers of STATS have entered into the STATS voting agreement: STS, Charles Richard Wofford, Lim Ming Seong, Tan Lay Koon, Peter Seah Lim Huat, Tay Siew Choon, Quek Swee Kuan, Koh Beng Seng, Steven Hugh Hamblin, Teng Cheong Kwee, William J. Meder, Richard John Agnich, Eleana Tan Ai Ching, Suh Tae Suk, Pearlyne Wang, Han Byung Joon and Ng Tiong Gee. By entering into the voting agreement each of these STATS shareholders has agreed to vote the STATS ordinary shares and STATS ADSs beneficially owned by these STATS shareholders:

•	in favor of STATS resolutions 1 through 8 and STATS resolution 11 and otherwise in such manner as may be necessary to consummate the merger; and

•	except as otherwise agreed to in writing in advance by ChipPAC, against any action, proposal, agreement or transaction, including, but not limited to, any competing transaction, the purpose or effect of which would be to prevent, delay, postpone or materially adversely affect the merger and related transactions.

These STATS shareholders may vote their STATS ordinary shares and STATS ADSs on all other matters in a manner determined by the shareholder.

Within five business days after receipt of the STATS shareholders circular, each shareholder who entered into the voting agreement shall deliver to STATS, with a copy to the ChipPAC representative, a proxy in the form attached to the STATS shareholders circular, appointing the chief executive officer of ChipPAC or such other person designated in writing by ChipPAC, and failing the ChipPAC representative, a representative nominated by such shareholder, as its proxy to vote such shareholder’s shares in favor of the approval of the issuance of STATS ordinary shares in the merger and the other matters related to the merger.

As of February 10, 2004, the STATS shareholders who entered into the STATS voting agreement collectively beneficially owned approximately 637,541,050 STATS ordinary shares, which represented approximately 59.2% of all outstanding STATS ordinary shares. None of the STATS shareholders who are parties to the STATS voting agreement were paid additional consideration in connection with entering into the STATS voting agreement.

Each STATS shareholder who is a party to the STATS voting agreement agreed, subject to limited exceptions, not to sell, otherwise transfer or create or permit to exist any liens of any nature with respect to the STATS ordinary shares and STATS ADSs owned, controlled or acquired, either directly or indirectly, by that person until the termination of the STATS voting agreement.

Except pursuant to existing financing agreements, each STATS shareholder who is party to the STATS voting agreement agreed not to sell or otherwise transfer the STATS ordinary shares and STATS ADSs owned, controlled or acquired, either directly or indirectly, by that person until 90 days after completion of the merger; provided, however, that each such STATS shareholder may transfer STATS ordinary shares or STATS ADSs

(i) to an affiliate of such shareholder or in a transaction consummated in accordance with any private placement exemption from the registration requirements of the Securities Act if each person to whom any of the STATS ordinary shares or STATS ADSs, or any interest in any of the STATS ordinary shares or STATS ADSs, is transferred agrees to be bound by the terms and provisions of the STATS voting agreement or (ii) if the number of STATS ordinary shares (whether in the form of STATS ordinary shares or STATS ADSs) sold during any three month period are equal to the maximum number of STATS ordinary shares that such shareholder would be permitted to sell during that three month period in accordance with Rule 144(e) under the Securities Act.

The STATS voting agreement will terminate upon the earlier to occur of the termination of the merger agreement or the completion of the merger or, in regard to any individual shareholder, the modification of the merger agreement in a manner materially adverse to such shareholder, unless such shareholder gives prior written consent to the modification, or by agreement between ChipPAC and the shareholder to terminate the STATS voting agreement. The STATS voting agreement is attached to this document as Annex B, and you are urged to read it in its entirety.

ChipPAC voting agreement

The following stockholders, officers and directors of ChipPAC have entered into the ChipPAC voting agreement: Citicorp Venture Capital Ltd., Citicorp Mezzanine III, L.P., Bain Capital, L.L.C., BCIP Associates II-B, BCIP Trust Associates II, L.P., BCIP Trust Associates II-B, Sankaty High Yield Asset Partners, L.P., Bain Capital Fund VI L.P., BCIP Associates II, BCIP Associates II-C, PEP Investments Pty, Ltd., Dennis P. McKenna, Edward Conard, Robert W. Conn, Michael A. Delaney, R. Douglas Norby, Chong Sup Park, Paul C. Schorr IV and CCT VI Partners, L.P. By entering into the ChipPAC voting agreement, these ChipPAC stockholders have agreed to vote the ChipPAC shares beneficially owned by these ChipPAC stockholders, subject to the voting agreement:

•	in favor of the adoption and approval of the merger agreement, approval of the merger and any other transaction contemplated by the merger agreement and otherwise in such manner as may be necessary to consummate the merger; and

•	except as otherwise agreed to in writing in advance by STATS, against any action, proposal, agreement or transaction, including, but not limited to, any competing transaction, the purpose or effect of which would be to prevent, delay, postpone or materially adversely affect the merger.

These ChipPAC stockholders may vote their shares of ChipPAC Class A common stock on all other matters in a manner determined by the shareholder.

Each stockholder has also irrevocably appointed STATS as their lawful attorney and proxy to vote the shares of ChipPAC Class A common stock owned by such stockholder in favor of:

•	the adoption and approval of the merger agreement, approval of the merger and any other transaction contemplated by the merger agreement and otherwise in such manner as may be necessary to consummate the merger; and

•	except as otherwise agreed to in writing in advance by STATS, against any action, proposal, agreement or transaction, including, but not limited to, any competing transaction, the purpose or effect of which would be to prevent, delay, postpone or materially adversely affect the merger.

As of February 10, 2004, these ChipPAC stockholders entered into the ChipPAC voting agreement with respect to approximately 17,646,587 shares of ChipPAC Class A common stock beneficially owned by them which represented approximately 18.1% of the outstanding ChipPAC Class A common stock. As of the ChipPAC record date, these ChipPAC stockholders collectively owned approximately                 shares of ChipPAC Class A common stock, which represented approximately     % of the outstanding ChipPAC Class A common stock. None of the ChipPAC stockholders who are parties to the ChipPAC voting agreement were paid additional consideration in connection with entering into the voting agreement.

Each ChipPAC stockholder who is a party to the ChipPAC voting agreement agreed, subject to limited exceptions, not to sell, otherwise transfer or create or permit to exist any liens of any nature with respect to the ChipPAC securities owned, controlled or acquired, either directly or indirectly, by that person until the termination of the ChipPAC voting agreement; provided, however, that any stockholder or one or more of such stockholder’s affiliates shall be allowed to sell or otherwise transfer any of such stockholder’s ChipPAC securities to the extent such disposition or dispositions would prevent such stockholder from being a “five percent transferee shareholder” as defined in Section 1.367(a)-3(c)(5)(ii) of the U.S. Treasury Regulations as of the consummation of the merger, with the relevant U.S. income tax provisions to be applied by substituting “4.9 percent” for “five percent” for this purpose.

Each ChipPAC stockholder who is party to the ChipPAC voting agreement agreed not to sell or otherwise transfer the STATS ordinary shares or STATS ADSs owned, controlled or acquired, either directly or indirectly, by that person until 90 days after completion of the merger; provided, however, each ChipPAC stockholder may transfer STATS ordinary shares or STATS ADSs (i) to an affiliate of such stockholder or in a transaction consummated in accordance with any private placement exemption from the registration requirements of the Securities Act if each person to whom any of the STATS ordinary shares or STATS ADSs, or any interest in any of the STATS ordinary shares or STATS ADSs, is transferred agrees to be bound by the terms and provisions of the ChipPAC voting agreement or (ii) if the number of STATS ordinary shares (whether in the form of STATS ordinary shares or STATS ADSs) sold during any three month period are equal to the maximum number of STATS ordinary shares that such stockholder would be permitted to sell during that three month period in accordance with Rule 144(e) under the Securities Act. Certain stockholders who are party to the ChipPAC voting agreement may transfer STATS ordinary shares or STATS ADSs at any time to such stockholder’s limited partners, owners or equity holders provided that such transfer complies with the provisions of Rule 145 of the Securities Act.

The ChipPAC voting agreement will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger or, with regard to any individual stockholder, the modification of the merger agreement in a manner materially adverse to such stockholder, unless such stockholder gives prior written consent to the modification, or by agreement between STATS and the stockholder to terminate the ChipPAC voting agreement. The ChipPAC voting agreement is attached to this document as Annex C, and you are urged to read it in its entirety.

ChipPAC affiliate letters

No later than 30 days after the date of the merger agreement, ChipPAC shall deliver to STATS a list of names and addresses of those persons who were, in ChipPAC’s reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act) of ChipPAC. ChipPAC shall use its reasonable best efforts to deliver or cause to be delivered to STATS, prior to the completion of the merger, an affiliate letter, executed by each of the persons identified as possible affiliates and any person who shall, to the knowledge of ChipPAC, become an affiliate of ChipPAC subsequent to the delivery of the initial list to STATS. Under the affiliate letters, such persons acknowledge the resale restrictions on the STATS ADSs to be received by them in the merger imposed by Rule 145 under the Securities Act. In accordance with the affiliate letters, STATS will be entitled to place appropriate legends on any American Depositary Receipts evidencing the STATS ADSs received by these ChipPAC stockholders in the merger. The form of affiliate letter is attached as Exhibit 6.08 to the merger agreement, which is attached to this document as Annex A, and you are urged to read it in its entirety.

Separation agreement with Dennis P. McKenna

STATS, ChipPAC and Mr. McKenna entered into a separation agreement pursuant to which Mr. McKenna has agreed to resign from his position as President and Chief Executive Officer of ChipPAC and to relinquish his position as a member of the ChipPAC board of directors, effective as of the consummation of the merger.

STATS has agreed to nominate Mr. McKenna to serve, effective as of the consummation of the merger, as a member and Vice Chairman of the STATS board of directors for a term to continue until December 31, 2004.

Among other payments and benefits, Mr. McKenna will be eligible to receive from ChipPAC a lump sum payment in an amount equal to three times his annual salary and target bonus and full vesting and immediate exercisability of his outstanding options. For additional information regarding the terms of Mr. McKenna’s separation agreement, see “The Merger—Interests of certain persons in the merger and the related transactions” on page     .

Employment agreement with Dennis Daniels

On February 26, 2004, after the signing of the merger agreement and announcement of the proposed merger, STATS, ChipPAC and Mr. Dennis Daniels have entered into a five-year employment agreement, which will not become effective unless and until the merger is consummated.

Position and term.

Mr. Daniels will serve as the Vice President, Human Resources of the combined company for a term of five years.

Compensation.

Under his employment agreement, Mr. Daniels will receive annual base salary in the amount of $200,000. He will also be eligible to earn an annual cash bonus during each year of the five year term and a retention bonus payable over the two-year period commencing on the day the merger is consummated. The amount of the annual bonus will be based on Mr. Daniels’ performance and will be determined at the end of the applicable incentive compensation plan year. The amount of the retention bonus is equal to $300,000. The retention bonus is payable at the rate of 25% of the bonus amount on the first payroll date following the consummation of the merger, 25% at the end of the first year following consummation of the merger, and 50% at the end of the second year following consummation of the merger. Subject to approval of the compensation committee of the STATS board of directors, Mr. Daniels will be granted under the STATS 1999 option plan an option to purchase a number of STATS ordinary shares as determined by the compensation committee on the date of grant having a per share exercise price equal to the fair market value of the STATS ordinary shares on the date of grant. Mr. Daniels will also be entitled to certain expatriate and repatriation benefits in connection with the relocation of Mr. Daniels and his immediate family to Singapore.

Employment termination.

If (i) the combined company terminates the employment of Mr. Daniels without cause, (ii) he resigns for good reason during the two years following the consummation of the merger or (iii) he resigns for any reason during the three subsequent years, he will be entitled to payment of the unpaid portion of his retention bonus, his prorated annual incentive bonus, continuation of his salary for a maximum of six months following the date of termination, payment for the cost of maintaining COBRA coverage continuation during a maximum period of six months, automatic full vesting and immediate exercisability of his options outstanding on the date of the termination and, if Mr. Daniels’ place of employment is located outside the United States on the date of the termination, payment of the cost to repatriate Mr. Daniels and his immediate family to the United States.

If Mr. Daniels and the combined company mutually agree to terminate Mr. Daniels’ employment during the two-year period following the consummation of the merger, Mr. Daniels will be entitled to a prorated amount of the unpaid portion of his retention bonus, the prorated portion of his annual incentive bonus, continuation of his salary for a maximum of six months following the date of termination, payment for the cost of maintaining COBRA coverage continuation during a maximum period of six months and full vesting and immediate exercisability of options outstanding as of the date of termination and, if Mr. Daniels’ place of employment is located outside the United States on the date of termination, payment of the cost to repatriate Mr. Daniels and his immediately family to the United States.

In the event of Mr. Daniels’ death or in the case of termination of his employment due to his disability during the term of his agreement, Mr. Daniels or his estate, as applicable, will be entitled to payment of any unpaid prorated portion of the retention bonus, the prorated portion of his annual incentive bonus, full vesting and immediate exercisability of his options outstanding as of the date of the termination or death, as applicable, and, if Mr. Daniels’ place of employment is located outside the United States on the date of termination or death, as applicable, payment of the cost to repatriate Mr. Daniels and his immediate family to the United States.

Covenants.

Pursuant to his employment agreement, Mr. Daniels has agreed not to use or disclose any confidential information of STATS or its affiliates and to be bound during the 18 months following the consummation of the merger by a covenant not to compete with the combined company and during the 18 months following the termination of his employment by a covenant not to solicit the employees or business relations of the combined company.

Employment agreement with Michael G. Potter

On March 17, 2004, after the signing of the merger agreement and announcement of the proposed merger, STATS, ChipPAC and Mr. Michael G. Potter have entered into an employment agreement, which will not become effective unless and until the merger is consummated.

Position and term.

Mr. Potter will serve as the Chief Financial Officer of the combined company for a term of five years.

Compensation.

Under his employment agreement, Mr. Potter will receive annual base salary in the amount of $217,000. He will also be eligible to earn an annual cash bonus during each year of the five year term and a retention bonus payable over the two-year period commencing on the day the merger is consummated. The amount of the annual bonus will be based on Mr. Potter’s performance and will be determined at the end of the applicable incentive compensation plan year. The amount of the retention bonus is equal to $217,000. The retention bonus is payable at the rate of 25% of the bonus amount on the first payroll date following the consummation of the merger, 25% at the end of the first year following consummation of the merger, and 50% at the end of the second year following consummation of the merger. Subject to approval of the compensation committee of the STATS board of directors, Mr. Potter will be granted under the STATS 1999 option plan an option to purchase a number of STATS ordinary shares as determined by the compensation committee on the date of grant having a per share exercise price equal to the fair market value of the STATS ordinary shares on the date of grant. Mr. Potter will also be entitled to certain expatriate and repatriation benefits in connection with the relocation of Mr. Potter and his immediate family to Singapore.

Employment termination.

If (i) the combined company terminates the employment of Mr. Potter without cause, (ii) he resigns for good reason during the two years following the consummation of the merger or (iii) he resigns for any reason during the three subsequent years, he will be entitled to payment of the unpaid portion of his retention bonus, his prorated annual incentive bonus, continuation of his salary for a maximum of six months following the date of termination, payment for the cost of maintaining COBRA coverage continuation during a maximum period of six months, automatic full vesting and immediate exercisability of his options outstanding on the date of the termination and, if Mr. Potter’s place of employment is located outside the United States on the date of the termination, payment of the cost to repatriate Mr. Potter and his immediate family to the United States.

If Mr. Potter and the combined company mutually agree to terminate Mr. Potter’s employment during the two-year period following the consummation of the merger, Mr. Potter will be entitled to a prorated amount of the unpaid portion of his retention bonus, the prorated portion of his annual incentive bonus, continuation of his salary for a maximum of six months following the date of termination, payment for the cost of maintaining COBRA coverage continuation during a maximum period of six months and full vesting and immediate exercisability of his options outstanding as of the date of termination.

In the event of Mr. Potter’s death or in the case of termination of his employment due to his disability during the term of his agreement, Mr. Potter or his estate, as applicable, will be entitled to payment of any unpaid prorated portion of the retention bonus, the prorated portion of his annual incentive bonus, full vesting and immediate exercisability of his options outstanding as of the date of the termination or death, as applicable, and, if Mr. Potter’s place of employment is located outside the United States on the date of termination or death, as applicable, payment of the cost to repatriate Mr. Potter and his immediate family to the United States.

Covenants.

Pursuant to his employment agreement, Mr. Potter has agreed not to use or disclose any confidential information of STATS or its affiliates and to be bound during the 18 months following the consummation of the merger by a covenant not to compete with the combined company and during the 18 months following the termination of his employment by a covenant not to solicit the employees or business relations of the combined company.

Employment agreements with manufacturing facilities personnel

STATS and ChipPAC have entered into employment agreements with each of Messrs. H.C. Han, Kenny Lee, Jin Aun Lew, B.K. Sohn and Chong Meng Ng in contemplation of the merger. None of these employment agreements will become effective until the consummation of the merger.

Positions.

Mr. Ng will serve as the President and Managing Director, ChipPAC Shanghai, Mr. Lew will serve as the President and Managing Director, ChipPAC Malaysia and Mr. Sohn will serve as the President and Managing Director, ChipPAC Korea. The three foregoing managing directors will report directly to the Chief Executive Officer of the combined company. Mr. Han, who will serve as the Senior Vice President, Manufacturing Operations of the combined company, will report directly to the Managing Director, the Korea division of the combined company. Mr. Lee, who will serve as the Senior Vice President, Research and Development of the combined company, will report directly to the Chief Technology Officer of the combined company.

Compensation.

Under their employment agreements, Messrs. Ng, Lew, Sohn, Han and Lee will receive annual base salaries in the amounts of $170,000, MYR 575,000, KRW 156,060,000, KRW 81,606,586 and KRW 73,264,000, respectively. They will also be eligible to earn an annual cash bonus and a retention bonus, which is payable over the two-year period commencing on the completion of the merger. The amount of the annual bonus will be based on the performance of the employee and will be determined at the end of the plan year. The amount of each retention bonus is equal to $170,000, MYR 575,000, KRW 312,120,000, KRW 81,606,586.50 and KRW 56,448,000 with respect to Messrs. Ng, Lew, Sohn, Han and Lee, respectively. The retention bonuses are payable at the rate of 25% of the bonus amounts on the first payroll date following the completion of the merger, 25% at the end of the first year following completion of the merger, and 50% at the end of the second year following completion of the merger. Pursuant to Mr. Ng’s employment agreement, he will also be entitled to additional benefits related to his status as an expatriate employee.

Employment termination.

If the employee is involuntarily terminated (termination without cause or resignation for good reason), he will be entitled to payment of the unpaid portion of his retention bonus, his prorated annual incentive bonus, continuation of his salary for a maximum of six months following the date of termination, payment for the cost of maintaining COBRA coverage continuation during a maximum period of six months and automatic full vesting and immediate exercisability of his options outstanding on the date of the termination. In the case of an involuntary termination of Mr. Ng’s employment, STATS will continue to reimburse Mr. Ng for any continuing obligations he may have under his expatriate arrangements.

In the event of an employee’s death or in the case of an employment termination due to disability, the employee or his estate, as applicable, will be entitled to payment of any unpaid prorated portion of the retention bonus, the prorated portion of his annual incentive bonus and full vesting and immediate exercisability of options outstanding as of the date of the termination or an employee’s death, as applicable.

Covenants.

Pursuant to their employment agreements, the employees have each agreed not to use or disclose any confidential information of STATS or its affiliates and are bound during specified periods by covenants not to compete with the combined company (or its subsidiaries or affiliates) and a covenant not to solicit employees or business relations of the combined company.

STATS PROPOSALS AT THE STATS EXTRAORDINARY GENERAL MEETING

At the STATS extraordinary general meeting, STATS will propose the following 11 STATS resolutions related to the merger for approval of the STATS shareholders. STATS resolutions 1 through 10 will be proposed as ordinary resolutions and STATS resolution 11 will be proposed as a special resolution. STATS resolutions 1 through 10 require an affirmative vote of a simple majority of the votes cast at the extraordinary general meeting. STATS resolution 11 requires the affirmative vote of not less than three-fourths of the votes cast at the extraordinary general meeting. Each of the STATS resolutions will be voted on separately at the STATS extraordinary general meeting. If any STATS resolution does not receive the requisite approval of the STATS shareholders, none of the STATS resolutions will be deemed approved by the STATS shareholders and the merger will not be consummated.

Resolution 1: Approve the issuance of STATS ordinary shares underlying the STATS ADSs that will be issued to ChipPAC stockholders on the terms and subject to the conditions set out in the merger agreement

In the merger, holders of ChipPAC Class A common stock will receive 0.87 STATS ADS for each share of ChipPAC Class A common stock they hold. Each STATS ADS represents the right to receive ten STATS ordinary shares. Such STATS ordinary shares shall be issued by STATS to the STATS depositary and, upon receipt, the STATS depositary shall issue to holders of ChipPAC Class A common stock 0.87 STATS ADS for each share of ChipPAC Class A common stock they hold.

As of March 15, 2004, there were approximately 98,195,897 shares of ChipPAC Class A common stock outstanding. Based on the exchange ratio of 0.87 and the number of shares of ChipPAC Class A common stock outstanding as of March 15, 2004, approximately 85,430,430 STATS ADSs would be issued to ChipPAC stockholders in connection with the merger, which would represent the right to receive approximately 854,304,304 STATS ordinary shares. In addition, assuming that all of the ChipPAC convertible subordinated notes outstanding as of March 15, 2004 were converted into ChipPAC Class A common stock prior to the consummation of the merger and that all of the ChipPAC stock options outstanding as of March 15, 2004 were exercised prior to the consummation of the merger, and based on the exchange ratio of 0.87 and the number of shares of ChipPAC Class A common stock outstanding as of March 15, 2004, approximately 114,103,650 STATS ADSs would be issued to ChipPAC stockholders in connection with the merger, which would represent the right to receive approximately 1,141,036,502 STATS ordinary shares.

At the STATS extraordinary general meeting, STATS will propose that its shareholders approve the issuance of the new STATS ordinary shares underlying the STATS ADSs that will be issued to ChipPAC stockholders on the terms and subject to the conditions set out in the merger agreement.

The affirmative vote of a majority of the votes cast at the STATS extraordinary general meeting is required to approve STATS resolution 1. STATS shareholders who collectively held approximately 59.2% of the outstanding STATS ordinary shares as of February 10, 2004 have entered into the STATS voting agreement requiring them to vote all of the STATS ordinary shares and STATS ADSs owned of record by such shareholders in favor of, among other things, STATS resolution 1. See “Agreements Related to the Merger—STATS voting agreement” beginning on page     . As a result, approval of STATS resolution 1 is assured.

The STATS board of directors recommends that STATS shareholders vote FOR STATS resolution 1 to approve the issuance of the STATS ordinary shares underlying the STATS ADSs that will be issued to ChipPAC stockholders on the terms and subject to the conditions set out in the merger agreement.

Resolution 2: Approve and adopt the STATS ChipPAC substitute option plans under which the STATS substitute options will be granted in connection with the merger

When the merger is completed, stock options to acquire shares of ChipPAC Class A common stock granted to ChipPAC employees and directors under the ChipPAC stock option plans that are outstanding and not exercised as of immediately before the effective time of the merger will be substituted with STATS substitute options. The STATS substitute options will be granted under the STATS ChipPAC substitute share option plan and the STATS ChipPAC substitute EIP, subject to approval by the STATS shareholders at the STATS extraordinary general meeting.

At the STATS extraordinary general meeting, STATS will propose that its shareholders approve and adopt the STATS ChipPAC substitute option plans under which the STATS substitute options will be granted in connection with the merger. The summaries of the STATS ChipPAC substitute share option plan and the STATS ChipPAC substitute EIP that follow are qualified in their entirety by reference to the respective plans, which are attached hereto as Annex F and Annex G, respectively.

STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan.

Generally. In connection with the merger, STATS will adopt, subject to STATS shareholder approval, the STATS ChipPAC substitute share option plan. Adoption of the STATS ChipPAC substitute share option plan will permit STATS to grant STATS substitute options to holders of options granted under the ChipPAC 1999 plan that are outstanding immediately prior to the effective time of the merger. STATS will grant STATS substitute options under the STATS ChipPAC substitute share option plan to employees, consultants and members of the board of directors of ChipPAC who hold ChipPAC options granted under the ChipPAC 1999 plan (the ChipPAC 1999 plan options) and consent to the cancellation of their ChipPAC 1999 plan options. The number of STATS ordinary shares that may be issued upon the exercise of STATS substitute options granted under the STATS ChipPAC substitute share option plan may not exceed, in the aggregate, 7.2 million STATS ordinary shares, which approximates the maximum number of shares of ChipPAC Class A common stock that may be subject to outstanding ChipPAC 1999 plan options immediately prior to the effective time of the merger, multiplied by 8.7 (ten times the exchange ratio), subject to adjustment for certain changes in capitalization. The STATS ChipPAC substitute share option plan will be administered by a committee consisting of members of the STATS board of directors appointed by the STATS board of directors.

Terms and conditions of STATS substitute options. The STATS substitute options granted under the STATS ChipPAC substitute share option plan will be subject to terms and conditions that are substantially similar to the terms and conditions to which the ChipPAC 1999 plan options are subject. STATS substitute options granted in substitution for ChipPAC 1999 plan options that were intended to qualify as “incentive stock options” under the Internal Revenue Code will be granted in such a manner and will be subject to such terms and conditions in an effort to preserve their qualified status.

Shares issuable under substitute options. STATS substitute options are exercisable for STATS ordinary shares. The number of STATS ordinary shares issuable upon the exercise of a STATS substitute option will be equal to the number of shares of ChipPAC Class A common stock subject to the substituted ChipPAC 1999 plan option, multiplied by 8.7 (ten times the exchange ratio). Any fractional STATS ordinary shares resulting from adjustments resulting from the conversion will be rounded down to the nearest whole number. Upon exercise of a STATS substitute option, the holder of such STATS substitute option may elect to receive, in lieu of STATS ordinary shares, a number of STATS ADSs equal to the number of STATS ordinary shares subject to the relevant STATS substitute option, divided by ten and rounded down to the nearest whole STATS ADS. The number of shares of ChipPAC Class A common stock subject to substituted ChipPAC 1999 plan options was originally determined by the plan administrator of the ChipPAC 1999 plan.

Term. The term of each STATS substitute option granted under the STATS ChipPAC substitute share option plan will in no event exceed the term of the substituted ChipPAC 1999 plan option. The term of a substituted

ChipPAC 1999 plan option was determined by the plan administrator of the ChipPAC 1999 plan, except that no incentive stock option was granted under the ChipPAC 1999 plan with a term that exceeded ten years from the date of grant, and no incentive stock option granted under the ChipPAC 1999 plan to an individual who owned stock representing more than 10% of the total combined voting power of all classes of capital stock of ChipPAC or its subsidiaries on the date of grant was granted with a term that exceeded five years from the date of grant. The substituted ChipPAC 1999 plan options generally have a term of ten years. Notwithstanding the foregoing, no STATS substitute option granted to a holder of substituted ChipPAC 1999 plan options who was not an employee of ChipPAC at the time of grant may have a term that exceeds five years from the date of grant.

Exercise Price. A STATS substitute option granted under the STATS ChipPAC substitute share option plan will have an exercise price per STATS ordinary share equal to the exercise price per share of the substituted ChipPAC 1999 plan option divided by 8.7 (ten times the exchange ratio), subject to certain limitations. The exercise price will be rounded up to the nearest whole cent. The exercise price of a substituted ChipPAC 1999 plan option was determined by the plan administrator of the ChipPAC 1999 plan, except that no incentive stock option was granted under the ChipPAC 1999 plan with an exercise price of less than 110% of the fair market value of the underlying shares to an individual who owned stock representing more than 10% of the total combined voting power of all classes of capital stock of ChipPAC or its subsidiaries on the date of grant, and no incentive stock option granted under the ChipPAC 1999 plan was granted to any other employee with an exercise price that was less than 100% of the fair market value of the underlying shares on the date of grant. In no event may the exercise price of a STATS substitute option granted under the STATS ChipPAC substitute share option plan be less than the par value of the underlying STATS ordinary shares.

Payment of exercise price. Holders of STATS substitute options granted under the STATS ChipPAC substitute share option plan may pay the exercise price using the same form of consideration permitted under the substituted ChipPAC 1999 plan options. The plan administrator of the ChipPAC 1999 plan determined the acceptable forms of consideration for paying the exercise price under the ChipPAC 1999 plan. The permissible forms of consideration include cash, check, or other ordinary shares of STATS.

Vesting. The STATS substitute options granted under the STATS ChipPAC substitute share option plan vest and become exercisable at the same rate and on the same basis that the substituted ChipPAC 1999 plan options vest and are exercisable. The vesting schedule applicable to the substituted ChipPAC 1999 plan options was fixed by the plan administrator of the ChipPAC 1999 plan on the date of grant.

Termination of employment (or consulting arrangement). The period during which a STATS substitute option granted under the STATS ChipPAC substitute share option plan is exercisable following termination of employment or cessation of consulting services with STATS by the option holder is the same period of time during which the substituted ChipPAC 1999 plan option is exercisable following a termination of employment or service. This post-termination exercisability period was fixed by the plan administrator of the ChipPAC 1999 plan and set forth in the agreement evidencing the option grant at the time of grant. Generally, in the absence of such a provision in the option agreement, vested STATS substitute options will remain exercisable for a period of 30 days following an employment termination of the option holder other than by reason of death or disability, and for a period of six months following a termination due to disability or death.

Non-transferability. The STATS substitute options granted under the STATS ChipPAC substitute share option plan are generally not transferable.

Amendment and termination. The STATS board of directors has the authority to amend or terminate the STATS ChipPAC substitute share option plan, except that a plan termination and no amendment may adversely impact a holder of a STATS substitute option granted under the STATS ChipPAC substitute share option plan without the holder’s consent. Unless earlier terminated by the STATS board of directors, the STATS ChipPAC substitute share option plan is scheduled to terminate on the date that is the earlier of the 10th anniversary following the effective date of the plan and the date that each STATS substitute option granted under the STATS ChipPAC substitute share option plan has been exercised.

U.S. federal income tax consequences. The U.S. federal income tax consequences to the employee and to STATS differ depending on whether the STATS substitute option is a nonqualified stock option or an incentive stock option.

Nonqualified stock option. The grant of a nonqualified stock option has no immediate U.S. federal income tax effect: the option holder will not recognize taxable income and STATS will not receive a tax deduction.

When the option holder exercises a nonqualified stock option, the option holder will recognize ordinary income in an amount equal to the excess of the fair market value of the STATS ordinary shares on the date of exercise over the exercise price. STATS is required to withhold tax on the amount of income recognized. The tax basis of such STATS ordinary shares to the option holder will be equal to the exercise price paid, plus the amount includible in the option holder’s gross income, and the option holder’s holding period for such STATS ordinary shares will commence on the date on which the option holder recognized taxable income in respect of such STATS ordinary shares. Generally, STATS will receive a tax deduction equal to the amount of income recognized by the option holder.

When the option holder sells the STATS ordinary shares obtained from exercising a nonqualified stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the STATS ordinary shares have been held). Certain additional rules apply if the exercise price for an option is paid in STATS ordinary shares previously owned by the option holder.

Incentive stock option. When an eligible employee is granted an incentive stock option, or when the option holder exercises the option, the option holder will generally not recognize taxable income and STATS will not receive a tax deduction, except that upon the exercise of an incentive stock option, any excess of the fair market price of the STATS ordinary shares over the exercise price constitutes a tax preference item that may have alternative minimum tax consequences for the option holder. If the option holder sells the STATS ordinary shares received pursuant to the exercise of an incentive stock option more than one year after the date of transfer of such shares and more than two years after the date of grant of the incentive stock option, the option holder will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price of any such shares and the exercise price. If the option holder does not hold the STATS ordinary shares for the required period, when the option holder sells the shares, the option holder will recognize ordinary compensation income and possibly capital gain or loss, and STATS will generally be entitled to a U.S. federal income tax deduction in the amount of such ordinary compensation income.

None of the executive officers of STATS or members of the STATS board of directors will be granted STATS substitute options under the STATS ChipPAC substitute share option plan. Executive officers of ChipPAC will be granted STATS substitute options to acquire an aggregate of approximately 3,082,576 STATS ordinary shares under the STATS ChipPAC substitute share option plan. No member of the ChipPAC board of directors who is not an employee of ChipPAC will be granted STATS substitute options under the STATS ChipPAC share option plan.

STATS ChipPAC Ltd. Substitute Equity Incentive Plan.

Generally. In connection with the merger, STATS will adopt, subject to STATS shareholder approval, the STATS ChipPAC substitute EIP. Adoption of the STATS ChipPAC substitute EIP will permit STATS to grant STATS substitute options to holders of options granted under the ChipPAC, Inc. 2000 Equity Incentive Plan (the ChipPAC 2000 plan) that are outstanding immediately prior to the effective time of the merger. STATS will grant STATS substitute options under the STATS ChipPAC substitute EIP to employees and consultants of ChipPAC who hold ChipPAC options granted under the ChipPAC 2000 plan (the ChipPAC EIP options). The number of STATS ordinary shares that may be issued upon the exercise of STATS substitute options granted under the STATS ChipPAC substitute EIP may not exceed, in the aggregate, 51.5 million STATS ordinary shares, which approximates the maximum number of shares of ChipPAC Class A common stock that may be subject to outstanding ChipPAC EIP options immediately prior to the effective time of the merger, multiplied by 8.7 (ten times the exchange ratio), subject to adjustment for certain changes in capitalization. The STATS ChipPAC substitute EIP will be administered by a committee consisting of members of the STATS board of directors appointed by the STATS board of directors.

Terms and conditions of STATS substitute options. The STATS substitute options granted under the STATS ChipPAC substitute EIP will be subject to terms and conditions that are substantially similar to the terms and conditions to which the ChipPAC EIP options are subject. STATS substitute options granted in substitution for ChipPAC EIP options that were intended to qualify as “incentive stock options” under the Internal Revenue Code will be granted in such a manner and will be subject to such terms and conditions in an effort to preserve their qualified status.

Shares issuable under substitute options. STATS substitute options are exercisable for STATS ordinary shares. The number of STATS ordinary shares issuable upon the exercise of a STATS substitute option will be equal to the number of shares of ChipPAC Class A common stock subject to the substituted ChipPAC EIP option, multiplied by 8.7 (ten times the exchange ratio). Any fractional STATS ordinary shares resulting from adjustments resulting from the conversion will be rounded down to the nearest whole STATS ordinary share. Upon exercise of a STATS substitute option, the holder of the STATS substitute option may elect to receive, in lieu of STATS ordinary shares, a number of STATS ADSs equal to the number of STATS ordinary shares subject to the relevant STATS substitute option, divided by ten and rounded down to the nearest whole STATS ADS. The number of shares of ChipPAC Class A common stock subject to substituted ChipPAC EIP options was originally determined by the plan administrator of the ChipPAC 2000 plan.

Term. The term of the STATS substitute options granted under the STATS ChipPAC substitute EIP will in no event exceed the term of the substituted ChipPAC EIP option. The term of a substituted ChipPAC EIP option was determined by the plan administrator of the ChipPAC 2000 plan, except that no incentive stock option was granted under the ChipPAC 2000 plan with a term that exceeded ten years from the date of grant, and no incentive stock option granted under the ChipPAC 2000 plan to an employee who owned stock representing more than 10% of the total combined voting power of all classes of capital stock of ChipPAC or its subsidiaries on the date of grant with a term that exceeded five years from the date of grant. The substituted ChipPAC EIP options generally have a term of ten years. Notwithstanding the foregoing, no STATS substitute option granted to a holder of substituted ChipPAC EIP options who was not an employee of ChipPAC at the time of grant may have a term that exceeds five years from the date of grant.

Exercise price. The STATS substitute options will have an exercise price per STATS ordinary share equal to the exercise price per share of the substituted ChipPAC EIP option, divided by 8.7 (ten times the exchange ratio), subject to certain limitations. The exercise price will be rounded up to the nearest whole cent. The exercise price of a substituted ChipPAC EIP option was determined by the plan administrator of the ChipPAC 2000 plan at the time of grant, except that no incentive stock option was granted under the ChipPAC 2000 plan with an exercise price of less than 110% of the fair market value of the underlying shares to an employee who owned stock representing more than 10% of the total combined voting power of all classes of capital stock of ChipPAC or its subsidiaries on the date of grant, and no incentive stock option granted under the ChipPAC 2000 plan was granted to any other employee with an exercise price that was less than 100% of the fair market value of the underlying shares on the date of grant. In no event may the exercise price of a STATS substitute option granted under the STATS ChipPAC substitute share option plan be less than the par value of the underlying STATS ordinary shares.

Payment of exercise price. Holders of STATS substitute options granted under the STATS ChipPAC substitute EIP may pay the exercise price using the same form of consideration permitted under the substituted ChipPAC EIP options. The plan administrator of the ChipPAC 2000 plan determined the acceptable forms of consideration for paying the exercise price under the ChipPAC 2000 plan. The permissible forms of consideration include cash, check, or other ordinary shares of STATS.

Vesting. The STATS substitute options granted under the STATS ChipPAC substitute EIP vest and become exercisable at the same rate and on the same basis that the substituted ChipPAC EIP options vest and are exercisable. The vesting schedule applicable to the substituted ChipPAC EIP options was fixed by the plan administrator of the ChipPAC 2000 plan on the date of grant.

Termination of employment (or consulting arrangement). The period during which a STATS substitute option granted under the STATS ChipPAC substitute EIP is exercisable following termination of employment or cessation of consulting services with STATS by the option holder is the same period of time during which the substituted ChipPAC EIP option was exercisable following termination of service. This post-termination exercisability period was fixed by the plan administrator of the ChipPAC 2000 plan and set forth in the agreement evidencing the option grant at the time of grant. Generally, in the absence of such a provision in the option agreement, vested STATS substitute options will remain exercisable for a period of 30 days following an employment termination or other service termination of the option holder other than by reason of death, disability or retirement and for a period of six months following a termination due to disability or death and for a period of 30 days upon a qualifying retirement.

Change in control. The plan administrator is authorized to direct STATS to cash out all outstanding STATS substitute options granted under the STATS ChipPAC substitute EIP in connection with a change in control of STATS (as defined in the STATS ChipPAC substitute EIP).

Merger or sale of assets. In the event of a merger or sale of substantially all of the assets of STATS, each outstanding STATS substitute option granted under the STATS ChipPAC substitute EIP must be assumed by the successor corporation or substituted with an equivalent option or right to acquire shares of the successor corporation. If the successor refuses such assumption or substitution, all outstanding STATS substitute options granted under the STATS ChipPAC EIP will vest and become immediately exercisable for a specified period following the triggering corporate transaction.

Buyout. The plan administrator has the authority to at any time offer to buy out for a payment in cash or STATS ordinary shares any STATS substitute option granted under the STATS ChipPAC substitute EIP.

Non-transferability. The STATS substitute options granted under the STATS ChipPAC substitute EIP are generally not transferable.

Amendment and termination. The STATS board of directors has the authority to amend or terminate the STATS ChipPAC substitute EIP. Unless earlier terminated by the STATS board of directors, the STATS ChipPAC substitute EIP is scheduled to terminate on the earlier of the date that no STATS substitute option remains exercisable under the plan and the tenth anniversary of the date the STATS ChipPAC substitute EIP becomes effective.

U.S. federal income tax consequences. The U.S. federal income tax consequences to the employee and to STATS differ depending on whether the STATS substitute option is a nonqualified stock option or an incentive stock option.

Nonqualified stock option. The grant of a nonqualified stock option has no immediate U.S. federal income tax effect: the option holder will not recognize taxable income and STATS will not receive a tax deduction.

When the option holder exercises a nonqualified stock option, the option holder will recognize ordinary income in an amount equal to the excess of the fair market value of the STATS ordinary shares on the date of exercise over the exercise price. STATS is required to withhold tax on the amount of income recognized. The tax basis of such shares to the option holder will be equal to the exercise price paid, plus the amount includible in the option holder’s gross income, and the option holder’s holding period for such shares will commence on the date on which the option holder recognized taxable income in respect of such shares. Generally, STATS will receive a tax deduction equal to the amount of income recognized by the option holder.

When the option holder sells the STATS ordinary shares obtained from exercising a nonqualified stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the STATS ordinary shares have been held). Certain additional rules apply if the exercise price for an option is paid in STATS ordinary shares previously owned by the option holder.

Incentive stock option. When an eligible employee is granted an incentive stock option, or when the option holder exercises the option, the option holder will generally not recognize taxable income and STATS will not receive a tax deduction, except that upon the exercise of an incentive stock option, any excess of the fair market price of the STATS ordinary shares over the exercise price constitutes a tax preference item that may have alternative minimum tax consequences for the option holder. If the option holder sells the STATS ordinary shares, shares received pursuant to the exercise of an incentive stock option more than one year after the date of transfer of such shares and more than two years after the date of grant of the incentive stock option, the option holder will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price of any such shares and the exercise price. If the option holder does not hold the STATS ordinary shares for the required period, when the option holder sells the shares, the option holder will recognize ordinary compensation income and possibly capital gain or loss, and STATS will generally be entitled to a U.S. federal income tax deduction in the amount of such ordinary compensation income.

None of the existing executive officers of STATS or members of the STATS board of directors will be granted STATS substitute options under the STATS ChipPAC substitute EIP. Executive officers of ChipPAC will be granted STATS substitute options to acquire an aggregate of approximately 19,061,500 STATS ordinary shares under the STATS ChipPAC substitute EIP.

The affirmative vote of a majority of the votes cast at the STATS extraordinary general meeting is required to approve STATS resolution 2. STATS shareholders who collectively held approximately 59.2% of the outstanding STATS ordinary shares as of February 10, 2004 have entered into the STATS voting agreement requiring them to vote all of the STATS ordinary shares and STATS ADSs owned of record by such shareholders in favor of, among other things, STATS resolution 2. See “Agreements Related to the Merger—STATS voting agreement” beginning on page     . As a result, approval of STATS resolution 2 is assured.

The STATS board of directors recommends that STATS shareholders vote FOR STATS resolution 2 to approve and adopt the STATS ChipPAC substitute option plans under which the STATS substitute options will be issued in connection with the merger.

Resolution 3: Approve the offer and grant of the STATS substitute options to replace the outstanding options to acquire ChipPAC Class A common stock and the issuance of new STATS ordinary shares as may be required to be issued pursuant to the exercise of such STATS substitute options

At the effective time of the merger, each outstanding ChipPAC stock option will be cancelled and substituted with a STATS substitute option to purchase a number of STATS ordinary shares equal to the number of shares of ChipPAC Class A common stock subject to such ChipPAC option, multiplied by 8.7 (ten times the exchange ratio), at a per STATS ordinary share exercise price equal to the exercise price per share of the substituted ChipPAC option divided by 8.7 (ten times the exchange ratio). Upon exercise of a STATS substitute option, the holder of such STATS substitute option may elect to receive, in lieu of STATS ordinary shares, a number of STATS ADSs equal to the number of STATS ordinary shares subject to the STATS substitute option divided by ten and rounded down to the nearest whole STATS ADS.

As of March 15, 2004, there were options to acquire approximately 9,331,839 shares of ChipPAC Class A common stock outstanding. Based on the number of shares of ChipPAC Class A common stock subject to outstanding options as of March 15, 2004, and 8.7 (ten times the exchange ratio), approximately 81,186,999 STATS ordinary shares (either directly or in the form of STATS ADSs) may be required to be issued pursuant to the exercise of STATS substitute options. The issuance of the STATS ordinary shares (directly or in the form of

STATS ADSs) as may be required to be issued pursuant to the exercise of STATS substitute options is subject to approval by the STATS shareholders at the STATS extraordinary general meeting.

At the STATS extraordinary general meeting, STATS will propose that its shareholders approve the offer and grant of the STATS substitute options to substitute for the outstanding options to acquire ChipPAC Class A common stock and the issuance of new STATS ordinary shares as may be required to be issued pursuant to the exercise of such STATS substitute options.

The affirmative vote of a majority of the votes cast at the STATS extraordinary general meeting is required to approve STATS resolution 3. STATS shareholders who collectively held approximately 59.2% of the outstanding STATS ordinary shares as of February 10, 2004 have entered into the STATS voting agreement requiring them to vote all of the STATS ordinary shares and STATS ADSs owned of record by such shareholders in favor of STATS resolution 3. See “Agreements Related to the Merger—STATS voting agreement” beginning on page     . As a result, approval of STATS resolution 3 is assured.

The STATS board of directors recommends that STATS shareholders vote FOR STATS resolution 3 to approve the offer and grant of the STATS substitute options to replace the outstanding options to acquire ChipPAC Class A common stock and the issuance of new STATS ordinary shares as may be required to be issued pursuant to the exercise of such STATS substitute options.

Resolution 4: Approve the entry into any supplemental indenture or other agreement in connection with the assumption by STATS of certain obligations under the ChipPAC convertible subordinated notes and the issuance of new STATS ordinary shares underlying the STATS ADSs as may be required to be issued pursuant to the conversion of the ChipPAC convertible subordinated notes into STATS ADSs after the merger

As of December 31, 2003, ChipPAC had outstanding $150 million aggregate principal amount of ChipPAC 2.5% convertible subordinated notes and $50 million aggregate principal amount of ChipPAC 8% convertible subordinated notes. The ChipPAC 2.5% notes indenture provides that after the consummation of the merger, the holders of the ChipPAC 2.5% convertible subordinated notes will be entitled to convert such notes into the number of STATS ADSs that they would have received in the merger if they had converted such notes into ChipPAC Class A common stock immediately prior to the merger. If the ChipPAC 2.5% convertible subordinated notes are outstanding at the time the merger is consummated, as a condition precedent to the merger, STATS and the trustee must enter into a supplemental indenture to implement this modification in the conversion rights of the ChipPAC 2.5% convertible subordinated notes. In addition, the ChipPAC 8% notes indenture provides that after the consummation of the merger, the holder of the ChipPAC 8% convertible subordinated notes will be entitled to convert such notes into the number of STATS ADSs that it would have received in the merger if it had converted such notes into ChipPAC Class A common stock immediately prior to the merger. If the ChipPAC 8% convertible subordinated notes are outstanding at the time the merger is consummated, as a condition precedent to the merger, STATS and the trustee must enter into a supplemental indenture to implement this modification in the conversion rights of the ChipPAC 8% convertible subordinated notes.

Based on the exchange ratio of 0.87 and the conversion price of the ChipPAC convertible subordinated notes on March 15, 2004, if all of the holders of the ChipPAC convertible subordinated notes exercised their conversion right, approximately 20,554,521 STATS ADSs would be issued in connection with the merger to the holders of the ChipPAC convertible subordinated notes, which would represent the right to receive approximately 205,545,208 STATS ordinary shares.

At the STATS extraordinary general meeting, STATS will propose that its shareholders approve the entry into any supplemental indenture or other agreement in connection with the assumption by STATS of certain obligations under the ChipPAC convertible subordinated notes and the issuance of new STATS ordinary shares underlying the STATS ADSs as may be required to be issued pursuant to the conversion of the ChipPAC convertible subordinated notes into STATS ADSs after the merger.

The affirmative vote of a majority of the votes cast at the STATS extraordinary general meeting is required to approve STATS resolution 4. STATS shareholders who collectively held approximately 59.2% of the outstanding STATS ordinary shares as of February 10, 2004 have entered into the STATS voting agreement requiring them to vote all of the STATS ordinary shares and STATS ADSs owned of record by such shareholders in favor of STATS resolution 4. See “Agreements Related to the Merger—STATS voting agreement” beginning on page     . As a result, approval of STATS resolution 4 is assured.

The STATS board of directors recommends that STATS shareholders vote FOR STATS resolution 4 to approve the entry into any supplemental indenture or other agreement in connection with the assumption by STATS of certain obligations under the ChipPAC convertible subordinated notes and the issuance of new STATS ordinary shares underlying the STATs ADSs as may be required to be issued pursuant to the conversion of the ChipPAC convertible subordinated notes into STATS ADSs after the merger.

Resolutions 5 through 8: Elect as directors of STATS, with effect from the effective date of the merger, the following persons: Dr. Conn, Mr. McKenna, Mr. Norby and Dr. Park

At the STATS extraordinary general meeting, STATS will propose that its shareholders approve the resolutions to elect each of Dr. Conn, Mr. McKenna, Mr. Norby and Dr. Park to the STATS board of directors. If Mr. McKenna is elected to the STATS board of directors, he will be appointed as Vice Chairman of the STATS board of directors and will serve in that capacity and as a director until December 31, 2004. For additional information regarding these nominees to the STATS board of directors, see “Directors and Executive Officers of STATS” beginning on page     .

The affirmative vote of a majority of the votes cast at the STATS extraordinary general meeting is required to approve each of STATS resolutions 5 through and including STATS resolution 8. STATS shareholders who collectively held approximately 59.2% of the outstanding STATS ordinary shares as of February 10, 2004 have entered into the STATS voting agreement requiring them to vote all of the STATS ordinary shares and STATS ADSs owned of record by such shareholders in favor of, among other things, STATS resolutions 5 through and including STATS resolution 8. As a result, approval of each of STATS resolutions 5 through and including STATS resolution 8 is assured.

The STATS board of directors recommends that STATS shareholders vote FOR STATS resolutions 5 through 8 to elect each of Dr. Conn, Mr. McKenna, Mr. Norby and Dr. Park to the STATS board of directors.

Resolution 9: Approve an amendment of the STATS 1999 option plan to increase the maximum number of STATS ordinary shares issuable under the STATS 1999 option plan to 245 million STATS ordinary shares and the issuance of new STATS ordinary shares upon the exercise of options granted under the STATS 1999 option plan

The STATS 1999 option plan was adopted by the STATS board of directors on May 28, 1999 and approved by the STATS shareholders at the 1999 annual general meeting held on May 28, 1999. The STATS executive resource and compensation committee, which administers the STATS 1999 option plan, has amended the STATS 1999 option plan from time to time to accomplish varying objectives, including, among other purposes, to comply with changes in applicable laws and to bring the plan in line with current market practices. Currently, a maximum of 150 million STATS ordinary shares may be issued under the STATS 1999 option plan. As of March 15, 2004, a total of 94,997,180 STATS ordinary shares had been issued under the STATS 1999 option plan or were subject to options outstanding under the plan, leaving 55,002,820 STATS ordinary shares available for future option grants under the STATS 1999 option plan.

STATS’ performance depends on STATS’ ability to recruit and retain the best-qualified employees. STATS does this, in part, by offering compensation and benefit programs that provide value to its employees. The STATS board of directors believes that the use of equity compensation is critical to motivating its current employees, attract new talent and align employees’ interests with those of the STATS shareholders. The STATS board of directors has observed that if the proposed merger is consummated, the number of employees of STATS and its subsidiaries would increase from approximately 4,000 full-time employees to approximately 10,300 full-time employees. In light of the significant increase in the number of employees STATS would have if the merger is consummated, the STATS board of directors has adopted, subject to shareholders approval, an amendment to the STATS 1999 option plan increasing the number of STATS ordinary shares available for issuance under the STATS 1999 option plan from 150 million to 245 million.

At the STATS extraordinary general meeting, the STATS board of directors will seek shareholder approval of the proposed amendment of the STATS 1999 option plan described above and the issuance of new STATS ordinary shares upon the exercise of any options granted under the STATS 1999 option plan. The following summary of the principal provisions of the STATS 1999 option plan as amended is qualified in its entirety by the specific language of the STATS 1999 option plan, a copy of which is attached hereto as Annex H.

STATS ChipPAC Ltd. Share Option Plan, as amended.

The purpose of the STATS 1999 option plan is to offer selected individuals an opportunity to acquire or increase an ownership interest in STATS through the grant of options to purchase STATS ordinary shares. Options granted under the STATS 1999 option plan may be either nonqualified options or incentive stock options intended to qualify under Section 422 of the Internal Revenue Code.

Currently, the aggregate number of STATS ordinary shares that may be issued under the STATS 1999 option plan may not exceed 150 million shares (subject to anti-dilution adjustment pursuant to the STATS 1999 option plan). The STATS board of directors has amended the STATS 1999 option plan, subject to shareholder approval, to increase by 95 million the aggregate maximum number of STATS ordinary shares that may be issued under the STATS 1999 option plan, resulting in a new aggregate maximum of 245 million STATS ordinary shares. If an outstanding option granted under the STATS 1999 option plan expires for any reason, is returned to the option pool in satisfaction of some or all of the exercise price of such an option or in satisfaction of any tax withholding requirement or is cancelled or otherwise terminated, the STATS ordinary shares allocable to the unexercised portion of the option will again become available for future grants of options under the STATS 1999 option plan. In addition, shares issuable under outstanding STATS substitute options granted under the STATS ChipPAC substitute option plans that expire for any reason, are returned to the option pool in satisfaction of some or all of the exercise price of an option or in satisfaction of any tax withholding, or is cancelled or otherwise terminated, will become available for future grants of options under the STATS 1999 option plan.

The STATS 1999 option plan is administered by the STATS executive resource & compensation committee. Employees, outside directors and consultants of STATS and any affiliate of STATS (including any parent or subsidiary) are eligible to be granted options under the STATS 1999 option plan except that: (i) an employee of an affiliate and any individual who is an outside director or consultant is not eligible to be granted incentive share options; and (ii) an employee, outside director or consultant of an affiliate of STATS, other than a parent of STATS or any subsidiary of STATS, who is a resident of the United States is not eligible to participate in the STATS 1999 option plan.

An individual who owns more than 10% of the total combined voting power of all classes of STATS outstanding shares or of the shares of a STATS parent or subsidiary is not eligible to be granted incentive stock options unless the exercise price of the option is at least 110% of the fair market value of the underling shares on the date of grant and the option by its terms is not exercisable after five years from the date of grant.

The exercise price of an incentive stock option may not be less than 100% of the fair market value of the underlying shares on the date of grant. In no event may the exercise price of an option be less than the par value of the underlying shares.

The exercisability of options outstanding under the STATS 1999 option plan may be fully or partially accelerated under certain circumstances such as a change in control of STATS, as defined in the STATS 1999 option plan.

Each option granted under the STATS 1999 option plan is evidenced by a share option agreement outlining the terms and conditions of the options, subject to the following: (i) the term of an option may not exceed ten years from the date of grant for an option holder who is an employee of STATS or any of its subsidiaries, and may not exceed five years from the date of grant for an option holder who is not an employee of STATS or any of its subsidiaries; (ii) if the option holder’s employment or service is terminated, the option holder may exercise all or part of the option holder’s options at any time before expiration of the options to the extent that the options had become exercisable before the termination of employment or service (or became exercisable as a result of termination), unless otherwise determined by the STATS board of directors in its sole discretion and (iii) the balance of the options will lapse when the option holder’s employment or service terminates.

Each option holder under the STATS 1999 option plan agrees to be bound by the applicable terms of any lock-up agreement between STATS and any underwriter that restricts or prohibits transactions in STATS ordinary shares for any period of time.

The STATS executive resource & compensation committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options in return for the grant of new options for the same or a different number of STATS ordinary shares and at the same or a different exercise price. No modification of an outstanding option may, without the consent of the option holder, impair the option holder’s rights or increase the option holder’s obligations under the option holder’s outstanding option. Options granted under the STATS 1999 option plan are generally not transferable.

In the event of certain changes in the capitalization of STATS, the STATS executive resource & compensation committee is required to make appropriate adjustments in one or more of the number of the following: (i) STATS ordinary shares available for future options granted under the STATS 1999 option plan; (ii) the number of STATS ordinary shares covered by each outstanding option and (iii) the exercise price of each outstanding option. If STATS is a party to a merger or consolidation, options outstanding under the STATS 1999 option plan will be subject to the agreement of merger or consolidation.

Unless terminated earlier by the STATS executive resource & compensation committee, the STATS 1999 option plan will terminate automatically on May 28, 2009. The STATS executive resource & compensation committee may amend, suspend or terminate the STATS 1999 option plan at any time and for any reason, provided that any amendment that increases the number of STATS ordinary shares available for issuance under the STATS 1999 option plan, or that materially changes the class of persons who are eligible for the grant of incentive share options, will be subject to the approval of STATS shareholders.

As of February 15, 2004, options to purchase an aggregate of 60,711,595 STATS ordinary shares were outstanding, out of which 13,902,000 were held by all STATS directors and executive officers as a group. The exercise prices of these options range from S$0.25 to S$6.93. The expiration dates of these options range from June 2004 to August 2013.

U.S. federal income tax consequences.

The U.S. federal income tax consequences to the employee and to STATS differ depending on whether the stock option is a nonqualified stock option or an incentive stock option.

Nonqualified stock option. The grant of a nonqualified stock option has no immediate U.S. federal income tax effect: the option holder will not recognize taxable income and STATS will not receive a tax deduction.

When the option holder exercises a nonqualified stock option, the option holder will recognize ordinary income in an amount equal to the excess of the fair market value of the STATS ordinary shares on the date of exercise over the exercise price. STATS is required to withhold tax on the amount of income recognized. The tax basis of such shares to the option holder will be equal to the exercise price paid, plus the amount includible in the option holder’s gross income, and the option holder’s holding period for such shares will commence on the date on which the option holder recognized taxable income in respect of such shares. Generally, STATS will receive a tax deduction equal to the amount of income recognized by the option holder.

When the option holder sells the STATS ordinary shares obtained from exercising a nonqualified stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the STATS ordinary shares have been held). Certain additional rules apply if the exercise price for an option is paid in STATS ordinary shares previously owned by the option holder.

Incentive stock option. When an eligible employee is granted an incentive stock option, or when the option holder exercises the option, the option holder will generally not recognize taxable income and STATS will not receive a tax deduction, except that upon the exercise of an incentive stock option, any excess of the fair market price of the STATS ordinary shares over the exercise price constitutes a tax preference item that may have alternative minimum tax consequences for the option holder. If the option holder sells the STATS ordinary shares received pursuant to the exercise of an incentive stock option more than one year after the date of transfer of such shares and more than two years after the date of grant of the incentive stock option, the option holder will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price of any such shares and the exercise price. If the option holder does not hold the STATS ordinary shares for the required period, when the option holder sells the shares, the option holder will recognize ordinary compensation income and possibly capital gain or loss, and STATS will generally be entitled to a U.S. federal income tax deduction in the amount of such ordinary compensation income.

The affirmative vote of a majority of the votes cast at the STATS extraordinary general meeting is required to approve STATS resolution 9.

The STATS board of directors recommends that STATS shareholders vote FOR STATS resolution 9 to approve an amendment to the STATS 1999 option plan to increase the maximum number of STATS ordinary shares issuable under the STATS 1999 option plan to 245 million STATS ordinary shares and the issuance of new STATS ordinary shares upon the exercise of options granted under the STATS 1999 option plan.

Resolution 10: Approve and adopt the STATS ChipPAC ESPP

In connection with the merger, the STATS board of directors has adopted and recommends to the STATS shareholders that they approve and adopt the STATS ChipPAC ESPP, which is intended to qualify under Sections 421 and 423 of the Internal Revenue Code. The STATS board of directors believes that it is in the best interests of STATS to approve and adopt the STATS ChipPAC ESPP in order to provide employees of STATS with the opportunity to purchase STATS ordinary shares, in order to encourage broad employee ownership in STATS, encourage employees to remain in the employ of STATS, enhance the ability to attract new employees by providing an opportunity to acquire a vested interest in the success of STATS and provide a performance incentive to employees of STATS.

At the STATS extraordinary general meeting, STATS will propose that its shareholders approve and adopt the STATS ChipPAC ESPP, under which employees of STATS will be offered rights to purchase STATS ordinary shares. The following summary of the principal provisions of the STATS ChipPAC ESPP is qualified in its entirety by the specific language of the STATS ChipPAC ESPP, a copy of which is attached hereto as Annex I.

STATS ChipPAC Ltd. Employee Share Purchase Plan 2004

Under the STATS ChipPAC ESPP, an employee of STATS or any of its participating subsidiaries whose customary employment is for more than five calendar months per year and for at least 35 hours per week is eligible (subject to limited exceptions set forth in the Internal Revenue Code) to elect through payroll deductions or a lump sum contribution to purchase STATS ordinary shares at a discount. The STATS ChipPAC ESPP will be administered by a committee comprised of two or more members appointed by the STATS board of directors.

The STATS ChipPAC ESPP will be implemented by six-month purchase periods that will begin on March 1 and September 1 of each calendar year during the period that the STATS ChipPAC ESPP is in effect. A maximum aggregate of 130 million STATS ordinary shares have been reserved for issuance under the STATS ChipPAC ESPP. The number of STATS ordinary shares available for issuance under the STATS ChipPAC ESPP will be equitably adjusted in the event of specified changes to the capitalization of STATS.

Generally, an eligible employee may elect to participate in the STATS ChipPAC ESPP for any purchase period by filing the enrollment documents by the last day of February for the purchase period commencing March 1 and by August 31 for the purchase period commencing September 1. The participants will elect in the enrollment documents to pay for the purchase of STATS ordinary shares at the conclusion of the purchase period by either having a specified payroll deduction of 1% to 15% of his or her eligible compensation made on each payday during the purchase period or making a lump sum cash payment to be made within the last fifteen days of a purchase period (unless the administering committee prohibits lump sum cash payments for any given purchase period). No participant will be granted a right to purchase STATS ordinary shares under the STATS ChipPAC ESPP if the participant, immediately after his or her purchase of such shares, would own STATS ordinary shares possessing more than 5% of the total combined voting power or value of all classes of shares of STATS or any parent or subsidiary of STATS.

A participant may not purchase STATS ordinary shares under the STATS ChipPAC ESPP having a fair market value at the time of purchase exceeding US$25,000 during any one calendar year. The maximum number of STATS ordinary shares that a participant may purchase in each purchase period may not exceed a number of shares equal to $12,500, based on the fair market value of STATS ordinary shares as of the first day of the purchase period rounded down to the nearest whole share, but in no event may more than 10,000 STATS ordinary shares be purchased during any given purchase period. Any amount remaining in the participant’s account after the conclusion of a purchase period that is not used to purchase STATS ordinary shares remains in the participant’s account to be applied to the purchase of STATS ordinary shares during the next purchase period.

A participant may terminate participation in the STATS ChipPAC ESPP and withdraw from an offering by submitting a withdrawal notice and receiving all of his or her accumulated payroll deductions from that purchase period. Upon withdrawal, the participant’s right to purchase STATS ordinary shares for the current purchase period will be terminated, and the participant may no longer participate in the current offering.

On the last day of the purchase period, a participant’s accumulated contributions are used to purchase STATS ordinary shares at a price equal to the lesser of (i) 85% of the fair market value of the STATS ordinary shares on the date the purchase period commenced or (ii) 85% of the fair market value of such STATS ordinary shares on the date the purchase period concluded, but in no event may the price be less than the par value of the STATS ordinary shares.

If a participant’s employment terminates for any reason prior to the end of a purchase period, the participant’s account balance will be returned to the participant and the participant’s right to purchase STATS ordinary shares under the STATS ChipPAC ESPP will be automatically terminated.

The STATS board of directors may at any time and for any reason terminate, suspend, modify or amend the STATS ChipPAC ESPP, except that no termination or suspension of or amendment or modification to the STATS ChipPAC ESPP may adversely affect outstanding purchase rights.

U.S. federal income tax consequences.

The STATS ChipPAC ESPP and the right of participants to purchase STATS ordinary shares thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to an employee at the time STATS ordinary shares are purchased under the STATS ChipPAC ESPP. As summarized below, an employee may be taxed upon disposition or sale of the STATS ordinary shares acquired under the STATS ChipPAC ESPP.

If the STATS ordinary shares are sold by a participant at least two years after the date on which the purchase right under the STATS ChipPAC ESPP was granted and more than one year after the transfer of the STATS ordinary shares to the participant, then the participant will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of grant over the purchase price of the shares or (ii) the excess of the fair market value of the shares at the time the shares are disposed of over the purchase price of the shares. Any further gain upon the sale will be treated as a capital gain. If the STATS ordinary shares are sold or otherwise disposed of by a participant and the sale price is less than the purchase price, the participant will not recognize ordinary income and the participant will recognize a capital loss equal to the difference.

The sale or other disposition of the STATS ordinary shares acquired under the STATS ChipPAC ESPP prior to the end of the second year following the first day of the applicable purchase period or prior to the end of the first year following the purchase of the shares by the participant is a “disqualifying disposition”. In the case of a disqualifying disposition, the excess of the fair market value of the STATS ordinary shares on the date the shares are purchased over the purchase price will be recognized as ordinary income to the participant in the year of sale or other disposition. Any further gain upon such sale will be treated as a capital gain. If the STATS ordinary shares are sold for less than their fair market value on the date of purchase, the same amount of ordinary income is attributed to the participant and a capital loss will be recognized equal to the difference between the sale price and the fair market value of the STATS ordinary shares on the purchase date. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, STATS will be entitled to a corresponding tax deduction for compensation in the tax year in which the disposition occurs, provided that STATS has satisfied its withholding obligations under the Internal Revenue Code.

In the event a participant dies owning STATS ordinary shares acquired under the STATS ChipPAC ESPP, compensation must be reported in his or her final income tax return. The amount of compensation to be reported will be the lesser of (a) the excess of the fair market value of the STATS ordinary shares on the date the shares were granted over the purchase price of the shares or (b) the excess of the fair market value of the shares at the time of the participant’s death over the purchase price of the shares.

At the STATS extraordinary general meeting, STATS will propose that its shareholder approve and adopt the STATS ChipPAC ESPP.

The affirmative vote of a majority of the votes cast at the STATS extraordinary general meeting is required to approve STATS resolution 10.

The STATS board of directors recommends that STATS shareholders vote FOR STATS resolution 10 to approve and adopt the STATS ChipPAC ESPP.

Resolution 11: Change the name of STATS to “STATS ChipPAC Ltd.”

At the STATS extraordinary general meeting, STATS will propose that its shareholders approve a resolution to change the name of STATS to “STATS ChipPAC Ltd.” and to substitute “STAT ChipPAC Ltd.” for “ST Assembly Test Services Ltd” wherever such latter name appears in the STATS memorandum of association and the STATS articles of association.

The affirmative vote of not less than three-fourths of the votes cast at the STATS extraordinary general meeting is required to approve STATS resolution 11. STATS shareholders who collectively held approximately 59.2% of the outstanding STATS ordinary shares as of February 10, 2004 have entered into the STATS voting agreement requiring them to vote all of the STATS ordinary shares and STATS ADSs owned of record by such shareholders in favor of STATS resolution 11. Therefore, based on the number of the STATS ordinary shares outstanding as of February 10, 2004 and assuming that all of such STATS ordinary shares were voted at the STATS extraordinary general meeting, only an additional 170,001,688 million STATS ordinary shares would need to be voted in favor of STATS resolution 11 to approve STATS resolution 11.

The STATS board of directors recommends that STATS shareholders vote FOR STATS resolution 11 to change the name of STATS to “STATS ChipPAC Ltd.” and to substitute “STAT ChipPAC Ltd.” for “ST Assembly Test Services Ltd” wherever such latter name appears in the STATS memorandum of association and the STATS articles of association.

DIRECTORS AND EXECUTIVE OFFICERS OF STATS

Current directors and executive officers of STATS

The following table sets forth the name, age (as at February 15, 2004) and position of each director and member of senior management of STATS:

Name	Age	Position
Board of Directors
Charles Richard Wofford	70	Chairman of the Board of Directors
Lim Ming Seong	56	Deputy Chairman of the Board of Directors
Tan Lay Koon	45	Director, President & Chief Executive Officer
Peter Seah Lim Huat	57	Director
Tay Siew Choon	56	Director
Quek Swee Kuan	39	Director
Koh Beng Seng	53	Director
Steven Hugh Hamblin	55	Director
Teng Cheong Kwee	50	Director
William J. Meder	63	Director
Richard John Agnich	60	Director
Eleana Tan Ai Ching (1)	41	Alternate Director to Tay Siew Choon

Senior Management
Suh Tae Suk	56	Chief Operating Officer
Wang Pearlyne	49	Acting Chief Financial Officer
Han Byung Joon	44	Chief Technology Officer
Jeff Osmun	40	Vice President, Worldwide Sales
Ng Tiong Gee	41	Chief Information Officer

(1)	Eleana Tan Ai Ching was appointed as alternate director to Tay Siew Choon on January 2, 2004, to replace Gan Chee Yen, who resigned on December 31, 2003. Under the Companies Act, Chapter 50 of Singapore (the Singapore Companies Act), a director appointed by a company may, if permitted by the articles of association of such company, appoint an alternate director to act in place of such director should the director be unable to perform his or her duties as director of such company for a period of time.

Members of the STATS board of directors after the merger

Immediately after the effective time of the merger, four members of the STATS board of directors, who have not been identified, will resign and, subject to their election by the STATS shareholders, four persons who have been designated by ChipPAC will serve as directors of STATS. ChipPAC has designated Dr. Conn, Mr. McKenna, Mr. Norby and Dr. Park to be nominated for election to the STATS board of directors. If any of Dr. Conn, Mr. McKenna, Mr. Norby and Dr. Park determine not to, or are unable to, serve on the STATS board of directors, ChipPAC may designate an alternate person to be nominated for election to the STATS board of directors who qualifies as an independent director under the rules of the Nasdaq National Market, provided such person is reasonably acceptable to STATS. If Mr. McKenna is elected to the STATS board of directors, he will be appointed as Vice Chairman of the STATS board of directors and serve in that capacity until December 31, 2004. Set forth below are the names, ages and all positions with STATS held or to be held by the current members of the STATS board of directors and the persons designated by ChipPAC to be nominated for election to the STATS board of directors.

Dr. Conn has been a member of the ChipPAC board of directors since 2002. Dr. Conn has been a Managing Director of Enterprise Partners Venture Capital since July 2002. Dr. Conn served as Dean of the Jacobs School of Engineering, University of California, San Diego, from 1994 to 2002. From 1980 to 1994, Dr. Conn served as

Professor of Engineering and Applied Science at the University of California, Los Angeles, where he was founding director of the Institute of Plasma and Fusion Research. Dr. Conn co-founded a semiconductor equipment company in 1986, Plasma & Materials Technologies, now Trikon Technologies, and was Chairman of the Board through 1993. Dr. Conn is a member of the National Academy of Engineering, and served in 1997 and 1998 as a member of the President’s Committee of Advisors on Science and Technology Panel on Energy R&D Policy for the 21st Century. Dr. Conn is a director of Intersil Corporation, and serves on Intersil’s audit and nominating committees.

Mr. McKenna has been a member of the ChipPAC board of directors since 1997, Chairman of the ChipPAC board of directors since April 2001, and President and Chief Executive Officer of ChipPAC since October 1997, when ChipPAC was initially incorporated. From October 1995 to October 1997, he served as Senior Vice President of the Components group for Hyundai Electronics America, and from January 1993 to October 1995 was Vice President and General Manager of Hyundai’s Semiconductor Group.

Mr. Norby has been a member of the ChipPAC board of directors since 2002. He has been Senior Vice President and Chief Financial Officer of Tessera Technologies, Inc. (Tessera) since July 2003. Mr. Norby worked as a consultant for Tessera from May to July 2003. Mr. Norby was Vice President and Chief Financial Officer of Zambeel, Inc. from March 2002 to February 2003. From 2000 to March 2002, Mr. Norby was Senior Vice President and Chief Financial Officer of Novalux, Inc., and from 1996 to 2000, he was Executive Vice President and Chief Financial Officer of LSI Logic Corporation. Mr. Norby is a director of LSI Logic Corporation and Alexion Pharmaceuticals, Inc., and serves as the Chairman of Alexion’s audit committee.

Dr. Park has been a member of the ChipPAC board of directors since 1997. Dr. Park has been a Managing Director at H&Q Asia Pacific since November 2002. Dr. Park served as the Chairman and Chief Executive Officer of Hynix Semiconductor Inc. (formerly Hyundai Electronics Industries Co. Ltd.) from April 2000 to May 2002. He served as President and Chief Executive Officer of Hyundai Electronics America, Inc. from September 1996 to October 1999 and Chairman from November 1999 to May 2002. Dr. Park is Chairman of the Board and serves on the audit committee of Maxtor Corporation and is a director of Dot Hill Systems Corporation. Dr. Park holds a B.A. in Management from Yonsei University, an M.A. in Management from Seoul National University, an M.B.A. from the University of Chicago and a Doctorate in Management from Nova Southeastern University.

STATS audit committee after the merger

At the effective time of the merger, STATS has agreed to cause, subject to the fiduciary duties of the STATS board of directors, (i) one of Dr. Conn, Mr. Norby or Dr. Park to be appointed to the STATS audit committee and (ii) the terms of reference of the STATS audit committee to be amended to provide, in accordance with NASD Rule 4350(h), that STATS will review all related party transactions for potential conflicts of interest and require such transactions to be approved by the STATS audit committee.

DESCRIPTION OF STATS ORDINARY SHARES

General

The following statements are summaries of STATS’ share capital structure and of the more important rights and privileges of shareholders conferred by the laws of Singapore and the STATS memorandum of association and the STATS articles of association, but are qualified by reference to the STATS memorandum of association and the STATS articles of association. The STATS memorandum of association and the STATS articles of association are available for examination at STATS’ registered office and are on file with the SEC.

The STATS ordinary shares issued in exchange for ChipPAC Class A common stock in the merger will be delivered in the form of STATS ADSs which will each represent ten STATS ordinary shares. For a description of STATS ADSs, see “Description of STATS American Depositary Shares” beginning on page . The rights of holders of STATS ADSs are different in some important respects from the rights of the holders of STATS ordinary shares.

Ordinary shares and preferred shares

STATS’ authorized capital is S$800,000,000, consisting of 3,200,000,000 STATS ordinary shares, par value S$0.25 per share. STATS has only one class of shares, namely, STATS ordinary shares, which have identical rights in all respects and rank equally with one another. The STATS articles of association provide that STATS may issue shares of a different class with preferential, deferred, qualified or other special rights, privileges or conditions as the STATS board of directors may determine and may issue preference shares which are, or at the option of STATS are, redeemable, subject to certain limitations. In addition, the STATS board of directors may issue shares at a premium. If shares are issued at a premium, a sum equal to the aggregate amount or value of the premium on the shares will, subject to certain exceptions, be transferred to a share premium account. All STATS ordinary shares are in registered form and all issued STATS ordinary shares are entitled to voting rights. STATS may, subject to and in accordance with the Singapore Companies Act, purchase STATS ordinary shares, but it may not, except as provided in the Singapore Companies Act, grant any financial assistance for the acquisition, or proposed acquisition, of STATS ordinary shares.

New STATS ordinary shares

New STATS ordinary shares may only be issued with the prior approval of the STATS shareholders in a general meeting of the STATS shareholders. The approval, if granted, will lapse at the conclusion of the next annual general meeting held after the meeting during which the approval was granted or the date by which such annual general meeting is required to be held, whichever is earlier. STATS shareholders have given the STATS board of directors general authority to allot and issue any remaining approved but unissued ordinary shares in the capital of STATS prior to the next annual general meeting. Subject to the foregoing, the provisions of the Singapore Companies Act and any special rights attached to any class of shares currently issued, all new STATS ordinary shares are under the control of the STATS board of directors, who may allot and issue the same with such rights and restrictions as it may think fit, provided that, among other things, new STATS ordinary shares may not be issued to transfer a controlling interest in STATS without the prior approval at a general meeting of the STATS shareholders. STATS shareholders are not entitled to pre-emptive rights under the STATS articles of association or Singapore law.

Shareholders

Only persons who are registered in the register of members and, in cases in which the person so registered is the CDP, the persons named as depositors in the depository register maintained by the CDP for STATS ordinary shares are recognized as STATS shareholders. STATS will not, except as required by law, recognize any equitable, contingent, future or partial interest in any STATS ordinary share or other rights in respect of any

STATS ordinary share other than an absolute right to the entirety thereof of the registered holder of the STATS ordinary share or of the person whose name is entered in the depositary register for that STATS ordinary share. STATS may close the register of members for one or more periods not exceeding 30 days in the aggregate in any calendar year.

General meetings of shareholders

STATS is required to hold an annual general meeting every year. In addition, the STATS board of directors may convene an extraordinary general meeting whenever it thinks fit and must do so if STATS shareholders representing not less than 10% of the total voting rights of all STATS shareholders request in writing that such a meeting be held. In addition, two or more STATS shareholders holding not less than 10% of STATS issued share capital may call a meeting. Unless otherwise required by Singapore law or by the STATS articles of association, voting at general meetings is by ordinary resolution, requiring an affirmative vote of a simple majority of the votes cast at that meeting. A special resolution, requiring the affirmative vote of not less than three-fourths of the votes cast at the meeting, is necessary for certain matters under Singapore law, including the voluntary winding up of STATS, amendments to the STATS memorandum of association and the STATS articles of association, a change of the corporate name and a reduction in the share capital, share premium account or capital redemption reserve fund. STATS must give at least 21 days notice in writing for every general meeting convened for the purpose of passing a special resolution. Ordinary resolutions generally require at least 14 days notice in writing. The notice must be given to every STATS shareholder who has supplied STATS with an address in Singapore for the giving of notices and must set forth the place, the day and the hour of the meeting and, in the case of special business, the general nature of that business and a statement regarding the effect of any proposed resolution on STATS in respect of such special business.

Voting rights and quorum

A STATS shareholder is entitled to attend, speak and vote at any general meeting, in person or by proxy. A proxy need not be a STATS shareholder. A person who holds STATS ordinary shares through the CDP book-entry clearance system will only be entitled to vote at a general meeting if such shareholder’s name appears on the depositary register maintained by CDP 48 hours before the time of the general meeting. Except as otherwise provided in the STATS articles of association, two or more STATS shareholders holding at least 33 1/3% of the total issued and fully-paid STATS ordinary shares must be present in person or by proxy to constitute a quorum at any general meeting. Under the STATS articles of association, on a show of hands, every STATS shareholder present in person and each proxy shall have one vote. A poll may be demanded in certain circumstances, including by (i) the chairman of the meeting, (ii) not less than five STATS shareholders present in person or by proxy and entitled to vote and (iii) a STATS shareholder present in person or by proxy and representing not less than one-tenth of the total voting rights of all the shareholders having the right to vote at the meeting provided always that no poll shall be demanded on the choice of a chairman or on a question of adjournment. If a poll is called, then every STATS shareholder present in person or by proxy shall have one vote for each STATS ordinary share held or represented.

Dividends

STATS may, by ordinary resolution of the STATS shareholders, declare dividends at a general meeting, but it may not pay dividends in excess of the amount recommended by the STATS board of directors. STATS must pay all dividends out of its distributable profits. However, STATS may capitalize its share premium account and apply it to pay dividends, if such dividends are satisfied by the issue of shares to the STATS shareholders. The STATS board of directors may also declare an interim dividend without the approval of the STATS shareholders. All dividends are paid pro rata among the STATS shareholders in proportion to the amount paid up on each STATS shareholder’s ordinary shares, unless the rights attaching to an issue of any STATS ordinary share provide otherwise. Unless otherwise directed, dividends are paid by check or warrant sent through the post to each STATS shareholder’s registered address. Notwithstanding the foregoing, the payment to CDP of any dividend payable to a STATS shareholder who holds STATS ordinary shares through the CDP book-entry clearance system shall, to the extent of payment made to CDP, discharge STATS from any liability to that STATS shareholder in respect of that payment.

Bonus and rights issue

The STATS board of directors may, with the approval of the STATS shareholders at a general meeting, capitalize any reserves or profits (including profit or monies carried and standing to any reserve or to the share premium account) and distribute the same as bonus shares credited as paid-up to the STATS shareholders in proportion to their shareholdings. The STATS board of directors may also issue rights to take up additional STATS ordinary shares to STATS shareholders in proportion to their shareholdings. Such rights are subject to any conditions attached to such issue.

Takeovers

The Securities and Futures Act (Chapter 289) of Singapore (the Securities and Futures Act) and the Singapore Code on Takeovers and Mergers (the Take-Over Code) regulate the acquisition of, among other things, ordinary shares of public companies and contain certain provisions that may delay, deter or prevent a future takeover or change in control of STATS. Any person acquiring an interest, either on such person’s own or together with parties acting in concert with such person, in 30% or more of STATS voting shares, or if such person holds, either on such person’s own or together with parties acting in concert with such person, between 30% and 50% (both inclusive) of STATS voting shares, and acquires additional voting shares representing more than 1% of STATS voting shares in any six-month period, must extend a takeover offer for the remaining STATS voting shares in accordance with the provisions of the Take-Over Code. An offer for consideration other than cash must, subject to certain exceptions, be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert within the preceding six months.

“Parties acting in concert” comprise individuals or companies who, pursuant to an arrangement or understanding (whether formal or informal), co-operate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They are as follows: a company and its related and associated companies and companies whose associated companies include any of these companies; a company and any of its directors (including their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts); a company and any of its pension funds and employee share schemes; a person and any investment company, unit trust or other fund whose investment such person manages on a discretionary basis; a financial or other professional adviser and its client in respect of shares held by the adviser and persons controlling, controlled by or under the same control as the adviser and all the funds managed by the adviser on a discretionary basis, where the shareholding of the adviser and any of those funds in the client total 10% or more of the client’s equity share capital; directors of a company (including their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) that is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent; partners; an individual and such individual’s close relatives, related trusts, any person who is accustomed to act in accordance with such individual’s instructions; and companies controlled by the individual, such individual’s close relatives, related trusts or any person who is accustomed to act in accordance with such individual’s instructions.

If a ChipPAC stockholder is in doubt as to whether he or she may incur any such takeover obligations as a result of the acquisition of STATS ordinary shares described herein, he or she should seek independent professional advice at the earliest opportunity.

Liquidation or other return of capital

If STATS liquidates or in the event of any other return of capital, holders of STATS ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings, subject to any special rights attaching to any other class of shares.

Indemnity

As permitted by Singapore law, the STATS articles of association provide that, subject to the Singapore Companies Act, STATS will indemnify the STATS board of directors and officers of STATS against any liability incurred in defending any proceedings, whether civil or criminal, which relate to acts or omissions or alleged acts or alleged omissions resulting from such person’s position as an officer, director or employee of STATS. However, STATS may not indemnify directors and officers of STATS against any liability resulting from negligence, default, breach of duty or breach of trust of which they may be guilty in relation to STATS.

Limitations on rights to hold or vote shares

Except as described herein, there are no limitations imposed by Singapore law or by the STATS articles of association on the rights of nonresident shareholders to hold or vote STATS ordinary shares.

Substantial shareholdings

Under the Singapore Companies Act, a person has a substantial shareholding in a company if such person has an interest (or interests) in one or more voting shares in the company and the nominal amount of the shares (or the aggregate of the nominal amounts of the shares) is not less than five percent of the aggregate of the nominal amount of all voting shares in the company. A person having a substantial shareholding in STATS is required to make certain disclosures under the Singapore Companies Act and the Securities and Futures Act to STATS and to the Singapore Exchange, including the particulars of such person’s interests in STATS and the circumstances by which such person has such interests, within two business days of such person becoming a substantial shareholder of STATS and of any change in the percentage level of such person’s interest.

Minority rights

The rights of minority shareholders of Singapore-incorporated companies are protected under Section 216 of the Singapore Companies Act, which gives the Singapore courts a general power to make any order, upon application by any shareholder of the company, as they think fit to remedy situations where (i) the affairs of the company are being conducted or the powers of the board of directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the shareholders or (ii) the company takes an action, or threatens to take an action, or the shareholders pass a resolution, or propose to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the shareholders, including the applicant.

Singapore courts have wide discretion as to the relief that they may grant and are in no way limited to the types of relief listed in the Singapore Companies Act itself. Without prejudice to the foregoing, Singapore courts may (i) direct or prohibit any act or cancel or vary any transaction or resolution, (ii) regulate the conduct of STATS’ affairs in the future, (iii) authorize civil proceedings to be brought in the name of, or on behalf of, STATS by a person or persons, (iv) on such terms as the court may direct, provide for the purchase of a minority shareholder’s shares by other STATS shareholders or by STATS, (v) in the case of a purchase of shares by STATS, a corresponding reduction of the share capital, (vi) provide that the STATS memorandum of association or STATS articles of association be amended or (vii) provide that STATS be wound up.

Transfer agent and registrar

The transfer agent and registrar for the STATS ordinary shares is M&C Services Pte Ltd.

DESCRIPTION OF STATS AMERICAN DEPOSITARY SHARES

General

American Depositary Shares, or ADSs, represent ownership interests in securities that are on deposit with a depositary bank. Citibank, N.A., located at 111 Wall Street, New York, New York 10043, acts as the depositary for STATS ADSs. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The STATS depositary typically appoints a custodian to safekeep the securities on deposit. STATS’ custodian is Citibank Nominees Singapore Pte Ltd (the custodian), located at 300 Tampines Avenue #07-00, Tampines Junction, Singapore 529653.

STATS has appointed Citibank, N.A., as depositary pursuant to the deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. See “Where You Can Find More Information” beginning on page     .

Each STATS ADS represents ten STATS ordinary shares on deposit with the custodian. A STATS ADS also represents any other property received by the STATS depositary or the custodian on behalf of the STATS ADS holders that has not been distributed to the STATS ADS holders because of legal restrictions or practical considerations.

A holder of STATS ADSs and each beneficial owner, upon acceptance of any ADS or any interest therein, is deemed to be a party to the deposit agreement and is bound to its terms and to the terms of the American Depositary Receipt (the STATS ADR) that represents the holder’s STATS ADSs. The deposit agreement and the STATS ADR specify the rights and obligations of STATS, as well as the rights and obligations of holders of STATS ADSs and those of the STATS depositary. Each STATS ADS holder is deemed to have appointed the STATS depositary as its attorney-in-fact with full power to act on such holder’s behalf in certain circumstances. Although the deposit agreement is governed by New York law, STATS’ obligations to the holders of STATS ordinary shares are governed by the laws of Singapore, which may be different from the laws in the United States.

A holder of STATS ADSs may hold STATS ADSs either by means of an STATS ADR registered in the holder’s name or through a brokerage or safekeeping account. If a holder holds STATS ADSs through a brokerage or safekeeping account, such holder must rely on the procedures of the broker or bank to assert the holder’s rights as an STATS ADS holder.

STATS ADSs have been quoted on the Nasdaq National Market since January 28, 2000. As of February 15, 2004, 812,318 STATS ADSs (representing 8,123,180 STATS ordinary shares), representing 0.75% of the outstanding STATS ordinary shares, were held by a total of five registered holders of record with addresses in the United States. Because many of STATS ordinary shares and STATS ADSs are held by brokers and other institutions on behalf of shareholders in street name, STATS believes that the number of beneficial holders of the STATS ordinary shares and STATS ADSs is substantially higher.

The following summary description assumes the STATS ADS holder has opted to own the STATS ADSs directly by means of a STATS ADR registered in the holder’s name. Please note that the rights and obligations of a holder of STATS ADSs is determined by the deposit agreement and not by this summary. Shareholders of STATS and ChipPAC are urged to review the deposit agreement in its entirety, as well as the form of STATS ADR attached to the deposit agreement.

Issuance of STATS ADSs upon deposit of STATS ordinary shares

The STATS depositary may create STATS ADSs on a holder’s behalf if the holder or the holder’s broker deposits STATS ordinary shares with the custodian. The STATS depositary will deliver the STATS ADSs to the person indicated only after receiving any applicable issuance fees and any charges and taxes payable for the transfer of the STATS ordinary shares to the custodian.

The issuance of STATS ADSs may be delayed until the STATS depositary or the custodian receives confirmation that all required approvals have been given and that the STATS ordinary shares have been duly transferred to the custodian. The STATS depositary will only issue STATS ADSs in whole numbers.

When a person makes a deposit of STATS ordinary shares, such person is responsible for transferring good and valid title to the STATS depositary. Such person is deemed to represent and warrant that:

•	the STATS ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive and similar rights, if any, with respect to the STATS ordinary shares have been validly waived or exercised;

•	such person is duly authorized to deposit the STATS ordinary shares;

•	the STATS ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the STATS ADSs issuable upon such deposit will not be, except as provided in the deposit agreement, “restricted securities” (as defined in the deposit agreement); and

•	the STATS ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, STATS and the STATS depositary may, at the cost and expense of the person depositing the STATS ordinary shares, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of STATS ordinary shares upon cancellation of STATS ADSs

A holder of STATS ADSs is entitled to present the STATS ADSs owned by such holder to the STATS depositary for cancellation and then receive the underlying STATS ordinary shares at the custodian’s offices. In order to withdraw the STATS ordinary shares represented by STATS ADSs, a holder is required to pay to the STATS depositary the fees for cancellation of STATS ADSs and any charges and taxes payable upon the transfer of the STATS ordinary shares being withdrawn. The holder assumes the risk for delivery of all funds and securities upon withdrawal. Once canceled, the STATS ADSs no longer have any of the rights they may previously have had under the deposit agreement.

The STATS depositary may ask a holder of a STATS ADR in whose name the STATS ADR is registered to provide proof of identity and genuineness of any signature and certain other documents as the STATS depositary may deem appropriate before it will cancel any STATS ADSs. The withdrawal of the STATS ordinary shares represented by STATS ADSs may be delayed until the STATS depositary receives satisfactory evidence of compliance with all applicable laws and regulations. As noted above, the STATS depositary will only accept STATS ADSs for cancellation that represent a whole number of securities on deposit.

A holder has the right to withdraw the STATS ordinary shares represented by such holder’s STATS ADSs at any time subject to:

•	temporary delays that may arise because the transfer books for the STATS ordinary shares or the STATS ADSs are closed or when STATS ordinary shares are immobilized as a result of a shareholders’ meeting or a payment of dividends, if any;

•	the holder’s obligation to pay fees, taxes and similar charges; and

•	restrictions imposed because of laws or regulations applicable to STATS ADRs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair a STATS ADS holder’s right to withdraw the securities represented by such holder’s STATS ADSs except to comply with mandatory provisions of law.

Dividends and distributions

A holder of STATS ADSs generally has the right to receive distributions made by STATS on the securities deposited with the custodian. A STATS ADS holder’s receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of STATS ADSs held as of a specified record date.

Distributions of cash

Whenever STATS makes a cash distribution for the securities on deposit with the custodian, the custodian confirms receipt of such cash distribution with the STATS depositary. Upon receipt of such confirmation, the STATS depositary arranges for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to holders.

The conversion into U.S. dollars takes place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders is net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The STATS depositary applies the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of STATS ordinary shares

Whenever STATS makes a dividend in, or a free distribution of, STATS ordinary shares for the securities on deposit with the custodian, the custodian confirms such deposit with the STATS depositary. Upon receipt of such confirmation, the STATS depositary either distributes to holders new STATS ADSs representing the STATS ordinary shares deposited or modifies the ADS-to-ordinary share ratio, in which case each STATS ADS held represents rights and interests in the additional STATS ordinary shares so deposited. Only whole new STATS ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new STATS ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of STATS ordinary shares is made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the STATS depositary may sell all or a portion of the new STATS ordinary shares so distributed.

New STATS ADSs are not distributed if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the STATS depositary does not distribute new STATS ADSs as described above, it will use its best efforts to sell the STATS ordinary shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Elective distributions

Whenever STATS intends to distribute a dividend payable at the election of STATS shareholders either in cash or in additional shares, STATS will give prior notice thereof to the STATS depositary and will indicate whether it wishes the distribution to be made available to STATS ADS holders. In such case, STATS will assist the STATS depositary in determining whether such distribution is lawful and reasonably practical.

The STATS depositary will make the election available to STATS ADS holders only if it is reasonably practical and if STATS has provided all of the documentation contemplated in the deposit agreement. In such case, the STATS depositary will establish procedures to enable STATS ADS holders to elect to receive either cash or additional STATS ADSs, in each case as described in the deposit agreement.

If the election is not made available to a STATS ADS holder, such holder will receive either cash or additional STATS ADSs, depending on what a shareholder in Singapore would receive for failing to make an election, as more fully described in the deposit agreement.

Distribution of rights

Whenever STATS intends to distribute rights to purchase additional STATS ordinary shares, STATS will give prior notice to the STATS depositary and will assist the STATS depositary in determining whether it is lawful and reasonably practicable to distribute to holders of STATS ADS rights to purchase additional STATS ADSs.

The STATS depositary will establish procedures to distribute rights to purchase additional STATS ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of STATS ADSs. Upon the exercise of any such rights, a holder of STATS ADSs may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new STATS ADSs. The STATS depositary is not obligated to establish procedures to facilitate the distribution and exercise of such rights.

The STATS depositary will not distribute the rights to a holder of STATS ADSs if:

•	STATS does not request that the rights be distributed to such holders or STATS requests that the rights not be distributed to such holders; or

•	STATS fails to deliver satisfactory documents to the STATS depositary, such as opinions addressing the lawfulness of the transaction; or

•	it is not reasonably practicable to distribute the rights.

The STATS depositary will sell any rights that are not exercised or distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders of STATS ADSs as in the case of a cash distribution. If the STATS depositary is unable to sell the rights, it will allow the rights to lapse, in which case a holder of STATS ADSs will receive no value for such rights.

Other distributions

Whenever STATS intends to distribute property other than cash, shares or rights to purchase additional STATS ordinary shares, STATS will notify the STATS depositary in advance and will indicate whether it wishes such distribution to be made to holders of STATS ADSs. If so, STATS will assist the STATS depositary in determining whether such distribution to holders of STATS ADSs is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to a holder of STATS ADSs and if STATS provides the STATS depositary with all of the documentation contemplated in the deposit agreement, the STATS depositary will distribute the property to the holder of STATS ADSs in a manner it deems reasonably practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the STATS depositary may sell all or a portion of the property received.

The STATS depositary will not distribute the property to a holder of STATS ADSs and will sell the property if:

•	STATS does not request that the property be distributed to such holder or if STATS asks that the property not be distributed to such holder;

•	STATS does not deliver satisfactory documents to the STATS depositary; or

•	the STATS depositary determines that all or a portion of the distribution to such holder is not reasonably practicable.

The proceeds of such a sale will be distributed to holders of STATS ADSs as in the case of a cash distribution.

Redemption

Whenever STATS decides to redeem any of the securities on deposit with the custodian, STATS will notify the STATS depositary. If it is reasonably practicable and if STATS provides the depositary with all of the documentation contemplated in the deposit agreement, the STATS depositary will mail notice of the redemption to the holders of STATS ADSs.

The custodian will be instructed to surrender the STATS ordinary shares being redeemed against payment of the applicable redemption price. The STATS depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders of STATS ADSs to receive the net proceeds from the redemption upon surrender of their STATS ADSs to the STATS depositary. Holders of STATS ADSs may have to pay fees, expenses, taxes and other governmental charges upon the redemption of their STATS ADSs. If less than all STATS ADSs are being redeemed, the STATS ADSs to be retired will be selected by lot or on a pro rata basis, as the STATS depositary may determine.

Changes affecting STATS ordinary shares

The STATS ordinary shares held on deposit for a holder’s STATS ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, stock split (either forward or reverse), cancellation, consolidation or reclassification of such STATS ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, a holder’s STATS ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the STATS ordinary shares held on deposit. The STATS depositary may in such circumstances deliver new STATS ADSs to such holder or call for the exchange of such holder’s existing STATS ADSs for new STATS ADSs. If the STATS depositary may not lawfully distribute such property to a holder of STATS ADSs, the STATS depositary may sell such property and distribute the net proceeds to the holder as in the case of a cash distribution.

Voting rights

Holders of STATS ADSs generally have the right under the deposit agreement to instruct the STATS depositary to exercise the voting rights for the STATS ordinary shares represented by the STATS ADSs. The STATS depositary must mail to holders of STATS ADSs any notice of a shareholders’ meeting received from STATS 21 days prior to such meeting, together with information explaining how to instruct the STATS depositary to exercise the voting rights of the securities represented by STATS ADSs. If the STATS depositary timely receives voting instructions from a holder of STATS ADSs, it will endeavor to vote the securities represented by the holder’s STATS ADSs in accordance with such voting instructions.

Please note that the ability of the STATS depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. STATS cannot assure holders of STATS

ADSs that they will receive voting materials in time to enable such holders of STATS ADSs to return voting instructions to the STATS depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and charges

A STATS ADS holder is required to pay the following service fees to the STATS depositary:

Service	Fees
Issuance of STATS ADSs	Up to 5 cents per ADS issued
Delivery of STATS ordinary shares, property and cash against surrender of STATS ADSs	Up to 5 cents per ADS canceled
Exercise of rights to purchase additional STATS ADSs	Up to 5 cents per ADS issued
Distribution of cash dividend or STATS ADSs pursuant to stock dividends or other free distributions	Up to 2 cents per ADS held
Distribution of cash upon sale of rights and other entitlements	Up to 2 cents per ADS held

STATS ADS holders are responsible to pay certain fees and expenses incurred by the STATS depositary and certain taxes and governmental charges such as:

•	fees for the transfer and registration of STATS ordinary shares (i.e., upon deposit and withdrawal of ordinary shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities; and

•	taxes and duties upon the transfer of securities (i.e., when STATS ordinary shares are deposited or withdrawn from deposit).

STATS has agreed to pay certain other charges and expenses of the STATS depositary. Please note that the fees and charges holders may be required to pay may vary over time and may be changed by STATS and by the STATS depositary. Holders will receive prior notice of such changes.

Amendments and termination

STATS may agree with the STATS depositary to modify the deposit agreement at any time without the consent of holders of STATS ADSs. STATS undertakes to give holders of STATS ADSs 30 days prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement (except in very limited circumstances enumerated in the deposit agreement).

A holder of STATS ADSs will be bound by the modifications to the deposit agreement if such holder of STATS ADSs continues to hold STATS ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent a holder of STATS ADSs from withdrawing the STATS ordinary shares represented by such holder’s STATS ADSs, except as permitted by law.

STATS has the right to direct the STATS depositary to terminate the deposit agreement. Similarly, the STATS depositary may, in certain circumstances, on its own initiative terminate the deposit agreement. In either case, the STATS depositary must give notice to the holders of STATS ADSs at least 30 days before termination.

Upon termination of the deposit agreement, the following will occur:

•	for a period of six months after termination, a holder of STATS ADSs will be able to request the cancellation of such holder’s STATS ADSs and the withdrawal of the STATS ordinary shares represented by the STATS ADSs held and the delivery of all other property held by the STATS depositary in respect of those STATS ordinary shares on the same terms as prior to the termination. During such six month period the STATS depositary will continue to collect all distributions received on the STATS ordinary shares on deposit (i.e., dividends), but will not distribute any such property to a holder of STATS ADSs until such holder requests the cancellation of such holder’s STATS ADSs; and

•	after the expiration of such six month period, the STATS depositary may sell the securities held on deposit. The STATS depositary will hold the proceeds from such sale and any other funds then held for the holders of STATS ADSs in a non-interest bearing account. At that point, the STATS depositary will have no further obligations to holders of STATS ADSs other than to account for the funds then held for the holders of STATS ADSs still outstanding.

Books of depository

The STATS depositary maintains STATS ADS holder records at its depositary office. Holders of STATS ADSs may inspect these records at such office during regular business hours but solely for the purpose of communicating with other holders of STATS ADSs in the interest of business matters relating to the STATS ADSs and the deposit agreement.

The STATS depositary maintains facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of STATS ADRs. These facilities may be closed from time to time, subject to applicable law.

Limitations on obligations and liabilities

The deposit agreement limits STATS’ obligations and the STATS depositary’s obligations to holders of STATS ADSs. STATS and the STATS depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith. Such actions include the following:

•	The STATS depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The STATS depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to holders on the behalf of STATS or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the STATS ordinary shares, for any tax consequences that result from the ownership of STATS ADSs, STATS ordinary shares or securities on deposit for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of STATS’ notices or for the failure of STATS to give notice.

•	STATS and the STATS depositary are not obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	STATS and the STATS depositary disclaim any liability if STATS is prevented or forbidden from acting on account of any law or regulation, any provision of the STATS memorandum of association and the STATS articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond the control of STATS.

•	STATS and the STATS depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in the STATS memorandum of association and STATS articles of association or in any provisions of securities on deposit.

•

STATS and the STATS depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting STATS ordinary shares for deposit, any holder of STATS ADSs or authorized representative thereof, or any other person believed by either STATS or the STATS depositary in good faith to be competent to give such advice or information.

•	STATS and the STATS depositary also disclaim liability for the inability of a holder of STATS ADSs to benefit from any distribution, offering, right or other benefit that is made available to holders of STATS ordinary shares but is not, under the terms of the deposit agreement, made available to holders of STATS ADSs.

•	STATS and the STATS depositary disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	STATS and the STATS depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

Pre-release transactions

The STATS depositary may, in certain circumstances, issue STATS ADSs before receiving a deposit of STATS ordinary shares or release STATS ordinary shares before receiving STATS ADSs. These transactions are commonly referred to as “pre-release transactions”. The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required and the representations required from brokers. The deposit agreement requires the STATS ADSs to be fully collateralized before any STATS ADSs are pre-released. The STATS depositary may retain the compensation received from the pre-release transactions.

Taxes

STATS ADS holders are responsible for the taxes and other governmental charges payable on the STATS ADSs and the securities represented by the STATS ADSs. STATS, the STATS depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders of STATS ADSs and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders of STATS ADSs. Holders of STATS ADSs are liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The STATS depositary may refuse to issue STATS ADSs, to deliver, transfer, split and combine STATS ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder of STATS ADSs. The STATS depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on a holder’s behalf. However, holders of STATS ADSs may be required to provide to the STATS depositary and to the custodian proof of taxpayer status and residence and such other information as the STATS depositary and the custodian may require to fulfill legal obligations. A holder of STATS ADSs is required to indemnify STATS, the STATS depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for such holder.

Foreign currency conversion

The STATS depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. A holder of STATS ADSs may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the STATS depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders of STATS ADSs for whom the distribution is lawful and practical; and

•	hold the foreign currency, without liability for interest, for the applicable holders of STATS ADSs.

COMPARISON OF SHAREHOLDER RIGHTS

STATS is a public company limited by shares incorporated under the laws of Singapore. The rights of holders of STATS ordinary shares are governed by Singapore law and by the STATS memorandum of association and the STATS articles of association. STATS is subject to the continuing listing rules of the Nasdaq National Market and applicable U.S. federal securities laws and is not subject to the continuing listing rules of the Singapore Exchange.

ChipPAC is a corporation incorporated under the laws of the State of Delaware. The rights of holders of ChipPAC Class A common stock are governed by Delaware law and by the ChipPAC certificate of incorporation and the ChipPAC bylaws.

If the merger is completed, the holders of ChipPAC Class A common stock will become holders of STATS ADSs, each of which represents the right to receive ten STATS ordinary shares as described in “Description of STATS American Depositary Shares” beginning on page     . The rights of holders of STATS ADSs are governed by the deposit agreement and the rights of holders of the underlying STATS ordinary shares are governed by Singapore law and by the STATS memorandum of association and the STATS articles of association. There are a number of differences between the rights of holders of ChipPAC Class A common stock and the rights of holders of STATS ADSs or holders of STATS ordinary shares arising from the differences between the corporate laws of Delaware and of Singapore and the governing organizational documents of the two companies. The rights of holders of STATS ADSs to receive STATS ordinary shares is described in “Description of STATS American Depositary Shares” beginning on page     .

While STATS and ChipPAC believe that the following description covers the material differences between the two companies’ governing laws and organizational documents, this summary may not contain all of the information that is important. This summary is not intended to be a complete discussion and it is qualified in its entirety by applicable Singapore and Delaware law and the governing organizational documents of STATS and ChipPAC. The following summary, as well as the other documents referred to in this summary, should be read carefully for a more complete understanding of the differences between the rights of a holder of ChipPAC Class A common stock and a holder of STATS ordinary shares. For a description of the rights of the holders of STATS ordinary shares and STATS ADSs see “Description of STATS Ordinary Shares” and “Description of STATS American Depositary Shares” on pages      and     , respectively.

STATS’ and ChipPAC’s respective governing organizational documents are on file with the SEC and will be sent to you upon request. See “Where You Can Find More Information” on page     . The following is a summary of certain material differences between the rights of holders of STATS ordinary shares and holders of ChipPAC Class A common stock:

Summary of Material Differences Between the Rights of

STATS Shareholders and ChipPAC Stockholders

	STATS Shareholder Rights	ChipPAC Stockholder Rights
Authorized Capital Stock:	S$800,000,000 divided into 3,200,000,000 STATS ordinary shares, par value S$0.25 per share	510,000,000 shares of capital stock, consisting of (i) 250,000,000 shares of ChipPAC Class A common stock, par value $0.01 per share, (ii) 250,000,000 shares of Class B common stock, par value $0.01 per share (the ChipPAC Class B common stock) and (iii) 10,000,000 shares of preferred stock, par value

	STATS Shareholder Rights	ChipPAC Stockholder Rights
$0.01 per share (the ChipPAC preferred stock), of which (a) 10,000 shares have been designated Class A Convertible preferred stock (the ChipPAC Class A preferred stock), (b) 105,000 shares have been designated Class B Preferred Stock (the ChipPAC Class B preferred stock), (c) 8,750 shares have been designated Class C-1 Preferred Stock (the ChipPAC Class C-1 preferred stock) and (d) 8,750 shares have been designated Class C-2 Preferred Stock (the ChipPAC Class C-2 preferred stock and, together with the ChipPAC Class C-1 preferred stock, the ChipPAC Class C preferred stock).

Issued and Outstanding Capital Stock:	As of January 30, 2004, there were (i) 1,076,675,760 STATS ordinary shares issued and outstanding, all of which were validly issued, fully paid and non-assessable, (ii) 60,965,705 STATS ordinary shares reserved for issuance pursuant to outstanding STATS share options and other purchase rights granted pursuant to the STATS share option plan, and (iii) 172,512,573 STATS ordinary shares reserved for future issuance upon the conversion of the STATS convertible notes.	As of March 15, 2004, there were (i) 98,195,897 shares of Class A common stock issued and outstanding, all of which were validly issued, fully paid and non-assessable, (ii) 9,331,839 shares of Class A common stock reserved for future issuance pursuant to outstanding ChipPAC options and other purchase rights granted pursuant to ChipPAC stock option plans and stock purchase plan, (iii) 5,020,080 shares of ChipPAC Class A common stock reserved for future issuance upon conversion of the ChipPAC 8% convertible subordinated notes and (iv) 18,605,805 shares of ChipPAC Class A common stock reserved for future issuance upon conversion of the ChipPAC 2.5% convertible subordinated notes. As of March 15, 2004, no shares of ChipPAC Class B common stock or ChipPAC preferred stock were issued and outstanding.

Board of Directors, Classification and Rotation:	The Singapore Companies Act provides that a company shall have at least one director, who is ordinarily resident in Singapore. The STATS articles of association provide that the	Under Delaware law, the certificate of incorporation or a stockholder-adopted bylaw of a Delaware corporation may provide for the classification of the board of directors in order to stagger the

	STATS Shareholder Rights	ChipPAC Stockholder Rights

STATS board of directors must have at least two members. No maximum number is fixed. Currently, the number of STATS directors is 11. Under the STATS articles of association, at each annual general meeting, one-third of the STATS directors for the time being, or, if the number of STATS directors is not a multiple of three, the number nearest to but not less than one-third, shall retire from office by rotation. The STATS directors to retire by rotation at an annual general meeting are those who have been longest in office since their last election or appointment. Retiring STATS directors are eligible for re-election.

The STATS articles of association permit a director to appoint an alternate director to act in place of such director should such director be unable to perform such director’s duties as director for a period of time. Under Singapore law, the alternate director is not merely an agent of the director, but is accountable to the company for such alternate director’s actions as director during the period for which such alternate director acts as a director.

terms of directors. The term “classified board” generally means the specification of selected board seats for a term of more than one year (but not more than three years), with different classes of board seats coming up for election each year. The ChipPAC bylaws do not provide for a classified board, but rather provide for the election of all of the ChipPAC directors at every annual meeting. The ChipPAC bylaws provide that the number of ChipPAC directors shall be fixed by the vote of a majority of the total number of ChipPAC directors then in office, and such number is currently fixed at eight. The ChipPAC directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote in the election of directors.

Removal of Directors:	Under the Singapore Companies Act, shareholders may remove a director of a public company by ordinary resolution, irrespective of any provisions in the company’s memorandum or articles of association or in any agreement between the company and the director, provided that where any director so removed was appointed to represent the interests of any particular class of shareholders or debenture holders the resolution to remove such director shall not take	Under Delaware law, stockholders holding the majority of shares entitled to vote at an election of directors may remove directors with or without cause unless the certificate of incorporation provides otherwise. The ChipPAC certificate of incorporation provides that no director may be removed from office without cause and without the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of ChipPAC entitled to vote

	STATS Shareholder Rights	ChipPAC Stockholder Rights
	effect until such director’s successor has been appointed. Special notice of any such resolution to remove a director of not less than 28 days before the meeting at which the resolution is moved is required to be given.	generally in the election of directors voting together as a single class.

Filling Vacancies of the Board of Directors:	Under STATS articles of association, shareholders may, by ordinary resolution at a meeting appoint a person who is willing to be a director either to fill a casual vacancy or as an additional director. Under the STATS articles of association, the STATS board of directors also has the power to appoint a director to fill a casual vacancy or as an additional director, provided that such appointment will only last until the next annual general meeting of STATS, at which the director concerned may be re-elected, but such director shall not be taken into account in determining the number of directors chosen to retire by rotation at such meeting.

Delaware law provides that vacancies and newly created directorships may be filled by the affirmative vote of a majority of the directors then in office even though less than a quorum, or a sole remaining director, unless the certificate of incorporation or bylaws provide otherwise. The ChipPAC certificate of incorporation is consistent with Delaware law.

Under the ChipPAC bylaws, nominations for election to the ChipPAC board of directors may be made at a meeting of stockholders (i) by the ChipPAC board of directors or (ii) by any ChipPAC stockholder who follows the procedures laid out in the ChipPAC bylaws. No person shall be eligible to serve as a ChipPAC director unless nominated in accordance with the procedures set forth in the ChipPAC bylaws.

Calling of Special Meetings of Shareholders:	Under Singapore law, an extraordinary general meeting of shareholders may be called by the board of directors whenever it sees fit and the board of directors is required to call such a meeting on the requisition of persons holding not less than 10% of the paid up share capital of the company having voting rights at shareholders’ meetings as of the date of the deposit of the requisition. Two or more shareholders holding not less than 10% of issued share capital may also call a meeting of the	Delaware law provides that a special meeting of stockholders may be called for any purpose or purposes by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. The ChipPAC bylaws provide that a special meeting of stockholders may only be called by ChipPAC’s chief executive officer or by a majority of the ChipPAC board of directors.

	STATS Shareholder Rights	ChipPAC Stockholder Rights

company. A company shall, on the requisition of:

(i)     any number of shareholders holding at least 5% of the total voting rights of all the members having a right to vote on the resolution; or

(ii)    by not less than 100 members holding shares in the company of which there has been paid up an average sum per shareholder of not less than S$500,

at the expense of such shareholders (unless the company otherwise resolves) (i) give to the shareholders of the company entitled to receive notice of the next annual general meeting notice of any resolution which is intended to be moved at that meeting and (ii) circulate to shareholders entitled to have notice of any general meeting sent to them any statement of not more than 1,000 words with respect to the matter referred to in any proposed resolution or the business to be dealt with at that meeting, if the shareholders lodge at the registered office of the company a copy of the signed requisition not less than six weeks (in the case of a requisition requiring notice of a resolution) or one week (in the case of any other requisition) before the meeting and there is tendered with the requisition moneys sufficient to meet the company’s expense in relation to such circulation.

Advance Notice of Shareholder Business:	The notice requirements for an ordinary resolution and a special resolution to be proposed at an extraordinary general meeting are as follows: (i) ordinary resolution—14 clear days’ notice and (ii) special resolution—21 clear days’ notice. Special notice is required for some resolutions. When an ordinary resolution to	The ChipPAC bylaws state that business must be properly brought before the annual meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting, (ii) brought before the meeting by the ChipPAC board of directors or (iii) properly brought before the meeting by a stockholder following

	STATS Shareholder Rights	ChipPAC Stockholder Rights
	remove a director is proposed, the minimum notice requirement is 28 clear days. See “Removal of Directors” above. Special resolutions generally involve proposals to (i) change the name of the company, (ii) alter its capital structure, (iii) change or amend the rights of shareholders, (iv) amend the company’s objects or purpose clause in its memorandum of association, (v) amend the company’s articles of association or (vi) carry out other matters for which the company’s articles of association or the Singapore Companies Act prescribe that a “special resolution” is required. All other proposals relating to the ordinary course of the company’s business, such as the election of directors and transactions, such as mergers, acquisitions and dispositions, are the subject of an “ordinary resolution”.	the procedures set forth in the ChipPAC bylaws, including giving ChipPAC timely notice, providing information as to each matter proposed to be brought before the annual meeting and providing a brief summary of the stockholder’s interest in ChipPAC and the business to be brought before the meeting.

Voting:	The STATS articles of association provide that voting is by a show of hands unless a poll is demanded. A poll may be demanded in certain circumstances, including by (i) the chairman of the meeting, (ii) at least five shareholders present in person or by proxy and who are entitled to vote at the meeting or (iii) any shareholder(s) present in person or by proxy who represent(s) in the aggregate at least 10% of the voting rights of all shareholders entitled to attend and vote at the meeting. The poll is a vote based on the number of shares held by each shareholder present in person or by proxy. The STATS articles of association specify that a quorum at any general meeting shall be two or more shareholders present in person or by proxy representing in the aggregate not less than 33 1/3% of the total issued and fully paid up shares. Any	Under Delaware law, each stockholder is entitled to one vote per share unless the certificate of incorporation provides otherwise. The ChipPAC certificate of incorporation provides that the ChipPAC Class A common stock has one vote per share. A quorum consists of a majority of the shares entitled to vote, present in person or by proxy, unless otherwise required by law.

	STATS Shareholder Rights	ChipPAC Stockholder Rights
STATS shareholder may vote in person or, provided that the relevant provisions of the STATS articles of association have been complied with, by proxy. A person who holds STATS ordinary shares through the CDP book-entry system will only be entitled to vote at a general meeting as a shareholder if such person’s name appears on the depositary register maintained by CDP 48 hours before the general meeting.

Action by Written Consent:	The STATS articles of association do not provide that STATS shareholders may pass any resolution by written consent.	Delaware law provides that, unless a corporation otherwise provides in its certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having at least the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote on the matter are present. However, the ChipPAC certificate of incorporation provides that ChipPAC stockholders may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders.

Liability of Directors and Officers:	Singapore law does not permit a company to exempt any director or other officer of the company or any person employed by the company as auditor from any liability which by virtue of any law would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the company.	Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty. However, Delaware expressly provides that the liability of a director may not be eliminated or limited for (i) breaches of such director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith

	STATS Shareholder Rights	ChipPAC Stockholder Rights
or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful purchase or redemption of stock or unlawful payment of dividends or (iv) any transaction from which the director derived an improper personal benefit. The ChipPAC certificate of incorporation contains a provision eliminating director liability to the fullest extent permitted by Delaware law.

Indemnification:	Singapore law does not permit a company to indemnify a director or an officer of the company or any person employed by the company as auditor against any liability in respect of negligence, default, breach of duty or breach of trust in relation to the company, except that indemnification is allowed for liabilities incurred by such director, officer or auditor against any liability incurred by him in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted, or in connection with any application, in which relief is granted by the court. The Singapore Companies Act enables companies to purchase and maintain insurance for directors or officers against any liability arising from negligence, default, breach of duty or breach of trust against the company.	Delaware law provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may not indemnify a person in connection with an action initiated by or in the right of the corporation, for any expenses, fees, judgments, fines or settlement amounts where the person is judged to be liable to the corporation unless, and only to the extent that, the Delaware Court of

	STATS Shareholder Rights	ChipPAC Stockholder Rights
Chancery or the court in which the action was brought determines that the person is entitled to indemnity. The ChipPAC bylaws provide that a director shall, to the fullest extent permitted by Delaware law, not be liable to ChipPAC or its stockholders for monetary damages for breach of fiduciary duty as a director. The ChipPAC certificate of incorporation and bylaws also allow any director, officer or employee, made or threatened to be made a party to an action or proceeding by reason of such person’s service at the request of ChipPAC, indemnification to the fullest extent authorized or permitted by law. The ChipPAC bylaws provide that ChipPAC shall indemnify any director or officer seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors. The ChipPAC bylaws permit ChipPAC to purchase and maintain insurance for directors, officers and others against liability asserted against such persons incurred by them in such capacities, regardless of whether ChipPAC has the power to indemnify such persons against such liability under the ChipPAC bylaws.

Transactions with Directors:	The Singapore Companies Act provides that, where a director is directly or indirectly interested in a transaction or proposed transaction with the company, such director shall, as soon as practicable after the relevant facts have come to such director’s knowledge, have an obligation to declare the nature of such director’s interest at a meeting of the directors. The STATS articles of association provide that a STATS director who holds any office or possesses property that, whether directly or	Delaware law provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity of which one or more of its directors or officers are directors or officers, or in which one or more of its directors or officers has a material financial interest, is void or voidable if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or known to the board of directors or a committee thereof,

	STATS Shareholder Rights	ChipPAC Stockholder Rights
	indirectly, might create duties or interests in conflict with such director’s duties or interests as a STATS director, shall declare the fact and the nature, character and extent of the conflict at a meeting of the STATS board of directors. In addition, the STATS articles of association provide that a STATS director shall not vote in respect of any contract or arrangement or any other proposal with respect to which such director has any interest, directly or indirectly. A STATS director shall not be counted in the quorum at a meeting of the STATS board of directors with respect to any resolution on which such director is debarred from voting.	which authorizes the contract or transaction in good faith by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by the stockholders, or (iii) the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders. The ChipPAC certificate of incorporation does not alter the provisions of Delaware law concerning transactions with directors.

Inspection Rights:	Except when closed in accordance with the provisions of the Singapore Companies Act, the register of names and registered addresses of shareholders of a company, together with certain other registers required to be maintained by such company, may be inspected during business hours by its shareholders without charge and by other persons upon payment of a fee, and copies may be obtained upon payment of a fee. The shareholders of a Singapore public company also may, without charge, inspect during business hours the minutes of meetings of the shareholders and obtain copies upon payment of a fee. The published annual accounts of a public company are required to be laid before the shareholders in general meeting and each shareholder is entitled to a copy of such accounts. Copies are filed with the Registrar of Companies	Delaware law allows any stockholder, upon written demand under oath stating the purpose thereof, to have the right during the usual hours of business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person’s interest as a stockholder. The ChipPAC bylaws restrict the stockholders’ ability to inspect the accounts and books of ChipPAC to the rights granted under Delaware law, or as authorized by resolution of the ChipPAC board of directors or the ChipPAC stockholders.

	STATS Shareholder Rights	ChipPAC Stockholder Rights
in Singapore from whom copies are publicly available upon payment of the appropriate fee. The STATS shareholders have no rights to inspect STATS’ accounting records. Certain registers required to be kept by STATS are open to public inspection.

Rights of Appraisal:	The Singapore Companies Act does not generally provide for appraisal rights to the shareholders of a company in connection with a merger.	Under Delaware law, a stockholder does not have appraisal rights if the shares of the corporation are listed on a national securities exchange or designated as a national market system security by the National Association of Securities Dealers, Inc. (NASD), held of record by more than 2,000 holders, or if the corporation will be the surviving corporation of a merger and approval of the corporation’s stockholders is not required to effect the merger. Stockholders will, however, have the right to demand and receive payment in cash for the fair value of their stock in an appraisal proceeding in lieu of the consideration stockholders would otherwise receive in a merger or consolidation if in the merger the shareholder will receive anything other than shares of stock in the corporation surviving or resulting from the merger or consolidation, shares of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security by NASD, or held of record by more than 2,000 holders, cash in lieu of fractional shares, or any combination thereof. Although a Delaware corporation’s certificate of incorporation may also provide that appraisal rights shall be available in the event of the sale of all or substantially all of a corporation’s assets or the adoption

	STATS Shareholder Rights	ChipPAC Stockholder Rights
of an amendment to its certificate of incorporation, the ChipPAC certificate of incorporation does not include such a provision.

Shareholders’ Votes on Certain Transactions:

Singapore law provides for schemes of arrangement, which are arrangements or compromises between a company and (any class of) its shareholders or (any class of) its creditors and which are used for certain types of reconstructions, amalgamations, capital reorganizations or takeovers. Such schemes of arrangement must be approved at a meeting of the company convened by order of the court of a majority in number representing 75% in value of the capital or class of creditors or shareholders or class of shareholders present and voting, either in person or by proxy, and must be confirmed and sanctioned by the court. Once so approved and sanctioned, all creditors and shareholders (of the relevant class) are bound by the terms of the scheme.

Under the Singapore Companies Act, a proposed disposition of all or substantially all of a company’s undertaking and property requires shareholder approval by ordinary resolution. A court may, on application of any shareholder, restrain the directors from entering into a transaction in contravention of such requirement.

Under Delaware law, a vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or other reorganization or a sale of all or substantially all of the assets of the corporation. After approval by the board of directors, the merger agreement must be submitted to the stockholders for adoption. Pursuant to Delaware law, a merger must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon.

Certain Provisions Relating to Share Acquisitions:	Takeovers of public companies are regulated by the Take-Over Code, which is comprised of non-statutory rules not enforceable at law but administered by the Securities Industry Council. The Take-Over Code provides that, when (i) any person acquires, whether by a series of transactions over a period of time or not, shares which, together with shares held or acquired by persons acting in	Delaware law restricts the ability of an “interested stockholder” to merge with or enter into other business combinations with a corporation for a period of three years after becoming an “interested stockholder”. A person is deemed to be an “interested stockholder” upon acquiring 15% or more of the outstanding voting stock of the target corporation. However, these restrictions on business

	STATS Shareholder Rights	ChipPAC Stockholder Rights
	concert with such person, represent 30% or more of the voting rights of a public company, or (ii) any person, together with persons acting in concert with such person, holds at least 30% but not more than 50% of the voting rights and that person, or any person acting in concert with such person, acquires any additional voting shares representing more than one percent of the voting shares in any six-month period, such person must generally make an offer for all of the remaining voting shares of the company in accordance with the Take-Over Code. An offer for consideration other than cash must, subject to certain exceptions, be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and the preceding six months.	combinations do not apply to ChipPAC because ChipPAC has elected in its certificate of incorporation not to be subject to such restrictions.

Sources and Payments of Dividends:	The STATS articles of association provide that STATS may, by ordinary resolution of its shareholders, declare dividends at a general meeting, but STATS may not pay dividends in excess of the amount recommended by the STATS board of directors. The Singapore Companies Act provides that all dividends must be paid out of profits. However, STATS may capitalize its share premium account and apply it to pay dividends, if such dividends are satisfied by the issue of STATS ordinary shares to STATS shareholders. The STATS board of directors may also declare an interim dividend without the approval of the STATS shareholders. All dividends are paid pro rata among STATS shareholders in proportion to the amount paid up on each shareholder’s STATS ordinary	Delaware law provides that a corporation may pay dividends out of its surplus (the excess of net assets over capital), or if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Delaware law also provides that dividends may not be paid out of the net profits if the corporation’s capital is less than the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

	STATS Shareholder Rights	ChipPAC Stockholder Rights
shares. Unless otherwise directed, dividends are paid by check or warrant sent through the post to each STATS shareholder at such shareholder’s registered address. Notwithstanding the foregoing, the payment to the CDP of any dividend payable to a STATS shareholder whose name is entered in the depositary register shall, to the extent of payment made to the CDP, discharge STATS from any liability to that shareholder in respect of that payment.

Shareholders’ Suits:	The rights of minority shareholders of Singapore-incorporated companies are protected under the Singapore Companies Act, which gives the Singapore courts a general power to make any order, upon application by any shareholder, as they think fit to remedy situations where a company’s affairs are being conducted or the powers of the company’s board of directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more shareholders; or if a company has taken an action, or threatens to take an action, or the STATS shareholders pass a resolution, or threaten to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the company’s shareholders, including the applicant. Singapore courts have wide discretion as to the relief they may grant, including authorizing civil proceedings to be brought in the name of the company by a shareholder on such terms as the court directs.	Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of such individual and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim and the demand to be refused, before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Disclosure of Interests:	Under the Singapore Companies Act, a person has a substantial shareholding in a company if such person has an interest (or interests) in one or more voting shares in the	Persons who acquire shares of ChipPAC Class A common stock are subject to disclosure requirements under the U.S. federal securities laws, which provide,

	STATS Shareholder Rights	ChipPAC Stockholder Rights
	company and the nominal amount of that share (or the aggregate of the nominal amount of those shares) is not less than 5% of the aggregate of the nominal amount of all voting shares in the company. A person having a substantial shareholding in STATS is required to make certain disclosures under the Singapore Companies Act and the Securities and Futures Act, including the particulars of such person’s interests in STATS and the circumstances by which such person has such interests, within two business days of such person becoming a substantial shareholder and of any change in the percentage level of such person’s interest. Directors also have certain obligations to disclose interests and any change in such interests.	among other things, that any person who becomes a beneficial owner of more than 5% of the issued and outstanding ChipPAC Class A common stock shall, within 10 days after such acquisition, file a document with the SEC disclosing certain specified information.

Preemptive Rights:	Under Singapore law, a shareholder does not have preemptive rights unless the company’s articles of association provide for such rights. STATS articles of association do not grant preemptive rights.	Unless the certificate of incorporation expressly provides otherwise, stockholders of a Delaware corporation do not have preemptive rights. The ChipPAC certificate of incorporation does not expressly provide preemptive rights.

Amendment of Organizational Instruments:	Under Singapore law, shareholders have the authority to alter, delete, substitute or add to the objects clause in a company’s memorandum of association and all provisions of its articles of association by a vote of not less than three-fourths of the shareholders entitled to vote and who do vote, either in person or by proxy, at a general meeting. In the case of certain alterations to the memorandum of association, the dissenting shareholders have a right to apply to the court to cancel the alterations. Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to such class and the nature of the	Delaware law generally provides that charter amendments require the affirmative vote of a majority of the outstanding shares entitled to vote and, in certain circumstances, a separate class vote. Delaware law permits a corporation’s certificate of incorporation to specify a greater or lesser vote than would otherwise be required. The ChipPAC certificate of incorporation provides that the provisions of the certificate of incorporation relating to director vacancies, written consents, the calling of special meetings, and amendments relating to such provisions of the ChipPAC certificate of incorporation may only be altered, amended or repealed by a vote of two-thirds of

STATS Shareholder Rights	ChipPAC Stockholder Rights
amendments, also require approval of the classes affected in separate class meetings. Copies of the memorandum, as amended from time to time, must be filed with the Registrar of Companies in Singapore. The memorandum of association may be amended by special resolution unless expressly provided in the Singapore Companies Act.	the combined voting power of all of the then outstanding shares of ChipPAC eligible to be cast in the election of directors or by a majority of the directors not affiliated or associated with any person or entity holding 20% or more of the ChipPAC voting power.

UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined consolidated financial statements give effect to the proposed merger between STATS and ChipPAC using the purchase method of accounting for the business combination.

Upon completion of the merger, holders of ChipPAC Class A common stock will be entitled to receive 0.87 (the exchange ratio) of a STATS ADS in exchange for each share of ChipPAC Class A common stock owned at the time of the consummation of the merger. The exchange ratio will be proportionately adjusted for any stock split, stock dividend, reorganization or similar change in ChipPAC Class A common stock or STATS ordinary shares. ChipPAC stockholders will receive cash based on the market price of STATS ADSs in lieu of any fractional shares to which they might otherwise be entitled.

The actual number of STATS ADSs to be issued in the merger and the dollar value at the effective time of the merger cannot be determined until the closing date of the merger. The unaudited pro forma condensed combined consolidated financial statements were prepared based on the number of shares of ChipPAC Class A common stock outstanding as of December 31, 2003.

There can be no assurance that STATS and ChipPAC will not incur charges in excess of those included in the pro forma total consideration related to the merger or that STATS management will be successful in its effort to integrate the operations of the companies.

The unaudited pro forma condensed combined consolidated statement of operations gives effect to the proposed merger as if it had been consummated on January 1, 2003. The unaudited pro forma condensed combined consolidated statement of operations data combines the historical consolidated statement of operations of STATS for the year ended December 31, 2003 with the historical consolidated statement of operations of ChipPAC for the year ended December 31, 2003, after giving effect to adjustments arising from applying the purchase method of accounting.

The unaudited pro forma condensed combined consolidated balance sheet gives effect to the proposed merger as if it had been consummated on December 31, 2003. The unaudited pro forma condensed combined consolidated balance sheet combines the historical consolidated balance sheet of STATS as of December 31, 2003 with the historical consolidated balance sheet of ChipPAC as of December 31, 2003, after giving effect to adjustments arising from applying the purchase method of accounting.

The accompanying unaudited pro forma condensed combined consolidated financial statements are presented in accordance with Article 11 of Regulation S-X. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the proposed merger had been consummated on January 1, 2003 or December 31, 2003, nor is it necessarily indicative of the future operating results or financial position of the combined company. See “Forward-Looking Statements” on page     . The unaudited pro forma condensed combined consolidated financial statements are based on STATS management’s preliminary estimates of, and good faith assumptions regarding, the adjustments arising from the proposed merger at the time of the filing of this document. A preliminary valuation was conducted in order to assist STATS management in determining the fair values of a significant portion of ChipPAC’s assets and was considered by STATS management in estimating the fair values of ChipPAC’s assets reflected in the unaudited pro forma condensed combined consolidated financial statements. The preliminary valuation and the pro forma adjustments are based upon the limited information currently made available to STATS by ChipPAC for purposes of conducting a valuation of ChipPAC’s assets and liabilities. Not all information required to complete such a valuation is currently available to STATS, due to, among other things, regulatory restrictions and other considerations regarding the sharing of certain information between possible competitors prior to the consummation of the merger and as additional information becomes available to

STATS, the actual allocation of the merger consideration to the ChipPAC assets acquired and liabilities assumed upon the consummation of the merger could differ materially from current estimates and may include allocation of amounts to in-process research and development. Any amount allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. A final determination of the fair value of the ChipPAC assets and liabilities cannot be made prior to the consummation of the merger. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. The pro forma financial statements should be read in conjunction with the accompanying notes thereto and with STATS’ and ChipPAC’s historical consolidated financial statements and related notes thereto incorporated by reference into this document.

UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	STATS	ChipPAC
Net revenues	$380,691	$429,189	$—		$809,880
Cost of revenues	(328,014)	(365,299)	(16,731	)(a)	(710,044)

Gross profit	52,677	63,890	(16,731)		99,836

Operating expenses:
Selling, general and administrative	36,378	38,241	—		74,619
Research and development	15,295	11,661	—		26,956
Asset impairments	—	11,662	—		11,662
Stock-based compensation	97	—	6,564	(b)	6,661
Other general expenses, net	374	1,957	—		2,331

Total operating expenses	52,144	63,521	6,564		122,229

Operating income (loss)	533	369	(23,295)		(22,393)

Other income (expense):
Interest income	4,785	828	—		5,613
Interest expense	(13,994)	(30,887)	4,695	(c)	(40,186)
Foreign currency exchange gain (loss)	1,634	(35)	—		1,599
Other non-operating income, net	7,570	2,944	—		10,514

Total other (expense) income	(5)	(27,150)	4,695		(22,460)

Loss before income taxes	528	(26,781)	(18,600)		(44,853)
Income tax expense	(705)	(2,000)	(1,046	)(d)	(3,751)

Loss before minority interest	(177)	(28,781)	(19,646)		(48,604)
Minority interest	(1,539)	—	—		(1,539)

Net loss	$(1,716)	$(28,781)	$(19,646)		$(50,143)

Other comprehensive income (loss):
Unrealized gain on available-for-sale marketable securities	$3,687	$—	$—		$3,687
Realized gain on available-for-sale marketable securities included in net loss	(5,040)	—	—		(5,040)
Foreign currency translation adjustment	698	—	—		698

Comprehensive loss	$(2,371)	$(28,781)	$(19,646)		$(50,798)

Basic and diluted net loss per ordinary share	$(0.00)	$(0.30)			$(0.03)
Basic and diluted net loss per ADS	$(0.02)	$—			$(0.27)
Ordinary shares (in thousands) used in per ordinary shares	1,005,374	95,554			1,851,336
ADS (in thousands) used in per ADS calculation	100,537	—			185,134

See accompanying notes to unaudited pro forma condensed combined financial statements.

For explanation of pro forma adjustments, see page     .

UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2003

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	STATS	ChipPAC
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$324,307	$59,708	$—		$384,015
Accounts receivable, net	79,899	56,728	—		136,627
Amounts due from ST and ST affiliates	7,050	—	—		7,050
Inventories	19,839	26,060	—		45,899
Prepaid expenses and other current assets	17,636	7,411	—		25,047

Total current assets	448,731	149,907	—		598,638
Marketable securities	23,313	—	—		23,313
Prepaid expenses	6,283	—	—		6,283
Property, plant and equipment, net	476,073	403,553	(87,553	)(e)	792,073
Intangible assets	—	9,574	120,626	(f)	130,200
Goodwill	2,209	—	1,028,688	(g)	1,030,897
Other assets	37,243	16,297	—		53,540

Total assets	$993,852	$579,331	$1,061,761		$2,634,944

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts and other payables	$62,131	$69,251	$—		$131,382
Accrued operating expenses	44,044	27,724	12,391	(h)	84,159
Current installments of long-term debt	6,841	—	—		6,841
Amounts due to ST and ST affiliates	1,836	—	—		1,836
Current obligations under capital leases	5,296	—	—		5,296

Total current liabilities	120,148	96,975	12,391		229,514
Obligation under capital leases, excluding current installments	812	—	—		812
Long-term debt, excluding current installments	358,789	365,000	29,873	(i)	753,662
Other non-current liabilities	4,463	22,313	(6,874	)(j)	19,902

Total liabilities	484,212	484,288	35,390		1,003,890
Minority interest	33,684	—	—		33,684
Total shareholders’ equity	475,956	95,043	1,026,371	(k)	1,597,370

Total liabilities and shareholders’ equity	$993,852	$579,331	$1,061,761		$2,634,944

See accompanying notes to unaudited pro forma condensed combined financial statements. For explanation of pro forma adjustments, see page     .

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1    Basis of Pro Forma Presentation

On February 10, 2004, STATS and ChipPAC entered into a merger agreement which will result in ChipPAC becoming a wholly owned subsidiary of STATS in a transaction to be accounted for using the purchase method.

The unaudited pro forma condensed combined consolidated financial statements assume the issuance of approximately 85 million STATS ADSs in the merger, based upon the exchange ratio of 0.87 STATS ADSs for each share of ChipPAC Class A common stock and the number of outstanding shares of ChipPAC Class A common stock as of December 31, 2003. The actual number of STATS ADSs to be issued will be determined based upon the actual number of shares of ChipPAC Class A common stock outstanding at the effective time of the merger. The average market price per STATS ADS of $12.402 is based upon an average of the closing prices for a range of trading days (February 8 through 12, 2004) around February 10, 2004, the date on which the proposed merger was announced. Based upon the total number of shares of ChipPAC Class A common stock subject to outstanding ChipPAC options as of December 31, 2003, STATS would issue, in connection with the merger, STATS substitute options to acquire approximately 64.74 million STATS ordinary shares at a weighted average exercise price of $0.44 per STATS ordinary share. The actual number of STATS ordinary shares that would be subject to STATS substitute options that will be issued in connection with the merger would be based upon the actual number of shares of ChipPAC Class A common stock subject to outstanding ChipPAC options at the effective time of merger.

The fair values of STATS substitute options, both vested and unvested, were determined using a Black-Scholes valuation model with the following assumptions: no dividend yield; an expected volatility of 69.83%, and a risk-free interest rate of 3.25%. The model assumed an expected life of 7 years for vested and unvested options. Based upon the total number of shares of ChipPAC Class A common stock subject to outstanding ChipPAC options as of December 31, 2003, STATS would issue, in connection with the merger, STATS substitute options to acquire approximately 64.74 million STATS ordinary shares at a weighted average exercise price of $0.44 per STATS ordinary share. The actual number of STATS ordinary shares that would be subject to STATS substitute options that will be issued in connection with the merger would be based upon the actual number of shares of ChipPAC Class A common stock subject to outstanding ChipPAC options at the effective time of merger.

The estimated total purchase price of the ChipPAC acquisition is as follows (in thousands):

Value of STATS ADSs issued	$1,049,179
Value of STATS substitute options	64,884

Total value of STATS securities	1,114,063
Estimated direct transaction costs	12,391

Total estimated purchase price	$1,126,454

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to ChipPAC’s net tangible and identifiable intangible assets based on their estimated fair values as of the date of the consummation of the merger. Based upon management’s estimates, which are based in part on the preliminary results of an independent valuation, and subject to material changes upon receipt of a final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements on page      of this document, the preliminary estimated purchase price is allocated as follows (in thousands):

Current and other assets	$166,204
Property, plant and equipment	316,000
Current liabilities	(96,975)
Long-term debts	(412,355)
Other long-term liabilities	(15,439)

Net liabilities	(42,565)
Amortizable intangible assets:
Tradenames	14,000
Technology and intellectual property	26,900
Customer relationships	89,300
Unearned compensation on unvested options	10,131
Goodwill	1,028,688

$1,126,454

Of the total estimated purchase price, a preliminary estimate of $42.57 million has been allocated to net liabilities assumed and approximately $130.20 million has been allocated to amortizable identifiable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statements of operations.

The combined company expects to amortize the fair value of the ChipPAC tradename on a straight-line basis over an average estimated life of 7 years.

Technology and intellectual property relates to ChipPAC’s technology for Ball Grid Array, Leadframe and Chip Scale Package. The combined company expects to amortize the fair value of these assets on a straight-line basis over an average estimated life of 10 years.

Customer relationships represent those customers with which ChipPAC has current sales relationships. The combined company expects to amortize the fair value of these assets on a straight-line basis over an average estimated life of 3 years.

Of the total estimated purchase price, approximately $1,028.69 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and identifiable intangible assets.

In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for an amount of the impairment during the fiscal quarter in which the determination is made.

The unaudited pro forma condensed combined consolidated financial statements reflects how the merger might have affected STATS’ historical financial statements had the merger been consummated at an earlier time.

The pro forma adjustments related to the unaudited pro forma condensed combined consolidated statement of operations assume the merger was consummated as of January 1, 2003. The pro forma adjustments related to the unaudited pro forma combined condensed consolidated balance sheet assume the merger was consummated as of December 31, 2003. The assumptions involved in the pro forma adjustments to the unaudited pro forma condensed combined consolidated financial statements are explained in Note 2, below.

Note 2    Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to net tangible and intangible assets acquired and liabilities assumed to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets, to reflect the impact on interest expense of the amortization of the fair value adjustment to long-term debt and to reflect the income tax effect related to the pro forma adjustments.

No pro forma adjustments were required to conform ChipPAC’s accounting policies to STATS’ accounting policies. Certain reclassifications have been made to conform ChipPAC’s historical amounts to STATS’ presentation.

The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had STATS and ChipPAC filed consolidated income tax returns during the periods presented.

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

a)	To recognize amortization of identified intangible assets arising from the merger over their estimated useful lives, net of the elimination of intangible asset amortization expense included in the historical ChipPAC’s results.

To record depreciation of property, plant and equipment based on their preliminary estimated fair value and eliminate the depreciation charge included in the historical ChipPAC’s results.

To reflect amortization of acquired intangible assets at a preliminary estimate of fair value	$34,457
To eliminate ChipPAC’s historical amortization of intangible assets	(5,747)

28,710

To reflect depreciation of acquired property, plant and equipment at a preliminary estimate of fair value	52,364
To eliminate ChipPAC’s historical depreciation of property, plant and equipment	(64,343)

(11,979)

$16,731

b)	To record stock compensation charges related to unvested options assumed. The preliminary estimate is based on the intrinsic value of these options on December 31, 2003 for options outstanding on December 31, 2003. The unearned compensation related to the unvested options is being amortized over the remaining estimated graded vesting period.

c)	To reflect the amortization of the premium on assumed long-term debt resulting from recording this debt at fair value using the interest method.

d)	To record the deferred tax charge resulting from the pro forma adjustments related to depreciation expense.

e)	To record the preliminary estimate of the fair value of ChipPAC’s property, plant and equipment:

	Historical amount	Fair value	Increase (Decrease)
Land rights	$9,966	$9,950	$(16)
Building and improvements	47,704	58,250	10,546
Equipment	345,883	247,800	(98,083)

	$403,553	$316,000	$(87,553)

f)	To eliminate ChipPAC’s historical intangible assets and related accumulated amortization and to record preliminary estimate of intangible assets:

	Historical amount	Fair value	Increase (Decrease)
Technology and intellectual property	$9,574	$26,900	$17,326
Tradenames	—	14,000	14,000
Customer relationships	—	89,300	89,300

	$9,574	$130,200	$120,626

g)	To record the preliminary estimate of goodwill.

h)	To record estimated direct transaction costs.

i)	To reflect ChipPAC’s debts at the preliminary estimate of their fair values and to recognize the intrinsic value of the beneficial conversion feature:

To reflect ChipPAC’s debts at the preliminary estimate of fair value
Based on quotes from brokers for $165 million 12.75% senior subordinated notes and $150 million 2.5% convertible subordinated notes	$358,800
Based on estimated fair value of non-traded $50 million 8% convertible subordinated notes	53,555

412,355
To eliminate ChipPAC’s historical debts	(365,000)
To recognize intrinsic value of the beneficial conversion feature of the $150 million 2.5% convertible subordinated notes	(17,482)

$29,873

j)	To record the deferred tax adjustment relating to pro forma adjustments to property, plant and equipment.

k)	To adjust shareholders’ equity:

To reflect the value of STATS ordinary shares to be issued and the fair value of STATS substitute options	$1,114,063
To reflect the intrinsic value of the unvested ChipPAC options to be substituted in the transaction	(10,131)
To eliminate ChipPAC’s historical stockholders’ equity	(95,043)
To recognize intrinsic value of beneficial conversion feature of the $150 million 2.5% convertible subordinated notes	17,482

$1,026,371

Note 3    Pro Forma Earnings Per STATS Ordinary Share and Per STATS ADSs

The pro forma basic and diluted earnings per STATS ordinary share and earnings per STATS ADS are based on the weighted average number of shares of STATS ordinary shares and STATS ADSs outstanding during each period and weighted average number of ChipPAC Class A common stock outstanding during each period multiplied by the exchange ratio. The substitution of ChipPAC options with STATS substitute options is not reflected in pro forma earnings because the effect would be antidilutive.

Note 4    Liabilities under the ChipPAC, Inc. Employee Retention and Severance Plan

Certain employees of ChipPAC will receive payments under the ChipPAC employee retention plan. The unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities relating to the retention of the employees. The estimated liabilities assumed of $1.23 million to be incurred in the first year of the merger will be recorded upon completion of the merger.

STOCKHOLDER PROPOSALS

If the merger is not completed, ChipPAC will hold a 2004 Annual Meeting of Stockholders. If this meeting is held, the ChipPAC board of directors will consider proposals of stockholders intended to be presented for action at the annual meeting of stockholders. A stockholder proposal must be submitted in writing and be received at ChipPAC’s principal executive offices, 47400 Kato Road, Fremont, California 94538, Attn: Secretary. ChipPAC will announce the deadline for stockholders to submit proposals a reasonable period of time preceding the mailing of this document. In the event the merger is completed, there will not be an annual meeting of ChipPAC’s stockholders.

LEGAL MATTERS

The validity of the STATS ADSs to be issued in connection with the merger and the underlying STATS ordinary shares will be passed upon for STATS by Allen & Gledhill. In addition, Shearman & Sterling LLP will pass upon certain United States federal income tax consequences of the merger to ChipPAC stockholders. Kirkland & Ellis LLP will pass upon certain United States federal income tax consequences of the merger to ChipPAC stockholders.

EXPERTS

The consolidated financial statements of STATS as of December 31, 2002 and 2003, and for the years ended December 31, 2001, 2002 and 2003, have been incorporated by reference herein in reliance upon the report of KPMG, independent accountants, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements incorporated in this document by reference to the Annual Report on Form 10-K of ChipPAC, Inc. for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

DOCUMENTS INCORPORATED BY REFERENCE

This document incorporates other documents by reference that are not presented in or delivered with this document. The SEC allows STATS and ChipPAC to “incorporate by reference” the information that each company files with it, which means that STATS and ChipPAC can disclose important information to you by referring you to those documents. The documents contain important information about STATS and ChipPAC and their respective finances.

All documents filed by STATS and ChipPAC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and before the date of the STATS extraordinary general meeting and the ChipPAC special meeting are incorporated by reference into and to be a part of this document from the date of filing of these documents.

You should rely only on the information contained in this document or that STATS or ChipPAC has referred to you. STATS and ChipPAC have not authorized anyone to provide you with information that is different.

The following documents, which were filed by STATS with the SEC, are incorporated by reference into this document:

•	STATS’ annual report on Form 20-F for the fiscal year ended December 31, 2003; and

•	STATS’ current reports on Form 6–K dated March 23, 2004.

The following documents, which were filed by ChipPAC with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	ChipPAC’s annual report on Form 10-K for the fiscal year ended December 31, 2003; and

•	ChipPAC’s current reports on Form 8-K dated March 25, 2004.

Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this document are available from STATS or ChipPAC upon request. We will provide to you a copy of any and all of the information that is incorporated by reference into this document (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this document), without charge, upon written or oral request. You should make any request for documents by April     , 2004 to ensure timely delivery of the documents.

Requests for documents relating to STATS should be directed to:	Requests for documents relating to ChipPAC should be directed to:
ST Assembly Test Services Ltd 10 Ang Mo Kio Street 65 #05-17/20 Techpoint Singapore 569059 (65) 6824-7705	ChipPAC, Inc. 47400 Kato Road Fremont, California 94538 (646) 536-7007

STATS and ChipPAC each file reports, proxy statements and other information with the SEC. Copies of their respective reports, proxy statements and other information may be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

Reports, proxy statements and other information concerning STATS and ChipPAC may also be inspected at: The National Association of Securities Dealers, 1735 K Street N.W., Washington, D.C. 20006.

Information on STATS’ web sites

Information on any STATS Internet web site or the web site of any subsidiary of STATS is not part of this document and you should not rely on that information in deciding whether to approve the share issuance, unless that information is also in this document or in a document that is incorporated by reference in this document.

Information on ChipPAC’s web sites

Information on any ChipPAC Internet web site or the web site of any subsidiary of ChipPAC is not part of this document and you should not rely on that information in deciding whether to approve the merger, unless that information is also in this document or in a document that is incorporated by reference in this document.

This document is dated                     , 2004. You should not assume that the information contained in this document is accurate as of any date other than                     , 2004, and neither the mailing of the document to ChipPAC stockholders nor the issuance of STATS ADSs in the merger shall create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, STATS ADSs or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this document nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth in this document or in its affairs since the date of this document. The information contained in this document with respect to ChipPAC and its subsidiaries was provided by ChipPAC. The information contained in this document with respect to STATS and its subsidiaries was provided by STATS.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

ST ASSEMBLY TEST SERVICES LTD,

CAMELOT MERGER, INC.

and

CHIPPAC, INC.

Dated as of February 10, 2004

i

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of February 10, 2004 (this “Agreement”), among ST ASSEMBLY TEST SERVICES LTD, a Singapore public company limited by shares (“Parent”), CAMELOT MERGER, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and CHIPPAC, INC., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (ii) has resolved to recommend the approval and adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its shareholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has resolved to recommend that the shareholders of Parent vote to approve (A) the issuance of ordinary shares, par value S$0.25 per share, of Parent (“Parent Ordinary Shares”) underlying the Parent ADSs (as defined in Section 9.03(a)) that will be issued to the stockholders of the Company pursuant to the terms of the Merger, (B) the issuance of the Substitute Options (as defined in Section 2.04) as set forth in Section 2.04 and the issuance of Parent Ordinary Shares underlying the Parent ADSs to be issued upon exercise of the Substitute Options, (C) the assumption of certain obligations under the Company Convertible Subordinated Notes (as defined below), the entry into any agreements in connection with such assumption and the issuance of Parent Ordinary Shares underlying the Parent ADSs to be issued upon conversion of the Company Convertible Subordinated Notes (the matters in clauses (A), (B) and (C) being referred together as the “Share Issuance”), (D) the change of the corporate name of Parent as provided in Section 6.14(c) (the “Parent Name Change”), (E) the adoption of the New Stock Option Plans (as defined in Section 2.04 (a)) (the “New Stock Option Plans Adoption”), and (F) the appointment of the Company Designated Directors (as defined in Section 6.14) as set forth in Section 6.14(a)(iii) (the “Parent Board Appointments”);

WHEREAS, as a condition and inducement to Parent entering into this Agreement, concurrently with the execution and delivery of this Agreement, Parent, the members of the Bain Group (as defined in Section 9.03(a)), the members of the CVC Group (as defined in Section 9.03(a)) and certain other stockholders of the Company have entered into Voting Agreements, dated as of the date hereof (the “Company Stockholder Voting Agreements”), providing that, among other things, such stockholders will vote their shares of capital stock of the Company, in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, as a condition and inducement to the Company entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Company, Singapore Technologies Semiconductors Pte Ltd and certain other shareholders of Parent have entered into Voting Agreements, dated as of the date hereof (the “Parent Shareholder Voting Agreements”, and together with the Company Stockholder Voting Agreements, the “Voting Agreements”), providing that, among other things, such shareholders will vote their Parent Ordinary Shares in favor of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments;

WHEREAS, as a condition and inducement to Parent entering into this Agreement, concurrently with the execution and delivery of this Agreement, Parent is entering into employment agreements with certain executives of the Company (the “Employment Agreements”); and

WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and it is intended that Eligible Company Stockholders (as defined in Section 9.03(a)) will not recognize gain with respect to the Merger under the provisions of Section 367(a) of the Code (except with respect to any cash received in lieu of fractional interests).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in any case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Shearman & Sterling LLP, 6 Battery Road, #25-03, Singapore 04 9909, with a meeting to be held simultaneously at the offices of Shearman & Sterling LLP, 555 California Street, Suite 2000, San Francisco, California 94104, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.04. Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is STATS ChipPAC, Inc.”

(b) At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) each share of class A common stock, par value $0.01 per share, of the Company (“Company Class A Common Stock”) (all shares of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time being hereinafter collectively referred to as the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 2.01(b)) shall be canceled and shall be converted automatically, subject to Section 2.02, into the right to receive 0.87 (the “Exchange Ratio”) Parent ADSs. The Parent ADSs may be evidenced by one or more Parent ADRs (as defined in Section 9.03(a)) issued in accordance with the Parent Deposit Agreement (as defined in Section 9.03(a)). The Parent ADSs to be issued upon conversion of Company Shares pursuant to this Section 2.01(a) and any cash to be paid in lieu of fractional Parent ADSs as contemplated in Section 2.02(e) are referred to collectively as “Merger Consideration”. Such Parent ADSs and the underlying Parent Ordinary Shares shall be in the same class and of the same ranking as currently outstanding Parent ADSs and Parent Ordinary Shares;

(b) each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time (collectively, the “Excluded Company Shares”) shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. (i) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company as exchange agent (the “Exchange Agent”) for the purpose of accepting Certificates (as defined below) to be surrendered by holders of Company Shares in exchange for the Merger Consideration. Promptly after the Effective Time, the Surviving Corporation will mail, or shall cause the Exchange Agent to mail, to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (A) a letter of transmittal, which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Company Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (B) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal.

(ii) At the Effective Time, Parent shall issue to and deposit with the Depositary, for the benefit of the holders of Company Shares converted into the right to receive Parent ADSs in accordance with Section 2.01(a), Parent Ordinary Shares in an amount sufficient to permit the Depositary to issue Parent ADRs representing the number of Parent ADSs issuable pursuant to Section 2.01(a). Parent shall cause the Depositary to issue, upon the instructions of the Exchange Agent, for the benefit of the holders of Company Shares converted into the right to receive Parent ADSs in accordance with Section 2.01(a), through the Exchange Agent, Parent ADRs representing the number of Parent ADSs issuable pursuant to Section 2.01(a).

(b) Exchange Procedures. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and covering the Company Shares represented by such Certificate, and such other documents as may be required pursuant to the instructions to the letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (i) the number of whole Parent ADSs (excluding any fractional interest in Parent ADSs) to which such holder is entitled in respect of such Company Shares pursuant to Section 2.01(a), and (ii) a check in the amount (after giving effect to any required Tax withholdings) equal to (A) any cash in lieu of fractional interests in Parent ADSs to which such holder is entitled pursuant to Section 2.02(e) and (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, certificates representing, in the aggregate, the proper number of Parent ADSs and a check in the amount equal to any cash in lieu of any fractional interest in Parent ADSs to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, properly endorsed and otherwise in proper form for transfer, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Parent ADSs, cash in lieu of any fractional interest in Parent ADSs to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent ADSs represented thereby, and no cash payment in lieu of any fractional interest in Parent ADSs shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.05(a)), following surrender of any such Certificate, there shall be paid to the holder of whole Parent ADSs issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional interest in Parent ADSs to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent ADSs, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent ADSs.

(d) No Further Rights in Company Shares. All Parent ADSs issued upon conversion of the Company Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

(e) No Fractional ADSs. (i) No certificates or scrip representing fractional interests in Parent ADSs shall be issued upon the surrender for exchange of Certificates, and such fractional interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent or a holder of Parent ADRs or Parent ADSs.

(ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole Parent Ordinary Shares delivered to the Depositary by Parent pursuant to Section 2.02(a)(ii) over (B) the aggregate number of whole Parent Ordinary Shares represented by the Parent ADSs to be distributed to holders of Company Shares pursuant to Section 2.02(b) (such excess, as issued as Parent ADSs by the Depositary to the Exchange Agent, the “Excess ADSs”). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Company Shares, who, but for the provisions of the Section 2.03(e), would be entitled to fractional interests in Parent ADSs, shall sell the Excess ADSs on the Nasdaq National Market (“Nasdaq”), all in the manner provided in clause (iii) of this Section 2.02(e).

(iii) The sale of the Excess ADSs by the Exchange Agent shall be executed on Nasdaq through one or more member firms of the National Association of Securities Dealers, Inc. (the “NASD”). Until the gross proceeds of such sale or sales have been distributed to the holders of Company Shares who are entitled to receive such proceeds, the Exchange Agent will hold such proceeds in trust for the holders of Company Shares (the “Company Shares Trust”). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess ADSs. The Exchange Agent shall determine the portion of the Company Shares Trust to which each holder of Company Shares shall be entitled, if any, by multiplying the amount of the aggregate gross proceeds comprising the Company Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Shares is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Shares are entitled.

(iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to the holders of Company Shares in lieu of any fractional interest in Parent ADSs and subject to Section 2.02(i), the Exchange Agent shall make available such amounts to such holders of Company Shares.

(f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Ordinary Shares, Parent ADSs or Company Class A Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent ADSs, Parent Ordinary Shares or Company Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g) Termination of Exchanges. Any Parent ADSs issuable or deliverable in respect of Certificates pursuant to this Article II and any cash in lieu of fractional interests in Parent ADSs payable pursuant to Section 2.02(e), plus any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.02(c), that remains unclaimed by any holders of Certificates six months after the Effective Time shall be held by or on behalf of the Depositary, subject to the instruction of Parent, in an account or accounts in Singapore designated for such purpose and on behalf of such holders of Certificates. Any cash remaining unclaimed by holders of Certificates or Company Shares three years after the Effective Time (or such earlier date immediately prior to such time as such cash would otherwise escheat to or become property of any Governmental Authority or as is otherwise provided by applicable Law) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation or Parent, as Parent may determine, free and clear of any claims or interest of any person previously entitled thereto.

(h) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Company Shares for any such Company Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent ADSs, any cash in lieu of fractional interests in Parent ADSs to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into Parent Ordinary Shares or Parent ADSs, any cash in lieu of fractional interests in Parent Ordinary Shares or Parent ADSs to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

SECTION 2.04. Company Stock Options. (a) At the Effective Time, Parent shall issue Substitute Options (as defined below) in accordance with this Section 2.04 to all holders of options to purchase shares of Company Class A Common Stock (the “Company Stock Options”) outstanding, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under the Company 1999 Stock Purchase and Option Plan and the Company 2000 Equity Incentive Plan (collectively, the “Company Stock Option Plans”). Parent shall issue the Substitute Options under the terms of the new stock option plans to be adopted by Parent at the Parent Shareholders’ Meeting (the “New Stock Option Plans”) to replace each of the Company Stock Option Plans. The terms and conditions of the New Stock Option Plans shall be substantially similar in all material respects with the terms and conditions of each of the Company Stock Option Plans, provided that the New Stock Option Plans shall differ from the terms and conditions of the Company Stock Option Plans to the extent necessary to comply with Singapore Law. The Company shall use reasonable efforts to take all necessary action, including obtaining the consent of any holder of Company Stock Options, to implement the substitution of the Company Stock Options with Substitute Options pursuant to the terms of the New Stock Option Plans and in accordance with this Section 2.04; provided, however, that any Company Stock Option that is not substituted with a Substitute Option because the Company Stock Option holder rejects the Substitute Option shall terminate as of the Effective Time. At the Effective Time, (a) each Company Stock Option shall be substituted by Parent with Substitute Options in such manner that Parent (A) is a corporation “issuing a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code and the regulations thereunder or (B), to the extent that Section 424 of the Code does not apply to any such Company Stock Option, would be such a corporation were Section 424 of the Code to apply to such Company Stock Option, and (b) each Substitute Option shall entitle its holder to acquire, on substantially the same terms and conditions as were applicable to the Company Stock Option for which the Substitute Option was substituted, (A) a number of Parent Ordinary Shares equal to the product (rounded down to the nearest whole Parent Ordinary Share) of (1) the number of shares of Company Class A Common Stock that were issuable upon exercise of the related Company Stock Option immediately prior to the Effective Time multiplied by (2) the Option Exchange Ratio (which shall be the number equal to the product of the Exchange Ratio multiplied by 10), and (B) the per share exercise price of each Substitute Option shall be equal to the quotient (rounded up to the nearest cent) arrived at by dividing (1) the per share exercise price of each related Company Stock Option by (2) the Option Exchange Ratio (each, a “Substitute Option”); provided, however, that, upon exercise of a Substitute Option, the holder thereof shall have the right to elect to receive Parent ADSs rather than Parent Ordinary Shares and, upon such election, the holder shall receive a number of Parent ADSs equal to the number of Parent Ordinary Shares subject to the Substitute Option divided by ten (rounded down to the nearest whole Parent ADS).

(b) Subject to the approval of the shareholders of Parent, Parent shall take all corporate action necessary to make available for issuance a sufficient number of Parent Ordinary Shares to be issued upon exercise of the Substitute Options granted in accordance with this Section 2.04.

(c) As soon as practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Substitute Option an appropriate notice setting forth such holder’s rights pursuant thereto. Parent shall ensure, to the extent required by, and subject to the provisions of, the Company Stock Option Plans, that Company Stock Options that qualified as incentive stock options under Section 422 of the Code prior to the Effective Time shall be substituted by Substitute Options that qualify as incentive stock options under Section

422 of the Code after the Effective Time. As soon as practicable after the Effective Time, the Parent Ordinary Shares subject to Substitute Options shall be covered by an effective registration statement on Form S-8 and Form F-6 (or any successor form) or another appropriate form, and Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding. In addition, Parent shall use reasonable best efforts to cause the Parent Ordinary Shares subject to the Substitute Options or underlying any Parent ADSs to be issued upon exercise of the Substitute Options to be listed on the Singapore Exchange Securities Trading Limited (the “SGX-ST”), and to cause any Parent ADSs to be issued upon exercise of the Substitute Options to be quoted on Nasdaq.

(d) On or after the date of this Agreement and prior to the Effective Time, each of Parent and the Company shall take all necessary action such that, with respect to each member of the Company Board and each employee of the Company that is subject to Section 16 of the Exchange Act, the acquisition by such person of Parent Ordinary Shares, Parent ADSs or Substitute Options in the Merger and the disposition by any such person of Parent Ordinary Shares, Parent ADSs or Company Stock Options pursuant to the transactions contemplated by this Agreement shall be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

SECTION 2.05. Employee Stock Purchase Plan. With respect to the Company’s Employee Stock Purchase Plan (the “Purchase Plan”), the purchase period currently in progress shall be shortened by setting a new purchase date in accordance with paragraph 2 of Section 18 of the Purchase Plan (the “New Purchase Date”). The Purchase Plan shall terminate immediately following the purchase of shares of Company Class A Common Stock on the New Purchase Date.

SECTION 2.06. No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Company Class A Common Stock in connection with the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (which Company Disclosure Schedule shall be arranged in sections corresponding to the sections of this Article III, and any information disclosed in any such section of the Company Disclosure Schedule shall be deemed to be disclosed only for purposes of the corresponding section of this Article III, unless it is reasonably apparent that the disclosure contained in such section of the Company Disclosure Schedule applies to other representations and warranties contained in this Article III), the Company hereby represents and warrants to Parent that:

SECTION 3.01. Corporate Organization. (a) Each of the Company and each subsidiary of the Company (each a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Merger or any of the transactions contemplated by this Agreement or the Voting Agreements (collectively, the “Transactions”) or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect (as defined in Section 9.03(a)). The Company and each Company Subsidiary is duly qualified or licensed to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02. Certificate of Incorporation and By-laws. The Company has made available to Parent or its counsel a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents, except where such violations could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 3.03. Capitalization. (a) The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Class A Common Stock, (ii) 250,000,000 shares of class B common stock, par value $0.01 per share, of the Company (“Company Class B Common Stock”, and together with the Company Class A Common Stock, the “Company Common Stock”), and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which 10,000 shares have been designated Class A Convertible Preferred Stock, 105,000 shares have been designated Class B Preferred Stock, 8,750 shares have been designated Class C-1 Preferred Stock and 8,750 shares have been designated Class C-2 Preferred Stock. As of January 30, 2004, (i) 97,303,421 shares of Company Class A Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares of Company Class A Common Stock were held in the treasury of the Company, (iii) no shares of Company Class A Common Stock were held by subsidiaries of the Company, (iv) 14,978,196 shares of Company Class A Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options and other purchase rights (the “Company Stock Awards”) granted pursuant to the Company Stock Option Plans and the Purchase Plan, (v) 5,020,080 shares of Company Class A Common Stock were reserved for future issuance upon conversion of the 8% Convertible Subordinated Notes due June 15, 2011 of the Company (the “8% Convertible Notes”) and (vi) 18,605,805 shares of Company Class A Common Stock were reserved for future issuance upon conversion of the 2.50% Convertible Subordinated Notes due June 1, 2008 of the Company (the “2.50% Convertible Notes”, and together with the 8% Convertible Notes, the “Company Convertible Subordinated Notes”). As of the date of this Agreement, no shares of Company Class B Common Stock or Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.03 or the Company Voting Agreements, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. The Company has not adopted, approved or entered into, or proposed to adopt, approve or enter into, any stockholder “rights plan”, “poison pill” plan or comparable plan or arrangement. Except for the Company Convertible Subordinated Notes, there are no bonds, debentures, notes or other indebtedness of the Company having the right (or convertible into, or exchangeable for, securities having the right) to vote on any matter on which holders of shares of Company Common Stock may vote. Section 3.03(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the date of this Agreement: (i) the name of the Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted; (iii) the number of shares of Company Class A Common Stock subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Award expires; and (viii) whether the exercisability of or right to repurchase of such Company Stock Award will be accelerated in any way by the Transactions, and indicates the extent of acceleration. The Company has made available to Parent or its counsel accurate and complete copies of all Company Plans pursuant to which the Company has granted the Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. There are no shares of Company Class A Common Stock outstanding that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Merger. All outstanding shares of Company Class A Common Stock, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, rules and regulations and (ii) all requirements set forth in applicable contracts.

(b) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except for directors’ qualifying shares required under applicable Law, each such share is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 3.04. Authority Relative to This Agreement. Subject to the approval and adoption of this Agreement by the Company’s stockholders, the Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Class A Common Stock, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Company Board has approved this Agreement, the Voting Agreements and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger or any of the Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Sections 3.04 and 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require the Company to obtain any consent, approval, authorization or permit of, or to file with or to notify, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state securities or “blue sky” laws (“Blue Sky Laws”), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the filing and recordation of appropriate merger documents as required by the DGCL and the relevant authorities of other jurisdictions in which the Company is qualified to do business, (iv) the filing of appropriate documents with the IRS in connection with the Private Letter Ruling (as defined below) contemplated by Section 6.10(d), and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 3.06. Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the

Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since August 8, 2000 (as such documents have been amended prior to the date hereof, collectively, the “Company SEC Reports”). As of their respective dates, the Company SEC Reports (i) complied in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except that the unaudited interim financial statements may not contain footnotes and as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at September 30, 2003, including the notes thereto, neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business and in a manner consistent with past practice since September 30, 2003 which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has made available to Parent or its counsel all comment letters received by the Company from the SEC or the staff thereof since January 1, 2000 and all responses to such comment letters filed by or on behalf of the Company.

(e) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.

(f) The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g) Since January 1, 2000, neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any written or formal complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Since January 1, 2000, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act of 2002.

(h) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

SECTION 3.08. Absence of Certain Changes or Events. Since September 30, 2003, except as contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, (b) there has not been any event, circumstance, change or effect that, individually or in the aggregate, has had, constitutes or could reasonably be expected to have, a Company Material Adverse Effect, and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.01.

SECTION 3.09. Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority that (a) individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of any of the Transactions. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that could reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 3.10. Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and whether or not subject to the requirements of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance and other material benefit plans, programs or arrangements, and all employment, termination, severance and other material similar contracts or agreements (including, without limitation, any such contracts or agreements relating to a sale of the Company or any Company Subsidiary or the consummation of any Transaction) to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any material obligation or liability or that are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated and (iii) any employee benefit plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA (collectively, the “Company Plans”).

(b) With respect to each Company Plan that is subject to United States Law (a “U.S. Company Plan”), the Company has made available to Parent or its counsel a true and complete copy of (i) each U.S. Company Plan document, (ii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, if any, relating to such U.S. Company Plan, (iii) the most recent summary plan description for each U.S. Company Plan for which a summary plan description is required by applicable Law, (iv) the most recently received determination letter, if any, issued by the IRS with respect to any U.S. Company Plan that is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report or financial statement, if any, relating to a U.S. Company Plan. With respect to each Company Plan that is not subject to United States Law (a “Non-U.S. Company Plan”), the Company has made available to Parent or its counsel a true and complete copy of each Non-U.S. Company Plan document and each material document, if any, prepared in connection with each Non-U.S. Company Plan.

(c) None of the Company, any Company Subsidiary or any Company ERISA Affiliate maintains, contributes to or has any liability with respect to a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which liability under Section 4063 or 4064 of ERISA could be incurred (a “Multiple Employer Plan”). Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, none of the U.S. Company Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction or (iii) obligates the Company or any Company Subsidiary to make any payment or provide any benefit as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the U.S. Company Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by applicable Law. The Company, each Company Subsidiary and each Company ERISA Affiliate have complied in all material respects with the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law (“COBRA”).

(d) Each U.S. Company Plan has been maintained, funded and administered in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any U.S. Company Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any U.S. Company Plan (other than claims for benefits in the ordinary course) that could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(e) Each U.S. Company Plan that is intended to be qualified under Section 401(a) of the Code has timely applied for or received a favorable determination letter from the IRS covering all of the provisions applicable to the U.S. Company Plan for which determination letters are currently available that the U.S. Company Plan is so qualified or may rely on an opinion or advisory letter issued to a master or prototype or volume submitter provider with respect to the tax-qualified status of such U.S. Company Plan.

(f) Except for matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any U.S. Company Plan. None of the Company, any Company Subsidiary or any Company ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.

(g) With respect to each Non-U.S. Company Plan:

(i) each Non-U.S. Company Plan has been maintained and administered in compliance with all applicable Laws, except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

(ii) all employer and employee contributions to each Non-U.S. Company Plan required by Law or by the terms of such Non-U.S. Company Plan have been made, or, if applicable, accrued in accordance with the standard accounting practices applicable in the local jurisdiction, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

(iii) the fair market value of the assets of each funded Non-U.S. Company Plan, the liability of each insurer for any Non-U.S. Company Plan funded through insurance or the book reserve established for any Non-U.S. Company Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Company Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; provided that a Non-U.S. Company Plan that is maintained solely pursuant to applicable foreign Law and sponsored by a Governmental Authority shall not be subject to this paragraph;

(iv) each Non-U.S. Company Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, except as could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each Non-U.S. Company Plan is now and always has been operated in compliance with all applicable non-United States Laws;

(v) none of the grants, subsidies, concessions and/or allowances that have been received by the Company or any Company Subsidiary from any Governmental Authority are liable to be repaid or revoked in whole or in part as a result of the entry into or the completion of this Agreement or the Transactions;

(vi) all deductions and payments required to be made by the Company or any Company Subsidiary in respect of Central Provident Fund or Central Provident Scheme contributions (including employer’s contributions) in relation to the remuneration of its employees to any relevant competent authority have been so made; and

(vii) except as set forth in Section 3.10(g)(vii) of the Company Disclosure Schedule, none of the Non-U.S. Company Plans (A) provides for the payment of material separation, severance, termination or similar-type benefits to any person, (B) obligates the Company or any Company Subsidiary to pay material separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction, or (C) obligates the Company or any Company Subsidiary to make any material payment or provide any material benefit as a result of a change in control under applicable Law. None of the Non-U.S. Company Plans provides for or promises material retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by applicable Law.

SECTION 3.11. Labor and Employment Matters. (a) Except as set forth in Section 3.11 of the Company Disclosure Schedule or as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees;

(ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees;

(iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and

(iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

The consent of the labor unions that are a party to the collective bargaining agreements listed in Section 3.11 of the Company Disclosure Schedule is not required to consummate the Transactions.

(b) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(i) the Company and the Company Subsidiaries are in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

(ii) the Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Company Subsidiary;

(iii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices;

(iv) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company; and

(v) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or employ any person.

SECTION 3.12. Real Property; Title to Assets. (a) Section 3.12(a) of the Company Disclosure Schedule lists each parcel of real property currently owned by the Company or any Company Subsidiary or owned by the Company and any Company Subsidiary after January 1, 1999. Each parcel of real property owned by the Company or any Company Subsidiary (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than Permitted Liens (as defined in Section 9.03(a)), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(b) Section 3.12(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Company Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Company Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Company Lease Documents”). True, correct and complete copies of all Company Lease Documents have been made available to Parent or its counsel. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such lease or sublease.

(c) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect: (i) there are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used; and (ii) there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary.

(d) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens.

SECTION 3.13. Intellectual Property. (a) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(i) to the knowledge of the Company, the Company and the Company Subsidiaries own or are licensed to use all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted;

(ii) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party;

(iii) there are no claims or suits pending or, to the knowledge of the Company and except as set forth in Section 3.13(a)(iii) of the Company Disclosure Schedule, threatened against the Company or any Company Subsidiary (A) alleging that the conduct of the business of the Company or any Company Subsidiary as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any item of Intellectual Property owned by the Company or a Company Subsidiary (“Company Owned Intellectual Property”);

(iv) with respect to the Company Owned Intellectual Property, the Company or a Company Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property, free and clear of all liens, encumbrances and other restrictions, and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business;

(v) there are no settlements, forbearances to sue, consents, judgments, orders or similar obligations which (A) restrict the business of the Company or any Company Subsidiary in or under any Intellectual Property rights of any third party; or (B) permit any third party to use any Company Owned Intellectual Property;

(vi) Section 3.13(a)(vi) of the Company Disclosure Schedule sets forth each item of material Intellectual Property licensed to the Company or a Company Subsidiary (“Company Licensed Intellectual Property”), and the Company or a Company Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property and the Company and the Company Subsidiaries have used such Company Licensed Intellectual Property in accordance with the terms of such license agreement;

(vii) to the knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part;

(viii) to the knowledge of the Company, no person is engaging in any activity that infringes upon or misappropriates the Company Owned Intellectual Property;

(ix) to the knowledge of the Company, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect;

(x) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and

(xi) neither the execution of this Agreement nor the consummation of any Transaction will adversely affect any of the Company’s or Company Subsidiaries’ rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and Company Subsidiaries have taken commercially reasonable actions to protect each item of Company Owned Intellectual Property. The Company and Company Subsidiaries have policies of (i) obtaining assignments from all technical employees and consultants, who are involved in any way in the research, development or invention of technology, of all of their rights in the technology created by them within the scope of their employment during such employment and (ii) requiring all directors who are involved in an executive capacity with the Company or a Company Subsidiary, officers, management employees, and technical and professional employees of the Company and Company Subsidiaries to enter into written agreements with the Company or Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment. The Company and Company Subsidiaries enforce the foregoing policies in a manner consistent with industry standard practices and neither the Company nor the Company Subsidiaries are aware of any violations of the foregoing policies.

(c) The Company or any Company Subsidiary has not agreed to indemnify any third party for or against any infringement or misappropriation with respect to any third party Intellectual Property other than in the ordinary course of business.

(d) The consummation of the Transactions will not result in the Company or any Company Subsidiary being bound by any non-compete or other restriction on the operation of any business of the Company or any Company Subsidiary, or in the grant by the Company or any Company Subsidiary of any rights or licenses to any Company Owned Intellectual Property.

(e) The Company or any Company Subsidiary has not licensed any Company Owned Intellectual Property to any third party other than in the ordinary course of business.

SECTION 3.14. Taxes. The Company and the Company Subsidiaries have filed all material Tax Returns (as defined in Section 9.03(a)) required to be filed by them and have paid and discharged all material Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All Tax Returns are true, accurate and complete in all material respects. Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert, against the Company or any Company Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at September 30, 2003 are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. There are no Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (determined without the application of Section 367 of the Code) or the exchange by Eligible Company Stockholders of Company Shares for Parent ADSs pursuant to the Merger from satisfying the requirements of Section 1.367(a)-3(c) of the Income Tax Regulations (the “Regulations”) other than subsection (3)(C) thereof. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (determined without the application of Section 367 of the Code) or the by Eligible Company Stockholders of Company Shares for Parent ADSs pursuant to the Merger from satisfying the requirements of Section 1.367(a)-3(c) of the Regulations other than subsection (3)(C) thereof.

SECTION 3.15. Environmental Matters. Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) neither the Company nor any Company Subsidiary has violated or is in violation of any Environmental Law (as defined in Section 9.03(a)) and neither the Company nor any Company Subsidiary has received any written communication from a Governmental Agency or person alleging any actual or potential liability of, or any actual or potential violation by, the Company or any Company Subsidiary arising under any Environmental Law;

(b) none of the properties currently owned, leased or operated by the Company or any Company Subsidiary or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and groundwaters) is or has been contaminated with any Hazardous Substance (as defined in Section 9.03(a)), which contamination requires investigation or remediation under any Environmental Law, or has given rise to or would reasonably be expected to give rise to liability or obligations (including any investigatory, reporting or remedial obligation) under any Environmental Law;

(c) neither the Company nor any Company Subsidiary has stored, handled, treated, disposed of, arranged for the disposal of, transported or released any Hazardous Substance at any property or facility, including, without limitation, any offsite location, and neither the Company nor any Company Subsidiary has or has allegedly exposed any person to any Hazardous Substance, so as to give rise to a requirement for investigation or remediation under any Environmental Law or so as to give rise to any current or reasonably expected future liability or obligation (including any investigatory, reporting or remedial obligation) under any Environmental Law;

(d) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with, and have no current or pending liability or obligation associated with any past non-compliance with, such permits, licenses and authorizations;

(e) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law;

(f) neither the Company nor any Company Subsidiary has designed, manufactured, installed, marketed, sold, handled or distributed asbestos or any asbestos-containing product or asbestos-containing material, and no basis in fact or Law, or under contract or lease agreement, exists upon which any claim of liability could be asserted against the Company or any Company Subsidiary relating to asbestos, asbestos-containing products or asbestos-containing materials located at any property or facility; and

(g) the Company has made available to Parent or its counsel all environmental reports and other material environmental documents relating to its business or to the Company or the Company Subsidiaries, or to their respective affiliates’ or predecessors’ properties, facilities or operations.

SECTION 3.16. Material Contracts. (a) Subsections (i) through (xi) of Section 3.16(a) of the Company Disclosure Schedule list the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Company Contracts”):

(i) each “material contract” (as such term is defined in Item 610(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Company Subsidiaries;

(ii) each contract and agreement that is likely to involve consideration of more than $500,000, in the aggregate, over the remaining term of such contract or agreement, than purchase orders entered into in the ordinary course of business and in a manner consistent with past practice;

(iii) each contract and agreement evidencing outstanding indebtedness in a principal amount of $500,000 or more;

(iv) all leases of real property leased for the use or benefit of the Company or any Company Subsidiary;

(v) all material contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(vi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vii) all contracts and agreements providing for benefits under any Company Plan;

(viii) all contracts for employment required to be listed in Section 3.10 of the Company Disclosure Schedule;

(ix) each joint venture, partnership, strategic alliance and similar agreement to which the Company or any Company Subsidiary is a party, which is material to the Company or any Company Subsidiary or which provides for the ownership of any equity interest in any person or entity;

(x) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts, and agreements to which the Company or any Company Subsidiary is a party;

(xi) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product or service of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(xii) all licenses or sublicenses of Intellectual Property to which the Company or any Company Subsidiary is a party and that are material to the business of the Company or any Company Subsidiary; and

(xiii) all other contracts and agreements that are material to the Company and the Company Subsidiaries, taken as a whole, or the absence of which could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(i) each Material Company Contract is a legal, valid and binding agreement;

(ii) neither the Company nor any Company Subsidiary has received any claim of default under any Material Company Contract and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Company Contract;

(iii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Company Contract; and

(iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Company Contract.

The Company has made available to Parent or its counsel true and complete copies of all Material Company Contracts, including any amendments thereto.

SECTION 3.17. Insurance. The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance).

SECTION 3.18. Customers and Suppliers. Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of the Company’s top 20 customers for 2003 (based on the revenue from such customers during the 12-month period ended December 31, 2003) and top 20 suppliers for 2003 (based on payments to such suppliers during the 12-month period ended December 31, 2003). Except as set forth in Section 3.18 of the Company Disclosure Schedule, no customer that accounted for more than two percent of the Company’s consolidated revenues during the 12-month period ended December 31, 2003 and no material supplier of the Company and the Company Subsidiaries during that period (a) has cancelled or otherwise terminated any agreement with the Company or any Company Subsidiary prior to the expiration of the agreement term, (b) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any Company Subsidiary, or (c) to the Company’s knowledge, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or the Company Subsidiaries or to reduce substantially its purchases from or sales to the Company or any Company Subsidiary of any products, equipment, goods or services. Neither the Company nor any Company Subsidiary has (y) breached any material agreement with or (z) engaged in any fraudulent conduct with respect to, any such customer or supplier of the Company or any Company Subsidiary.

SECTION 3.19. Board Approval; Vote Required. (a) The Company Board, by resolutions duly adopted by unanimous vote of those members of the Company Board voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Voting Agreements and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Voting Agreements and the Merger and declared their advisability, (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Merger be submitted for consideration by the holders of Company Class A Common Stock at the Company Stockholders’ Meeting (as defined below), and (iv) confirmed that the Company Stock Options will not accelerate as a result of the Merger. Pursuant to Article Twelve of the Company’s Certificate of Incorporation, the limitations on business combinations contained in Section 203 of the DGCL do not apply to the Company.

(b) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to approve this Agreement, the Voting Agreements, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Common Stock in favor of the approval and adoption of this Agreement.

SECTION 3.20. Certain Business Practices. None of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any Company Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

SECTION 3.21. Interested Party Transactions. Except for any agreement or arrangement that is likely to involve consideration of less than $50,000 during any calendar year, no director, officer or other affiliate of the Company or any Company Subsidiary (a) purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services, (b) is a party to any contract or agreement disclosed in Section 3.16 of the Company Disclosure Schedule, or (c) has any contractual or other arrangement with the Company or any Company Subsidiary. The Company and the Company Subsidiaries have not, since January 1, 2002, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 3.22. Ownership of Parent Ordinary Shares. As of the date of this Agreement, neither the Company nor any Company Subsidiary is the beneficial owner of any shares of capital stock of Parent.

SECTION 3.23. Opinion of Financial Advisor. The Company Board has received the opinion of Credit Suisse First Boston LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Class A Common Stock, a written copy of which opinion will be delivered to Parent, solely for informational purposes, promptly after receipt thereof by the Company Board.

SECTION 3.24. Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent or its counsel a complete and correct copy of all agreements between the Company and Credit Suisse First Boston LLC pursuant to which such firm would be entitled to any payment relating to the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Schedule that has been prepared by Parent and delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (which Parent Disclosure Schedule shall be arranged in sections corresponding to the sections of this Article IV, and any information disclosed in any such section of the Parent Disclosure Schedule shall be deemed to be disclosed only for purposes of the corresponding section of this Article IV, unless it is reasonably apparent that the disclosure contained in such section of the Parent Disclosure Schedule applies to other representations and warranties contained in this Article IV), Parent hereby represents and warrants to the Company that:

SECTION 4.01. Corporate Organization. (a) Each of Parent and each subsidiary of Parent (each a “Parent Subsidiary”) is a corporation or other organization duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect (as defined in Section 9.03(a)). Parent and each Parent Subsidiary is duly qualified or licensed to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(b) A true and complete list of all the Parent Subsidiaries, together with the jurisdiction of incorporation or organization of each Parent Subsidiary and the percentage of the outstanding capital stock of each Parent Subsidiary owned by Parent and each other Parent Subsidiary, is set forth in Section 4.01(b) of the Parent Disclosure Schedule. Except as set forth in Section 4.01(b) of the Parent Disclosure Schedule, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 4.02. Certificate of Incorporation and By-Laws. Parent has made available to the Company or its counsel a complete and correct copy of the Memorandum and Articles of Association or equivalent organizational documents, each as amended to date, of Parent and each Parent Subsidiary. Such Memorandum and Articles of Association or equivalent organizational documents are in full force and effect. Neither Parent nor any Parent Subsidiary is in violation of any of the provisions of its Memorandum and Articles of Association or equivalent organizational documents, except where such violations could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

SECTION 4.03. Capitalization. (a) The authorized capital stock of Parent consists of 3,200,000,000 Parent Ordinary Shares. As of January 30, 2004, (i) 1,076,675,760 Parent Ordinary Shares were issued and outstanding, all of which were validly issued, fully paid and non-assessable, (ii) no Parent Ordinary Shares were held by subsidiaries of Parent, (iii) 60,965,705 Parent Ordinary Shares were reserved for future issuance pursuant to outstanding employee stock options (“Parent Stock Options”) and other purchase rights (together with Parent Stock Options, the “Parent Stock Awards”) granted pursuant to the Parent Share Option Plan 1999 (the “Parent Stock Option Plan”) and (iv) 172,512,573 Parent Ordinary Shares were reserved for future issuance upon conversion of the 1.75% Convertible Notes due 2007 of Parent and the 4.25% Convertible Notes due 2008 of Parent (collectively, the “Parent Convertible Notes”). Except as set forth in this Section 4.03 or the Parent Shareholder Voting Agreements, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. Parent has not adopted, approved or entered into, or proposed to adopt, approve or enter into, any stockholder “rights plan”, “poison pill” plan or comparable plan or arrangement. Except for the Parent Convertible Notes, there are no bonds, debentures, notes or other indebtedness of Parent having the right (or convertible into, or exchangeable for, securities having the right) to vote on any matter on which holders of Parent Ordinary Shares may vote. Section 4.03(a) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Stock Award outstanding as of the date of this Agreement: (i) the name of the Parent Stock Award recipient; (ii) the particular plan pursuant to which such Parent Stock Award was granted; (iii) the number of Parent Ordinary Shares subject to such Parent Stock Award; (iv) the exercise or purchase price of such Parent Stock Award; (v) the date on which such Parent Stock Award was granted; (vi) the applicable vesting schedule; (vii) the date on which such Parent Stock Award expires; and (viii) whether the exercisability of or right of repurchase of such Parent Stock Award will be accelerated in any way by the Transactions, and indicates the extent of acceleration. Parent has made available to the Company or its counsel accurate and complete copies of all Parent Plans pursuant to which Parent has granted the Parent Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Parent Stock Awards. All Parent Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital stock of Parent Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person. There are no Parent Ordinary Shares or Parent ADSs outstanding that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Parent Stock Plan or any applicable restricted stock purchase agreement or other agreement with Parent. There are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Stock Option as a result of the Merger. All outstanding Parent Ordinary Shares, all outstanding Parent Stock Options, and all outstanding shares of capital stock of each Parent Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, rules and regulations (including, without limitation, any applicable Singapore Laws, rules and regulations) and (ii) all requirements set forth in applicable contracts.

(b) Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except for directors’ qualifying shares required under applicable Law, each such share is owned by Parent or another Parent Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or any Parent Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

(c) The Parent Ordinary Shares underlying the Parent ADSs to be issued pursuant to the Merger in accordance with Section 2.01 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Parent’s Memorandum and Articles of Association or any agreement to which the Parent is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

SECTION 4.04. Authority Relative to This Agreement. Subject to the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments by Parent’s shareholders, each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments, the approval of the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Changes by a majority of the votes cast with respect to the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments at the Parent Shareholders’ Meeting (as defined below), with respect to the Parent Name Change, the approval of the Parent Name Change by 75% of the votes cast with respect to the Parent Name Change at the Parent Shareholders’ Meeting, and with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). To the knowledge of Parent, as of the date hereof, no Singapore takeover statute, rule or regulation is applicable to the Merger or the other Transactions. To the knowledge of Parent, no Singapore takeover statute, rule or regulation will be applicable to the Merger or the other Transactions as of the Effective Time, assuming that (i) no person acquires Parent Ordinary Shares or Parent ADSs (taken together with Parent Ordinary Shares and/or Parent ADSs acquired by persons acting in concert with him) that carry 30% or more of the voting rights of Parent; and (ii) no person who, together with parties acting in concert with him, holds not less than 30% but not more than 50% of the voting rights of Parent, and such person or any person acting in concert with him, acquires in any period of six months additional Parent Ordinary Shares and/or Parent ADSs carrying more than 1% of the voting rights of Parent, in each case as a result of or pursuant to the Merger or the other Transactions.

SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Memorandum and Articles of Association or other organizational documents of Parent or any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Sections 4.04 and 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require Parent or Merger Sub to obtain any consent, approval, authorization or permit of, or to file with or to notify any Governmental Authority, except (i) applicable requirements, if any, of the Securities Act, Exchange Act and Blue Sky Laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and the relevant authorities of other jurisdictions in which Parent is qualified to do business, (iv) appropriate applications, filings and notices to, and approval of, Nasdaq and the SGX-ST as may be required in connection with the listing of the Parent ADSs to be issued in connection with the Merger or pursuant to the Substitute Options, (v) the filing of appropriate documents with the IRS in connection with the Private Letter Ruling (as defined below) contemplated by Section 6.10(d), and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

SECTION 4.06. Permits; Compliance. Each of Parent and the Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Parent or the Parent Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Parent Permits”), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

SECTION 4.07. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 28, 2000 (as such documents have been amended prior to the date hereof, collectively, the “Parent SEC Reports”). As of their respective dates, the Parent SEC Reports (i) complied in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any form, report or other document with the SEC.

(b) Parent has filed all forms, reports and documents required to be filed by it with the Registry of Companies and Businesses of Singapore since January 1, 2000 (collectively, the “Parent Singapore Filings”). The Parent Singapore Filings complied in all material respects in accordance with the requirements of the Companies Act (Chapter 50) of Singapore, as amended from time to time (the “Singapore Companies Act”) and, if applicable, the Securities and Futures Act (Chapter 289) of Singapore, as amended from time to time (the “Singapore Securities Act”). Since January 28, 2000, Parent has filed all forms, reports and documents required to be filed by it with the SGX-ST. Parent has made available to the Company or its counsel the letter from the SGX-ST, dated as of September 30, 1999, (the “SGX-ST Letter”), and since January 28, 2000, Parent has complied with the conditions to the waiver set forth in paragraph 4(ii) thereof and there have not been any amendments or modifications as to the waiver contained in paragraph 4(ii) thereof, and the waiver set forth in paragraph 4(ii) thereof has not been revoked by SGX-ST. As of the date hereof, Parent has not received any notice (written or otherwise) from SGX-ST that SGX-ST has imposed any additional conditions or has revoked any of the conditions in relation to its waiver from the requirements of having to comply with the continuing listing requirements of SGX-ST (the “SGX-ST Waiver”). Parent has complied with and is not in breach of any other conditions, requirements or other obligations imposed by the SGX-ST which are not the subject of the SGX-ST Waiver.

(c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except that the unaudited interim financial statements may not contain footnotes and as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(d) Except as and to the extent set forth on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as at September 30, 2003, including the notes thereto, neither Parent nor any Parent Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations, incurred in the ordinary course of business and in a manner consistent with past practice since September 30, 2003, which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

(e) Parent has made available to the Company or its counsel all comment letters received by Parent from the SEC or the staff thereof since January 1, 2000 and all responses to such comment letters filed by or on behalf of Parent.

(f) Parent has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Report. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that material information concerning Parent and the Parent Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents.

(g) Parent maintains a standard system of accounting established and administered in accordance with GAAP. Parent and the Parent Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h) Since January 1, 2000, neither Parent nor any Parent Subsidiary nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any Parent Subsidiary, has received or otherwise had or obtained knowledge of any written or formal complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent. Since January 1, 2000, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act of 2002.

(i) To the knowledge of Parent, no employee of Parent or any Parent Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither Parent nor any Parent Subsidiary nor any officer, employee, contractor, subcontractor or agent of Parent or any such Parent Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any Parent Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

SECTION 4.08. Absence of Certain Changes or Events. Since September 30, 2003, except as contemplated by this Agreement, (a) Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, (b) there has not been any event, circumstance, change or effect that, individually or in the aggregate, has had, constitutes or could reasonably be expected to have, a Parent Material Adverse Effect, and (c) none of Parent or any Parent Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.02.

SECTION 4.09. Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary, or any property or asset of Parent or any Parent Subsidiary, before any Governmental Authority that (a) individually or in the aggregate, has had, or could reasonably be expected to have, a Parent Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of any of the Transactions. Neither Parent nor any Parent Subsidiary nor any material property or asset of Parent or any Parent Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that could reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement or could reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

SECTION 4.10. Employee Benefit Plans. (a) Section 4.10(a) of the Parent Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA, and whether or not subject to the requirements of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance and other material benefit plans, programs or arrangements, and all employment, termination, severance and other material similar contracts or agreements (including, without limitation, any such contracts or agreements relating to a sale of Parent or any Parent Subsidiary or the consummation of any Transaction) to which Parent or any Parent Subsidiary is a party, with respect to which Parent or any Parent Subsidiary has any material obligation or liability or that are maintained, contributed to or sponsored by Parent or any Parent Subsidiary for the benefit of any current or former employee, officer or director of Parent or any Parent Subsidiary, (ii) each employee benefit plan for which Parent or any Parent Subsidiary could incur liability under Section 4069 of ERISA in the event such employee benefit plan has been or were to be terminated and (iii) any employee benefit plan in respect of which Parent or any Parent Subsidiary could incur liability under Section 4212(c) of ERISA (collectively, the “Parent Plans”).

(b) With respect to each Parent Plan that is subject to United States Law (a “U.S. Parent Plan”), Parent has made available to the Company a true and complete copy of (i) each U.S. Parent Plan document, (ii) the most recently filed IRS Form 5500, if any, relating to such U.S. Parent Plan, (iii) the most recent summary plan description for each U.S. Parent Plan for which a summary plan description is required by applicable Law, (iv) the most recently received determination letter, if any, issued by the IRS with respect to any U.S. Parent Plan that is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report or financial statement, if any, relating to a U.S. Parent Plan. With respect to each Parent Plan that is not subject to United States Law (a “Non-U.S. Parent Plan”), Parent has made available to the Company or its counsel a true and complete copy of each Non-U.S. Parent Plan document and each material document, if any, prepared in connection with each Non-U.S. Parent Plan.

(c) None of the Parent, any Parent Subsidiary or any Parent ERISA Affiliate maintains, contributes or has any liability under or with respect to a Multiemployer Plan or a Multiple Employer Plan. Except as set forth in Section 4.10(c) of the Parent Disclosure Schedule, none of the U.S. Parent Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates Parent or any Parent Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction or (iii) obligates Parent or any Parent Subsidiary to make any payment or provide any benefit as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the U.S. Parent Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Parent or any Parent Subsidiary, except as required by applicable Law. Parent, each Parent Subsidiary and each Parent ERISA Affiliate have complied in all material respects with the requirements of COBRA.

(d) Each U.S. Parent Plan has been maintained, funded and administered in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any U.S. Parent Plan. No Action is pending or, to the knowledge of Parent, threatened with respect to any U.S. Parent Plan (other than claims for benefits in the ordinary course) that could reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect and, to the knowledge of Parent, no fact or event exists that could reasonably be expected to give rise to any such Action.

(e) Each U.S. Parent Plan that is intended to be qualified under Section 401(a) of the Code has timely applied for or received a favorable determination letter from the IRS covering all of the provisions applicable to the U.S. Parent Plan for which determination letters are currently available that the U.S. Parent Plan is so qualified or may rely on an opinion or advisory letter issued to a master or prototype or volume submitter provider with respect to the tax-qualified status of such U.S. Parent Plan.

(f) Except for matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any U.S. Parent Plan. None of Parent, any Parent Subsidiary or any Parent ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.

(g) With respect to each Non-U.S. Parent Plan:

(i) each Non-U.S. Parent Plan has been maintained, funded and administered in compliance with all applicable Laws, except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect;

(ii) all employer and employee contributions to each Non-U.S. Parent Plan required by Law or by the terms of such Non-U.S. Parent Plan have been made, or, if applicable, accrued in accordance with the standard accounting practices applicable in the local jurisdiction, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

(iii) the fair market value of the assets of each funded Non-U.S. Parent Plan, the liability of each insurer for any Non-U.S. Parent Plan funded through insurance or the book reserve established for any Non-U.S. Parent Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Parent Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Parent Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; provided that a Non-U.S. Parent Plan that is maintained solely pursuant to applicable foreign Law and sponsored by a Governmental Authority shall not be subject to this paragraph;

(iv) none of the grants, subsidies, concessions and/or allowances that have been received by Parent or any Parent Subsidiary from any Governmental Authority are liable to be repaid or revoked in whole or in part as a result of the entry into or the completion of this Agreement or the Transactions;

(v) each Non-U.S. Parent Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, and except as could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, each Non-U.S. Parent Plan is now and always has been operated in compliance with all applicable non-United States Laws;

(vi) all deductions and payments required to be made by Parent or any Parent Subsidiary in respect of Central Provident Fund or Central Provident Scheme contributions (including employer’s contributions) in relation to the remuneration of its employees to any relevant competent authority have been so made; and

(vii) except as set forth in Section 4.10(g)(vii) of the Parent Disclosure Schedule, none of the Non-U.S. Parent Plans (A) provides for the payment of material separation, severance, termination or similar-type benefits to any person, (B) obligates Parent or any Parent Subsidiary to pay material separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction, or (C) obligates Parent or any Parent Subsidiary to make any material payment or provide any material benefit as a result of a change in control under applicable Law. None of the Non-U.S. Parent Plans provides for or promises material retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Parent or any Parent Subsidiary, except as required by applicable Law.

SECTION 4.11. Labor and Employment Matters. (a) Except as set forth in Section 4.11 of the Parent Disclosure Schedule or as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

(i) there are no controversies pending or, to the knowledge of Parent, threatened between Parent or any Parent Subsidiary and any of their respective employees;

(ii) neither Parent nor any Parent Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or any Parent Subsidiary, nor, to the knowledge of Parent, are there any activities or proceedings of any labor union to organize any such employees;

(iii) there are no unfair labor practice complaints pending against Parent or any Parent Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of Parent or any Parent Subsidiary; and

(iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of Parent, threat thereof, by or with respect to any employees of Parent or any Parent Subsidiary.

The consent of the labor unions that are a party to the collective bargaining agreements listed in Section 4.11 of the Parent Disclosure Schedule is not required to consummate the Transactions.

(b) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

(i) Parent and the Parent Subsidiaries are in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Parent or any Parent Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

(ii) Parent and the Parent Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by Parent or any Parent Subsidiary;

(iii) neither Parent nor any Parent Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices;

(iv) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Parent; and

(v) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Parent or any Parent Subsidiary has employed or employs any person.

SECTION 4.12. Real Property; Title to Assets. (a) Section 4.12(a) of the Parent Disclosure Schedule lists each parcel of real property currently owned by Parent or any Parent Subsidiary or owned by Parent or any Parent Subsidiary after January 1, 1999. Each parcel of real property owned by Parent or any Parent Subsidiary (i) is owned free and clear of all Liens, other than Permitted Liens, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Parent, has any such condemnation, expropriation or taking been proposed.

(b) Section 4.12(b) of the Parent Disclosure Schedule lists each parcel of real property currently leased or subleased by Parent or any Parent Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by Parent or any Parent Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Parent Lease Documents”). True, correct and complete copies of all Parent Lease Documents have been made available to the

Company or its counsel. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by Parent or any Parent Subsidiary or, to Parent’s knowledge, by the other party to such lease or sublease.

(c) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect: (i) there are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by Parent or any Parent Subsidiary for the purposes for which it is currently being used; and (ii) there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by Parent or any Parent Subsidiary.

(d) Each of Parent and the Parent Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens.

SECTION 4.13. Intellectual Property. (a) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

(i) to the knowledge of Parent, Parent and the Parent Subsidiaries own or are licensed to use all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted;

(ii) to the knowledge of Parent, the conduct of the business of Parent and the Parent Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party;

(iii) there are no claims or suits pending or, to the knowledge of the Parent and except as set forth in Section 4.13(a)(iii) of the Parent Disclosure Schedule, threatened against Parent or any Parent Subsidiary (A) alleging that the conduct of the business of Parent or any Parent Subsidiary as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any item of Intellectual Property owned by Parent or a Parent Subsidiary (“Parent Owned Intellectual Property”);

(iv) with respect to Parent Owned Intellectual Property, Parent or a Parent Subsidiary is the owner of the entire right, title and interest in and to such Parent Owned Intellectual Property, free and clear of all liens, encumbrances and other restrictions, and is entitled to use such Parent Owned Intellectual Property in the continued operation of its respective business;

(v) there are no settlements, forbearances to sue, consents, judgments, orders or similar obligations which (A) restrict the business of Parent or any Parent Subsidiary in or under any Intellectual Property rights of any third party; or (B) permit any third party to use any Parent Owned Intellectual Property;

(vi) Section 4.13(a)(vi) of the Parent Disclosure Schedule sets forth each item of material Intellectual Property licensed to Parent or a Parent Subsidiary (“Parent Licensed Intellectual Property”), and Parent or a Parent Subsidiary has the right to use such Parent Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Parent Licensed Intellectual Property and Parent and the Parent Subsidiaries have used such Parent Licensed Intellectual Property in accordance with the terms of such license agreement;

(vii) to the knowledge of Parent, the Parent Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part;

(viii) to the knowledge of Parent, no person is engaging in any activity that infringes upon or misappropriates the Parent Owned Intellectual Property;

(ix) to the knowledge of Parent, each license of the Parent Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect;

(x) to the knowledge of Parent, no party to any license of the Parent Licensed Intellectual Property is in breach thereof or default thereunder; and

(xi) neither the execution of this Agreement nor the consummation of any Transaction will adversely affect any of Parent’s or Parent Subsidiaries’ rights with respect to the Parent Owned Intellectual Property or the Parent Licensed Intellectual Property.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have taken commercially reasonable actions to protect each item of Parent Owned Intellectual Property. Parent and the Parent Subsidiaries have policies of (i) obtaining assignments from all technical employees and consultants, who are involved in any way in the research, development or invention of technology, of all of their rights in the technology created by them within the scope of their employment during such employment and (ii) requiring all directors who are involved in an executive capacity with Parent or a Parent Subsidiary, officers, management employees, and technical and professional employees of Parent and the Parent Subsidiaries to enter into written agreements with Parent or the Parent Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment. Parent and the Parent Subsidiaries enforce the foregoing policies in a manner consistent with industry standard practices and neither Parent nor the Parent Subsidiaries are aware of any violations of the foregoing policies.

(c) Parent or any Parent Subsidiary has not agreed to indemnify any third party for or against any infringement or misappropriation with respect to any third party Intellectual Property other than in the ordinary course of business.

(d) The consummation of the Transactions will not result in Parent or any Parent Subsidiary being bound by any non-compete or other restriction on the operation of any business of Parent or any Parent Subsidiary, or in the grant by Parent or any Parent Subsidiary of any rights or licenses to any Parent Owned Intellectual Property.

(e) Parent or any Parent Subsidiary has not licensed any Parent Owned Intellectual Property to any third party other than in the ordinary course of business.

SECTION 4.14. Taxes. Parent and the Parent Subsidiaries have filed all material Tax Returns required to be filed by them and have paid and discharged all material Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All Tax Returns are true, accurate and complete in all material respects. No taxing authority or agency is now asserting or, to the knowledge of Parent, threatening to assert, against Parent or any Parent Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither Parent nor any Parent Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as at September 30, 2003 are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. There are no Tax liens upon any property or assets of Parent or any of the Parent Subsidiaries except liens for current Taxes not yet due. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (determined without the application of Section 367 of the Code) or the exchange by Eligible Company

Stockholders of Company Shares for Parent ADSs pursuant to the Merger from satisfying the requirements of Section 1.367(a)-3(c) of the Regulations other than subsection (3)(C) thereof. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (determined without the application of Section 367 of the Code) or the exchange by Eligible Company Stockholders of Company Shares for Parent ADSs pursuant to the Merger from satisfying the requirements of Section 1.367(a)-3(c) of the Regulations other than subsection (3)(C) thereof.

SECTION 4.15. Environmental Matters. Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

(a) neither Parent nor any Parent Subsidiary has violated or is in violation of any Environmental Law and neither Parent nor any Parent Subsidiary has received any written communication from a Governmental Agency or person alleging any actual or potential liability of, or any actual or potential violation by, Parent or any Parent Subsidiary arising under any Environmental Law;

(b) none of the properties currently owned, leased or operated by Parent or any Parent Subsidiary or formerly owned, leased or operated by Parent or any Parent Subsidiary (including, without limitation, soils and surface and groundwaters) are or have been contaminated with any Hazardous Substance, which contamination requires investigation or remediation under any Environmental Law, or has given rise to or would reasonably be expected to give rise to liability or obligations (including any investigatory, reporting or remedial obligation) under any Environmental Law;

(c) neither Parent nor any Parent Subsidiary has stored, handled, treated, disposed of, arranged for the disposal of, transported or released any Hazardous Substance at any property or facility, including, without limitation, any offsite location, and neither Parent nor any Company Subsidiary has or has allegedly exposed any person to any Hazardous Substance, so as to give rise to a requirement for investigation or remediation under any Environmental Law or so as to give rise to any current or reasonably expected future liability or obligation (including any investigatory, reporting or remedial obligation) under any Environmental Law;

(d) Parent and the Parent Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and Parent and the Parent Subsidiaries are in compliance with, and have no current or pending liability or obligation associated with any past non-compliance with, such permits, licenses and other authorizations;

(e) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law;

(f) neither Parent nor any Parent Subsidiary has designed, manufactured, installed, marketed, sold, handled or distributed asbestos or any asbestos-containing product or asbestos-containing material, and no basis in fact or Law, or under contract or lease agreement, exists upon which any claim of liability could be asserted against Parent or any Parent Subsidiary relating to asbestos, asbestos-containing products or asbestos-containing materials located at any property or facility; and

(g) Parent has made available to the Company or its counsel all environmental reports and other material environmental documents relating to its business or to Parent or the Parent Subsidiaries, or to their respective affiliates’ or predecessors’ properties, facilities or operations.

SECTION 4.16. Material Contracts. (a) Subsections (i) through (xi) of Section 4.16(a) of the Parent Disclosure Schedule list the following types of contracts and agreements to which Parent or any Parent Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Parent Disclosure Schedule being the “Material Parent Contracts”):

(i) each “material contract” (as such term is defined in Item 610(b)(10) of Regulation S-K of the SEC) with respect to Parent and its Parent Subsidiaries;

(ii) each contract and agreement that is likely to involve consideration of more than $500,000, in the aggregate, over the remaining term of such contract or agreement, other than purchase orders entered into in the ordinary course of business and in a manner consistent with past practice;

(iii) each contract and agreement evidencing outstanding indebtedness in a principal amount of $500,000 or more;

(iv) all leases of real property leased for the use or benefit of Parent or any Parent Subsidiary;

(v) all material contracts and agreements with any Governmental Authority to which Parent or any Parent Subsidiary is a party;

(vi) all contracts and agreements that limit, or purport to limit, the ability of Parent or any Parent Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vii) all contracts and agreements providing for benefits under any Parent Plan;

(viii) all contracts for employment required to be listed in Section 4.10 of the Parent Disclosure Schedule;

(ix) each joint venture, partnership, strategic alliance and similar agreement to which Parent or any Parent Subsidiary is a party, which is material to Parent or any Parent Subsidiary or which provides for the ownership of any equity interest in any person or entity;

(x) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which Parent or any Parent Subsidiary is a party;

(xi) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Parent or any Parent Subsidiary or income or revenues related to any product or service of Parent or any Parent Subsidiary to which Parent or any Parent Subsidiary is a party;

(xii) all licenses or sublicenses of Intellectual Property to which Parent or any Parent Subsidiary is a party and that are material to the business of Parent or any Parent Subsidiary; and

(xiii) all other contracts and agreements that are material to Parent and the Parent Subsidiaries, taken as a whole, or the absence of which could reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(b) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

(i) each Material Parent Contract is a legal, valid and binding agreement;

(ii) neither Parent nor any Parent Subsidiary has received any claim of default under any Material Parent Contract and neither Parent nor any Parent Subsidiary is in breach or violation of, or default under, any Material Parent Contract;

(iii) to Parent’s knowledge, no other party is in breach or violation of, or default under, any Material Parent Contract; and

(iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under or otherwise adversely affect any of the material rights of Parent or any Parent Subsidiary under any Material Parent Contract.

Parent has made available to the Company or its counsel true and complete copies of all Material Parent Contracts, including any amendments thereto.

SECTION 4.17. Insurance. Parent and the Parent Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent and the Parent Subsidiaries (taking into account the cost and availability of such insurance).

SECTION 4.18. Customers and Suppliers. Section 4.18 of the Parent Disclosure Schedule sets forth a true and complete list of Parent’s top 20 customers for 2003 (based on the revenue from such customers during the 12-month period ended December 31, 2003) and top 20 suppliers for 2003 (based on payments to such suppliers during the 12-month period ended December 31, 2003). Except as set forth in Section 4.18 of the Parent Disclosure Schedule, no customer that accounted for more than two percent of Parent’s consolidated revenues during the 12-month period ended December 31, 2003 and no material supplier of Parent and the Parent Subsidiaries during that period (a) has cancelled or otherwise terminated any agreement with Parent or any Parent Subsidiary prior to the expiration of the agreement term, (b) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from Parent or any Parent Subsidiary, or (c) to Parent’s knowledge, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with Parent or the Parent Subsidiaries or to reduce substantially its purchases from or sales to Parent or any Parent Subsidiary of any products, equipment, goods or services. Neither Parent nor any Parent Subsidiary has (y) breached any material agreement with or (z) engaged in any fraudulent conduct with respect to, any such customer or supplier of Parent or any Parent Subsidiary.

SECTION 4.19. Board Approval; Vote Required. (a) The Parent Board, by resolutions duly adopted by unanimous vote of those members of the Parent Board voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Voting Agreements, the Merger, the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments are fair to and in the best interests of Parent and its shareholders, (ii) approved this Agreement, the Voting Agreements, the Merger, the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments and (iii) recommended that the shareholders of Parent Ordinary Shares approve the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments and directed that the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments be submitted for consideration by the holders of Parent Ordinary Shares at the Parent Shareholders’ Meeting.

(b) The only vote of the holders of any class or series of shares or other securities of Parent necessary to approve this Agreement, the Voting Agreements, the Merger, the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments and the other Transactions is the affirmative vote of a majority of the votes cast with respect to the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments and the affirmative vote of 75% of the votes cast with respect to the Parent Name Change, each at the Parent Shareholders’ Meeting, in favor of the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments, respectively.

SECTION 4.20. Certain Business Practices. (a) None of Parent, any Parent Subsidiary or, to Parent’s knowledge, any directors or officers, agents or employees of Parent or any Parent Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

(b) None of Parent, any Parent Subsidiary or, to Parent’s knowledge, any officers, agents or employees of Parent or any Parent Subsidiary has, for the purpose of securing any contract for Parent or any Parent Subsidiary, given or offered any bribe or any corrupt, unlawful or immoral payment.

(c) To Parent’s knowledge, none of the directors, officers, agents, employees or other persons acting on behalf of Parent or any Parent Subsidiary has been party to: (i) the use of any assets of Parent or any Parent Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees or to any candidate for political office or any political party from such assets; (ii) the establishment or maintenance of any unlawful or unrecorded fund of group moneys or other assets; (iii) the making of any false or fictitious entries on the books or records of Parent or any Parent Subsidiary; or (iv) the making of any unlawful payment.

SECTION 4.21. Interested Party Transactions. Except for any agreement or arrangement that is likely to involve consideration of less than $50,000 during any calendar year, no director, officer or other affiliate of Parent or any Parent Subsidiary (a) purchases from, or sells or furnishes to, Parent or any Parent Subsidiary any goods or services, (b) is a party to any contract or agreement disclosed in Section 4.16 of the Parent Disclosure Schedule, or (c) has any contractual or other arrangement with Parent or any Parent Subsidiary. Parent and the Parent Subsidiaries have not, since January 1, 2002, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.22. Operations of Merger Sub. Merger Sub is a wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.23. Ownership of Company Capital Stock. As of the date of this Agreement, neither Parent nor any Parent Subsidiary is the beneficial owner of any shares of capital stock of the Company.

SECTION 4.24. Opinion of Financial Advisor. The Parent Board has received the opinion of Morgan Stanley Dean Witter Asia (Singapore) Pte, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to Parent, a written copy of which opinion will be delivered to the Company, solely for informational purposes, promptly after receipt thereof by the Parent Board.

SECTION 4.25. Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub. Parent has made available to the Company or its counsel a complete and correct copy of all agreements between Parent and Morgan Stanley & Co. Incorporated pursuant to which such firm would be entitled to any payment relating to the Transactions.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01. Conduct of Business by the Company Pending the Merger. (a) The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed):

(i) the Company shall, and shall cause each Company Subsidiary to, use its reasonable best efforts to conduct the business of the Company and the Company Subsidiaries, in all respects material to the

Company and the Company Subsidiaries, taken as a whole, in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall, and shall cause each Company Subsidiary to, use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation of Section 5.01(a), except as contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(i) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of up to a maximum of 6,715,239 shares of Company Class A Common Stock issuable pursuant to employee stock options or up to a maximum of 23,625,885 shares of Company Class A Common Stock issuable pursuant to the terms of the Company Convertible Subordinated Notes outstanding on the date hereof, in the ordinary course of business and in a manner consistent with past practice in accordance with the terms of the Company Stock Option Plans or such notes as in effect as of the date hereof) or (B) any assets of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other Company Subsidiary;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) except for borrowings under existing credit facilities in the ordinary course of business and in a manner consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; (C) enter into any contract or agreement other than in the ordinary course of business and in a manner consistent with past practice that, if in effect on the date hereof, would qualify as a Company Material Contract; (D) make, authorize or make any commitment with respect to any capital expenditure, except for capital expenditures that, in the aggregate for each quarter, do not exceed 125% of the budgeted amounts set forth in the Company’s capital expenditure budget attached as Section 5.01(b)(v) of the Company Disclosure Schedule; or (E) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(b)(v);

(vi) make any investment in any entity (other than a subsidiary) in excess of $25 million;

(vii) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice or as required by applicable Law in salaries or wages of employees of the Company or any Company Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to (other than pursuant to existing contractual obligations disclosed in Section 3.10(a) of the Company Disclosure Schedule or in the ordinary course of business and in a manner consistent with past practice), or enter into any employment or severance agreement with any director, officer or other employee of the Company or of any Company Subsidiary, or, except as required by Law, establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided that the Company and Parent hereby agree that, notwithstanding the foregoing, award grants may be made to employees of the Company and the Company Subsidiaries pursuant to the ChipPAC, Inc. Employee Retention Plan and the ChipPAC, Inc. Special Bonus Plan as contemplated in Section 6.05(c);

(viii) (A) exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Company Stock Award as a result of the Merger, any other change of control of the Company (as defined in the Company Stock Option Plans) or otherwise; or (B) exercise its discretion with respect to or otherwise amend, modify or supplement the Purchase Plan;

(ix) make any change in any material method of accounting, method of accounting principles or practice, except for such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC;

(x) make any tax election inconsistent with past custom and practice or settle or compromise any material United States federal, state, local or non-United States income tax liability inconsistent with any accrual or reserve therefor on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of September 30, 2003;

(xi) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and in a manner consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at September 30, 2003 or subsequently incurred in the ordinary course of business and in a manner consistent with past practice;

(xii) amend, modify or consent to the termination of any Material Company Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder;

(xiii) commence any Action (except in the ordinary course of business against third parties) or settle any Action (except in the ordinary course of business, it being understood that any settlement involving the payment by the Company or any Company Subsidiary of more than $500,000 is not in the ordinary course of business);

(xiv) permit any item of Company Owned Intellectual Property to lapse or to be abandoned, dedicated or disclaimed, by failing to perform or make any applicable filings, recordings or other similar actions or filings, or by failing to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Company Owned Intellectual Property, except where the failure to make such filings and payments results from the exercise of reasonable business judgment;

(xv) sell, assign or license any of the Company Owned Intellectual Property, except for licensing of Company Owned Intellectual Property in the ordinary course of business consistent with past practice;

(xvi) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(xvii) announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

SECTION 5.02. Conduct of Business by Parent Pending the Merger. (a) Parent agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article III, except as set forth in Section 5.02 of the Parent Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed):

(i) Parent shall, and shall cause each Parent Subsidiary to, use its reasonable best efforts to conduct the business of Parent and the Parent Subsidiaries, in all respects material to Parent and the Parent Subsidiaries, taken as a whole, in the ordinary course of business and in a manner consistent with past practice; and

(ii) Parent shall, and shall cause each Parent Subsidiary to, use its reasonable best efforts to preserve substantially intact the business organization of Parent and the Parent Subsidiaries, to keep available the services of the current officers, employees and consultants of Parent and the Parent Subsidiaries and to preserve the current relationships of Parent and the Parent Subsidiaries with customers, suppliers and other persons with which Parent or any Subsidiary has significant business relations.

(b) By way of amplification and not limitation of Section 5.01(a), except as contemplated by any other provision of this Agreement or as set forth in Section 5.02 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary shall, between the date of this Agreement and the earlier of the Effective Time and the termination of the Agreement pursuant to Article VIII, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(i) amend or otherwise change its Memorandum and Articles of Association or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of Parent or any Parent Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary (except for the issuance of up to a maximum of 60,965,705 Parent Ordinary Shares (whether in the form of Parent Ordinary Shares or Parent ADSs) issuable pursuant to employee stock options or up to a maximum of 172,512,573 Parent Ordinary Shares (whether in the form of Parent Ordinary Shares or Parent ADSs) issuable pursuant to the terms of the Parent Convertible Notes outstanding on the date hereof, in the ordinary course of business and in a manner consistent with past practice in accordance with the terms of the Parent Stock Option Plans or such notes as in effect as of the date hereof) or (B) any assets of Parent or any Parent Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Parent Subsidiary to Parent or any other Parent Subsidiary;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) except for borrowings under existing credit facilities in the ordinary course of business and in a manner consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; (C) enter into any contract or agreement other than in the ordinary course of business and in a manner consistent with past practice that, if in effect on the date hereof, would qualify as a Parent Material Contract; (D) make, authorize or make any commitment with respect to any capital expenditure, except for capital expenditures that, in the aggregate for each quarter, do not exceed 125% of the budgeted amounts set forth in Parent’s capital expenditure budget attached as Section 5.02(b)(v) of the Parent Disclosure Schedule; or (E) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.02(b)(v);

(vi) make any investment in any entity (other than a subsidiary) in excess of $25 million;

(vii) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice in salaries or wages of employees of Parent or any Parent Subsidiary who are not directors or officers of Parent, or grant any severance or termination pay to (other than pursuant to existing contractual obligations disclosed in Section 4.10(a) of the Parent Disclosure Schedule or in the ordinary course of business and in a manner consistent with past practice), or enter into any employment or severance agreement with any director, officer or other employee of Parent or of any Parent Subsidiary, or, except as required by Law, establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(viii) exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Parent Stock Award as a result of the Merger, any other change of control of Parent (as defined in the Parent Stock Option Plans) or otherwise;

(ix) make any change in any material method of accounting, method of accounting principles or practice, except for such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the Securities Act, the Exchange Act, the SGX-ST, the SGX-ST Listing Manual, the Singapore Companies Act or the Singapore Securities Act, as the case may be, or the rules and regulations promulgated thereunder;

(x) make any tax election inconsistent with past custom and practice or settle or compromise any material United States federal, state, local or non-United States income tax liability inconsistent with any accrual or reserve therefor on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of September 30, 2003;

(xi) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and in a manner consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as at September 30, 2003 or subsequently incurred in the ordinary course of business and in a manner consistent with past practice;

(xii) amend, modify or consent to the termination of any Material Parent Contract, or amend, waive, modify or consent to the termination of Parent’s or any Parent Subsidiary’s material rights thereunder;

(xiii) commence any Action (except in the ordinary course of business against third parties) or settle any Action (except in the ordinary course of business, it being understood that any settlement involving the payment by Parent or any Parent Subsidiary of more than $500,000 is not in the ordinary course of business);

(xiv) permit any item of Parent Owned Intellectual Property to lapse or to be abandoned, dedicated or disclaimed, by failing to perform or make any applicable filings, recordings or other similar actions or filings, or by failing to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Parent Owned Intellectual Property, except where the failure to make such filings and payments results from the exercise of reasonable business judgment;

(xv) sell, assign or license any of the Parent Owned Intellectual Property, except for licensing of Parent Owned Intellectual Property in the ordinary course of business consistent with past practice;

(xvi) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or filings required with any authorities or regulatory bodies in Singapore in accordance with applicable Singapore Laws, rules and regulations; or

(xvii) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.03. Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over their respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Disclosure Documents. (a) U.S. Filings. As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file the proxy statement to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider approval and adoption of this Agreement, or any information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), (ii) Parent shall prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”), in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent ADSs to be issued to the stockholders of the Company pursuant to the Merger and the underlying Parent Ordinary Shares thereof, and (iii) Parent shall use all reasonable best efforts to cause the Depositary to file with the SEC a registration statement on Form F-6 (the “Form F-6 Registration Statement”) in connection with the registration under the Securities Act of the Parent ADRs to be issued in connection with the Merger. Each of Parent and the Company shall furnish to the other party all information concerning it and its business as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Form F-6 Registration Statement. Each of Parent and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to such documents and to cause the Registration Statement and the Form F-6 Registration Statement to be declared effective by the SEC as promptly as practicable and to keep the Registration Statement effective as long as necessary to consummate the Transactions. As promptly as practicable after the Registration Statement shall have been declared effective by the SEC, the Company shall mail the Proxy Statement to its stockholders and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials, and, if required in connection therewith, resolicit proxies.

(b) Singapore Filings. As promptly as practicable after the execution of this Agreement, Parent shall prepare the shareholders circular to be sent to the shareholders of Parent relating to the meeting of Parent’s shareholders (the “Parent Shareholders’ Meeting” and, together with the Company Stockholders’ Meeting, the “Stockholders’ Meetings”) to be held to consider the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments (the “Parent Shareholders Circular”). The Company shall furnish to Parent all information concerning it and its business as Parent may reasonably request in connection with such actions and the preparation of the Parent Shareholders Circular. Each of Parent and the

Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SGX-ST with respect to the Parent Shareholders Circular and to receive the approval of the SGX-ST as promptly as practicable. As promptly as practicable after the Parent Shareholders Circular shall have been filed with the SGX-ST (or, if approval of the SGX-ST is required, as promptly as practicable after the Parent Shareholders Circular shall have been approved by the SGX-ST), Parent shall mail the Parent Shareholders Circular to its shareholders and, if necessary, after the Parent Shareholders Circular shall have been so mailed, promptly circulate amended, supplemental or supplemented circular materials.

(c) Except as provided in Section 6.04(c), the Company covenants that none of the Company Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Voting Agreements, the Merger or any other Transaction (the “Company Board Recommendation”) and that the Proxy Statement shall include the recommendation of the Company Board to the stockholders of the Company in favor of approval and adoption of this Agreement and approval of the Merger.

(d) Except as provided in Section 6.04(d), Parent covenants that none of the Parent Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Parent Board or any committee thereof of this Agreement, the Voting Agreements, the Merger, the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments or any other Transaction (the “Parent Board Recommendation”) and that the Parent Shareholders Circular shall include the recommendation of the Parent Board to the shareholders of Parent in favor of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments.

(e) No amendment or supplement to the Proxy Statement, the Registration Statement, the Form F-6 Registration Statement or the Parent Shareholders Circular will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed) and after having provided the other party with the opportunity to review and comment thereon (such review not to be unreasonably delayed). Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement or Form F-6 Registration Statement has been declared effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent ADSs or Parent Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or SGX-ST for amendment of the Proxy Statement, the Registration Statement, the Form F-6 Registration Statement or the Parent Shareholders Circular or comments thereon and responses thereto or requests by the SEC or SGX-ST for additional information.

(f) Parent represents and warrants to the Company that the information supplied by Parent for inclusion in the Registration Statement, the Form F-6 Registration Statement, the Proxy Statement or the Parent Shareholders Circular shall not, at (i) the time the Parent Shareholders Circular is filed with the SGX-ST, (ii) the time the Registration Statement or Form F-6 Registration Statement is declared effective, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iv) the time the Parent Shareholders Circular (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent, (v) the time of each of the Stockholders’ Meetings (as defined below) and (vi) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary or any of their respective officers or directors should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement, Form F-6 Registration Statement, Proxy Statement or Parent Shareholders Circular, Parent shall promptly inform the Company. Parent represents and warrants to the Company that all documents that Parent is responsible for filing with the SEC or the SGX-ST, as the case may be, in connection with the Merger or the other Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act, the Exchange Act, the SGX-ST, the SGX-ST Listing Manual, the Singapore Companies Act and the Singapore Securities Act, as the case may be, and the rules and regulations thereunder.

(g) The Company represents and warrants to Parent that the information supplied by the Company for inclusion in the Registration Statement, the Form F-6 Registration Statement, the Proxy Statement or the Parent Shareholders Circular shall not, at (i) the time the Parent Shareholders Circular is filed with the SGX-ST, (ii) the time the Registration Statement or Form F-6 Registration Statement is declared effective, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iv) the time the Parent Shareholders Circular (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent, (v) the time of each of the Stockholders’ Meetings and (vi) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, Form F-6 Registration Statement, Proxy Statement or Parent Shareholders Circular, the Company shall promptly inform Parent. The Company represents and warrants to Parent that all documents that the Company is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 6.02. Stockholders’ Meetings. (a) The Company shall call and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement.

(b) Parent shall call and hold the Parent’s Shareholders’ Meeting as promptly as practicable for the purpose of voting upon the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments.

(c) Each of the Company and Parent shall use its reasonable best efforts to hold the Stockholders’ Meetings on the same day as soon as practicable after the date on which the Registration Statement becomes effective. Each of the Company and Parent shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of this Agreement or in favor of the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments, as the case may be, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders, except in the event and to the extent that the Company Board or the Parent Board, as the case may be, in accordance with Section 6.04(c) or Section 6.04(d), withdraws or modifies its recommendation to its shareholders in favor of the approval and adoption of this Agreement or in favor of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments, as the case may be.

SECTION 6.03. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, including access to enter any real property owned, leased, subleased or occupied by such party or such party’s Subsidiary in order to conduct an environmental assessment of such property (provided that no subsurface investigation work of the sort commonly referred to as “Phase II” investigatory work shall be conducted absent the prior written consent of the other party, which consent shall not be unreasonably withheld); and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request; provided, however, that (A) no pricing or other competitively sensitive information retrieved from the Company will be made available to persons who are involved in any pricing or sales activity at Parent or any Parent Subsidiary, (B) no pricing or other competitively sensitive information retrieved from Parent will be made available to persons who are involved in any pricing or sales activity at the Company or any Company Subsidiary and (C) neither Parent nor the Company shall use any information obtained from the other party for any purpose other than evaluation of such other party in connection with this Agreement.

(b) All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated January 6, 2004 (the “Confidentiality Agreement”), between Parent and the Company.

(c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.04. No Solicitation of Transactions. (a) Each party to this Agreement agrees that, from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall not, and shall not permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, officers or employees to, and shall use its best efforts to cause its investment bankers, attorneys, accountants and other representatives retained by it or any of its Subsidiaries not to, directly or indirectly: (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes a Competing Transaction (as defined below); (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction; (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction; or (iv) authorize or permit any of the officers, directors or employees of such party or any of its Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such party, to take any such action. Each party to this Agreement shall notify the other party as promptly as practicable (and in any event within one day after such party attains knowledge thereof) if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). Each party to this Agreement immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Each party to this Agreement shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b) Notwithstanding anything to the contrary in this Section 6.04, the Board of Directors of Parent or the Company, as the case may be, may furnish, prior to approval of this Agreement, the Merger, the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments at the Company Stockholders’ Meeting or the Parent Shareholders’ Meeting, as the case may be, information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction or otherwise facilitate any effort or attempt to make or implement a proposal or offer for a Competing Transaction, if such Board of Directors has (i) determined, in its good faith judgment (after having consulted with a financial advisor of internationally recognized reputation) that such proposal or offer is reasonably likely to lead to a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be such party’s regularly engaged independent legal counsel), that, in light of such proposal or offer regarding a Competing Transaction, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to Parent and its shareholders or the Company and its stockholders, respectively, under applicable Law, (iii) provided written notice to the other party of its intent to furnish information or enter into discussions with such person at least 24 hours prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the other party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting such party from satisfying its obligations under this Agreement).

(c) Except as set forth in this Section 6.04(c), the Company Board shall not make a change in the Company Board Recommendation (a “Change in the Company Board Recommendation”) in a manner adverse to Parent or Merger Sub or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if, prior to the approval of this Agreement and the Merger at the Company Stockholders’ Meeting, the Company Board determines, in its good faith judgment prior to the Effective Time and after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that it is required to make a Change in the Company Board Recommendation to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, the Company Board may recommend a Superior Proposal, but only (i) after providing written notice to Parent (a “Notice of Company Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Board Recommendation and the manner in which it intends (or may intend) to do so, and (ii) if Parent does not, within 48 hours of Parent’s receipt of the Notice of Company Superior Proposal, deliver to the Company a binding, written offer that the Company Board determines, in its good faith judgment (after having consulted with independent legal counsel and a financial advisor of internationally recognized reputation) to be at least as favorable to the Company’s stockholders as such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction under applicable Law or Rule 14d-9 or 14e-2 or that the Company Board determines to comply with its fiduciary duties to the Company and its stockholders will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 6.04(c). The obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Company Board Recommendation, except in the event that this Agreement is terminated in accordance with Section 8.01(j). The Company shall not submit to the vote of its stockholders any Competing Transaction, or propose to do so, except in the event that this Agreement is terminated in accordance with Section 8.01(j).

(d) Except as set forth in this Section 6.04(d), the Parent Board shall not make a change in the Parent Board Recommendation (a “Change in the Parent Board Recommendation”) in a manner adverse to the Company or approve or recommend, or cause or permit Parent to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if, prior to the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments at the Parent Shareholders’ Meeting, the Parent Board determines, in its good faith judgment prior to the Effective Time and after consultation with independent legal counsel (who may be Parent’s regularly engaged independent legal counsel), that to make a Change in the Parent Board Recommendation is required to comply with its fiduciary obligations to Parent and its shareholders under applicable Law, the Parent Board may recommend a Superior Proposal, but only (i) after providing written notice to the Company (a “Notice of Parent Superior Proposal”) advising the Company that the Parent Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Parent Board intends to effect a Change in the Parent Board Recommendation and the manner in which it intends (or may intend) to do so, and (ii) if the Company does not, within 48 hours of the Company’s receipt of the Notice of Parent Superior Proposal, deliver to Parent a binding written offer that the Parent Board determines, in its good faith judgment (after having consulted with independent legal counsel and a financial advisor of internationally recognized reputation) to be at least as favorable to Parent’s shareholders as such Superior Proposal. Any disclosure that the Parent Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction under applicable Law (including, without limitation, the

Singapore Code of Take-overs and Mergers) or Rule 14d-9 or 14e-2 or the requirements of the Securities Industry Counsel or that the Parent Board determines to comply with its fiduciary duties to Parent and its shareholders will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Parent Board in violation of this Section 6.04(d). The obligation of Parent to call, give notice of, convene and hold the Parent Shareholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Parent Board Recommendation, except in the event that this Agreement is terminated in accordance with Section 8.01(k). Parent shall not submit to the vote of its shareholders any Competing Transaction, or propose to do so, except in the event that this Agreement is terminated in accordance with Section 8.01(k).

(e) A “Competing Transaction” means with respect to the Company or Parent, as the case may be, any of the following (other than the Transactions): (i) a transaction, whether a merger, purchase of assets, tender offer or otherwise, which, if consummated, would result in a third party’s acquiring (A) more than 20% of the equity securities of the Company or of Parent, as the case may be, (B) all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole, or (C) is conditioned upon the non-consummation of the Transactions; (ii) in the case of the Company, any solicitation in opposition to approval and adoption of this Agreement by the Company’s stockholders; and (iii) in the case of Parent, any solicitation in opposition to approval of the Share Issuance, Parent Name Change, the New Stock Option Plans Adoption or the Parent Board Appointments by Parent’s shareholders.

(f) A “Superior Proposal” means with respect to the Company or Parent, as the case may be, an unsolicited bona fide offer made by a third party which (i) is for a transaction, whether a merger, purchase of assets, tender offer or otherwise, other than the Transactions, which, if consummated, would result in (A) the stockholders of such party immediately preceding such transaction holding less than 50% of the equity interest in the surviving or resulting entity of such transaction or (B) a third party’s acquiring all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as the case may be, and (ii) is on terms that the Board of Directors of such party determines, in its good faith judgment (after having consulted with independent legal counsel and a financial advisor of internationally recognized reputation), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (A) if consummated pursuant to its terms, is reasonably likely to result in a transaction that is more favorable to the stockholders of such party (in their capacities as stockholders), from a financial point of view, than the Merger and (B) is reasonably capable of being completed on the terms proposed.

SECTION 6.05. Employee Benefits Matters. (a) For one year following the Effective Time, or such longer period as may be required by applicable Law or contract, Parent shall or shall cause the Surviving Corporation to provide or cause to be provided to employees of the Surviving Corporation or any other affiliate of Parent who were employees of the Company or any Company Subsidiary immediately prior to the Effective Time and, in each case, to the extent an employee continues employment with the Surviving Corporation or any other affiliate of Parent (the “Continuing Employees”) compensation and employee benefit plans, programs and policies and fringe benefits (other than equity based compensation arrangements) that, in the aggregate, are substantially similar to those that were provided to the Continuing Employees by the Company or any Company Subsidiary immediately prior to the execution of this Agreement.

(b) Following the Effective Time, Parent shall or shall cause the Surviving Corporation to recognize (or cause to be recognized) the service of each Continuing Employee with the Company or any Company Subsidiary determined as of the Effective Time for purposes of eligibility and vesting under any employee benefit plans, programs or arrangements maintained by Parent, the Surviving Corporation, or any of their affiliates that employs any Continuing Employee; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Each such employee benefit plan, program or arrangement that provides health benefits to Continuing Employees shall waive pre-existing condition limitations with respect to the Continuing Employees to the same extent waived under the applicable group health plan of the Company or any Company Subsidiary maintained prior to the Effective Time, and each Continuing Employee shall be given credit for amounts paid under the corresponding group health plan of the Company or any Company Subsidiary during the plan year in which the Effective Time occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums for such plan year.

(c) As of the Effective Time, Parent shall cause the Surviving Corporation to honor for the one-year period following the Effective Time all employment and severance agreements existing as of the date hereof and set forth in Schedule 3.10(a) of the Company Disclosure Schedule between the Company or any Company Subsidiary and any current or former director, officer or employee of the Company or any Company Subsidiary. In addition, Parent shall, after the Effective Time, cause the Surviving Corporation to perform the Company’s obligations under the ChipPAC, Inc. Employee Retention Plan and the ChipPAC, Inc. Special Bonus Plan, which will provide for payments at specified times of severance, bonuses and retention payments to employees of the Company and the Company Subsidiaries contingent upon the occurrence of the Effective Time in an aggregate cash amount of US$5.0 million, and the individual award agreements to be entered into thereunder with participating employees of the Company and the Company Subsidiaries.

(d) Parent shall use its reasonable best efforts to procure consents from non-U.S. Continuing Employees that are required by applicable Law or collective bargaining agreement as a result of Parent’s modifications of any material terms and conditions of employment for such employees in such employees’ respective jurisdictions.

SECTION 6.06. Directors’ and Officers’ Indemnification and Insurance. (a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article Eight of the Certificate of Incorporation or Article V of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

(b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect, for six years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.06(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $842,575 in the aggregate), it being understood that, if the premium required to be paid by Parent for such policy would exceed such 200% amount, then the coverage of such policy shall be reduced to the maximum amount that may be obtained for a per annum premium in such 200% amount.

(c) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.06.

SECTION 6.07. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, in the case of (a) or (b), such that the conditions under Section

7.02(a) or Section 7.02(b), in the case of the Company, or under Section 7.03(a) or Section 7.03(b), in the case of Parent, would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.08. Company Affiliates. No later than 30 days after the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company’s reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a “Company Affiliate”)) of the Company. The Company shall provide Parent with such information and documents that the Company has in its possession as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Effective time, an affiliate letter substantially in the form attached hereto as Exhibit 6.08, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list.

SECTION 6.09. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Transactions and (b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or Parent or their subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger; provided that nothing contained in this Section 6.09 shall require Parent or the Company to divest any asset or assets or license any technology which individually or in the aggregate have a fair value in excess of $10,000,000 in any manner that would not be commercially reasonable. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

SECTION 6.10. Plan of Reorganization. (a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code (including the receipt and continued effectiveness of the Private Letter Ruling) or the exchange by Eligible Company Stockholders of Company Shares for Parent ADSs pursuant to the Merger from satisfying the requirements of Section 1.367(a)-3(c) of the Regulations other than subsection (3)(C) thereof. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code (including the failure to receive and maintain the continued effectiveness of the Private Letter Ruling) or the exchange by Eligible Company Stockholders of Company Shares for Parent ADSs pursuant to the Merger from satisfying the requirements of Section 1.367(a)-3(c) of the Regulations other than subsection (3)(C) thereof.

(b) As of the date hereof, the Company, after consultation with counsel, does not know of any reason (i) why it would not be able to deliver to counsel to the Company and Parent, at the date of the legal opinions referred to below, certificates, with customary exceptions and modifications thereto, to enable such firms to deliver legal opinions that (assuming receipt of the Private Letter Ruling) the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, and the Company hereby agrees to use its reasonable best efforts to deliver such certificates effective as of the date of such opinions or (ii) why counsel to the Company and Parent would not be able to deliver legal opinions that (assuming receipt of the Private Letter Ruling) the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

(c) As of the date hereof, Parent, after consultation with counsel, does not know of any reason (i) why it and Merger Sub would not be able to deliver to counsel to the Company and Parent, at the date of the legal opinions referred to below, certificates, with customary exceptions and modifications thereto, to enable such firms to deliver legal opinions that (assuming receipt of the Private Letter Ruling) the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, and Parent hereby agrees to use its reasonable best efforts to deliver such certificates on behalf of both Parent and Merger Sub effective as of the date of such opinions, or (ii) why counsel to the Company and Parent would not be able to deliver legal opinions that (assuming receipt of the Private Letter Ruling) the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

(d) Parent and the Company shall cooperate and use their respective reasonable best efforts to obtain a private letter ruling from the IRS with respect to the transactions contemplated by this Agreement, as provided for under Section 1.367(a)-3(c)(9) of the Regulations, to qualify for an exception to the general rule under Section 367(a)(1) of the Code (the “Private Letter Ruling”). Such reasonable best efforts shall include, without limitation, Parent and Company’s making (or causing their respective affiliates to make) such representations or covenants as the IRS may reasonably request in connection with the Private Letter Ruling. Any written or substantive oral communications with the IRS to the extent possible shall be conducted jointly by the Company and Parent or Kirkland & Ellis LLP and Shearman & Sterling LLP, respectively. If the IRS does not issue the Private Letter Ruling, but there has been a change in law, clear guidance from the IRS or a change in facts that would nevertheless indicate that the opinion described below could be given, Parent and the Company shall use their reasonable best efforts each to obtain an opinion of a nationally recognized law firm that for federal income tax purposes the exchange by Eligible Company Stockholders of Company Shares solely for Parent ADSs pursuant to the Merger will not result in the recognition of gain under the provisions of Section 367(a) of the Code (a “Section 367 Opinion”). Parent and the Company agree to timely satisfy, or cause to be timely satisfied, all applicable tax reporting and filing requirements contained in the Code and the United States Income Tax Regulations with respect to the transactions contemplated hereby, including, without limitation, the reporting requirements contained in Section 1.367(a)-3(c)(6) of the Regulations.

SECTION 6.11. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.12. Stock Exchange Listing/Quotation. (a) Parent shall promptly prepare and submit to the SGX-ST a listing application covering the Parent Ordinary Shares underlying the Parent ADSs to be issued in the Merger, pursuant to the Substitute Options and upon conversion of the Company Convertible Subordinated Notes, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for such listing on the SGX-ST, subject to official notice of issuance to the SGX-ST and customary conditions, and the Company shall cooperate with Parent with respect to such listing.

(b) Parent shall promptly prepare and submit to the Nasdaq a listing application covering the Parent ADSs to be issued in the Merger, pursuant to Substitute Options and upon conversion of the Company Convertible Subordinated Notes, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the quotation of such Parent ADSs, subject to official notice of issuance to Nasdaq, and the Company shall cooperate with Parent with respect to such quotation.

SECTION 6.13. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the SGX-ST or Nasdaq, no statement or other disclosure regarding the Transactions will be made by any party to this Agreement without the prior approval of the Company and Parent, which approval shall not be unreasonably withheld or delayed, provided, however, that nothing in this Section 6.13 shall be deemed to limit the rights of the Company or Parent under Section 6.04.

SECTION 6.14. Board of Directors; Corporate Headquarters; Corporate Name. (a) Parent shall use its reasonable best efforts to, subject to the fiduciary duties of the Parent Board, (i) not increase the number of directors who are nominees of Singapore Technologies Semiconductors Pte Ltd prior to the Effective Time and cause the number of directors comprising the Parent Board as of immediately after the Effective Time to be 11, (ii) cause four of the current members of the Parent Board to resign effective as of immediately after the Effective Time, (iii) cause each of Mr. Robert Conn, Mr. Douglas Norby, Mr. Chong Sup Park and Mr. Dennis McKenna (the “Company Designated Directors”), assuming that each such person is willing to serve as a director, to be nominated for election as a director of Parent, effective as of the Effective Time, at the Parent Shareholders’ Meeting, (iv) cause Mr. Dennis McKenna to be appointed as Vice Chairman of the Parent Board as of the Effective Time, to serve as Vice Chairman and director until December 31, 2004, (v) cause one of Mr. Robert Conn, Mr. Douglas Norby or Mr. Chong Sup Park to be appointed to the Audit Committee of the Parent Board as of the Effective Time, and (vi) cause the Audit Committee Terms of Reference to be amended as of the Effective Time to provide, in accordance with NASD Rule 4350(h), that Parent shall conduct an appropriate review of all “related party transactions” (defined as transactions required to be disclosed pursuant to Rule 404 of Regulation S-K under the Securities Act or any successor provision thereto) for potential conflict of interest situations and that all such transactions must be approved by the Audit Committee of the Parent Board. If any Company Designated Director shall, prior to the Effective Time, die or determine not to serve as a director of Parent, the Company shall have the right to appoint another person who would qualify as an “independent” director under the rules of Nasdaq to become a Company Designated Director, subject to the approval of such person by the Parent Board (which approval shall not be unreasonably withheld).

(b) The corporate headquarters of Parent following completion of the Merger will remain in Singapore.

(c) Parent shall take all such action as may be necessary to cause the corporate name of Parent to be renamed, effective as of the Effective Time, “STATS ChipPAC Ltd”, or such other name to be agreed upon between Parent and the Company prior to the mailing of the Proxy Statement and the Parent Shareholders Circular (which name shall include the names “STATS” and “ChipPAC”), subject to receipt of the requisite approval of the shareholders of Parent.

SECTION 6.15. Accounting Matters. Each of Parent and the Company agree to each use reasonable best efforts to cause to be delivered to each other consents and comfort letters from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents and comfort letters delivered by independent public accountants in connection with registration statements on Form F-4 under the Securities Act.

SECTION 6.16. Stock Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with this Agreement and the Transactions shall be paid by the Surviving Corporation, and the Company shall cooperate with Parent and Merger Sub in preparing, executing and filing any Tax Returns with respect to such Taxes.

SECTION 6.17. Supplemental Indentures. As of the Effective Time, the Surviving Corporation and Parent shall (i) execute and deliver to Firstar Bank, N.A., as trustee under the Indenture dated as of June 15, 2001 between the Company and Firstar Bank, N.A. (the “8% Convertible Notes Indenture”), a supplemental indenture in accordance with Section 4.11 of the 8% Convertible Notes Indenture and (ii) execute and deliver to U.S. Bank National Association, as trustee under the Indenture dated as of May 28, 2003 between the Company and U.S. Bank National Association (the “2.50% Convertible Notes Indenture”), a supplemental indenture in accordance with Section 5.11 of the 2.50% Convertible Notes Indenture. Prior to the Effective Time, the Company shall, and after the Effective Time, the Surviving Corporation shall, deliver such notices to security holders, certificates, opinions, agreements and other instruments as Parent or the trustees under the indentures specified above and under the Indenture dated as of July 29, 1999, among ChipPAC International Limited, ChipPAC Merger Corp. and Firstar Bank of Minnesota, N.A. as trustee (the “12.75% Notes Indenture”), may reasonably request in connection with the Merger and such indentures and supplemental indentures.

SECTION 6.18. SGX-ST Waiver. Parent shall give written notice to the Company as soon as reasonably practicable after Parent receives notice (written or otherwise) from the SGX-ST that the SGX-ST has imposed any additional condition or revoked any of the conditions in relation to SGX-ST Waiver from the requirements of having to comply with the continuing listing requirements of the SGX-ST.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Registration Statements. The Registration Statement and Form F-6 Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or Form F-6 Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) SGX-ST Filings. The Parent Shareholders Circular shall have been filed with the SGX-ST and Parent shall have received all approvals and confirmations from the SGX-ST necessary to mail the Parent Shareholders Circular to the shareholders of Parent in connection with the Parent Shareholders’ Meeting.

(c) Company Stockholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation, and such approval shall not have been rescinded, revoked or otherwise withdrawn.

(d) Parent Shareholder Approval. The Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments shall have been approved by the requisite affirmative vote of the shareholders of Parent in accordance with the rules and regulations of the SGX-ST, Nasdaq, the Singapore Companies Act and Parent’s Memorandum and Articles of Association, and such approval shall not have been rescinded, revoked or otherwise withdrawn.

(e) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(f) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(g) Stock Exchange Listing/Quotation. The Parent ADSs to be issued in the Merger, pursuant to the Substitute Options or pursuant to the conversion of the Company Convertible Subordinated Notes shall have been authorized for quotation on Nasdaq and the Parent Ordinary Shares underlying such Parent ADSs shall have been authorized for listing on the SGX-ST, in each case, subject to official notice of issuance and other customary conditions.

SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver, where permissible, by Parent or Merger Sub, as the case may be, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.03(a) of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the representations and warranties of the Company otherwise contained in this Agreement shall have been true and correct as of the date of this Agreement (without giving effect to any qualification or limitation as to materiality or Company Material Adverse Effect set forth therein) and shall be true and correct as of the Effective Time (without giving effect to any qualification or limitation as to materiality or Company Material Adverse Effect set forth therein), as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except in this clause (ii) where the failure of such other representations of the Company to be so true and correct (without giving effect to any qualification or limitation as to materiality or Company Material Adverse Effect set forth therein) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President or any Senior Vice President of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) Consents. The consents, approvals or authorizations listed on Section 7.02(d) of the Company Disclosure Schedule shall have been obtained.

(e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(f) Tax Opinion; Private Letter Ruling. Parent shall (i) have received the opinion of Shearman & Sterling LLP, counsel to Parent, based upon representations of Parent, Merger Sub and the Company, and normal assumptions, to the effect that, for federal income tax purposes (and determined without the application of Section 367 of the Code), the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code and (ii) have received the Private Letter Ruling or a Section 367 Opinion, which opinions or Private Letter Ruling shall not have been withdrawn or modified in any material respect. The issuance of the opinion in clause (i) above shall be conditioned on receipt by Shearman & Sterling LLP of representation letters from each of Parent, Merger Sub and the Company as contemplated in Section 6.10 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

(g) No Defaults. No Default or Event or Default (as defined in the relevant indenture) shall have occurred and be continuing under the 8% Convertible Notes Indenture, the 2.50% Convertible Notes Indenture or the 12.75% Notes Indenture and no Default or Event of Default (as defined in the relevant indenture) shall occur and be continuing immediately after giving effect to the Merger.

SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver, where permissible, by the Company of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 4.03(a) of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the representations and warranties of Parent otherwise contained in this Agreement shall have been true and correct as of the date of this Agreement (without giving effect to any qualification or limitation as to materiality or Parent Material Adverse Effect set forth therein) and shall be true and correct as of the Effective Time (without giving effect to any qualification or limitation as to materiality or Parent Material Adverse Effect set forth therein), as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except in this clause (ii) where the failure of such other representations of Parent to be so true and correct (without giving effect to any qualification or limitation as to materiality or Parent Material Adverse Effect set forth therein) would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Senior Vice President of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

(d) Consents. The consents, approvals or authorizations listed on Section 7.03(d) of the Parent Disclosure Schedule shall have been obtained.

(e) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(f) Tax Opinion; Private Letter Ruling. The Company shall (i) have received the opinion of Kirkland & Ellis LLP, counsel to the Company, based upon representations of Parent, Merger Sub and the Company, and normal assumptions, to the effect that, for federal income tax purposes (and determined without the application of Section 367 of the Code), the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code and (ii) have received the Private Letter Ruling or a Section 367 Opinion, which opinions or Private Letter Ruling shall not have been withdrawn or modified in any material respect. The issuance of the opinion in (i) above shall be conditioned on receipt by Kirkland & Ellis LLP of representation letters from each of Parent, Merger Sub and the Company as contemplated in Section 6.10 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company, by action taken or authorized by the respective party’s Board of Directors, as follows:

(a) by mutual written consent of Parent and the Company; or

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before September 30, 2004 (which date shall be extended, at the written request of either Parent or the Company, to a date not later than the earliest of (i) 30 days after receipt of the Private Letter Ruling (or such longer period after receipt of the Private Letter Ruling as may be necessary to satisfy the conditions set forth in Section 7.01(e) and 7.01(f) after receipt of the Private Letter Ruling), (ii) the date on which the IRS advises the parties that it will not issue the Private Letter Ruling and (iii) December 31, 2004, to the extent necessary to satisfy the conditions set forth in Sections 7.02(f) and 7.03(f) and so long as all other conditions have been satisfied or shall be capable of being satisfied) (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) or to extend the End Date shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(c) by either Parent or the Company if any Governmental Authority in the United States or Singapore shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

(d) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Triggering Event (as defined below) with respect to the Company shall have occurred; or

(e) by the Company (at any time prior to the approval of the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments by the required vote of the shareholders of Parent) if a Triggering Event with respect to Parent shall have occurred; or

(f) by either Parent or the Company if this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders’ Meeting; or

(g) by either Parent or the Company if the Share Issuance or Parent Name Change shall fail to receive the requisite vote for approval at the Parent Shareholders’ Meeting; or

(h) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 8.01(h) for so long as the Company continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within 20 days after notice of such breach is provided by Parent to the Company; provided further that Parent shall not itself be in breach such that the conditions set forth in Section 7.03(a) or (b) would not be satisfied; or

(i) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent, the Company may not terminate this Agreement under this Section 8.01(i) for so long as Parent continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within 20 days after notice of such breach is provided by the Company to Parent; provided further that the Company shall not itself be in breach such that the conditions set forth in Section 7.02(a) or (b) would not be satisfied; or

(j) by the Company (at any time prior to the Company Stockholders’ Meeting) in order to enter into a definitive agreement with respect to a Superior Proposal if the Company Board shall have made a Change in the Company Board Recommendation in compliance with Section 6.04(c); provided, however, that any termination of this Agreement pursuant to this Section 8.01(j) shall not be effective until the Company has made full payment of all amounts provided under Section 8.03; or

(k) by Parent (at any time prior to the Parent Shareholders’ Meeting) in order to enter into a definitive agreement with respect to a Superior Proposal if the Parent Board shall have made a Change in the Parent Board Recommendation in compliance with Section 6.04(d); provided, however, that any termination of this Agreement pursuant to this Section 8.01(k) shall not be effective until Parent has made full payment of all amounts provided under Section 8.03; or

(l) by either the Company or Parent if (i) despite both parties’ reasonable best efforts, the IRS advises the parties that it will not issue the Private Letter Ruling and the parties have exhausted all reasonable opportunities to convince the IRS to reconsider its decision and to issue the Private Letter Ruling and (ii) after consulting with at least two nationally recognized law firms, no such law firm is able to deliver a Section 367 Opinion; provided, however, that the right to terminate under this Section 8.01(l) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the IRS to issue the Private Letter Ruling; and, provided further that Parent may not terminate under this Section 8.01(l) if until 20 days after a party notifies the other party of its determination that the circumstances described in clauses (i) and (ii) above have occurred and Parent may not terminate under this Section 8.01(l) if prior to the end of such 20 day period (x) the Company waives the condition set forth in Section 7.03(f) and (y) the parties to the Company Stockholder Voting Agreements agree that such waiver of such condition shall not affect the continued effect of the Company Stockholder Voting Agreement.

For purposes of this Agreement, a “Triggering Event” with respect to a party hereto shall be deemed to have occurred if: (i) the Board of Directors of such party or any committee thereof withdraws, modifies or changes its recommendation of this Agreement, the Merger or the Transactions in a manner adverse to the other party or shall have resolved to do so; (ii) the Board of Directors of such party shall have recommended to the stockholders of such party a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction; (iii) such party shall have failed to include in the Proxy Statement or the Parent Shareholders Circular, as the case may be, the recommendation of the Board of Directors of such party in favor of the approval and adoption of this Agreement and the approval of the Merger or approval of the Share Issuance, the New Stock Option Plans Adoption or the Parent Board Appointments as applicable; or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of such party is commenced, and the Board of Directors of such party fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) within 20 days of the announcement of such tender offer or exchange offer.

SECTION 8.02. Effect of Termination. Any termination of this Agreement pursuant to Section 8.01 will be effective immediately upon the delivery of a valid written notice of the terminating party to the non-terminating party. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.03 and (b) nothing herein shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

SECTION 8.03. Fees and Expenses. (a) All fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors (“Advisors”), will be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company will share equally (i) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and (ii) fees directly associated with the printing, filing and mailing of the Registration Statement, the Proxy Statement and the Parent Shareholder Circular; provided further that neither of (i) or (ii) shall be deemed to include fees or expenses payable to Advisors.

(b) The Company agrees that:

(i) if Parent shall terminate this Agreement pursuant to Section 8.01(d); or

(ii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(f), (B) prior to the time of the Company Stockholders’ Meeting a Competing Transaction shall have been publicly announced with respect to the Company, and (C) the Company completes a Third Party Acquisition (as defined below) within 12 months after the date of such termination or the Company enters into an agreement providing for a Third Party Acquisition within 12 months after the date of such termination and the Company subsequently completes such Third Party Acquisition; or

(iii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b), (B) prior to the time of such termination a Competing Transaction shall have been publicly announced with respect to the Company, and (C) the Company completes a Third Party Acquisition within 12 months after the date of such termination or the Company enters into an agreement providing for a Third Party Acquisition within 12 months after the date of such termination and the Company subsequently completes such Third Party Acquisition; or

(iv) if the Company shall terminate this Agreement pursuant to Section 8.01(j);

then the Company shall pay to Parent, in immediately available funds, a fee of $40 million (the “Fee”), (A) in the case of Section 8.03(b)(i), one business day following the termination, (B) in the case of Section 8.03(b)(ii) or (iii), one business day following the consummation of such Third Party Acquisition and (C) in the case of Section 8.03(b)(iv), on the day of termination of this Agreement.

(c) Parent agrees that:

(i) if the Company shall terminate this Agreement pursuant to Section 8.01(e); or

(ii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(g), (B) prior to the time of the Parent Shareholders’ Meeting a Competing Transaction shall have been publicly announced with respect to Parent, and (C) Parent completes a Third Party Acquisition within 12 months after the date of such termination or Parent enters into an agreement providing for a Third Party Acquisition within 12 months after the date of such termination and Parent subsequently completes such Third Party Acquisition; or

(iii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b), (B) prior to the time of such termination a Competing Transaction shall have been publicly announced with respect to Parent, and (C) Parent completes a Third Party Acquisition within 12 months after the date of such termination or Parent enters into an agreement providing for a Third Party Acquisition within 12 months after the date of such termination and Parent subsequently completes such Third Party Acquisition; or

(iv) if Parent terminates this Agreement pursuant to Section 8.01(k);

then Parent shall pay to the Company, in immediately available funds, the Fee, (A) in the case of Section 8.03(c)(i), one business day following the termination, (B) in the case of Section 8.03(c)(ii) or (iii), one business day following the consummation of such Third Party Acquisition and (C) in the case of Section 8.03(c)(iv), on the day of termination of this Agreement.

(d) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that Parent or the Company, as the case may be, shall fail to pay the Fee when due, the term “Fee” shall be deemed to include the costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s Prime Rate plus 2.00%. Payment of the fees and expenses described in this Section 8.03 shall not be in lieu of any damages incurred in the event of willful or intentional breach of this Agreement.

(e) “Third Party Acquisition” means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent, as the case may be, pursuant to which the stockholders of such party immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or of any direct or indirect parent thereof; (ii) a sale or other disposition by the Company or Parent, as the case may be, of assets representing in excess of 50% of the aggregate fair market value of the business of such party, together with its Subsidiaries, taken as a whole, immediately prior to such sale or other disposition; (iii) an acquisition by any person or group (including by way of a tender offer or an exchange offer or an issuance of capital stock by the Company or Parent, as the case may be), directly or indirectly, of beneficial ownership of more than 50% of the voting power of the then outstanding shares of capital stock of the Company or Parent, as the case may be; or (iv) the repurchase by the Company or Parent, as the case may be, or any of their subsidiaries, of more than 50% of the outstanding shares of capital stock of such party.

SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may, by action taken or authorized by its Board of Directors, (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01 as provided in Section 8.02, as the case may be, except that the agreements set forth in Articles I and II, Sections 6.06 and 6.10, Article VIII and this Article IX shall survive the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a) if to Parent or Merger Sub:

ST Assembly Test Services Ltd

10 Ang Mo Kio Street 65

#05-17/20 Techpoint, Singapore 569059

Attention: Linda Nai

Facsimile No: (+65) 6720-7829

Email Address: nailinda@stats.st.com.sg

with copies to:

Allen & Gledhill

36 Robinson Road

#18-01 City House

Singapore 068877

Attention: Lucien Wong

Facsimile No: (+65) 6223-3787

Shearman & Sterling LLP

6 Battery Road, #25-03

Singapore 049909

Attention: Oren B. Azar, Esq.

Facsimile No: (+65) 6230-3899

Email Address: oazar@shearman.com

Shearman & Sterling LLP

1080 Marsh Road

Menlo Park, California 94025

Attention: Michael J. Coleman, Esq.

Facsimile No: (650) 838-3699

Email Address: mcoleman@shearman.com

(b) if to the Company:

ChipPAC, Inc.

47400 Kato Road

Fremont, CA 94538

Attention: Patricia H. McCall

Facsimile No: (510) 979-8004

Email Address: patricia.h.mccall@chippac.com

with copies to:

Kirkland & Ellis LLP

777 South Figueroa Street

Los Angeles, CA 90017

Attention: Eva Davis

Facsimile No: (213) 808-8229

Email Address: edavis@kirkland.com

Rajah & Tann

4 Battery Road, #26-01

Bank of China Building,

Singapore, 049909

Attention: Siok Chin Tan

Facsimile No: 65-6536-9453

Email Address: siok.chin.tan@rajahtann.com

SECTION 9.03. Certain Definitions. (a) For purposes of this Agreement:

“affiliate” of a specified person means a person who is an affiliate within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act.

“beneficial owner”, with respect to any securities, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in Singapore or San Francisco, California.

“Bain Group” means (i) Bain Capital Fund VI, L.P., (ii) BCIP Associates II, whose managing partner is Bain Capital Investors, LLC, (iii) BCIP Associates II-B, (iv) BCIP Trust Associates II, L.P., (v) BCIP Trust Associates II-B, (vi) BCIP Associates II-C, (vii) PEP Investments PTY, Ltd., (viii) Sankaty High Yield Assets Partners, L.P. and (ix) Bain Capital, L.L.C.

“Central Provident Fund” shall have the same meaning as is ascribed to it by the Central Provident Fund Act, Chapter 36 of Singapore.

“Central Provident Scheme” means any recognized mandatory social security scheme that is not subject to U.S. Law and under which benefits may be payable only upon the retirement, unemployment, physical injury or disability of the insured, which has or is capable of having effect in relation to one or more descriptions or categories of employment so as to provide benefits, in the form of pensions, allowances, gratuities or other payments, payable on termination of service, death or retirement, to or in respect of persons gainfully employed under a contract of service in any employment.

“Company ERISA Affiliate” means each entity that is treated as a single employer with the Company or any Company Subsidiary pursuant to Section 414 of the Code.

“Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, in no event will any of the following, alone or in combination, be deemed to constitute nor will any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) changes in general economic conditions or changes in securities markets in general, which Effects do not have a materially disproportionate effect on Company and the Company Subsidiaries, taken as a whole; (ii) changes in the industries in which the Company and the Company Subsidiaries operate, which Effects do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole; (iii) the public announcement or pendency of the transactions contemplated hereby; (iv) compliance with the terms and conditions of this Agreement, including actions or omissions of the Company or any Company Subsidiary taken with the written consent of Parent; (v) any attrition of U.S.-based employees of the Company or the Company Subsidiaries; (vi) a change in Law or GAAP or the interpretations thereof, which Effects do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole; and (vii) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against, China, Korea, Malaysia, Singapore, Taiwan or the United States, which Effects do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“CVC Group” means (i) Citicorp Venture Capital, Ltd., (ii) Citicorp Mezzanine III, L.P. and (iii) CCT Partners VI, L.P.

“Eligible Company Stockholders” means holders or deemed holders of Company Shares (including partners of a partnership that holds Company Shares) who will not be “five-percent transferee shareholders” as defined in Section 1.367(a)-3(c)(5)(ii) of the income tax regulations under the Code or who enter into (or whose consolidated tax group parent has entered into on their behalf) five-year gain recognition agreements in the form prescribed by Section 1.367(a)-8(b) of the income tax regulations under the Code.

“Environmental Laws” means any United States federal, state or local or non-United States law (including the common law, statutes, regulations, orders and contractual obligations) relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Hazardous Substances” means: (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any other contaminant regulated by, or for which standards of conduct are imposed by, any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof; (iii) copyrightable works, copyrights, and registrations and applications for registration thereof; (iv) mask works; and (v) confidential and proprietary information, including trade secrets, know-how and inventions.

“Parent ADRs” means American Depositary Receipts, each of which evidences one Parent ADSs.

“Parent ADSs” means the American Depositary Shares issued pursuant to the Parent Deposit Agreement, each of which represents the right to receive ten Parent Ordinary Shares.

“Parent Deposit Agreement” means the Deposit Agreement, dated as of February 8, 2001, by and among Parent, Citibank, N.A., as Depositary, and the holders from time to time of Parents ADSs evidenced by Parent ADRs issued thereunder, as amended through the Effective Time.

“Parent ERISA Affiliate” means each entity that is treated as a single employer with Parent or any Parent Subsidiary under Section 414 of the Code.

“Parent Material Adverse Effect” means any Effect that, individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, in no event will any of the following, alone or in combination, be deemed to constitute nor will any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) changes in general economic conditions or changes in securities markets in general, which Effects do not have a materially disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole; (ii) changes in the industries in which Parent and the Parent Subsidiaries operate, which Effects do not have a materially disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole; (iii) the public announcement or pendency of the transactions contemplated hereby; (iv) compliance with the terms and conditions of this Agreement, including actions or omissions of Parent or any Parent Subsidiary taken with the written consent of the Company; (v) a change in Law or GAAP or the interpretations thereof, which Effects do not have a materially disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole; and (vi) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against, China, Korea, Malaysia, Singapore, Taiwan or the United States, which Effects do not have a materially disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole.

“Permitted Liens” means: (i) Liens for current taxes and assessments not yet past due as of the Effective Time or which are being legitimately contested by appropriate proceedings; (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) workmen’s, repairmen’s, warehousemen’s, landlord’s and carriers’ Liens arising in the ordinary course of business consistent with past practice that are not delinquent and which, individually or in the aggregate, could not reasonably be expected to be materially adverse to the use, value or ownership of the subject property; and (iv) all matters of record, Liens and other imperfections of title and encumbrances that, individually or in the aggregate, could not reasonably be expected to be materially adverse to the use, value or ownership of the subject property.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means all Singapore or United States federal, state, local, provincial and any other domestic or foreign Tax return or report.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2.50% Convertible Notes	§ 3.03(a)
2.50% Convertible Notes Indenture	§ 6.17
8% Convertible Notes	§ 3.03(a)
8% Convertible Notes Indenture	§ 6.17
12.75% Notes Indenture	§ 6.17
Action	§ 3.09
Agreement	Preamble
Blue Sky Laws	§ 3.05(b)
Certificate of Merger	§ 1.02
Certificates	§ 2.02(a)
Change in the Company Board Recommendation	§ 6.04(c)
Change in the Parent Board Recommendation	§ 6.04(d)
Closing	§ 1.02
COBRA	§ 3.10(c)
Code	Recitals
Company	Preamble
Company Affiliate	§ 6.08
Company Board	Recitals
Company Board Recommendation	§ 6.01(c)
Company Class A Common Stock	§ 2.01(a)
Company Class B Common Stock	§ 3.03(a)
Company Common Stock	§ 3.03(a)
Company Convertible Subordinated Notes	§ 3.03(a)

Defined Term	Location of Definition
Company Disclosure Schedule	Article III
Company Lease Documents	§ 3.12(b)
Company Licensed Intellectual Property	§ 3.13(c)
Company Owned Intellectual Property	§ 3.13(b)
Company Permits	§ 3.06
Company Plans	§ 3.10(a)
Company Preferred Stock	§ 3.03(a)
Company SEC Reports	§ 3.07(a)
Company Shares	§ 2.01(a)
Company Shares Trust	§ 2.02(e)
Company Stock Awards	§ 3.03(a)
Company Stock Option Plans	§ 2.04(a)
Company Stock Options	§ 2.04(a)
Company Stockholder Voting Agreements	Recitals
Company Stockholders’ Meeting	§ 6.01(a)
Company Subsidiary	§ 3.01(a)
Competing Transaction	§ 6.04(f)
Confidentiality Agreement	§ 6.03(b)
Continuing Employees	§ 6.05(a)
DGCL	Recitals
Effective	§ 89.03(a)
Effective Time	§ 1.02
End Date	§ 8.01(b)
ERISA	§ 3.10(a)
Excess ADSs	§ 2.02(e)
Exchange Act	§ 3.05(b)
Exchange Agent	§ 2.02(a)
Exchange Fund	§ 2.02(a)
Exchange Ratio	§ 2.01(a)
Excluded Company Shares	§ 2.01(b)
Expenses	§ 8.03(a)
Fee	§ 8.03(b)
Form F-6 Registration Statement	§ 6.01(a)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)
HSR Act	§ 3.05(b)
IRS	§ 3.10(a)
Law	§ 3.05(a)
Liens	§ 3.12(a)
Material Company Contracts	§ 3.16(a)
Material Parent Contracts	§ 4.16(a)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Multiemployer Plan	§ 3.10(c)
Multiple Employer Plan	§ 3.10(c)
NASD	2.02(e)
Nasdaq	§ 2.02(e)
New Purchase Date	§ 2.05
New Stock Option Plans Adoption	Recitals
Non-U.S. Company Plan	§ 3.10(b)

Defined Term	Location of Definition
Non-U.S. Parent Plan	§ 4.10(b)
Notice of Company Superior Proposal	§ 6.04(c)
Notice of Parent Superior Proposal	§ 6.04(d)
Parent	Preamble
Parent Board	Recitals
Parent Board Appointments	Recitals
Parent Board Recommendation	§ 6.01(d)
Parent Convertible Notes	§ 4.03
Parent Disclosure Schedule	Article IV
Parent Lease Documents	§ 4.12(b)
Parent Licensed Intellectual Property	§ 4.13(c)
Parent Name Change	Recitals
Parent Ordinary Shares	Recitals
Parent Owned Intellectual Property	§ 4.13(b)
Parent Permits	§ 4.06
Parent Plans	§ 4.10(a)
Parent SEC Reports	§ 4.07(a)
Parent Shareholder Voting Agreements	Recitals
Parent Shareholders Circular	§ 6.01(c)
Parent Shareholders’ Meeting	§ 6.01(b)
Parent Singapore Filings	§ 4.07(b)
Parent Stock Awards	§ 4.03(a)
Parent Stock Option Plan	§ 4.03(a)
Parent Stock Options	§ 4.03(a)
Parent Subsidiary	§ 4.01(a)
Proxy Statement	§ 6.01(a)
Private Letter Ruling	§ 6.10(d)
Purchase Plan	§ 2.05
Registration Statement	§ 6.01(a)
Regulations	§ 3.14
Representatives	§ 6.03(a)
SEC	§ 3.07(a)
Section 367 Opinion	§ 6.10(c)
Securities Act	§ 3.05(b)
SGX-ST	§ 2.04(c)
SGX-ST Letter	§ 4.07(b)
Share Issuance	Recitals
Singapore Companies Act	§ 4.07(b)
Singapore Securities Act	§ 4.07(b)
Stockholders’ Meetings	§ 6.01(b)
Substitute Option	§ 2.04(a)
Superior Proposal	§ 6.04(g)
Surviving Corporation	§ 1.01
Surviving Corporation Common Stock	§ 2.01(c)
Terminating Company Breach	§ 8.01(h)
Terminating Parent Breach	§ 8.01(i)
Third Party Acquisition	§ 8.03(e)
Transactions	§ 3.01(a)
Triggering Event	§ 8.01
U.S. Company Plan	§ 3.10(b)
U.S. Parent Plan	§ 4.10(b)
Voting Agreements	Recitals

SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05. Entire Agreement; Assignment. This Agreement, together with the schedules and exhibits thereto, the Voting Agreements, the Employment Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Sections 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations hereunder.

SECTION 9.06. Parties in Interest; Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, subject to Section 9.05, their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Except to the extent set forth in Sections 9.05 and 9.06, no person who is not a party to this Agreement has any rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any provision of this Agreement.

SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the laws of Singapore). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court or any Delaware federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court or any Delaware federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 9.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ST ASSEMBLY TEST SERVICES LTD

By:	/s/ TAN LAY KOON

Name:	Tan Lay Koon
Title:	President and Chief Executive Officer

CAMELOT MERGER, INC.

By:	/s/ TAN LAY KOON

Name:	Tan Lay Koon
Title:	Chairman of the Board and President

CHIPPAC, INC.

By:	/s/ DENNIS MCKENNA

Name:	Dennis McKenna
Title:	Chairman, Chief Executive Officer and President

EXHIBIT 6.08

FORM OF AFFILIATE LETTER FOR

AFFILIATES OF THE COMPANY

            , 2004

ST Assembly Test Services Ltd

10 Ang Mo Kio Street 65

#05-17/20 Techpoint

Singapore 569059

Ladies and Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be, but do not admit that I am, an “affiliate” of CHIPPAC, INC., (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004 (the “Merger Agreement”), among ST ASSEMBLY TEST SERVICES LTD, a Singapore public company limited by shares (“Parent”), CAMELOT MERGER, INC., a Delaware corporation (“Merger Sub”), and the Company, Merger Sub will be merged with and into the Company (the “Merger”). Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

As a result of the Merger, I may receive American Depositary Shares of Parent (“Parent ADSs”) each representing the right to receive ten ordinary shares, par value $0.25 per share, of Parent (“Parent Ordinary Shares”). I would receive such Parent ADSs in exchange for shares (or upon exercise of options for shares) owned by me of Class A common stock, par value $0.01 per share, of the Company (the “Company Shares”).

1. I represent, warrant and covenant to Parent that in the event I receive any Parent ADSs as a result of the Merger:

A. I shall not make any sale, transfer or other disposition of the Parent ADSs in violation of the Act or the Rules and Regulations.

B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent ADSs, to the extent I felt necessary, with my own counsel. I have not relied upon Kirkland & Ellis LLP, counsel for the Company, or Shearman & Sterling LLP, counsel to Parent, in connection with my decision to execute this letter or otherwise in connection with any other agreement or document that I have entered into in connection with the Merger Agreement or the Transactions.

C. I have been advised that the issuance of the Parent ADSs to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form F-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Parent ADSs has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent ADSs issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act, (iii) in the opinion of counsel reasonably acceptable to Parent or (iv) in accordance with a “no-action” letter obtained by me from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

A-A-1

D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent ADSs by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

E. I understand that there will be placed on the American Depositary Receipts evidencing the Parent ADSs issued to me, or any substitutions therefor, a legend stating in substance:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED PURSUANT TO A REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, INCLUDING RULE 145.

F. I understand that unless I certify to Parent that a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

G. Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

2. By Parent’s acceptance of this letter, Parent hereby agrees with me as follows:

A. For so long as Parent is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the undersigned continues to own Parent ADSs received in the Merger, Parent shall (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Exchange Act, and (ii) furnish to me upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the Parent ADSs by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Parent hereby represents to me that it has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the 12 months preceding the date of this letter.

B. It is understood and agreed that certificates with the legends set forth in paragraphs I(E) and l(F) above will be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date the undersigned acquired the Parent ADSs received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent ADSs received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a “no action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

A-A-2

Very truly yours,

Name:

Agreed and accepted this              day

of              2004, by

ST ASSEMBLY TEST SERVICES LTD

By:

Name:
Title:

A-A-3

ANNEX B

EXECUTION COPY

VOTING AGREEMENT

among

CHIPPAC, INC.

and the

SHAREHOLDERS OF ST ASSEMBLY TEST SERVICES LTD

identified on the signature pages hereto

Dated as of February 10, 2004

VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 10, 2004 (this “Agreement”), among CHIPPAC, INC., a Delaware corporation (the “Company”), and the shareholders (each a “Shareholder”) of ST Assembly Test Services Ltd, a Singapore public company limited by shares (“Parent”), identified on the signature pages hereto.

WHEREAS, Parent, Camelot Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization dated as of the date hereof (as amended from time to time, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), with the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, the Shareholders are the record, legal and beneficial owner of the number of Parent Ordinary Shares and/or Parent ADSs set forth opposite each Shareholder’s name in Exhibit A hereto (the “Existing Shares” and, together with any Parent Ordinary Shares and Parent ADSs acquired by Shareholders after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise, and any shares into which or for which any or all of the Existing Shares and additional shares may be changed or exchanged, but excluding (i) any Parent Ordinary Shares and Parent ADSs which are or may be borrowed from such Shareholder (the “Loan Shares”) pursuant to any securities lending agreement (the “Lending Agreement”) entered into by such Shareholder prior to the date hereof and (ii) any Parent Ordinary Shares and Parent ADSs which are beneficially owned by such Shareholder (the “Nominee Shares”) and are held in the name of a nominee (the “Nominee”) of such Shareholder, the “Shares”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement and incurring the obligations set forth therein, the Company has required that the Shareholders agree to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING AGREEMENT

SECTION 1.01. Voting Agreement. (a) Each Shareholder hereby agrees that, from and after the date hereof and until the earlier to occur of the events set forth in Section 4.01, at every meeting of the shareholders of Parent, however called, and at every adjournment thereof, such Shareholder shall appear at any such meeting (in person or by proxy) or otherwise cause the Shares and any Loan Shares which are entered against such Shareholder’s name in the Depositary Register (as defined in Section 130A of the Singapore Companies Act) or in the Parent register of members, whichever is applicable, as of the time that is 48 hours prior to the date of such meeting of shareholders of Parent (the “Retained Shares”), to be counted as present thereat for purposes of establishing a quorum, and shall vote or consent (or cause to be voted or consented) such Shareholder’s Shares and Retained Shares: (i) in favor of the approval of the Share Issuance, the Parent Name Change, New Stock Option Plans Adoption, the Parent Board Appointments and otherwise in such manner as may be necessary to consummate the Merger; and (ii) except as otherwise agreed to in writing in advance by the Company, against any action, proposal, agreement or transaction, including, but not limited to, any Competing Transaction (other than the Merger Agreement, the Merger, the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoptions and the Parent Board Appointments), the purpose or effect of which would be to prevent, delay, postpone or materially adversely affect the Merger, the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoptions or the Parent Board Appointments. In all other matters, the Shares and the Retained Shares shall be voted by and in a manner determined by such Shareholder.

(b) Each Shareholder hereby agrees that such Shareholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in Section 1.01(a) or Section 1.02; provided, however, that the lending of any Loan Shares pursuant to the terms of any Lending Agreement shall not be prohibited or limited in any respect by the terms of this Section 1.01(b).

(c) This Agreement shall only apply to actions taken by the undersigned in such Shareholder’s capacity as a Shareholder and no provision of this Agreement shall limit or otherwise restrict any Shareholder with respect to any act or omission that such Shareholder may undertake or authorize in such Shareholder’s capacity as a director or officer of Parent, including, without limitation, any vote by such Shareholder in such Shareholder’s capacity as a director or officer of Parent with respect to any matter presented to the Parent Board.

SECTION 1.02. Irrevocable Proxy. (a) Within five business days after receipt of the Parent Shareholders Circular, each Shareholder shall deliver to Parent, with a copy to the Company Representative (as defined below), a proxy (the “Proxy”) in the form attached to the Parent Shareholders Circular, appointing the Chief Executive Officer of the Company or such other person designated in writing by the Company (the “Company Representative”), and, failing the Company Representative, a representative nominated by such Shareholder (the “Shareholder Representative”), as its proxy to vote such Shareholders’ Shares in favor of the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoptions and the Parent Board Appointments. Each Shareholder agrees not to revoke such Shareholder’s Proxy with respect to the Shares.

(b) Each Shareholder shall vote such Shareholder’s Retained Shares (if any), and, in the event that the Company Representative fails to vote the Shares covered by the Proxy at the Parent Shareholders’ Meeting pursuant to the Proxy delivered pursuant to Section 1.02(a), the Shareholder Representative shall vote such Shareholder’s Shares at the Parent Shareholders’ Meeting in accordance with the provisions of Section 1.01.

SECTION 1.03. Instructions to Vote. Within five business days after receipt of the Parent Shareholders Circular, each Shareholder shall deliver, with respect to its Nominee Shares (if any), to its Nominee, with a copy to the Company Representative, written instructions (the “Instructions”) to deliver a proxy to vote such Shareholders’ Nominee Shares in favor of the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoptions and the Parent Board Appointments. Each Shareholder agrees not to revoke such Shareholder’s Instructions with respect to the Nominee Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each Shareholder hereby severally represents and warrants to the Company as follows:

SECTION 2.01. Organization, Qualification. (a) Such Shareholder, if it is an individual, has all legal capacity to enter into this Agreement and to deliver the Proxy and the Instructions and to carry out his or her obligations hereunder.

(b) Such Shareholder, if it is a corporation or other legal entity, is duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its incorporation or formation and has the requisite power and authority and all necessary governmental approvals to execute and deliver this Agreement and perform its obligations under this Agreement.

SECTION 2.02. Authority Relative to this Agreement. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, the Proxy and the Instructions and to perform such Shareholder’s obligations hereunder. This Agreement has been, and the Proxy and the Instructions, when delivered, shall be, duly and validly executed and delivered by such Shareholder and, assuming due execution and delivery of this Agreement by the Company, constitute legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their terms.

SECTION 2.03. No Conflict. (a) The execution and delivery of this Agreement by such Shareholder does not, the execution and delivery by such Shareholder of the Proxy and the Instructions, when delivered, shall not, and the performance of this Agreement, the Proxy and the Instructions by such Shareholder shall not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of such Shareholder (if such Shareholder is a corporation or other legal entity), (ii) assuming satisfaction of the requirements set forth in Section 2.03(b) below, conflict with or violate the terms of any trust agreements or equivalent organizational documents of such Shareholder (if such Shareholder is a trust), (iii) except for any Lending Agreement, conflict with or violate any Law applicable to such Shareholder or by which the Shares owned by such Shareholder are bound or affected or (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or the Shares owned by such Shareholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay such Shareholder from performing its obligations under this Agreement, the Proxy and the Instructions.

(b) The execution and delivery of this Agreement by such Shareholder does not, the execution and delivery by such Shareholder of the Proxy and the Instructions, when delivered, shall not, and the performance of this Agreement, the Proxy and the Instructions by such Shareholder shall not, require any consent, approval, authorization or permit of any Governmental Authority on the part of such Shareholder.

SECTION 2.04. Title to the Shares. (a) As of the date hereof, such Shareholder is (i) the record, legal and beneficial owner of the number of Shares and (ii) the beneficial owner of the number of Nominee Shares, in each case, as set forth opposite such Shareholder’s name on Exhibit A hereto. In addition, Exhibit A sets forth opposite such Shareholder’s name such Shareholder’s Loan Shares. Except as set forth on Exhibit A and any Loan Shares, such Shares and such Nominee Shares are, now and, at all times during the term hereof will be, all the securities of Parent owned, either of record or beneficially, by such Shareholder. The Shares and the Nominee Shares owned by such Shareholder are now and, at all times during the term hereof will be, owned free and clear of all Liens, other than any Liens created by this Agreement or pursuant to any Lending Agreement. Except as provided in this Agreement, such Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Shareholder.

(b) To the knowledge of such Shareholder, no person controlled by such Shareholder (excluding any other Shareholder) is the record or beneficial owner of 2% or more of the outstanding Parent Ordinary Shares, whether in the form of Parent Ordinary Shares or Parent ADSs.

SECTION 2.05. Information Provided. (a) To the knowledge of such Shareholder, after due inquiry, none of the information relating to such Shareholder specifically provided by or on behalf of such Shareholder for inclusion in the Registration Statement will, at the time the Proxy Statement is filed with the SEC or sent or given to stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(b) To the knowledge of such Shareholder, after due inquiry, none of the information relating to such Shareholder specifically provided by or on behalf of such Shareholder for inclusion in the Parent Shareholders Circular will, at the time the Parent Shareholders Circular is filed with the SGX-ST or sent or given to shareholders of Parent, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

ARTICLE III

COVENANTS OF SHAREHOLDERS

SECTION 3.01. No Disposition or Encumbrance of Shares. Each Shareholder hereby agrees that during the term of this Agreement, except as contemplated by this Agreement and the Merger Agreement, such Shareholder shall not (a) sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust or enter into a voting arrangement or agreement, or create or permit to exist any Liens of any nature whatsoever with respect to, any of such Shareholder’s Shares or Nominee Shares (or agree or consent to, or offer to do, any of the foregoing), (b) take any action that would have the effect of preventing or adversely affecting such Shareholder from performing such Shareholder’s obligations hereunder or (c) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

SECTION 3.02. No Solicitation of Transactions. Each Shareholder agrees that, between the date of this Agreement and the date of termination of the Merger Agreement in accordance with its terms, such Shareholder shall not, and shall not permit any of its subsidiaries or any of the directors, officers or employees of such Shareholder, or any of its subsidiaries to, and shall use its best efforts to cause the investment bankers, attorneys, accountants and other representatives retained by it or any of its subsidiaries not to, directly or indirectly: (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer that constitutes a Competing Transaction; (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction; (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction; or (iv) authorize or permit any of the officers, directors or employees of such Shareholder or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such Shareholder, to take any such action. Each Shareholder shall notify the Company as promptly as practicable (and in any event within two days after any senior executive of such Shareholder attains knowledge thereof; provided, however, that if such senior executive is a director of Parent, the notice to the Company required by this Section 3.02 shall be provided within one day after such senior executive attains knowledge thereof) if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact. Each Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Nothing in this Section 3.02 shall prevent any Shareholder from acting in such Shareholder’s capacity as an officer or director of Parent, or taking any action in such capacity (including at the direction of the Parent Board).

SECTION 3.03. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the subsidiaries as are necessary for the consummation of this Agreement.

SECTION 3.04. Additional Shares. Each Shareholder agrees, while this Agreement is in effect, to give a prompt written notice to Parent of the number of any new Shares or Nominee Shares acquired by such Shareholder after the date hereof.

SECTION 3.05. Disclosure. Each Shareholder hereby agrees to permit Parent and the Company to publish and disclose in the Registration Statement, the Proxy Statement and the Parent Shareholders Circular (including all documents and schedules filed with the SEC or the SGX-ST), and in any press release or other disclosure document in which Parent and the Company reasonably determine in their good faith judgment that such disclosure is required by Law, including the rules and regulations of the SEC or the SGX-ST, or is appropriate, in connection with the Merger and the other Transactions, such Shareholder’s identity and ownership of the Parent Ordinary Shares and/or Parent ADSs and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement, subject to Parent or the Company using its reasonable best efforts to consult with the Shareholder and to give the Shareholder the right to review and comment on any such disclosure.

SECTION 3.06. Public Announcement. Each Shareholder agrees to not make any public announcement in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger.

SECTION 3.07. Limitations on Sale of Parent Ordinary Shares. Except pursuant to any Lending Agreement, from the date of this Agreement until 90 days after the date of the Effective Time, each Shareholder agrees not to sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, or enter into any put, call, forward purchase contract or forward sale contract or any other contract, agreement or arrangement having the effect of decreasing or eliminating the risk of ownership with respect to, any Parent Ordinary Shares or Parent ADSs (or agree or consent to, or offer to do, any of the foregoing); provided, however, that (i) each Shareholder may transfer Parent Ordinary Shares or Parent ADSs to an affiliate of such Shareholder if such affiliate agrees in writing to comply with the provisions of this Section 3.07; (ii) each Shareholder may sell, during any three-month period, such number of Parent Ordinary Shares (whether in the form of Parent Ordinary Shares or Parent ADSs) equal to the maximum number of Parent Ordinary Shares that such Shareholder would be permitted to sell during such three-month period in accordance with Rule 144(e) under the Securities Act, assuming that the Parent Ordinary Shares were quoted on Nasdaq and that such rule applied to all sales by the Shareholder and regardless of whether such rule applies; and (iii) each Shareholder may transfer Parent Ordinary Shares or Parent ADSs to any transferee in a transaction consummated in accordance with any private placement exemption from the registration requirements of the Securities Act if such transferee agrees in writing to comply with the provisions of this Section 3.07.

SECTION 3.08. Review of Agreements. Each Shareholder agrees that such Shareholder has not relied upon Shearman & Sterling LLP, counsel to Parent, or Kirkland & Ellis LLP, counsel for the Company, in arriving at such Shareholder’s decision to execute this Agreement or otherwise in connection with any other document or agreement such Shareholder has entered into in connection with the Merger Agreement or the Transactions.

ARTICLE IV

TERMINATION

SECTION 4.01. Termination. This Agreement, and all rights and obligations of the parties hereunder (except with respect to Section 3.07 hereof) shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) as between the Company and a Shareholder, the date of execution of any supplement, amendment or modification of (including any waiver of any provision of) the Merger Agreement (but excluding any consent of either Parent or the Company contemplated by Article V of the Merger Agreement) (each, an “Amendment”), that is materially adverse to such Shareholder, unless such Shareholder has given its prior written consent to the terms of such Amendment, and

(d) as between the Company and a Shareholder, agreement of the Company and such Shareholder to terminate this Agreement. Upon termination of this Agreement in accordance with its terms, the Proxy and the Instructions shall be void and of no further force and effect. Nothing in this Section 4.01 shall relieve any party of liability for any breach of this Agreement.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

SECTION 5.02. Waiver. Any party to this Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 5.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.03):

(a) if to a Shareholder, to the address set forth after such Shareholder’s name on the signature pages;

(b) if to Parent:

ST Assembly Test Services Ltd

10 Ang Mo Kio Street 65

#05-17/20 Techpoint

Singapore 569059

Facsimile No. (+65) 6824-7629

Attention: Linda Nai

Email: nailinda@stats.st.com.sg

with copies to:

Allen & Gledhill

36 Robinson Road

#18-01 City House

Singapore 068877

Facsimile No. (+65) 6223-3787

Attention: Lucien Wong

Email: lucien.wong@allenandgledhill.com

Shearman & Sterling LLP

6 Battery Road, #25-03

Singapore 049909

Facsimile No. (+65) 6230-3899

Attention: Oren B. Azar, Esq.

Email: oazar@shearman.com

and

Shearman & Sterling LLP

1080 Marsh Road

Menlo Park, CA 94025

Facsimile No. (650) 838-3699

Attention: Michael J. Coleman, Esq.

Email: mcoleman@shearman.com

(c) if to the Company:

ChipPAC, Inc.

47400 Kato Road

Fremont, CA 94538

Facsimile No. (510) 979-8004

Attention: Patricia H. McCall

Email: patricia.h.mccall@chippac.com

with a copy to:

Kirkland & Ellis LLP

777 South Figueroa Street

Los Angeles, CA 90017

Facsimile No. (213) 808-8229

Attention: Eva Davis

Email: edavis@kirkland.com

Rajah & Tann

4 Battery Road, #26-01

Bank of China Building,

Singapore 049909

Facsimile No. (+65) 6536-9453

Attention: Siok Chin Tan

Email: siok.chin.tan@rajahtann.com

SECTION 5.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 5.05. Further Assurances. The Shareholders will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

SECTION 5.06. Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that the Company may assign all or any of its rights and obligations hereunder to any affiliate of the Company; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 5.07. Parties in Interest; Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this

Agreement. Except as set forth in Section 5.06 and this Section 5.07, no person who is not a party to this Agreement has any rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any provision of this Agreement.

SECTION 5.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 5.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Singapore applicable to contracts executed in and to be performed in that country. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Singapore court. The parties hereto hereby (a) submit to the jurisdiction of any Singapore court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

SECTION 5.10. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 5.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 5.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 5.13. Beneficial Owner. In this Agreement, “beneficial owner” has the meaning ascribed to that term in Rule 13d-3(a) of the Exchange Act, and “beneficially owned” has a consequent meaning.

SECTION 5.14. Independent Nature of Each Shareholder’s Obligations and Rights. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. Nothing contained in this Agreement and no action taken by any Shareholder pursuant hereto shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHIPPAC, INC.

/s/ DENNIS MCKENNA

Name:	Dennis McKenna
Title:	Chairman, Chief Executive Officer and President

SHAREHOLDERS:

SINGAPORE TECHNOLOGIES SEMICONDUCTORS PTE LTD

/s/ NG BOON YEW

Name:	Ng Boon Yew
Title:	Group Chief Financial Officer

CHARLES RICHARD WOFFORD

/s/ CHARLES RICHARD WOFFORD

LIM MING SEONG

/s/ LIM MING SEONG

TAN LAY KOON

/s/ TAN LAY KOON

PETER SEAH LIM HUAT

/s/ PETER SEAH LIM HUAT

TAY SIEW CHOON

/s/ TAY SIEW CHOON

KOH BENG SENG

/s/ KOH BENG SENG

STEVEN HUGH HAMBLIN

/s/ STEVEN HUGH HAMBLIN

TENG CHEONG KWEE

/s/ TENG CHEONG KWEE

WILLIAM J. MEDER

/s/ WILLIAM J. MEDER

RICHARD JOHN AGNICH

/s/ RICHARD JOHN AGNICH

QUEK SWEE KUAN

/s/ QUEK SWEE KUAN

ELEANA TAN AI CHING

/s/ ELEANA TAN AI CHING

SUH TAE SUK

/s/ SUH TAE SUK

PEARLYNE WANG

/s/ PEARLYNE WANG

HAN BYUNG JOON

/s/ HAN BYUNG JOON

NG TIONG GEE

/s/ NG TIONG GEE

ANNEX C

EXECUTION COPY

VOTING AGREEMENT

among

ST ASSEMBLY TEST SERVICES LTD

and the

STOCKHOLDERS OF CHIPPAC, INC.

identified on the signature pages hereto

Dated as of February 10, 2004

VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 10, 2004 (this “Agreement”), among ST ASSEMBLY TEST SERVICES LTD, a Singapore public company limited by shares (“Parent”), and the stockholders (each a “Stockholder”) of ChipPAC, Inc., a Delaware corporation (the “Company”), identified on the signature pages hereto.

WHEREAS, Parent, Camelot Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization dated as of the date hereof (as amended from time to time, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), with the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, the Stockholders are the record and beneficial owner of the number of Shares (as defined below) set forth opposite each Stockholder’s name in Exhibit A hereto (the “Existing Shares” and, together with any shares of Company Class A Common Stock acquired by Stockholders after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise, and any shares into which or for which any or all of the Existing Shares and additional shares may be changed or exchanged, the “Shares”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement and incurring the obligations set forth therein, Parent has required that the Stockholders agree to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING AGREEMENT

SECTION 1.01. Voting Agreement. (a) Each Stockholder hereby agrees that, from and after the date hereof and until the earlier to occur of the events set forth in Section 4.01, at every meeting of the stockholders of the Company, however called, and at every adjournment thereof, and in every action by consent of the stockholders of the Company, such Stockholder shall, provided that such Stockholder has not received notice from Parent (which notice may be delivered at any such meeting) stating Parent’s intention to exercise the Proxy at such meeting, appear at any such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and shall vote or consent (or cause to be voted or consented) such Stockholder’s Shares: (i) in favor of the approval and adoption of the Merger Agreement, the Merger and the other Transactions and otherwise in such manner as may be necessary to consummate the Merger; and (ii) except as otherwise agreed to in writing in advance by Parent, against any action, proposal, agreement or transaction, including, but not limited to, any Competing Transaction (other than the Merger Agreement and the Merger), the purpose or effect of which would be to prevent, delay, postpone or materially adversely affect the Merger. In all other matters, the Shares shall be voted by and in a manner determined by such Stockholder.

(b) If a Stockholder fails for any reason to vote such Stockholder’s Shares as required by Section 1.01(a), the holder of the Proxy (as defined below) shall have the right to vote such Stockholder’s Shares at any meeting of the Company’s stockholders and in any action by written consent of the Company’s stockholders in accordance with Section 1.01(a) and the Proxy. The vote of a holder of the Proxy shall control in any conflict between a vote of such Stockholder’s Shares by a holder of the Proxy and a vote of such Stockholder’s Shares by such Stockholder with respect to the matters set forth in Section 1.01(a).

(c) Each Stockholder hereby agrees that such Stockholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in Section 1.01(a), 1.01(b) or 1.02.

(d) This Agreement shall only apply to actions taken by the undersigned in such Stockholder’s capacity as a Stockholder and no provision of this Agreement shall limit or otherwise restrict any Stockholder with respect to any act or omission that such Stockholder may undertake or authorize in such Stockholder’s capacity as a director or officer of the Company, including, without limitation, any vote by the Stockholder in such Stockholder’s capacity as a director or officer of the Company with respect to any matter presented to the Company Board.

SECTION 1.02. Irrevocable Proxy. Concurrently with the execution of this Agreement, each Stockholder has delivered to Parent a proxy in the form attached as Exhibit B hereto (the “Proxy”), which such Stockholder agrees shall be irrevocable to the fullest extent permissible by Law, with respect to the Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder hereby severally represents and warrants to Parent as follows:

SECTION 2.01. Organization, Qualification. (a) Such Stockholder, if it is an individual, has all legal capacity to enter into this Agreement and to deliver the Proxy and to carry out his or her obligations hereunder.

(b) Such Stockholder, if it is a corporation or other legal entity, is duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its incorporation or formation and has the requisite power and authority and all necessary governmental approvals to execute and deliver this Agreement and perform its obligations under this Agreement.

SECTION 2.02. Authority Relative to this Agreement. Such Stockholder has all necessary power and authority to execute and deliver this Agreement and the Proxy and to perform such Stockholder’s obligations hereunder. This Agreement and the Proxy have been duly and validly executed and delivered by such Stockholder and, assuming due execution and delivery of this Agreement by Parent, constitute legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms.

SECTION 2.03. No Conflict. (a) The execution and delivery of this Agreement and the Proxy by such Stockholder do not, and the performance of this Agreement and the Proxy by such Stockholder shall not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of such Stockholder (if such Stockholder is a corporation or other legal entity), (ii) assuming satisfaction of the requirements set forth in Section 2.03(b) below, conflict with or violate the terms of any trust agreements or equivalent organizational documents of such Stockholder (if such Stockholder is a trust), (iii) conflict with or violate any Law applicable to such Stockholder or by which the Shares owned by such Stockholder are bound or affected or (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares owned by such Stockholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay such Stockholder from performing its obligations under this Agreement and the Proxy.

(b) The execution and delivery of this Agreement and the Proxy by such Stockholder does not, and the performance of this Agreement and the Proxy by such Stockholder shall not, require any consent, approval, authorization or permit of any Governmental Authority on the part of such Stockholder.

SECTION 2.04. Title to Company Securities. (a) As of the date hereof, such Stockholder is the record and beneficial owner of the number of Shares and the outstanding principal amount of the 2.50% Convertible Notes and the 8% Convertible Notes (the “Company Convertible Subordinated Notes”, and together with the Shares, the “Company Securities”), in each case, as set forth opposite such Stockholder’s name on Exhibit A hereto. Except as set forth on Exhibit A, such Company Securities are, now and, at all times during the term hereof will be, all the securities of the Company owned either of record or beneficially, by such Stockholder. The Company Securities owned by such Stockholder are now and, at all times during the term hereof will be, owned free and clear of all Liens, other than any Liens created by this Agreement. Except as provided in this Agreement, such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Stockholder.

(b) To the knowledge of such Stockholder, no person controlled by such Stockholder (excluding any other Stockholder) is the record or beneficial owner of 2% or more of the outstanding Company Securities.

SECTION 2.05. Information Provided. (a) To the knowledge of such Stockholder, after due inquiry, none of the information relating to such Stockholder specifically provided by or on behalf of such Stockholder for inclusion in the Registration Statement will, at the time the Proxy Statement is filed with the SEC or sent or given to stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(b) To the knowledge of such Stockholder, after due inquiry, none of the information relating to such Stockholder specifically provided by or on behalf of such Stockholder for inclusion in the Parent Shareholders Circular will, at the time the Parent Shareholders Circular is filed with the SGX-ST or sent or given to shareholders of Parent, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

ARTICLE III

COVENANTS OF STOCKHOLDERS

SECTION 3.01. No Disposition or Encumbrance of Company Securities. Each Stockholder hereby agrees that during the term of this Agreement, except as contemplated by this Agreement and the Merger Agreement, such Stockholder shall not (a) sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust or enter into a voting arrangement or agreement, or create or permit to exist any Liens of any nature whatsoever with respect to, any of such Stockholder’s Company Securities (or agree or consent to, or offer to do, any of the foregoing), (b) take any action that would have the effect of preventing or adversely affecting such Stockholder from performing such Stockholder’s obligations hereunder or (c) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing. Notwithstanding anything to the contrary contained herein, any Stockholder and/or one or more of such Stockholder’s affiliates shall be allowed to sell, transfer, assign or otherwise dispose of any of such Stockholder’s Company Securities to the extent such disposition or dispositions would prevent such Stockholder from being a “five percent transferee shareholder” as defined in Section 1.367(a)-3(c)(5)(ii) of the Regulations as of the Effective Time (a “5% Shareholder”). In determining the amount of Company Securities permitted to be disposed: (y) such Stockholder may make reasonable factual assumptions and apply a reasonable interpretation of U.S. tax law based on the advice of counsel; and (z) the relevant U.S. income tax provisions should be applied by substituting “4.9 percent” for “five percent” in Section 1.367(a)-3(c)(5)(ii) of the Regulations. Parent hereby agrees to provide any relevant data as may be reasonably requested by such Stockholder for the purpose of determining whether such Stockholder or any affiliate would be a 5% Shareholder.

SECTION 3.02. No Solicitation of Transactions. Each Stockholder agrees that, between the date of this Agreement and the date of termination of the Merger Agreement in accordance with its terms, such Stockholder shall not, and shall not permit any of its subsidiaries or any of its or its subsidiaries’ directors, officers or employees to, and shall use its best efforts to cause the investment bankers, attorneys, accountants and other representatives retained by it or any of its subsidiaries not to, directly or indirectly: (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer that constitutes a Competing Transaction; (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction; (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction; or (iv) authorize or permit any of the officers, directors or employees of such Stockholder or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such Stockholder, to take any such action. Each Stockholder shall notify Parent as promptly as practicable (and in any event within two days after any senior executive of such Stockholder attains knowledge thereof; provided, however, that if such senior executive is a director of the Company, the notice to Parent required by this Section 3.02 shall be provided within one day after such senior executive attains knowledge thereof) if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact. Each Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Nothing in this Section 3.02 shall prevent any Stockholder from acting in such Stockholder’s capacity as an officer or director of the Company, or taking any action in such capacity (including at the direction of the Company Board).

SECTION 3.03. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the subsidiaries as are necessary for the consummation of this Agreement.

SECTION 3.04. Additional Shares. Each Stockholder agrees, while this Agreement is in effect, to give a prompt written notice to Parent of the number of any new Shares acquired by such Stockholder after the date hereof.

SECTION 3.05. Disclosure. Each Stockholder hereby agrees to permit Parent and the Company to publish and disclose in the Registration Statement, the Proxy Statement and the Parent Shareholders Circular (including all documents and schedules filed with the SEC or the SGX-ST), and in any press release or other disclosure document in which Parent and the Company reasonably determine in their good faith judgment that such disclosure is required by Law, including the rules and regulations of the SEC, or is appropriate, in connection with the Merger and the other Transactions, such Stockholder’s identity and ownership of the Company Class A Common Stock and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, subject to Parent or the Company using its reasonable best efforts to consult with the Stockholder and to give the Stockholder the right to review and comment on any such disclosure.

SECTION 3.06. Public Announcement. Each Stockholder agrees to not make any public announcement in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger.

SECTION 3.07. Limitations on Sale of Parent Ordinary Shares. (a) From the date of this Agreement until 90 days after the date of the Effective Time, each Stockholder agrees not to sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, or enter into any put, call, forward purchase contract or forward sale contract or any other contract, agreement or arrangement having the effect of decreasing or eliminating the risk of ownership with respect to, any Parent Ordinary Shares or Parent ADSs (or agree or consent to, or offer to do, any of the foregoing); provided, however, that (i) each Stockholder may transfer Parent Ordinary Shares or Parent ADSs to an affiliate of such Stockholder if such affiliate agrees in writing to comply with the provisions of this Section 3.07; (ii) each Stockholder may sell, during any three-month period, such number of Parent Ordinary Shares (whether in the form of Parent Ordinary Shares or Parent ADSs) equal to the maximum number of Parent Ordinary Shares that such Stockholder would be permitted to sell during such three-month period in accordance with Rule 144(e) under the Securities Act, assuming that the Parent Ordinary Shares were quoted on Nasdaq and that such rule applied to all sales by the Stockholder and regardless of whether such rule applies; (iii) each Stockholder may transfer Parent Ordinary Shares or Parent ADSs to any transferee in a transaction consummated in accordance with any private placement exemption from the registration requirements of the Securities Act if such transferee agrees in writing to comply with the provisions of this Section 3.07; and (iv) each Stockholder listed on Exhibit C hereto may transfer Parent Ordinary Shares or Parent ADSs to such Stockholder’s limited partners, owners or equity holders provided that such transfer complies with the provisions of Rule 145 of the Securities Act.

(b) Each Stockholder acknowledges and agrees that there will be placed on the Parent ADRs evidencing the Parent ADSs issued in the Merger to such Stockholder, or any substitutions thereof (including, without limitation, any Parent Ordinary Shares issued in exchange for such Parent ADSs), a legend stating in substance:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIED. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT, DATED FEBRUARY 10, 2004, AMONG PARENT, THE REGISTERED HOLDER HEREOF AND THE OTHER PARTIES IDENTIFIED ON THE SIGNATURE PAGE THERETO, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF PARENT.

SECTION 3.08. Termination of Other Agreements. (a) Each Stockholder (i) agrees that, from and after the Effective Time, such Stockholder shall not, and shall cause its affiliates not to, exercise or seek to enforce any of its or its affiliates’ rights under the Amended and Restated Registration Agreement, dated as of August 5, 1999 (the “Registration Agreement”), among the Company and the other parties listed on the signature page thereto, as amended, or the Amended and Restated Shareholders Agreement, dated as of August 5, 1999 (the “Shareholders Agreement”), among the Company and the other parties listed on the signature page thereto, as amended, and (ii) shall, and shall cause its affiliates to, execute and deliver such documents as Parent may reasonably request to terminate such agreements effective as of the Effective Time.

(b) Parent agrees that, from and after the Effective Time, Parent shall not, and shall cause its subsidiaries not to, exercise or seek to enforce any of its or its subsidiaries’ rights under the Registration Agreement or the Shareholders Agreement.

SECTION 3.09. Review of Agreements. Each Stockholder agrees that such Stockholder has carefully read this Agreement and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon such Stockholder’s ability to vote the Shares and sell, transfer or otherwise deal with such Stockholder’s Company Securities to the extent such Stockholder felt necessary, with such Stockholder’s counsel. Such Stockholder has not relied upon Kirkland & Ellis LLP, counsel for the Company, or Shearman & Sterling LLP, counsel to Parent, in connection with such Stockholder’s decision to execute this Agreement or otherwise in connection with any other document or agreement such Stockholder has entered into in connection with the Merger Agreement or the Transactions.

ARTICLE IV

TERMINATION

SECTION 4.01. Termination. This Agreement, and all rights and obligations of the parties hereunder (except with respect to Section 3.07 hereof) shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) as between Parent and a Stockholder, the date of execution of any supplement, amendment or modification of (including any waiver of any provision of) the Merger Agreement (but excluding any consent of either Parent or the Company contemplated by Article V of the Merger Agreement) (each, an “Amendment”), that is materially adverse to such Stockholder, unless such Stockholder has given its prior written consent to the terms of such Amendment, and (d) as between Parent and a Stockholder, agreement of Parent and such Stockholder to terminate this Agreement. Upon termination of this Agreement in accordance with its terms, the Proxy shall be void and of no further force and effect. Nothing in this Section 4.01 shall relieve any party of liability for any breach of this Agreement.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

SECTION 5.02. Waiver. Any party to this Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 5.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.03):

(a) if to a Stockholder, to the address set forth after such Stockholder’s name on the signature pages;

(b) if to Parent:

ST Assembly Test Services Ltd

10 Ang Mo Kio Street 65

#05-17/20 Techpoint

Singapore 569059

Facsimile No. (+65) 6720-8868

Attention: Tan Lay Koon

Email: tanlaykoon@stats.st.com.sg

with copies to:

Allen & Gledhill

36 Robinson Road

#18-01 City House

Singapore 068877

Facsimile No. (+65) 6223-3787

Attention: Lucien Wong

Email: lucien.wong@allenandgledhill.com

Shearman & Sterling LLP

6 Battery Road, #25-03

Singapore 049909

Facsimile No. (+65) 6230-3899

Attention: Oren B. Azar, Esq.

Email: oazar@shearman.com

and

Shearman & Sterling LLP

1080 Marsh Road

Menlo Park, CA 94025

Facsimile No. (650) 838-3699

Attention: Michael J. Coleman, Esq.

Email: mcoleman@shearman.com

(c) if to the Company:

ChipPAC, Inc.

47400 Kato Road

Fremont, CA 94538

Facsimile No. (510) 979-8004

Attention: Patricia H. McCall

Email: patricia.h.mccall@chippac.com

with a copy to:

Kirkland & Ellis LLP

777 South Figueroa Street

Los Angeles, CA 90017

Facsimile No. (213) 808-8229

Attention: Eva Davis

Email: edavis@kirkland.com

Rajah & Tann

4 Battery Road, #26-01

Bank of China Building,

Singapore 049909

Facsimile No. (+65) 6536-9453

Attention: Siok Chin Tan

Email: siok.chin.tan@rajahtann.com

SECTION 5.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 5.05. Further Assurances. The Stockholders will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

SECTION 5.06. Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 5.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 5.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 5.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court or federal court located in the State of Delaware. The parties hereto hereby (a) submit to the jurisdiction of any Delaware Chancery Court or federal court located in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

SECTION 5.10. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 5.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 5.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 5.13. Beneficial Owner. In this Agreement, “beneficial owner” has the meaning ascribed to that term in Rule 13d-3(a) of the Exchange Act, and “beneficially owned” has a consequent meaning.

SECTION 5.14. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS OR PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.14.

SECTION 5.15. Independent Nature of Each Stockholder’s Obligations and Rights. The obligations of each Stockholder under this Agreement are several and not joint with the obligations of any other Stockholder, and no Stockholder shall be responsible in any way for the performance of the obligations of any other Stockholder under this Agreement. Nothing contained in this Agreement and no action taken by any Stockholder pursuant hereto shall be deemed to constitute the Stockholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Stockholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ST ASSEMBLY TEST SERVICES LTD

/s/ TAN LAY KOON

Name:	Tan Lay Koon
Title:	President and Chief Executive Officer

STOCKHOLDERS:

CITICORP VENTURE CAPITAL LTD.

/s/ MICHAEL A. DELANEY

Name:	Michael A. Delaney
Title:	Managing Director

CITICORP MEZZANINE III, L.P.

By: CITICORP CAPITAL INVESTORS, LTD., as its General Partner

/s/ BYRON KNIEF

Name:	Byron Knief
Title:	President

CCT VI PARTNERS, L.P.

/s/ MICHAEL A. DELANEY

Name:	Michael A. Delaney
Title:	Managing Director

BAIN CAPITAL, L.L.C.

/s/ MICHAEL F. GOSS

Name:	Michael F. Goss
Title:	Chief Financial Officer and Managing Director

BCIP ASSOCIATES II-B

By: BAIN CAPITAL INVESTORS, LLC, as its Managing General Partner

/s/ MICHAEL F. GOSS

Name:	Michael F. Goss
Title:	Chief Financial Officer and Managing Director

BCIP TRUST ASSOCIATES II, L.P.

By: BAIN CAPITAL INVESTORS, LLC, as its Managing General Partner

/s/ MICHAEL F. GOSS

Name:	Michael F. Goss
Title:	Chief Financial Officer and Managing Director

BCIP TRUST ASSOCIATES II-B

By: BAIN CAPITAL INVESTORS, LLC, as its Managing General Partner

/s/ MICHAEL F. GOSS

Name:	Michael F. Goss
Title:	Chief Financial Officer and Managing Director

SANKATY HIGH YIELD ASSET PARTNERS, L.P.

By: SANKATY HIGH YIELD ASSET INVESTORS, LLC, as its General Partner

/s/ MICHAEL F. GOSS

Name:	Michael F. Goss
Title:	Chief Financial Officer and Managing Director

BAIN CAPITAL FUND VI L.P.

By: BAIN CAPITAL PARTNERS VI, L.P., as its General Partner

By: BAIN CAPITAL INVESTORS, LLC, as its General Partner

/s/ MICHAEL F. GOSS

Name:	Michael F. Goss
Title:	Chief Financial Officer and Managing Director

BCIP ASSOCIATES II

By: BAIN CAPITAL INVESTORS, LLC, as its Managing General Partner

/s/ MICHAEL F. GOSS

Name:	Michael F. Goss
Title:	Chief Financial Officer and Managing Director

BCIP ASSOCIATES II-C

By: BAIN CAPITAL INVESTORS, LLC, as its Managing General Partner

/s/ MICHAEL F. GOSS

Name:	Michael F. Goss
Title:	Chief Financial Officer and Managing Director

PEP INVESTMENTS PTY, LTD.

/s/ MICHAEL F. GOSS

Name:	Michael F. Goss
Title:	Chief Financial Officer and Managing Director

DENNIS P. McKENNA

/s/ DENNIS P. MCKENNA

EDWARD CONARD

/s/ EDWARD CONARD

ROBERT W. CONN

/s/ ROBERT W. CONN

MICHAEL A. DELANEY

/s/ MICHAEL A. DELANEY

DOUGLAS NORBY

/s/ DOUGLAS NORBY

CHONG SUP PARK

/s/ CHONG SUP PARK

PAUL C. SCHORR IV

/s/ PAUL C. SCHORR IV

ANNEX D

[LETTERHEAD OF MORGAN STANLEY DEAN WITTER ASIA (SINGAPORE) PTE]

23 Church Street

#16-01 Capital Square

Singapore 049481

tel (65) 6834 6880

fax (65) 6834 898/6891

10 February 2004

Board of Directors

ST Assembly Test Services Ltd

10 Ang Mo Kio St 65

#05-17 Techpoint

Singapore 569059

Members of the Board:

We understand that ChipPAC Inc. (“ChipPAC”), ST Assembly Test Services Ltd (“STATS”) and Camelot Merger, Inc. (“Merger Sub”), a wholly owned subsidiary of STATS, propose to enter into an Agreement and Plan of Merger and Reorganization substantially in the form of the draft dated 10 February 2004 (the “Merger Agreement”) which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into ChipPAC. Pursuant to the Merger, ChipPAC will become a wholly owned subsidiary of STATS, and each outstanding share of class A common stock, par value $0.01 per share (the “ChipPAC Common Stock”) of ChipPAC, other than shares held in treasury, will be converted into the right to receive 0.87 shares (the “Exchange Ratio”) of American Depositary Shares (“ADS”), each ADS represents 10 ordinary shares of par value S$0.25 each in the capital of STATS (the “STATS ADS’”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to STATS.

For the purposes of the opinion set forth below, we have

(i)	reviewed certain publicly available financial statements and other business and financial information relating to ChipPAC and STATS respectively;

(ii)	reviewed certain financial forecasts prepared by the management of ChipPAC and STATS respectively;

(iii)	discussed the past and current operations and financial condition and the prospects of ChipPAC with senior executives of ChipPAC;

(iv)	discussed the past and current operations and financial condition and the prospects of STATS with senior executives of STATS,

(v)	reviewed the pro forma impact of the Merger on STATS’ earnings per share, cash flow, consolidated capitalization and financial ratios;

(vi)	performed valuation analyses on ChipPAC and STATS (including, but not limited to, contribution analysis; accretion and dilution analysis, precedent transaction analysis and comparable companies analysis);

(vii)	reviewed the reported market prices and trading activity for the ChipPAC Common Stock and STATS ADSs;

(viii)	compared the financial performance of ChipPAC and STATS and the prices and trading activity of the ChipPAC Common Stock and STATS ADSs with that of certain other publicly-traded companies comparable with ChipPAC and STATS respectively and their securities;

(ix)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(x)	participated in certain discussions and negotiations among representatives of ChipPAC and STATS and their financial and legal advisors in connection with the Merger;

(xi)	reviewed the Merger Agreement and certain related documents; and

(xii)	considered such other factors and performed such other analyses as we have deemed appropriate or necessary.

We have assumed and relied upon without independent verification the accuracy and completeness of all information supplied or otherwise made available to us by ChipPAC and/or STATS for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of ChipPAC and STATS. We have not made any independent valuation or appraisal of the assets or liabilities of ChipPAC or STATS, nor have we been furnished with any such appraisals. Morgan Stanley has relied upon, without independent verification, the assessment by the management of ChipPAC and STATS of their respective technology and products, and the integration of ChipPAC’s technology with STATS’s technology and the timing of introduction of future products incorporating such technology. We have relied upon, without independent verification, the assessment by the managements of STATS and ChipPAC of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of STATS and ChipPAC; (iii) their ability to retain key employees of STATS and ChipPAC, respectively and (iv) the validity of, and risks associated with, STATS and ChipPAC’s existing and future technologies, intellectual property, products, services and business models.

We have assumed that in the course of obtaining the necessary approvals and consents required for the Merger, that no restrictions will be imposed that will have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Please note that Morgan Stanley and its associated companies (the “Morgan Stanley Group”) are engaged in securities, asset management and credit transaction services businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading as well as providing investment banking and financial advisory services. In the ordinary course of our underwriting, trading, brokerage, asset management, credit transaction services businesses and financing activities, any member of the Morgan Stanley Group may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of any company that may be involved in the Merger.

We have acted as financial advisor to the Board of Directors of STATS in connection with the Merger and will receive a fee for our services. In the past, Morgan Stanley Asia (Singapore) Pte and its affiliates have provided financial advisory and financing services for STATS and have received fees for the rendering of these services.

It is understood that this letter is for the benefit of and use of the Board of Directors of STATS and may not be relied upon by any other party and may not be used or disclosed for any other purpose without our prior written consent except that this opinion may be included in any filing made by STATS in respect of the transaction with the Securities and Exchange Commission to the extent required by law or regulatory requirement.

We express no opinion whatever and make no recommendation at all as to ChipPAC’s and STATS’s underlying decision to effect the Merger or as to how the holders of ChipPAC Common Stock or ordinary shareholders or ADS holders of STATS should vote at their respective meetings held in connection with the Merger. We do not express and should not be deemed to have expressed any views on any other terms of the Merger. We also express no opinion and accordingly accept no responsibility for or as to the prices at which ChipPAC Common Stock or ordinary shares or ADSs of STATS will trade following announcement of the Merger or as to the financial performance of STATS following consummation of the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof, that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to STATS.

Yours faithfully,

MORGAN STANLEY DEAN WITTER ASIA (SINGAPORE) PTE

By:     /s/    RONALD ONG

Ronald Ong

Managing Director

ANNEX E

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

February 9, 2004

Board of Directors

ChipPAC, Inc.

47400 Kato Road

Fremont, California 94538

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, of the Exchange Ratio (as defined below) to the holders of Class A common stock, par value $0.01 per share (“ChipPAC Common Stock”), of ChipPAC, Inc. (“ChipPAC”) provided for in an Agreement and Plan of Merger and Reorganization by and among ST Assembly Test Services Ltd (“STTS”), Camelot Merger, Inc., a wholly owned subsidiary of STTS (“Merger Sub”), and ChipPAC (the “Merger Agreement”). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into ChipPAC (the “Merger”) pursuant to which each share of ChipPAC Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.87 (the “Exchange Ratio”) American Depositary Shares of STTS (“STTS ADS”), with each STTS ADS representing the right to receive 10 ordinary shares, par value S$0.25 per share, of STTS (“STTS Ordinary Shares”).

In arriving at our opinion, we have reviewed a draft dated February 9, 2004 of the Merger Agreement as well as certain publicly available business and financial information relating to ChipPAC and STTS. We also have reviewed certain other information relating to ChipPAC and STTS, including financial forecasts, provided to or discussed with us by the managements of ChipPAC and STTS, and have met with the managements of ChipPAC and STTS to discuss the businesses and prospects of ChipPAC and STTS, respectively. We also have considered certain financial and stock market data of ChipPAC and STTS and have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of ChipPAC and STTS, and we have considered, to the extent publicly available, the financial terms of certain business combinations and other transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to financial forecasts relating to ChipPAC provided to or discussed with us by the management of ChipPAC, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ChipPAC as to the future financial performance of ChipPAC. As you are aware, STTS has not provided us with financial forecasts relating to STTS beyond calendar year 2004 and we therefore have relied, at your direction, upon the assessments of the management of ChipPAC as to such matters. We have been advised, and we have assumed, that the financial forecasts relating to STTS with respect to calendar year 2004 provided to or discussed with us by the management of STTS and the financial forecasts relating to STTS beyond calendar year 2004 provided to or discussed with us by the management of ChipPAC have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of STTS or ChipPAC, as the case may be, as to the future financial performance of STTS. In addition, we have relied, with your consent and without independent verification, upon the assessments of the managements of ChipPAC and STTS as to (i) the existing and future technology and products of ChipPAC and STTS and the risks associated with such technology and products, (ii) the ability of the managements of ChipPAC and STTS to integrate the businesses of ChipPAC and STTS and (iii) their ability to retain key employees and customers of ChipPAC and STTS. We also

E-1

Board of Directors

ChipPAC, Inc.

February 9, 2004

have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no limitations, restrictions or conditions will be imposed that would have an adverse effect on ChipPAC, STTS or the contemplated benefits of the Merger and that the Merger will be consummated as set forth in the Merger Agreement and other relevant documents without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of ChipPAC have advised us, and we therefore further have assumed, that the Merger Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analyses. In addition, we have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ChipPAC or STTS, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of STTS ADSs when issued to the holders of ChipPAC Common Stock pursuant to the Merger or the prices at which STTS ADSs or STTS Ordinary Shares will trade at any time. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in acquiring all or any part of ChipPAC. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to ChipPAC, nor does it address the underlying business decision of ChipPAC to proceed with the Merger.

We have acted as financial advisor to ChipPAC in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee for rendering this opinion. We and our affiliates in the past have provided and in the future may provide services to ChipPAC and STTS unrelated to the proposed Merger, for which services we and our affiliates have received, and would expect to receive, compensation. In the ordinary course of our business, we and our affiliates may actively trade securities of ChipPAC and STTS for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of ChipPAC in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of ChipPAC Common Stock, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

E-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Registrant’s Articles of Association provide that, subject to the Companies Act, Chapter 50 of Singapore, all of the Registrant’s directors, secretaries and other officers shall be entitled to be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by them in the execution and discharge of their duties or in relation thereto, including any liabilities incurred by them in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by them as a director, secretary or other officer of the Registrant. The Registrant’s Articles of Association further provide that none of the Registrant’s directors, secretaries or other officers shall be liable:

•	for the acts, receipts, neglects or defaults of any other director or officer;

•	for joining in any receipt or other act for conformity;

•	for any loss or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by order of the Registrant’s directors for or on behalf of the Registrant;

•	for the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant shall be invested;

•	for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left; or

•	for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of their office or in relation thereto unless the same shall happen through their own negligence, willful default, breach of duty or breach of trust.

The indemnification provisions in the Registrant’s Articles of Association provide for indemnification of the Registrant’s officers and directors to the extent permitted under the Singapore Companies Act (Chapter 50) of Singapore.

The Registrant maintains directors and officers insurance providing indemnification for certain of the Registrant’s directors, officers, affiliates or employees for certain liabilities.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

2.1(1)	Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004, and among ST Assembly Test Services Ltd, ChipPAC, Inc. and Camelot Merger, Inc.

3.1	Memorandum of Association and Articles of Association of ST Assembly Test Services Ltd (Incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission on March 31, 2003)

3.2(2)	Form of Amendment to the Memorandum of Association and Articles of Association of STATS ChipPAC Ltd.

Exhibit Number	Description

4.1(2)	STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan

4.2(2)	STATS ChipPAC Ltd. Substitute Equity Incentive Plan

4.3(2)	STATS ChipPAC Ltd. Share Option Plan

4.4(2)	STATS ChipPAC Ltd. Employee Share Purchase Plan 2004

4.5	ChipPAC, Inc. Employee Retention and Severance Plan (Incorporated by reference to Exhibit 10.41 to the Annual Report on Form 10-K of ChipPAC, Inc. filed with the Securities and Exchange Commission for the period ended December 31, 2003)

4.6	Separation Agreement, dated as of February 10, 2004, among ST Assembly Test Services Ltd, ChipPAC, Inc. and Dennis P. McKenna (Incorporated by reference to Exhibit 10.33 to the Annual Report on Form 10-K of ChipPAC, Inc. filed with the Securities and Exchange Commission for the period ended December 31, 2003)

4.7	Employment Agreement, dated as of February 26, 2004, among ST Assembly Test Services Ltd, ChipPAC, Inc. and Dennis Daniels

4.8	Employment Agreement, dated as of March 17, 2004, among ST Assembly Test Services Ltd, ChipPAC, Inc. and Michael G. Potter

4.9	Deposit Agreement among ST Assembly Test Services Ltd, Citibank, N.A., as depositary, and the holders from time to time of ADRs issued thereunder (including the form of ADR) (Incorporated by reference to Exhibit 2.2 to the Annual Report on Form 20-F of ST Assembly Test Services Ltd filed with the Securities and Exchange Commission on March 30, 2000)

4.10	Indenture, dated as of March 18, 2002, by and between ST Assembly Test Services Ltd and the Bank of New York relating to the 1.75% Convertible Notes Due 2007 (Incorporated by reference to Exhibit 4.10 to the Annual Report on Form 20-F of ST Assembly Test Services Ltd filed with the Securities and Exchange Commission on March 31, 2003)

4.11	Indenture, dated as of November 7, 2003, by and between ST Assembly Test Services Ltd and the Bank of New York relating to the Convertible Notes Due 2008 (Incorporated by reference to Exhibit 4.27 to the Annual Report on Form 20-F of ST Assembly Test Services Ltd filed with the Securities and Exchange Commission on March 19, 2004)

4.12	Indenture, dated as of July 29, 1999, by and between ChipPAC International Limited, ChipPAC Merger Corp. and Firstar Bank of Minnesota, N.A., as trustee (Incorporated by reference to ChipPAC, Inc.’s Form S-1 (No. 333-91641))

4.13	Indenture, dated as of June 15, 2001, by and between ChipPAC, Inc. and U.S. Bank National Association (formerly known as Firstar Bank, N.A.), as trustee (Incorporated by reference to Exhibit 10.39 to the quarterly report on Form 10-Q of ChipPAC, Inc. filed with the Securities and Exchange Commission for the period ended June 30, 2001)

4.14	Indenture, dated as of May 28, 2003, by and between ChipPAC, Inc. and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 10.40 to the quarterly report on Form 10-Q of ChipPAC, Inc. filed with the Securities and Exchange Commission for the period ended August 8, 2003)

5.1(2)	Opinion of Allen & Gledhill, as to the validity of the Ordinary Shares

8.1(2)	Form of Tax Opinion of Shearman & Sterling LLP, as to certain U.S. tax matters

8.2(2)	Form of Tax Opinion of Kirkland & Ellis LLP, as to certain U.S. tax matters

Exhibit Number	Description

9.1(1)	Voting Agreement, dated as of February 10, 2004, among ChipPAC, Inc. and the shareholders of ST Assembly Test Services Ltd identified on the signature pages thereto

9.2(1)	Voting Agreement, dated as of February 10, 2004, among ST Assembly Test Services Ltd and the stockholders of ChipPAC, Inc. identified on the signature pages thereto

23.1	Consent of KPMG, Independent Accountants

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.3(2)	Consent of Allen & Gledhill (included in opinion filed as Exhibit 5.1)

23.4(2)	Consent of Shearman & Sterling LLP (included in opinion filed as Exhibit 8.1)

23.5(2)	Consent of Kirkland & Ellis LLP (included in opinion filed as Exhibit 8.2)

24.1	Power of Attorney (see page II-5)

99.1	Consent of Morgan Stanley Dean Witter Asia (Singapore) Pte

99.2	Consent of Credit Suisse First Boston LLC

99.3	Form of ST Assembly Test Services Ltd Proxy Card

99.4	Form of ChipPAC, Inc. Proxy Card

99.5	Consent of Robert W. Conn

99.6	Consent of Dennis P. McKenna

99.7	Consent of R. Douglas Norby

99.8	Consent of Chong Sup Park

(1)	Filed as an annex to the document constituting a part of this registration statement and incorporated by reference herein.
(2)	To be filed with subsequent amendment.

(b) Financial statement schedules

Not applicable.

(c) Reports, opinions or appraisals

Opinions of Morgan Stanley Dean Witter Asia (Singapore) Pte and Credit Suisse First Boston LLC (attached as Annexes D and E, respectively, to the document filed as part of this registration statement).

Item 22. Undertakings

(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The Registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (1) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration

Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means and to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on the 6th day of April, 2004.

ST ASSEMBLY TEST SERVICES LTD

By:	/s/ TAN LAY KOON

Tan Lay Koon President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tan Lay Koon, President and Chief Executive Officer, and Pearlyne Wang, Acting Chief Financial Officer, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 6th day of April, 2004.

Name	Title

/s/ CHARLES RICHARD WOFFORD Charles Richard Wofford	Chairman of the Board of Directors

/s/ LIM MING SEONG Lim Ming Seong	Deputy Chairman of the Board of Directors

/s/ TAN LAY KOON Tan Lay Koon	President and Chief Executive Officer, Director

/s/ PETER SEAH LIM HUAT Peter Seah Lim Huat	Director

/s/ QUEK SWEE KUAN Quek Swee Kuan	Director

/s/ TAY SIEW CHOON Tay Siew Choon	Director

Name	Title

/s/ KOH BENG SENG Koh Beng Seng	Director

/s/ STEVEN HUGH HAMBLIN Steven Hugh Hamblin	Director

/s/ TENG CHEONG KWEE Teng Cheong Kwee	Director

/s/ WILLIAM J. MEDER William J. Meder	Director

/s/ RICHARD JOHN AGNICH Richard John Agnich	Director

/s/ PEARLYNE WANG Pearlyne Wang	Acting Chief Financial Officer and Principal Accounting Officer

ST ASSEMBLY TEST SERVICES, INC.		Authorized Representative in the United States

By:	/s/ TAN LAY KOON

Tan Lay Koon Director

EXHIBIT INDEX

Exhibit Number	Description

2.1(1)	Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004, and among ST Assembly Test Services Ltd, ChipPAC, Inc. and Camelot Merger, Inc.

3.1	Memorandum of Association and Articles of Association of ST Assembly Test Services Ltd (Incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission on March 31, 2003)

3.2(2)	Form of Amendment to the Memorandum of Association and Articles of Association of STATS ChipPAC Ltd.

4.1(2)	STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan

4.2(2)	STATS ChipPAC Ltd. Substitute Equity Incentive Plan

4.3(2)	STATS ChipPAC Ltd. Share Option Plan

4.4(2)	STATS ChipPAC Ltd. Employee Share Purchase Plan 2004

4.5	ChipPAC, Inc. Employee Retention and Severance Plan (Incorporated by reference to Exhibit 10.41 to the Annual Report on Form 10-K of ChipPAC, Inc. filed with the Securities and Exchange Commission for the period ended December 31, 2003)

4.6	Separation Agreement, dated as of February 10, 2004, among ST Assembly Test Services Ltd, ChipPAC, Inc. and Dennis P. McKenna (Incorporated by reference to Exhibit 10.33 to the Annual Report on Form 10-K of ChipPAC, Inc. filed with the Securities and Exchange Commission for the period ended December 31, 2003)

4.7	Employment Agreement, dated as of February 26, 2004, among ST Assembly Test Services Ltd, ChipPAC, Inc. and Dennis Daniels

4.8	Employment Agreement, dated as of March 17, 2004, among ST Assembly Test Services Ltd, ChipPAC, Inc. and Michael G. Potter

4.9	Deposit Agreement among ST Assembly Test Services Ltd, Citibank, N.A., as depositary, and the holders from time to time of ADRs issued thereunder (including the form of ADR) (Incorporated by reference to Exhibit 2.2 to the Annual Report on Form 20-F of ST Assembly Test Services Ltd filed with the Securities and Exchange Commission on March 30, 2000)

4.10	Indenture, dated as of March 18, 2002, by and between ST Assembly Test Services Ltd and the Bank of New York relating to the 1.75% Convertible Notes Due 2007 (Incorporated by reference to Exhibit 4.10 to the Annual Report on Form 20-F of ST Assembly Test Services Ltd filed with the Securities and Exchange Commission on March 31, 2003)

4.11	Indenture, dated as of November 7, 2003, by and between ST Assembly Test Services Ltd and the Bank of New York relating to the Convertible Notes Due 2008 (Incorporated by reference to Exhibit 4.27 to the Annual Report on Form 20-F of ST Assembly Test Services Ltd filed with the Securities and Exchange Commission on March 19, 2004)

4.12	Indenture, dated as of July 29, 1999, by and between ChipPAC International Limited, ChipPAC Merger Corp. and Firstar Bank of Minnesota, N.A., as trustee (Incorporated by reference to ChipPAC, Inc.’s Form S-1 (No. 333-91641))

4.13	Indenture, dated as of June 15, 2001, by and between ChipPAC, Inc. and U.S. Bank National Association (formerly known as Firstar Bank, N.A.), as trustee (Incorporated by reference to Exhibit 10.39 to the quarterly report on Form 10-Q of ChipPAC, Inc. filed with the Securities and Exchange Commission for the period ended June 30, 2001)

Exhibit Number	Description

4.14	Indenture, dated as of May 28, 2003, by and between ChipPAC, Inc. and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 10.40 to the quarterly report on Form 10-Q of ChipPAC, Inc. filed with the Securities and Exchange Commission for the period ended August 8, 2003)

5.1(2)	Opinion of Allen & Gledhill, as to the validity of the Ordinary Shares

8.1(2)	Form of Tax Opinion of Shearman & Sterling LLP, as to certain U.S. tax matters

8.2(2)	Form of Tax Opinion of Kirkland & Ellis LLP, as to certain U.S. tax matters

9.1(1)	Voting Agreement, dated as of February 10, 2004, among ChipPAC, Inc. and the shareholders of ST Assembly Test Services Ltd identified on the signature pages thereto

9.2(1)	Voting Agreement, dated as of February 10, 2004, among ST Assembly Test Services Ltd and the stockholders of ChipPAC, Inc. identified on the signature pages thereto

23.1	Consent of KPMG, Independent Accountants

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.3(2)	Consent of Allen & Gledhill (included in opinion filed as Exhibit 5.1)

23.4(2)	Consent of Shearman & Sterling LLP (included in opinion filed as Exhibit 8.1)

23.5(2)	Consent of Kirkland & Ellis LLP (included in opinion filed as Exhibit 8.2)

24.1	Power of Attorney (see page II-5)

99.1	Consent of Morgan Stanley Dean Witter Asia (Singapore) Pte

99.2	Consent of Credit Suisse First Boston LLC

99.3	Form of ST Assembly Test Services Ltd Proxy Card

99.4	Form of ChipPAC, Inc. Proxy Card

99.5	Consent of Robert W. Conn

99.6	Consent of Dennis P. McKenna

99.7	Consent of R. Douglas Norby

99.8	Consent of Chong Sup Park

(1)	Filed as an annex to the document constituting a party of this registration statement and incorporated by reference herein.
(2)	To be filed with subsequent amendment.